    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 19, 1998


                                                      REGISTRATION NO. 333-58933
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                               MEDIQ INCORPORATED

             (Exact Name of Registrant as Specified in Its Charter)

            DELAWARE                            7352                           51-0219413
(State or Other Jurisdiction of     (Primary Standard Industrial            (I.R.S. Employer
 Incorporation or Organization)     Classification Code Number)           Identification No.)


                 ONE MEDIQ PLAZA                                      JAY M. KAPLAN
           PENNSAUKEN, NEW JERSEY 08110                              ONE MEDIQ PLAZA
                  (609) 665-9300                               PENNSAUKEN, NEW JERSEY 08110
                                                                      (609) 665-9300

   (Address, Including Zip Code, and Telephone      (Name, Address, Including Zip Code, and Telephone
                     Number,                        Number, Including Area Code, of Agent for Service)
       Including Area Code, of Registrant's
           Principal Executive Offices)


                            ------------------------

                                WITH COPIES TO:

                              BRUCE B. WOOD, ESQ.
                             DECHERT PRICE & RHOADS
                              30 ROCKEFELLER PLAZA
                            NEW YORK, NEW YORK 10112
                                 (212) 698-3500
                         ------------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. / /
                         ------------------------------
                        CALCULATION OF REGISTRATION FEE


                                                                             PROPOSED            PROPOSED
                                                                             MAXIMUM             MAXIMUM
               TITLE OF EACH CLASS                                           OFFERING           AGGREGATE           AMOUNT OF
               OF SECURITIES TO BE                     AMOUNT TO BE         PRICE PER            OFFERING          REGISTRATION
                    REGISTERED                          REGISTERED           UNIT (1)           PRICE (1)            FEE (2)
Warrants to purchase shares of Common Stock              140,885              $5.32              $750,000              $221
Common Stock, par value $.01 per share (3)                91,209               $.01                $913                 $1


(1) Estimated solely for purposes of calculating the registration fee in accordance with Rules 457(g) and (i) of the Securities Act, based on the book value of the Warrants registered hereunder and the amount payable on exercise of such Warrants.


(2) Previously paid.



(3) The shares of Common Stock are issuable upon exercise of the Warrants registered hereunder. This Registration Statement also covers such shares as may be issuable pursuant to anti-dilution adjustments.

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED OCTOBER 19, 1998


PRELIMINARY PROSPECTUS


       [LOGO]

                               MEDIQ Incorporated

                          140,885 Warrants to Purchase
                         91,209 Shares of Common Stock
                                 -------------


    This Prospectus relates to 140,885 warrants (the "Warrants") of MEDIQ Incorporated, a Delaware corporation ("Holdings"). The Warrants were originally issued and sold on May 29, 1998 (the "Issue Date") to Credit Suisse First Boston Corporation, NationsBanc Montgomery Securities LLC and Banque Nationale de Paris (the "Initial Purchasers") pursuant to a private placement (the "Unit Offering") by Holdings of 140,885 Units (the "Units"), each Unit consisting of one 13% Senior Discount Debenture due 2009 of Holdings (a "Debenture" and, collectively, the "Debentures") with a principal amount at maturity of $1,000 and one Warrant to purchase .6474 shares of the Common Stock, par value $.01 per share (the "Common Stock"), of Holdings at an exercise price of $.01 per share (the "Exercise Price"). Concurrently with the Unit Offering, MEDIQ/ PRN Life Support Services, Inc., a Delaware corporation and a wholly-owned subsidary of Holdings ("MEDIQ/PRN"), issued and sold $190,000,000 aggregate principal amount of 11% Senior Subordinated Notes due 2008 (the "Notes") to the Initial Purchasers pursuant to a private placement (the "Note Offering" and, together with the Unit Offering, the "Offerings"). The Initial Purchasers placed the Units and the Notes with qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act").


    The Warrants are exercisable at any time on or after May 30, 1999, and will expire on June 1, 2009. The number of Warrant Shares (as defined) issuable upon exercise of the Warrants and the Exercise Price are subject to adjustment in certain events, including: (i) the payment by Holdings of certain dividends (or other distributions) on the Common Stock of Holdings including dividends or distributions payable in shares of such Common Stock or other shares of Holdings' capital stock, (ii) subdivisions, combinations and certain reclassifications of the Common Stock, (iii) the issuance to all holders of Common Stock of rights, options or warrants entitling them to subscribe for shares of Common Stock, or of securities convertible into or exchangeable or exercisable for shares of Common Stock, for a consideration per share which is less than the Current Market Value (as defined) per share of the Common Stock,
(iv) the issuance of shares of Common Stock for a consideration per share which is less than the Current Market Value per share of the Common Stock, and (v) the distribution to all holders of the Common Stock of any of Holdings' assets, debt securities or any rights or warrants to purchase securities (excluding those rights and warrants referred to in the foregoing clause (iii) and cash dividends and other cash distributions from current or retained earnings other than any Extraordinary Cash Dividend (as defined)). No adjustment to the number of Warrant Shares issuable upon the exercise of the Warrants and the Exercise Price will be required in certain events including: (i) the issuance of shares of Common Stock in bona fide public offerings that are underwritten or in which a placement agent is retained by Holdings, (ii) the issuance of options or shares of Common Stock in the amounts and on the terms contemplated under "Certain Relationships and Related Transactions--Additional Purchases of Common Stock" and (iii) the issuance of shares of Common Stock in connection with acquisitions of products and businesses other than to affiliates of Holdings. See "Description of the Warrants."


    The Warrants and Warrant Shares may be offered and sold from time to time by holders thereof or by their transferees, pledgees, donees or successors (collectively, the "Selling Holders") pursuant to this Prospectus. The Warrants and the Warrant Shares may be sold by the Selling Holders from time to time directly to purchasers or through agents, underwriters or dealers. See "Plan of Distribution." If required, the names of any such agents, underwriters or dealers involved in the sale of the Warrants and the Warrant Shares and the applicable agent's commission, underwriter's discount or dealer's purchase price, if any, will be set forth in an accompanying supplement to this Prospectus. The Selling Holders will receive all of the net proceeds from the sale of the Warrants and the Warrant Shares and will pay all underwriting discounts, selling commissions and transfer taxes, if any, applicable to any such sales. In accordance with the terms of the Warrant Agreement (as defined), Holdings will pay other expenses incident to any such registration of the Warrants and the Warrant Shares. The Selling Holders and any broker-dealers, agents or underwriters that participate in the distribution of the Warrants and the Warrant Shares may be deemed to be "underwriters" within the meaning of the Securities Act. See "Plan of Distribution" for a description of indemnification arrangements.


                           --------------------------

    For a discussion of certain factors that should be considered in evaluating an investment in the Warrants and Warrant Shares, see "Risk Factors" beginning on page 13.
                            ------------------------

    THE WARRANTS AND THE WARRANT SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           --------------------------


                The date of this Prospectus is October   , 1998.

                             AVAILABLE INFORMATION


    Holdings has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (the "Registration Statement," which term shall encompass all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the Warrants and Warrant Shares being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement. For further information with respect to Holdings, the Warrants and the Warrant Shares, reference is made to the Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. Although this Prospectus describes the material terms of certain contracts, agreements and other documents filed as exhibits to the Registration Statement, with respect to each such contract, agreement or other document reference is made to the exhibit for a more complete description of the document or matter involved, and each description thereof contained in this Prospectus shall be deemed qualified in its entirety by such reference. The Registration Statement, including the exhibits thereto, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at Seven World Trade Center, Suite 1300, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Information regarding the operation of the public reference facilities of the Commission may be obtained by calling the Commission at 1-800-SEC-0330. In addition, the Commission maintains a site on the World Wide Web that contains reports, proxy and information statements and other information regarding registrants, like Holdings, that file electronically with the Commission. The address of such Web site is: http://www.sec.gov.


    Holdings is subject to the informational requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission. Holdings has also agreed that, whether or not it is required to do so by the rules and regulations of the Commission, it will furnish to the holders of the Warrants and file with the Commission (unless the Commission will not accept such a filing) (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if it were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by its certified independent accountants and (ii) all reports that would be required to be filed with the Commission on Form 8-K if it were required to file such reports.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

    This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements other than statements of historical facts included in this Prospectus, including, without limitation, such statements under "Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," regarding Holdings, the Transactions, the CHI Acquisition or the SpectraCair Acquisition (each as defined) (including the timing, financing, strategies and effects thereof) are forward-looking statements. Although Holdings believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from expectations ("Cautionary Statements") are disclosed in this Prospectus, including, without limitation, in conjunction with the forward-looking statements included in this Prospectus and/or under "Risk Factors." The following additional factors could cause actual results to differ materially from any such results which might be projected, forecast, estimated or budgeted by Holdings in forward-looking statements: (i) heightened competition, including specifically price competition, the entry of new competitors or the introduction of new products by new and existing competitors; (ii) adverse state and Federal legislation and regulation, including changes in Medicare and Medicaid reimbursement policies; (iii) the termination of contracts with major customers or renegotiation of these contracts at less cost-effective rates or with longer payment terms; (iv) unanticipated price increases in medical equipment or other rented equipment and supplies; (v) higher service, administrative or general expenses occasioned by the need for additional advertising, marketing, administrative or management information systems expenditures; and (vi) the inability to consummate proposed and future acquisitions or to successfully integrate any consummated acquisition with existing operations. All subsequent written or oral forward-looking statements attributable to Holdings or persons acting on behalf of Holdings are expressly qualified in their entirety by the Cautionary Statements.

                                    SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS, INCLUDING THE NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS THE CONTEXT OTHERWISE REQUIRES, (I) THE TERM "HOLDINGS" REFERS TO MEDIQ INCORPORATED, (II) THE TERM "MEDIQ/PRN" REFERS TO MEDIQ/PRN LIFE SUPPORT SERVICES, INC., (III) THE TERM "THE COMPANY" REFERS TO HOLDINGS AND ITS SUBSIDIARIES, INCLUDING MEDIQ/PRN, ON A COMBINED BASIS AND (IV) THE TERM "MANAGEMENT" REFERS TO THE MANAGEMENT TEAM OF THE COMPANY. REFERENCES HEREIN TO "FISCAL YEARS" ARE TO THE FISCAL YEARS OF THE COMPANY, WHICH END ON SEPTEMBER 30 IN THE CALENDAR YEAR, AND REFERENCES TO THE "LTM PERIOD" ARE TO THE COMBINED PERIODS DESCRIBED IN FOOTNOTE (B) UNDER "--SUMMARY CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION." INFORMATION PROVIDED HEREIN ON A "PRO FORMA BASIS" FOR ANY PERIOD OR AS OF ANY DATE GIVES EFFECT TO THE SPECTRACAIR ACQUISITION, THE TRANSACTIONS AND/OR THE CHI ACQUISITION IN THE MANNER DESCRIBED UNDER "PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS." CERTAIN MARKET DATA USED IN THIS PROSPECTUS REFLECT MANAGEMENT ESTIMATES; WHILE SUCH ESTIMATES ARE BELIEVED BY THE COMPANY TO BE RELIABLE, NO ASSURANCE CAN BE GIVEN THAT SUCH DATA IS ACCURATE IN ALL MATERIAL RESPECTS.

                                  THE COMPANY

    The Company operates the largest critical care, life support and other movable medical equipment rental business in the United States. Through its national distribution network, the Company serves more than 5,000 hospitals, alternate care and home care providers, nursing homes and other health care providers nationwide. The Company rents over 650 different types of critical care, life support and other movable medical equipment ("Medical Equipment"), including adult and infant ventilators, adult, infant, neonatal and fetal monitors, infusion and suction pumps, incubators, infant warmers, pulse oximeters, sequential compression devices and oxygen concentrators. Approximately 70% of the Company's rental revenues are generated from over 70 contracts with national health care providers and group purchasing organizations, including some of the largest hospital chains in the United States. In addition, the Company rents therapeutic support surfaces, overlays and mattresses ("Support Surfaces"). On a Pro Forma Basis, the Company generated $196.6 million of revenue and $68.5 million of Adjusted EBITDA (as defined) during the LTM Period.

    In addition to its core rental business, the Company sells a variety of disposable products, accessories and repair parts ("Parts and Disposables") to its customers primarily for use with the types of Medical Equipment it rents. In addition, the Company provides several outsourcing services to health care providers. The Company's outsourcing services and sales of Parts and Disposables are natural complements to the Company's core rental business, as they enable the Company to generate incremental revenues within an existing customer relationship and leverage the Company's extensive distribution network and broad customer base.

    The Company believes that rentals of Medical Equipment and Support Surfaces and outsourcing of non-core functions of hospitals and other health care providers have benefited from certain industry trends. In recent years, hospitals have faced increasing pressure to reduce operating costs and capital expenditures, while continuing to offer state-of-the-art health care. Equipment rental programs can be more cost effective for health care providers than the purchase or lease of movable medical equipment because they enable health care providers to incur the cost for equipment only when demand for such equipment exists, thus increasing the providers' equipment utilization rates and decreasing their overall cost structure. Additionally, by shifting the management of activities such as asset management and repair and maintenance to third parties, hospitals and other health care providers can reduce operating costs, increase efficiency and/or minimize technological obsolescence of equipment.

    In fiscal 1997, rentals of Medical Equipment and Support Surfaces accounted for approximately 80% of the Company's revenues, sales of Parts and Disposables and equipment accounted for approximately

13% of the Company's revenues and the provision of outsourcing services and other revenues accounted for approximately 7% of the Company's revenues.

    RENTALS. In its rental business, the Company rents its approximately 150,000 unit Medical Equipment and Support Surfaces inventory to customers through 101 branch locations in major metropolitan areas nationwide. Such locations operate 24 hours a day, 365 days a year, with deliveries of patient-ready equipment typically made to customers within two hours of a request. The Company's customers receive a full range of rental and related services, including equipment delivery, inspection, maintenance, repair and documentation. In September 1997, the Company acquired the remaining 50% interest in MEDIQ PRN/ HNE, LLC ("SpectraCair") that it did not already own (the "SpectraCair Acquisition") in order to broaden its equipment rental product lines to include rentals of Support Surfaces. In addition, on May 29, 1998 the Company purchased certain assets and rights of CH Industries, Inc. ("CHI"), certain subsidiaries of CHI and certain other parties related to the manufacture, sale and rental of specialty patient beds and Support Surfaces (the "CHI Acquisition"), which acquisition the Company anticipates will increase its Support Surface rental business. On a Pro Forma Basis, the Company's rental activities generated $156.1 million or 79.4% of total revenue during the LTM Period.

    In addition to standard rentals, the Company has entered into several revenue-share arrangements with original equipment manufacturers ("OEMs") pursuant to which the Company rents Medical Equipment and sells disposable products produced by the OEMs to the Company's customers. Because the OEMs own the equipment, such arrangements permit the Company to generate additional revenues without any additional capital investment. In fiscal 1997, the Company began to focus its efforts on increasing revenue sharing revenues as it believes there are significant growth opportunities in this area. On a Pro Forma Basis, revenue sharing rental revenues generated $11.0 million or 7.1% of the Company's total rental revenue during the LTM Period.

    PARTS AND DISPOSABLES. The Company sells a variety of Parts and Disposables to its customers, primarily for use with the types of Medical Equipment it rents. The sales of such Parts and Disposables are a natural complement to the Company's Medical Equipment business. The Company distributes products to its customers in order to enable them to fill smaller turnaround needs more quickly and to smaller health care providers which do not meet the minimum order requirements of the major medical supply distributors. The Company currently supplies 4,000 disposable products, primarily through a contracted, centralized distribution center located in Salt Lake City, Utah and through a Company operated facility in Pennsauken, New Jersey. The Company also sells repair parts to its clients for the repair of their owned equipment. On a Pro Forma Basis, the Company's sales of Parts and Disposables and equipment generated $30.0 million or 15.3% of total revenue during the LTM Period.

    OUTSOURCING. To address the needs of hospitals and other health care providers to better manage their assets and increase profits, the Company also offers its customers the following services, none of which require substantial capital investment by the Company: (i) a Comprehensive Asset Management Program ("CAMP") which analyzes the critical care equipment activity of a customer and provides a variety of logistics and outsourcing services designed to manage, track and service the customer's movable medical equipment; (ii) a biomedical repair service which provides safety inspections, preventive maintenance and repairs for most critical care equipment through a team of more than 190 experienced biomedical technicians; (iii) a logistics and distribution service to assist equipment manufacturers in reducing their transportation costs through utilization of the Company's nationwide branch office network; (iv) a medical gas supply program designed to complement the Company's respiratory equipment rentals and provide "one-stop" service to health care providers in a fragmented market; and (v) a health care consulting and management service designed to assist the Company's customers in the management of their businesses (collectively, the "Outsourcing Services"). On a Pro Forma Basis, the Company's Outsourcing Services and other revenues generated $10.5 million or 5.3% of total revenue during the LTM Period.

    Holdings was incorporated under the laws of the State of Delaware in 1977. The principal executive offices of the Company are located at One MEDIQ Plaza, Pennsauken, New Jersey 08110 and its telephone number is (609) 662-3200.


                             COMPETITIVE STRENGTHS

    The Company believes that the following competitive strengths contribute to its position as a leader in renting Medical Equipment in the United States and serve as a foundation for the Company's growth strategy:

    - LEADING MARKET POSITION. The Company is the largest critical care, life support and other movable medical equipment rental company in the United States. The Company's Medical Equipment rental revenues during the LTM Period were approximately twice as large as those reported by its nearest rental competitor. The Company has achieved and maintained a market leadership position by making strategic acquisitions, investing in a national distribution network and providing high-quality customer service and competitive pricing. The Company believes that its leading market position provides it with significant advantages in competing with other rental companies.

    - LARGEST DISTRIBUTION NETWORK AND BROADEST PRODUCT LINE. The Company has invested significant amounts to establish a national distribution network and the broadest product line in its industry. The Company's national distribution network has the most expansive geographic coverage in its industry with 101 office locations in 40 states and the Company's product line consists of approximately 150,000 units of Medical Equipment and Support Surfaces rental inventory. Accordingly, the Company can provide Medical Equipment and Support Surfaces directly to its customers on a rapid and efficient basis, with 84% of the Company's customers located within approximately two hours of a Company office location. Moreover, because the Company has substantially completed its domestic branch network, including its gross investment in rental inventory of $246.7 million as of June 30, 1998, the Company can focus its capital expenditures on pursuing its growth strategy and purchasing Medical Equipment and Support Surfaces for which customer demand is already identified. The Company believes that it is uniquely positioned to leverage its installed base of rental equipment and distribution network to increase revenue sharing rentals, sales of Parts and Disposables and the provision of Outsourcing Services to its existing customers.

    - SOLID CUSTOMER BASE. During fiscal 1997, approximately 70% of the Company's Medical Equipment rental revenues were from national accounts and group purchasing organizations. Substantially all of the Company's national accounts have been doing business with the Company for several years. The Company believes that such national health care providers will increasingly require services on a national level, which the Company expects will increase its sales to national accounts and group purchasing organizations.

    - ADVANCED INFORMATION SYSTEMS. The Company's sophisticated information system gives it the ability to track the location of each unit of equipment, as well as the maintenance history and scheduled maintenance requirements related to such unit. Accordingly, when a customer requests a certain piece of equipment, the Company can immediately determine whether or not such equipment is available at the local office which typically services such customer. In addition, if the requested equipment is unavailable at the local office, the Company's information system automatically determines what potential substitutes are locally available as well as the approximate time of delivery for the next closest piece of requested equipment. The Company believes that its advanced information system makes it well positioned to service the needs of the increasingly larger and more complex health care providers and provides it with a competitive advantage in servicing the needs of national accounts and rapidly growing group purchasing organizations.

    - DISCIPLINED APPROACH TO CAPITAL SPENDING. The Company generally makes new Medical Equipment and Support Surfaces purchases only after customer demand is identified. As such, new equipment purchases generally have specifically identifiable cash flows associated with them. Prior to approving any new equipment purchase, the Company requires that the new equipment meets certain minimum financial criteria, such as return on investment, and certain operating criteria, such as expected utilization rates and maintenance costs. The Company estimates that its cost recovery period for most new equipment purchases is between 12 and 18 months. Additionally, the Company's Outsourcing Services and revenue sharing businesses do not require substantial capital investment.

    - STABLE BASE OF CASH FLOW. The Company's rental business has historically provided it with a stable base of cash flows. Moreover, the Company believes that its core rental business does not have significant exposure to economic downturns, because cost pressures during such downturns may lead to increased rentals and fewer purchases of medical equipment by customers.

    - STRONG AND COMMITTED MANAGEMENT TEAM. The Company is led by a seven person senior management team with over 180 years combined experience in the health care industry. In connection with the Transactions, Management reinvested approximately $4.2 million in common and preferred equity of Holdings.

                                GROWTH STRATEGY

    In order to take full advantage of its market leadership and national distribution network, the Company has introduced new services for its customers and is pursuing strategic acquisition candidates. The following are the primary elements of the Company's growth strategy:

    - GROW CORE RENTAL BUSINESS. The Company expects that certain regulatory and industry trends will cause an increase in overall demand for equipment rentals. The Company believes that it will be able to take advantage of these industry trends and grow its core rental revenues by (i) capitalizing on its national customer base, which the Company believes is the largest in the Medical Equipment rental industry, (ii) focusing on sub-acute and long term health care providers which are facing substantial pressure to reduce operating costs, (iii) identifying incremental rental opportunities through its CAMP programs as it increases the number of hospitals under CAMP contracts, (iv) increasing revenue sharing opportunities with rental equipment manufacturers and (v) continuing to market and grow Support Surfaces as a clinically efficient lower cost alternative to specialty beds.

    - LEVERAGE INFRASTRUCTURE TO INCREASE REVENUES IN NON-CAPITAL INTENSIVE BUSINESSES. Because the Company's national distribution network has the most expansive geographic coverage and broadest product line in its industry, the Company believes that it can increase revenues in certain non-capital intensive businesses by leveraging its infrastructure. In particular, the Company expects to expand its marketing of Outsourcing Services, revenue sharing activities and sales of Parts and Disposables to its existing rental customer base. Moreover, the Company plans to utilize its established distribution channels to develop these businesses without incurring significant incremental costs. The Company believes that leveraging its infrastructure to develop these businesses will produce an increased return on assets, as these businesses require relatively low levels of capital investment.

    - FOCUS ON DEVELOPING ASSET MANAGEMENT PROGRAMS. The Company believes that its CAMP programs will continue to grow as a result of an increase in outsourcing trends related to equipment management and equipment related services as well as an increase in competitive pressure facing health care providers. Certain health care providers that have adopted CAMP have been able to achieve cost savings through a reduction of biomedical and other hospital staff, a decrease in equipment maintenance expenses and an increase in asset utilization rates. Additionally, they have been able to increase equipment utilization and capture increased patient charges as a result of the superior information gathering capability of CAMP. Hospitals under CAMP contracts increased from three as of December 31, 1996 to 14 as of June 30, 1998.

    - ENTER INTO STRATEGIC PARTNERSHIPS. The Company has and will continue to seek new strategic partnerships to increase revenues. In biomedical repair, the Company plans to increase revenues by partnering with equipment manufacturers to provide biomedical repair services for their equipment. In December 1997, the Company entered into an agreement with Siemens Medical Systems, Inc. USA ("Siemens"), a leading provider of medical equipment, to jointly provide biomedical repair services to hospitals and other health care providers. The Company believes that strategic partnerships such as the Siemens relationship will provide continued growth opportunities. In 1997, the Company entered into a contract with KCI New Technologies, Inc. ("NuTech"), a wholly owned subsidiary of Kinetic Concepts, Inc., to be the exclusive rental source of circulatory foot pumps manufactured by NuTech and the exclusive distributor of related disposables. The Company also entered into a contract with Siemens to be the exclusive distributor of certain Siemens accessories and parts in 1996. Principally as a result of these efforts, sales related to strategic partnerships increased in fiscal 1997 to $17.4 million from $2.6 million in fiscal 1996.

    - PURSUE STRATEGIC ACQUISITIONS. The Company has historically acquired complementary Medical Equipment and Support Surfaces rental companies and integrated them effectively into its existing operations. Upon acquiring such businesses, the Company has typically been able to realize cost savings by eliminating corporate overhead, rationalizing branch locations and reducing personnel. Since September 30, 1994, acquisitions in its core rental business coupled with internal growth have resulted in an increase in the Company's revenues from $81.5 million in fiscal 1994 to $196.6 million on a Pro Forma Basis during the LTM Period. The Company has been able to successfully complete and integrate these acquisitions by adhering to an acquisition strategy which primarily focuses on acquisitions that
      (i) present a relatively low level of integration risk, (ii) allow the Company to effectively leverage its national distribution network, (iii) are complementary to the Company's lines of business and (iv) have identifiable synergies. The Company intends to continue to pursue acquisitions that it believes are consistent with this acquisition strategy as well as its overall growth strategy.

                       RECENT AND POTENTIAL ACQUISITIONS

    In January 1995, the Company and a subsidiary of Huntleigh Technology, Inc. ("Huntleigh") entered into a 50/50 joint venture and formed SpectraCair, a provider of Support Surfaces on a rental basis to acute care, long-term care and home care providers nationwide. In January 1996, SpectraCair acquired the low air loss specialty mattress overlay business of Bio Clinic Corporation (a subsidiary of Sunrise Medical, Inc.) for $6.7 million, and, in September 1997, SpectraCair was merged with and into MEDIQ/PRN following the SpectraCair Acquisition.

    The SpectraCair Acquisition has created several opportunities to bolster SpectraCair's competitive presence. The Company's national agreements provide a wider group of customers with access to SpectraCair's product lines. Additionally, the enhanced operational support provided by the Company and the availability of the Company's complementary product lineup are generating synergistic opportunities for SpectraCair. The Company expects to achieve annualized cost savings of approximately $0.4 million as a result of the elimination of duplicative costs for functional areas and the reduction of certain expenses as a result of expected synergies resulting from the SpectraCair Acquisition. In addition, SpectraCair recognized a charge on its statement of operations for the eleven months ended August 31, 1997 of $0.6 million related to the revenue generated in fiscal 1996 from its acquisition of the rental assets of Bio Clinic Corporation. The unaudited pro forma condensed consolidated financial statements included elsewhere in this Prospectus give effect to the SpectraCair Acquisition but do not reflect the elimination of the above noted items. However, there can be no assurance that the Company will be able to generate the expected cost savings.


    On May 29, 1998, MEDIQ/PRN purchased certain assets and rights of CHI, certain subsidiaries of CHI (including CH Medical, Inc.) ("CH Medical") and certain other parties ("Sellers") related to the manufacture, sale and rental of specialty patient beds and Support Surfaces (the "CH Medical Business") for a purchase price of approximately $50.0 million in cash, including related costs and expenses, and the assumption of certain obligations related to the CH Medical Business. Management expects the CHI Acquisition to improve the Company's competitive position in the acute health care sector. For the year ended August 31, 1997 and the six months ended February 28, 1997 and 1998, the CH Medical Business generated $26.7 million, $12.3 million and $12.9 million, respectively, of revenue.

    Management expects the CHI Acquisition to generate certain synergies and result in a lower cost structure for the combined entity. The unaudited pro forma condensed consolidated financial statements included elsewhere in this Prospectus give effect to the CHI Acquisition, and annualized cost savings on a LTM basis of approximately $4.5 million related to the closing of duplicate facilities and the elimination of personnel are reflected therein. Management also anticipates additional cost savings of approximately $1.8 million per year to result from the CHI Acquisition in such areas as insurance, advertising and telephone costs, travel, meals and entertainment expenses and taxes other than income taxes, although such additional cost savings are not reflected in such unaudited pro forma condensed consolidated financial statements. However, there can be no assurance that the Company will be able to generate the expected cost savings.

    The Company believes that consummation of the SpectraCair Acquisition and the CHI Acquisition will (i) generate financial leverage, (ii) strengthen the Company's market leadership position, (iii) enable existing customers to reduce their costs by consolidating vendors, (iv) enhance the quality and selection of products offered by the Company, (v) expand the presence of the Company's national accounts and (vi) enhance the operations of the Company by providing additional dedicated and experienced employees. The Company is continually reviewing other acquisition opportunities.

                                THE TRANSACTIONS

    Pursuant to the terms of an Agreement and Plan of Merger dated as of January 14, 1998 (as amended as of April 27, 1998, the "Merger Agreement") between Holdings and MQ Acquisition Corporation ("MQ"), on May 29, 1998 MQ was merged with and into Holdings (the "Merger") with Holdings continuing as the surviving corporation (the "Surviving Corporation"). MQ was a Delaware corporation organized by Bruckmann, Rosser, Sherrill & Co., L.P. ("BRS") solely to effect the Merger. Prior to or simultaneously with the consummation of the Merger, (i) Holdings contributed certain of its assets and liabilities (including the capital stock of all the subsidiaries of Holdings other than MEDIQ/PRN) to MEDIQ/PRN (the "Reorganization"), (ii) MEDIQ/PRN entered into a new senior secured credit facility (the "New Credit Facility") providing for up to $200.0 million of Term Loans (as defined), up to $50.0 million of Revolving Loans (as defined) and up to $75.0 million of Acquisition Loans (as defined) and (iii) all indebtedness of the Company except approximately $10.1 million of Holdings' 7.5% exchangeable subordinated debentures due 2003 (the "Exchangeable Debentures") and $2.0 million of MEDIQ/PRN's capital leases was repaid (the "Refinancing").


    The aggregate consideration paid in connection with the Merger (the "Merger Consideration") was approximately $390.8 million, which amount included $20.0 million of Series A 13% Cumulative Compounding Preferred Stock, par value $.01 per share, of the Surviving Corporation ("Series A Preferred Stock"). In addition, in connection with the Merger (i) certain controlling stockholders of Holdings (the "Rotko Entities") converted a portion of their preferred equity in Holdings into $14.5 million of common and preferred equity of the Surviving Corporation (the "Rotko Rollover"), (ii) Thomas E. Carroll, Jay M. Kaplan and certain other persons selected by Holdings and BRS (the "Management Stockholders") purchased $4.2 million of common and preferred equity of MQ (the "Management Investment" and, together with the issuance of Series A Preferred Stock as part of the Merger Consideration and the Rotko Rollover, the "Equity Rollover") and (iii) BRS, certain entities and individuals affiliated with BRS (together with BRS, the "BRS Entities") and certain funds affiliated with Ferrer Freeman Thompson &

Co. LLC and Galen Partners III, L.P. (the "Co-Investors") purchased $109.5 million of common and preferred equity of MQ (the "Equity Contribution").

    The Merger, the Reorganization, the Refinancing, the Equity Rollover and the Equity Contribution, together with the Offerings, the other financing arrangements described above, the application of the proceeds therefrom and the payment of related fees and expenses, are collectively referred to herein as the "Transactions."


    The authorized capital stock of the Surviving Corporation consists of (i) Common Stock, par value $.01 per share ("Common Stock"), (ii) Series A Preferred Stock, (iii) Series B 13.25% Cumulative Compounding Perpetual Preferred Stock, par value $.01 per share ("Series B Preferred Stock"), and (iv) Series C 13.5% Cumulative Compounding Preferred Stock, par value $.01 per share ("Series C Preferred Stock" and, together with the Series A Preferred Stock and the Series B Preferred Stock, the "Preferred Stock"). Following consummation of the Merger and the subsequent purchase by the Management Stockholders of certain additional shares of Common Stock, the BRS Entities and the Co-Investors held approximately 77.2% of the Common Stock, 71.9% of the Series A Preferred Stock, 53.4% of the Series B Preferred Stock and 96.5% of the Series C Preferred Stock; the Management Stockholders held approximately 12.6% of the Common Stock, 2.6% of the Series A Preferred Stock (not including shares received in the Merger as Merger Consideration), 1.9% of the Series B Preferred Stock and 3.5% of the Series C Preferred Stock; the Rotko Entities held approximately 10.2% of the Common Stock, 8.1% of the Series A Preferred Stock and 44.7% of the Series B Preferred Stock; and the stockholders of Holdings prior to the Merger (other than the Rotko Entities) held approximately 17.4% of the Series A Preferred Stock. See "Ownership of Capital Stock."

    The following table sets forth the sources and uses of funds in connection with the Transactions and the CHI Acquisition. To reflect the issuance of Series A Preferred Stock as part of the Merger Consideration, the Rotko Rollover and the Management Investment, the following table includes the Equity Rollover as both a source and use of funds.

                                                                     AMOUNT
                                                                       (IN
SOURCES OF FUNDS:                                                   MILLIONS)
                                                                   -----------
Term Loans.......................................................   $   200.0
Notes............................................................       190.0
Units............................................................        75.0
Equity Contribution..............................................       109.5
Equity Rollover..................................................        38.7
Existing cash balances...........................................         4.5
                                                                   -----------
    Total sources................................................   $   617.7
                                                                   -----------
                                                                   -----------

USES OF FUNDS:
Cash portion of Merger Consideration(a)..........................   $   352.1
Equity Rollover..................................................        38.7
Refinancing(b)...................................................       138.0
CHI Acquisition..................................................        50.0
Fees and expenses................................................        38.9
                                                                   -----------
    Total uses...................................................   $   617.7
                                                                   -----------
                                                                   -----------

------------------------

(a) Amount equals (i)(x) the cash portion of the Merger Consideration of $13.75 multiplied by (y) the number of fully diluted shares outstanding less the 1,000,000 Rolled Shares (as defined) less (ii) the sum of the Management Investment and the net proceeds received by the Company upon the exercise of all outstanding Options (as defined).

(b) The outstanding indebtedness repaid pursuant to the Refinancing consisted of $21.6 million of term loans that were to mature quarterly in varying amounts through September 30, 2002, $95.4 million of term loans that were to mature quarterly in varying amounts through September 30, 2004 and $21.0 million of revolving loans that were to mature on September 30, 2002. At May 29, 1998, the weighted average interest rate with respect to all such indebtedness was approximately 8.4%.

                          WARRANTS AND WARRANT SHARES



    The Warrants were originally issued by Holdings in the Unit Offering, pursuant to which 140,885 Units were issued and sold. Each Unit consists of a Debenture and a Warrant. The Debentures and the Warrants became eligible to
trade separately on October   , 1998, the date of the commencement of an
exchange offer for the Debentures. See "Description of Certain Indebtedness--Debentures." This Prospectus applies solely to the Warrants and the Warrant Shares. The registration of the Warrants and the Warrant Shares is intended to satisfy certain obligations of Holdings under the Warrant Agreement dated May 29, 1998 (as amended from time to time, the "Warrant Agreement") between Holdings and United States Trust Company of New York, as Warrant Agent (the "Warrant Agent"). Holdings will not receive any proceeds from the registration or subsequent sale of the Warrants or Warrant Shares.


Issuer..............................  MEDIQ Incorporated

Warrants Offered....................  140,885 Warrants which, when exercised, will entitle the holders thereof to acquire an aggregate of 91,209
                                      shares of Common Stock.

Exercise Price......................  $0.01 per share of Common Stock.

Exercise............................  The Warrants are exercisable beginning on May 30,
                                      1999 and at any time thereafter on or prior to June
                                      1, 2009.

Expiration..........................  June 1, 2009.

Voting Rights.......................  Warrant holders will have no voting rights.

Warrant Shares......................  The Warrants entitle the holders thereof to acquire shares of Common Stock. The shares of Common Stock
                                      (and any other securities) for which the Warrants are
                                      exercisable or which are issued upon exercise of the
                                      Warrants are collectively referred to herein as
                                      "Warrant Shares."

                                  RISK FACTORS

    Prospective investors in the Warrants or Warrant Shares should carefully consider the matters set forth herein under "Risk Factors."

      SUMMARY CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

    The following table sets forth (i) summary consolidated historical financial information of the Company for the three fiscal years ended September 30, 1997 and for the nine months ended June 30, 1997 and 1998 and (ii) summary pro forma consolidated financial information of the Company for the fiscal year ended September 30, 1997 and for the LTM Period. The historical statement of operations data for the three years ended September 30, 1997 was derived from the audited consolidated financial statements of the Company included elsewhere in this Prospectus. The historical statement of operations data for the nine months ended June 30, 1997 and 1998 was derived from the unaudited consolidated financial statements of the Company included elsewhere in this Prospectus which, in the opinion of Management, include all adjustments necessary for a fair presentation of the financial condition and results of operations of the Company for such periods. The results of operations for interim periods are not necessarily indicative of a full year's operations. The other historical data for the three years ended September 30, 1997 and the nine months ended June 30, 1997 and 1998 was derived from Company prepared schedules. The balance sheet data as of June 30, 1998 and the net debt included within the supplemental pro forma data for the LTM Period reflects the Transactions and the CHI Acquisition. The pro forma statement of operations data, other pro forma data and supplemental pro forma data (other than net debt) for the fiscal year ended September 30, 1997 and for the LTM Period gives effect to the Transactions, the SpectraCair Acquisition and the CHI Acquisition as if they were consummated on October 1, 1996. The pro forma financial information is presented for informational purposes only and does not purport to be indicative of the results of operations that actually would have been achieved had the Transactions, the SpectraCair Acquisition and the CHI Acquisition been consummated on the date or for the periods indicated and do not purport to be indicative of the results of operations for any future period. This table should be read in conjunction with "Pro Forma Condensed Consolidated Financial Statements," "Selected Consolidated Historical Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this Prospectus.

                                                                                PRO FORMA         NINE MONTHS
                                                                               YEAR ENDED            ENDED
                                               YEAR ENDED SEPTEMBER 30,       SEPTEMBER 30,         JUNE 30,         PRO FORMA
                                            -------------------------------  ---------------  --------------------      LTM
                                              1995       1996      1997(A)        1997          1997       1998      PERIOD(B)
                                            ---------  ---------  ---------  ---------------  ---------  ---------  -----------
                                                                              (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues..................................  $ 132,241  $ 136,066  $ 155,960     $ 190,984     $ 117,674  $ 131,920   $ 196,593
Non-recurring items(c)....................     --         (2,200)    --            --            --        (34,567)    (34,567)
Operating income (loss)...................     24,202     25,446     29,504        32,325        24,508    (19,889)    (12,232)
Interest expense..........................    (29,241)   (27,307)   (19,107)      (52,334)      (15,205)   (14,333)    (52,879)
Other (charges) and credits(d)............      1,381     (4,695)    (7,504)       (7,250)          768        714      (7,513)
Income (Loss) from continuing operations
  before income taxes.....................     (3,658)    (6,556)     2,893       (27,259)       10,071    (33,508)    (72,624)
Income (Loss) from continuing
  operations..............................     (3,346)    (6,178)    (2,241)      (20,346)        1,427    (21,764)    (44,608)
OTHER DATA:
Rental revenues...........................  $ 117,043  $ 114,275  $ 124,316     $ 156,117     $  94,341  $ 103,700   $ 156,056
Sales revenues............................      7,036     11,696     19,922        24,620        14,785     20,671      30,032
Other revenues............................      8,162     10,095     11,722        10,247         8,548      7,549      10,505
EBITDA(e).................................     54,363     55,603     59,863        69,199        46,604     46,328      66,217
Adjusted EBITDA(f)........................     54,363     55,603     59,863        72,017        46,604     46,328      68,543
Depreciation and amortization.............     30,161     30,157     30,359        36,874        22,096     31,650      43,882
Capital expenditures(g)...................     13,356     18,913     15,458        17,717        11,589     17,909      22,246
Branches and distributors (at end of
  period).................................         84         84         84            92            84        101         101
Equipment units (at end of period)........    123,309    120,388    131,897       143,035       129,516    150,050     150,050



                                                                                                  AS OF JUNE 30,
                                                                                                       1998
                                                                                                ------------------
                                                                                                  (IN THOUSANDS)
BALANCE SHEET DATA:
Working capital...............................................................................      $   46,847
Property, plant and equipment, net............................................................         112,706
Total assets..................................................................................         318,734
Total debt (including current portion of long-term debt)......................................         477,085
Net debt(h)...................................................................................         461,967
Redeemable preferred stock....................................................................         109,482
Stockholders' deficit.........................................................................        (315,401)


                                                                                                        PRO FORMA
                                                                                                      LTM PERIOD(B)
                                                                                                    -----------------
SUPPLEMENTAL PRO FORMA DATA:
Ratio of Adjusted EBITDA to interest expense (excluding deferred financing fees)..................           1.35x
Ratio of net debt to Adjusted EBITDA..............................................................           6.74

------------------------------

(a) On September 1, 1997, the Company consummated the SpectraCair Acquisition for $1.9 million and the assumption of its former joint venture partner's portion of SpectraCair's outstanding debt of $4.4 million. Accordingly, the results of operations of SpectraCair for the one month ended September 30, 1997 are included in the Company's operating results.

(b) The Pro Forma LTM data was derived from the Pro Forma Condensed Consolidated Financial Statements included elsewhere herein and represent the pro forma results of operations from July 1, 1997 to June 30, 1998 (the "LTM Period"). Data for the LTM Period was derived by subtracting the pro forma results of operations for the nine months ended June 30, 1997 from the pro forma results of operations for the year ended September 30, 1997 and then adding the pro forma results of operations for the nine months ended June 30, 1998 to such pro forma September 30, 1997 results of operations.

(c) Fiscal 1996 includes restructuring charges of $2.2 million. The nine months ended June 30, 1998 and the Pro Forma LTM Period includes non-recurring merger costs aggregating $34.6 million, including compensation expense of $19.0 million recorded upon the exercise of options by employees, payment of special transaction bonuses to certain current and former members of management of approximately $6.0 million and the payment of a transaction fee of $6.0 million to BRS and the Co-Investors.

(d) Fiscal 1995 includes $1.5 million of interest income partially offset by a $0.4 million net loss on the sale of assets. Fiscal 1996 includes a $6.0 million reserve on the note receivable from MHM Services, Inc. ("MHM"), interest income of $1.5 million and a net gain on the sale of assets of $0.6 million. Fiscal 1997 includes an equity participation charge related to the repurchase of MEDIQ/PRN warrants of $11.0 million, a gain on the sale of stock of $9.2 million, a reserve on amounts due from MHM of $5.5 million, the write-off of deferred acquisition costs of $4.0 million, a gain on a note receivable of $1.8 million and interest income of $2.1 million. The nine months ended June 30, 1997 include an equity participation charge related to the repurchase of a MEDIQ/PRN warrant of $11.0 million, a gain on the sale of stock of $9.2 million, a gain on a note receivable of $1.8 million and interest income of $1.6 million. The nine months ended June 30, 1998 include approximately $0.7 million of interest income.

(e) EBITDA is defined as income from continuing operations before interest, taxes, depreciation, amortization and non-recurring merger costs. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service indebtedness. However, EBITDA should not be considered as an alternative to income from operations or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as an indication of a company's operating performance or as a measure of liquidity.

(f) Adjusted EBITDA is defined (i) for historical periods, as EBITDA, (ii) for the pro forma year ended September 30, 1997, as EBITDA plus (A) annualized cost savings of approximately $0.4 million relating to the elimination of duplicative costs for functional areas and the reduction of certain costs which the Company expects to realize in connection with the SpectraCair Acquisition, (B) SpectraCair's non-cash charge of $0.6 million related to revenue generated in fiscal 1996 from an acquisition of rental assets which SpectraCair recognized in its statement of operations for the eleven months ended August 31, 1997 and (C) annualized cost savings relating to the CHI Acquisition of approximately $1.8 million in such areas as insurance, advertising and telephone costs, travel, meals and entertainment expenses and taxes other than income taxes and (iii) for the pro forma LTM Period, as EBITDA for the Company plus (A) cost savings of approximately $0.1 million related to the elimination of duplicative costs for functional areas and the reduction of certain costs which the Company expects to realize in connection with the SpectraCair Acquisition, (B) SpectraCair's non-cash charge of $0.6 million related to revenue generated in fiscal 1996 from an acquisition of rental assets which SpectraCair recognized in its statement of operations for the eleven months ended August 31, 1997 and (C) annualized cost savings relating to the CHI Acquisition of approximately $1.7 million in such areas as insurance, advertising and telephone costs, travel, meals and entertainment expenses and taxes other than income taxes.

(g) During the first nine months of fiscal 1998, the Company spent approximately $3.1 million to exercise end of term buyout options under two capital lease obligations, repair and refurbish a portion of the Company's corporate headquarters, purchase Medical Equipment and the related revenue stream from a vendor and enter into purchase/rent-back transactions. Excluding the items noted above, the Company expects to spend approximately $18.9 million on capital expenditures in fiscal 1998.

(h) Net debt is total debt (including current portion of long-term debt) net of,
    (i) $9.2 million of cash as of June 30, 1998, and (ii) a $5.9 million note payable by NutraMax Products, Inc. ("NutraMax") which is secured by a letter of credit. Such note was issued to Holdings in connection with the sale to NutraMax of all the shares of NutraMax common stock owned by the Company. See "Description of Certain Indebtedness--Exchangeable Debentures."

                                  RISK FACTORS

    PROSPECTIVE PURCHASERS OF THE WARRANTS AND WARRANT SHARES SHOULD CAREFULLY CONSIDER THE RISK FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION APPEARING IN THIS PROSPECTUS, BEFORE MAKING ANY INVESTMENT IN THE WARRANTS AND WARRANT SHARES.

SUBSTANTIAL LEVERAGE; ABILITY TO SERVICE DEBT


    The Company has incurred substantial indebtedness in connection with the Transactions and the CHI Acquisition. At June 30, 1998, the Company had $477.1 million of consolidated indebtedness and a shareholders' deficit of $315.4 million. See "Capitalization" and "Selected Consolidated Historical Financial Information." Accordingly, the Company has significant debt service obligations. On a Pro Forma Basis, the ratio of earnings to fixed charges of the Company would have been (.32) to 1 for the LTM Period. In addition, the Company is likely to incur additional indebtedness in the future, subject to certain limitations contained in the instruments and documents governing its indebtedness. See "Description of Certain Indebtedness--New Credit Facility," "--Notes" and "--Debentures."



    The degree to which the Company is leveraged has important consequences for the Company, including the following: (i) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, debt service requirements or other purposes may be impaired; (ii) a substantial portion of MEDIQ/PRN's cash flow from operations will be required to pay its interest expense and principal repayment obligations and will not be available for its general corporate needs (including distributions to Holdings); (iii) the Company's flexibility to adjust to changing market conditions may be limited, and its ability to compete against its less highly leveraged competitors may be reduced; (iv) the Company may be more vulnerable in the event of a downturn in its business or in the economy generally; and (v) to the extent that MEDIQ/PRN incurs borrowings under the New Credit Facility, which borrowings will be at variable rates, it will be vulnerable to increases in interest rates. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



    The successful implementation of the Company's business strategy is necessary for the Company to be able to meet its anticipated debt service requirements. In addition, the Company's ability to meet its debt service requirements (including its obligations with respect to the Debentures, the Notes and the New Credit Facility) will depend on the Company's future performance, which is subject to a number of factors, most of which are outside the Company's control. There can be no assurance that the Company will generate sufficient cash flow from operating activities to meet its debt service and working capital requirements. Although the Debentures do not require cash interest payments until 2003, at such time the Debentures will have accreted to $140.9 million and will require annual cash interest payments thereafter of $18.3 million. Moreover, the New Credit Facility currently requires cash interest payments, and the Notes will require cash interest payments beginning December 1, 1998. In addition, principal on Term Loans made pursuant to the New Credit Facility will require quarterly amortization payments beginning September 1999, and will begin to mature by the end of the sixth calendar year following the making of such loans. See "Description of Certain Indebtedness--New Credit Facility." All or a portion of such indebtedness may need to be refinanced at or prior to maturity. There can be no assurance that any refinancing will be possible at that time or that any possible refinancing will be on terms that are acceptable to the Company. In the absence of such refinancing, the Company could be forced to dispose of assets in order to make up for any shortfall in the payments due on its indebtedness under circumstances that might not be favorable to realizing the highest price for such assets, and there can be no assurance that the Company's assets could be sold quickly enough, or for sufficient amounts, to enable the Company to meet its obligations.

RESTRICTIVE COVENANTS


    The Indentures (as defined) and the New Credit Facility contain, and any additional financing agreements are likely to contain, certain restrictive covenants. The restrictions contained in the Indentures and the New Credit Facility affect, and in some cases will significantly limit or prohibit, among other things, the ability of the Company to incur indebtedness, make prepayments of certain indebtedness, pay dividends, make acquisitions and other investments, engage in transactions with stockholders and affiliates, issue capital stock, create liens, sell assets and engage in mergers and consolidations. In addition to the restrictive covenants described above, the New Credit Facility requires MEDIQ/PRN to maintain a number of financial ratios. The failure of MEDIQ/PRN and its subsidiaries to maintain such ratios would constitute events of default under the New Credit Facility, notwithstanding the ability of the Company to meet its debt service obligations (including its obligations with respect to the Debentures and the Notes). In the event Holdings or MEDIQ/PRN fails to comply with the various covenants contained in the New Credit Facility or the Indentures, as applicable, it would be in default thereunder, and in any such case, the maturity of substantially all of its long-term indebtedness could be accelerated. In addition, in the event of a Change of Control, Holdings and MEDIQ/PRN will be required, subject to certain conditions, to offer to purchase all outstanding Debentures and Notes at a price equal to 101% of Accreted Value (as defined in the Debenture Indenture (as defined))or principal amount, respectively, plus accrued interest, if any. There can be no assurance that the Company would be able to raise sufficient funds to meet this obligation. A default under either of the Indentures would also constitute an event of default under the New Credit Facility. See "Description of Certain Indebtedness--Notes," "--Debentures" and "--New Credit Facility."


HOLDING COMPANY STRUCTURE


    Holdings is a holding company whose only material asset is the capital stock of MEDIQ/PRN. Holdings conducts no business (other than in connection with its ownership of the capital stock of MEDIQ/PRN and the performance of its obligations with respect to the Debentures, the Exchangeable Debentures and certain other administrative obligations), and depends on distributions from MEDIQ/ PRN to meet its obligations. Because of the substantial leverage of both Holdings and MEDIQ/PRN and the dependence of Holdings upon the operating performance of MEDIQ/PRN to generate distributions to Holdings, there can be no assurance that any such distributions will be adequate to fund Holdings' obligations when due. In addition, the New Credit Facility, the Note Indenture (as defined) and applicable Federal and state law impose restrictions on the payment of dividends and the making of loans by MEDIQ/ PRN to Holdings. As a result of the foregoing restrictions, Holdings may be unable to gain access to the cash flow or assets of MEDIQ/PRN in amounts sufficient to pay cash interest on the Debentures on and after December 1, 2003, the date on which cash interest thereon first becomes payable, and principal of the Debentures when due or upon a change of control or the occurrence of any other event requiring the repayment of principal. In such event, Holdings may be required to (i) refinance the Debentures, (ii) seek additional debt or equity financing, (iii) cause MEDIQ/PRN to refinance all or a portion of MEDIQ/ PRN's indebtedness with indebtedness containing covenants allowing Holdings to gain access to MEDIQ/ PRN's cash flow or assets, (iv) cause MEDIQ/PRN to obtain modifications of the covenants restricting Holdings' access to cash flow or assets of MEDIQ/PRN contained in MEDIQ/PRN's financing documents (including, without limitation, the New Credit Facility and the Note Indenture), (v) merge MEDIQ/PRN with Holdings, which merger would be subject to compliance with applicable debt covenants and the consents of certain lenders or (vi) pursue a combination of the foregoing actions. The measures Holdings may undertake to gain access to sufficient cash flow to meet its future debt service requirements will depend on general economic and financial market conditions, as well as the financial condition of Holdings and MEDIQ/PRN and other relevant factors existing at the time. No assurance can be given that any of the foregoing measures can be accomplished, and any failure to do so could have a material adverse effect on the value of the Warrants and Warrant Shares.

ENCUMBRANCES ON ASSETS SECURING NEW CREDIT FACILITY

    MEDIQ/PRN's obligations under the New Credit Facility are secured by a first priority pledge of, or a first priority security interest in, as the case may be, substantially all the assets of MEDIQ/PRN and the Subsidiary Guarantors, and by 100% of the common stock of each Subsidiary Guarantor. If MEDIQ/PRN becomes insolvent or is liquidated, or if payment under the New Credit Facility or in respect of any other secured senior indebtedness is accelerated, the lenders under the New Credit Facility (the "Senior Lenders") or holders of such other secured senior indebtedness will be entitled to exercise the remedies available to a secured lender under applicable law (in addition to any remedies that may be available under documents pertaining to the New Credit Facility or such other senior indebtedness) and will have a prior claim with respect to the assets securing such indebtedness. See "Description of Certain Indebtedness-- New Credit Facility."

HISTORICAL OPERATING LOSSES


    The Company experienced losses from continuing operations of approximately $3.3 million, $6.2 million and $2.2 million for the fiscal years ended September 30, 1995, 1996 and 1997, respectively. On a Pro Forma Basis, the Company's loss from continuing operations for the fiscal year ended September 30, 1997 and for the LTM Period would have been $20.3 million and $44.6 million, respectively. See "Pro Forma Condensed Consolidated Financial Statements." There can be no assurance that the Company will not continue to incur operating losses.


COMPETITION

    The movable medical equipment rental industry is highly competitive and the Company, which operates throughout the United States, encounters competition in all locations in which it operates. Competition is generated from (i) medical equipment manufacturers which sell medical equipment directly to health care providers and which the Company believes generate the strongest competition;
(ii) general leasing and financing companies and financial institutions, such as banks, which finance the acquisition of medical equipment by health care providers; and (iii) national, regional and local medical equipment renting and leasing companies and medical equipment distributors which rent medical equipment to health care providers. The Company believes that the key factors influencing the decision regarding the selection of a medical equipment rental vendor include availability and quality of medical equipment, service and price. The Company faces competitive pressure in all of its markets from existing competitors and from the potential entry of new competitors. Although the Company believes that it is able to demonstrate the cost-effectiveness of renting medical equipment on a long term basis, the Company believes that many health care providers will continue to purchase a substantial portion of their medical equipment. See "Business-- Competition."

ABILITY TO IMPLEMENT ACQUISITION STRATEGY AND ABILITY TO MANAGE GROWTH

    A key component of the Company's business strategy is the growth of the Company's product and customer base through the acquisition of companies in similar lines of business. The Company has recently consummated the CHI Acquisition. See "Business--Recent and Potential Acquisitions." In addition, the Company believes that there currently exist ample opportunities for other potential acquisitions. However, there can be no assurance that the Company will consummate such other acquisitions, or that it will be able to successfully capitalize on any other opportunities. Moreover, such other opportunities may not be available in the future.


    As of June 30, 1998, subject to certain conditions, the terms of the New Credit Facility provided MEDIQ/PRN with the ability to borrow up to an additional $125.0 million thereunder. In order to capitalize on future acquisition opportunities, the Company may need to obtain additional capital and obtain Federal and/or state regulatory approvals. To raise additional capital, the Company may elect to undertake additional debt financings. Additional borrowings under the New Credit Facility, and the issuance of additional debt securities or other borrowings, would result in additional leverage and may reduce working capital. Furthermore, the issuance of additional debt securities or other borrowings will be restricted by the terms of the Indentures and the New Credit Facility. There can be no assurance that the Company will be able to obtain the necessary approvals or such financing on terms acceptable to the Company, if at all, and the inability to obtain such regulatory approvals or financing could have a material adverse effect on the Company's ability to implement its acquisition strategy and capitalize on profitable opportunities.

    Any growth of the Company's business through internal expansion or acquisitions will place demands on the Company's management, employees, operations and physical and financial resources. To manage its growth, the Company must continue to implement and improve its operational and financial systems and to expand, train and manage its employee base, and any inability of the Company to attract and retain the executive and managerial personnel required by its expanding business could have a material adverse effect on the results of operations and financial condition of the Company. If the Company's systems, procedures or controls are not adequate to support the Company's operations, Management may not be able to achieve the rapid expansion necessary to exploit potential market opportunities for the Company's products and services.

    The CHI Acquisition and any additional acquisitions will involve a number of additional risks, including diversion of Management's attention from other business concerns, the possible loss of key employees of the CH Medical Business and other acquired businesses and the potential difficulties in integrating the operations of the CH Medical Business and other acquired businesses with those of the Company. The Company has not previously operated a manufacturer of Support Surfaces or other medical equipment and there can be no assurance that the Company will be able to successfully operate the CH Medical Business. In light of the foregoing, no assurance can be given as to the effect of the CHI Acquisition and other acquired businesses on the Company's business or results of operations. See "Business--Recent and Potential Acquisitions."

RELIANCE ON KEY PERSONNEL


    The Company's success depends to a significant degree upon the continued contributions of Management, some of whom would be difficult to replace. The loss of the services of certain members of senior Management could have a material adverse effect on the Company. Although Messrs. Carroll and Kaplan and certain other members of senior Management are stockholders of Holdings and have employment contracts with the Company, there can be no assurance that the services of such personnel will continue to be available to the Company. See "Management" and "Ownership of Capital Stock."


DEPENDENCE ON SALES REPRESENTATIVES AND SERVICE SPECIALISTS

    The Company believes that to be successful it must continue to hire, train and retain highly qualified sales representatives and service specialists. The Company's sales growth has been supported by hiring and developing new sales representatives and adding, through acquisitions, established sales representatives whose existing customers generally have become customers of the Company. Due to the relationships developed between the Company's sales representatives and its customers, upon the departure of a sales representative, the Company faces the risk of losing the representative's customers, especially if the representative were to represent one of the Company's competitors. In addition, there has been, and the Company expects that there will continue to be, intense competition in its industry for divisional managers and experienced sales representatives. There can be no assurance that the Company will be able to retain or attract qualified personnel in the future. Failure by the Company to attract or retain such personnel could have a material adverse effect on the Company's business, financial condition or results of operations.

REGULATION OF THE HEALTH CARE INDUSTRY

    The Company focuses its business on providing services to health care institutions, particularly hospitals. The health care industry is subject to extensive government regulation, licensure and prescribed operating procedures. The continued acceptance of the Company's services and products by its customers will depend, to a very significant degree, upon whether such services and products will be in compliance with applicable regulations or will assist health care institutions in complying with such regulations. While the Company closely monitors such regulations and designs its services and products accordingly, a substantial change in the level of regulation or the substance of particular regulations could have a material adverse effect on the Company's business, financial condition or results of operations. See "Business--Government Regulation."

UNCERTAINTY OF HEALTH CARE REFORM; REIMBURSEMENT OF HEALTH CARE COSTS

    There are widespread efforts to control health care costs in the United States and abroad. As an example, The Balanced Budget Act of 1997 (the "BBA") significantly reduces Federal spending on Medicare and Medicaid over the next five years by reducing annual payment updates to acute care hospitals, changing payment systems for both skilled nursing facilities and home health care services from cost-based to prospective payment systems, eliminating annual payment updates for durable medical equipment ("DME"), and allowing states greater flexibility in controlling Medicaid costs at the state level. The Company cannot reliably predict the timing of or the exact effect which these or similar initiatives could have on the pricing and profitability of, or demand for, the Company's products. However, certain provisions of the BBA, such as the changes in the manner Medicare Part A reimburses skilled nursing facilities, may change the manner in which the Company's customers make renting and purchasing decisions and could have a material adverse effect on the Company. The Company also believes it is likely that efforts by governmental and private payors to contain costs through managed care and other efforts and to reform health systems will continue in the future. There can be no assurance that current or future initiatives will not have a material adverse effect on the Company's business, financial condition or results of operations.

    The Company's products are rented and sold principally to health care providers who receive reimbursement for the products and services they provide from various public and private third-party payors, including Medicare, Medicaid and private insurance programs. Since consummation of the CHI Acquisition, the Company also acts as a DME supplier under Federal law and, as such, furnishes products directly to customers and bills third-party payors. As a result, the demand for the Company's products in any specific care setting is dependent in part on the reimbursement policies of the various payors in that setting. In order to be reimbursed, the products generally must be found to be reasonable and necessary for the treatment of medical conditions and must otherwise fall within the payor's list of covered services. In light of increased controls on Medicare spending, there can be no assurance of the outcome of future coverage or payment decisions for any of the Company's products by governmental or private payors. If providers, suppliers and other users of the Company's products and services are unable to obtain sufficient reimbursement for the provision of the Company's products, a material adverse impact on the Company's business, financial condition or results of operations will likely result.

CONSOLIDATION OF PURCHASING ENTITIES

    Many health care providers have merged or consolidated with other members of their industry in an effort to reduce costs or achieve operating synergies. Accordingly, because larger purchasers tend to have more leverage in negotiating prices and because this consolidation often results in the renegotiation of contracts and in the granting of price concessions, this trend could have a material adverse effect on the Company's business, financial condition or results of operations.

FRAUD AND ABUSE LAWS

    The Company and its customers are subject to various Federal and state laws pertaining to health care fraud and abuse, including prohibitions on the submission of false claims and the payment or acceptance of kickbacks or other remuneration in return for the purchase or rental of Company products. The United States Department of Justice and the Office of the Inspector General of the United States Department of Health and Human Services have launched an enforcement initiative which specifically targets the long-term care, home health and DME industries. Sanctions for violating these laws include criminal penalties and civil sanctions, including fines and penalties, and possible exclusion from Medicare, Medicaid and other Federal health care programs. There can be no assurance that the Company's practices (including its practices with respect to the CH Medical Business since consummation of the CHI Acquisition), the past practices of the CH Medical Business or the practices of the Company's customers will not be challenged under Federal and state fraud and abuse laws in the future or that such a challenge would not have a material adverse effect on the business, financial condition or results of operations of the Company.

PRODUCT LIABILITY

    The manufacture and marketing of medical products entails an inherent risk of product liability claims. Although the Company has not experienced any significant losses due to product liability claims and currently maintains umbrella liability insurance coverage, there can be no assurance that the amount or scope of the coverage maintained by the Company will be adequate to protect it in the event a significant product liability claim is successfully asserted against the Company.

CONTROLLING STOCKHOLDERS


    The BRS Entities and the Co-Investors collectively own approximately 77.2% of the outstanding shares of Common Stock of Holdings, which owns 100% of the outstanding capital stock of MEDIQ/PRN. By virtue of such ownership, the BRS Entities and the Co-Investors control Holdings and MEDIQ/PRN, and have the power to elect a majority of directors, appoint new management and approve any action requiring the approval of the holders of any class of capital stock of Holdings and MEDIQ/PRN, including the adoption of most amendments to the Certificate of Incorporation of Holdings and/or MEDIQ/PRN, the approval of mergers or sales of substantially all of Holdings' and/or MEDIQ/PRN's assets and the creation of new classes or series of capital stock of Holdings and/or MEDIQ/PRN. The directors elected by the BRS Entities and the Co-Investors have the authority to make decisions affecting the capital structure of Holdings and MEDIQ/PRN, including the issuance of additional capital stock, the implementation of stock repurchase programs and the declaration of dividends. Any such actions with respect to the capital structure of Holdings or MEDIQ/PRN could materially affect the value of the Warrants and the Warrant Shares. See "Ownership of Capital Stock."



ABSENCE OF PUBLIC MARKET FOR THE WARRANTS AND THE WARRANT SHARES



    The Warrants and Warrant Shares are each new issues of securities for which there is currently no trading market. There can be no assurance regarding the future development of a market for the Warrants or Warrant Shares, the ability of the holders of the Warrants or Warrant Shares to sell such securities, or the price at which such holders may be able to sell such securities. If such a market were to develop, the Warrants and Warrant Shares could trade at prices that may be higher or lower than the price paid by selling holders of Warrants or Warrant Shares depending on many factors, including, among other things, prevailing interest rates, the operating results of the Company and the market for similar securities. The Initial Purchasers have advised Holdings that they intend to make a market in the Warrants and Warrant Shares, subject to the limits imposed by the Securities Act and the Exchange Act and subject to any limits imposed during the pendency of any registration statement or shelf registration statement filed under the Securities Act; however, the Initial Purchasers are not obligated to do so, and may discontinue such market-making at any time without notice. Therefore, no assurance can be given as to the liquidity of any trading market for the Warrants or the Warrant Shares, or that an active market for the Warrants or the Warrant Shares will develop. Holdings does not intend to apply for listing or quotation of the Warrants or Warrant Shares on any securities exchange or stock market. The Warrants and Warrant Shares are currently eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market. Following the Registration Statement being declared effective by the Commission, the Warrants and the Warrant Shares will not be eligible for PORTAL trading.


RISKS ASSOCIATED WITH THE WARRANTS


    An investment in the Warrants is highly speculative, and there can be no assurance as to when or if the Warrants will have any significant value.



    The Warrants are not exercisable until after the first anniversary of the closing of the Offerings. Holdings is required under the Warrant Agreement to use its best efforts to cause the Registration Statement to remain effective for certain specified periods of time. There can be no assurance that Holdings will be able to keep the Registration Statement continuously effective until the expiration of such periods, and any failure to do so could have a material adverse effect on the value of the Warrants and the liquidity and value of the underlying Common Stock. See "Description of the Warrants."



    As of the date of this Prospectus, Holdings has 1,074,821 shares of Common Stock outstanding. If all outstanding Warrants were exercised, the Company would have 1,166,030 shares of Common Stock outstanding. Of these shares, the 91,209 shares of Common Stock issuable on exercise of the Warrants will be freely tradeable in the public market without restriction by persons other than affiliates of Holdings. The remaining 1,074,821 shares of Common Stock outstanding were acquired in transactions other than pursuant to an effective registration statement under the Securities Act and are "restricted stock" within the meaning of Rule 144 under the Securities Act. Sales of restricted stock, or the availability of such restricted stock for sale, could adversely affect the value of the Warrants and the underlying Common Stock.


    Furthermore, the Debenture Indenture contains numerous restrictive covenants with which Holdings is required to comply. If Holdings fails to comply with such covenants, resulting in an event of default, the Debentures and substantially all of Holdings' other long-term debt could be accelerated, which could have a material adverse effect on the value of the Warrants and the value of underlying Common Stock.

ABSENCE OF DIVIDENDS


    Holdings does not have any plans to pay any dividends on any of its capital stock, including its Common Stock, in the foreseeable future and currently intends to retain all earnings for reinvestment in its business and repayment of indebtedness. Holdings' ability to pay any dividends on any of its capital stock, including its Common Stock, will depend on its receipt of cash dividends from MEDIQ/PRN. The timing and amount of dividends, if any, will depend, among other things, on the Company's results of operations, financial condition, cash requirements and other relevant factors. The New Credit Facility and the Indentures restrict the payment of dividends by MEDIQ/PRN and Holdings. Such restrictions could materially and adversely affect Holdings' ability to pay dividends on the Warrant Shares and therefore the value of the Warrants and the Warrant Shares.

                                THE TRANSACTIONS

    Concurrently with the consummation of the Offerings, the Company consummated each of the other Transactions.

THE MERGER, THE REORGANIZATION AND THE REFINANCING

    Pursuant to the terms of the Merger Agreement, at the effective time of the Merger (the "Effective Time") MQ was merged with and into Holdings with Holdings continuing as the Surviving Corporation. Prior to or simultaneously with the consummation of the Merger, (i) Holdings effected the Reorganization by contributing certain of its assets and liabilities (including the capital stock of all the subsidiaries of Holdings other than MEDIQ/PRN) to MEDIQ/PRN, (ii) MEDIQ/PRN entered into the New Credit Facility, which provides for up to $200.0 million of Term Loans, up to $50.0 million of Revolving Loans and up to $75.0 million of Acquisition Loans and (iii) all indebtedness of the Company except approximately $10.1 million of the Exchangeable Debentures and $2.0 million of its capital leases was repaid.

    The Merger Consideration was approximately $390.8 million, which amount included the issuance of approximately $20.0 million of Series A Preferred Stock. In addition, in connection with the Merger (i) the Rotko Entities converted a portion of their preferred equity in Holdings into $14.5 million of common and preferred equity of the Surviving Corporation pursuant to the Rotko Rollover, (ii) the Management Stockholders purchased $4.2 million of common and preferred equity of MQ pursuant to the Management Investment and (iii) the BRS Entities and the Co-Investors purchased $109.5 million of common and preferred equity pursuant to the Equity Contribution. See "--The Rotko Rollover," "--The Management Investment" and "--The Equity Contribution."

THE ROTKO ROLLOVER


    In connection with the transactions contemplated by the Merger Agreement, MQ and the Rotko Entities entered into an agreement dated January 14, 1998 (the "Rollover Agreement") pursuant to which the Rotko Entities agreed to convert 1,000,000 shares (the "Rolled Shares") of Series A preferred stock, par value $.50 per share, of Holdings ("Holdings Preferred Stock") into certain securities specified therein instead of receiving Merger Consideration of $13.75 cash and
0.075 of a share of Series A Preferred Stock per Rolled Share. MQ required that the Rotko Entities enter into the Rollover Agreement in order to reduce the amount required to finance the Transactions and to facilitate the treatment of the Merger for accounting purposes as a recapitalization of the Company. Under the Merger Agreement, at the Effective Time, the Rolled Shares were converted in the Merger into 1,340,219 shares of Series B Preferred Stock and 109,781 shares of Common Stock equal to approximately 11% of the shares of Common Stock of the Surviving Corporation outstanding immediately after the Effective Time (such Series B Preferred Stock and Common Stock, together the "Converted Shares"). See "--Conversion of MQ Stock and Holdings Shares in the Merger."


    The Rotko Entities consist of (i) a trust established on November 18, 1983 by the late Bernard B. Rotko, the Company's founder, for the benefit of certain members of his family, which, subsequent to the consummation of the Transactions, was divided into two trusts, the Trust U/D of Bernard B. Rotko, dated November 18, 1983, Michael J. Rotko Share (the "Rotko 1983 Trust-Michael
J. Rotko Share") and the Trust U/D of Bernard B. Rotko, dated November 18, 1983, Judith M. Shipon Share (the "Rotko 1983 Trust-Judith M. Shipon Share" and, together with the Rotko 1983 Trust-Michael J. Rotko Share, the "Rotko 1983 Trusts"), (ii) Michael J. Rotko, a Director of Holdings and MEDIQ/PRN and a trustee of the Rotko 1983 Trust-Michael J. Rotko Share, (iii) Bessie G. Rotko, the spouse of Bernard B. Rotko and a trustee of the Rotko 1983 Trusts and (iv) Judith M. Shipon, the daughter of Bernard B. Rotko and a trustee of the Rotko 1983 Trust-Judith M. Shipon Share.

THE MANAGEMENT INVESTMENT

    The Management Stockholders purchased $4.2 million of common and preferred equity of MQ pursuant to the Management Investment. At the Effective Time, the securities of MQ purchased by the Management Stockholders were converted into approximately $0.6 million of Common Stock, $2.0 million of Series A Preferred Stock, $0.6 million of Series B Preferred Stock and $1.0 million of Series C Preferred Stock. See "--Conversion of MQ Stock and Holdings Shares in the Merger."

THE EQUITY CONTRIBUTION

    The BRS Entities and the Co-Investors purchased $109.5 million of common and preferred equity of MQ pursuant to the Equity Contribution. At the Effective Time, the securities of MQ purchased by the BRS Entities and the Co-Investors were converted into approximately $8.3 million of Common Stock, $56.2 million of Series A Preferred Stock, $16.0 million of Series B Preferred Stock and $29.0 million of Series C Preferred Stock. See "--Conversion of MQ Stock and Holdings Shares in the Merger."

CONVERSION OF MQ STOCK AND HOLDINGS SHARES IN THE MERGER

    As a result of the Merger, each share of capital stock of MQ issued and outstanding immediately prior to the Effective Time (including the shares of capital stock issued by MQ to the Management Stockholders pursuant to the Management Investment and the shares of capital stock issued by MQ to the BRS Entities and the Co-Investors pursuant to the Equity Contribution) was converted into and represented the same number of shares of the same class and series of capital stock of the Surviving Corporation.


    As a result of the Merger, each share of Holdings Preferred Stock and each share of common stock, par value $1.00 per share, of Holdings ("Holdings Common Stock" and, together with the Holdings Preferred Stock, the "Holdings Shares") issued and outstanding immediately prior to the Effective Time was converted into the right to receive $13.75 in cash, without interest, and 0.075 of a share of Series A Preferred Stock of the Surviving Corporation; provided that (i) the Rolled Shares were converted into and represented the Converted Shares, (ii) each Holdings Share that was issued and outstanding immediately prior to the Effective Time and owned by MQ or Holdings or any direct or indirect subsidiary of MQ or Holdings was cancelled and no payment of any consideration was made with respect thereto and (iii) any Holdings Shares held by a holder who had timely demanded and perfected his demand for appraisal of his Holdings Shares (such shares being "Dissenting Shares") in accordance with Section 262 of the Delaware General Corporation Law (the "DGCL") and as of the Effective Time had neither effectively withdrawn nor lost his right to such appraisal was entitled to only such rights as are granted by the DGCL.



    Following consummation of the Merger and the subsequent purchase by the Management Stockholders of certain additional shares of Common Stock, the BRS Entities and the Co-Investors held approximately 77.2% of the Common Stock, 71.9% of the Series A Preferred Stock, 53.4% of the Series B Preferred Stock and 96.5% of the Series C Preferred Stock; the Management Stockholders held approximately 12.6% of the Common Stock, 2.6% of the Series A Preferred Stock (not including shares received in the Merger as Merger Consideration), 1.9% of the Series B Preferred Stock and 3.5% of the Series C Preferred Stock; the Rotko Entities held approximately 10.2% of the Common Stock, 8.1% of the Series A Preferred Stock and 44.7% of the Series B Preferred Stock; and the stockholders of Holdings prior to the Merger (other than the Rotko Entities) held approximately 17.4% of the Series A Preferred Stock. See "Ownership of Capital Stock."

                                USE OF PROCEEDS


    Holdings will not receive any proceeds from the registration or subsequent sale of the Warrants or the Warrant Shares. Upon the exercise of the Warrants, Holdings will receive $.01 per share of Common Stock.


    Approximately $617.7 million of funds were used to consummate the Merger and the CHI Acquisition, effect the Refinancing and pay related fees and expenses. Such funds were provided by (i) $200.0 million of Term Loans under the New Credit Facility, (ii) $190.0 million of gross proceeds from the Note Offering,
(iii) $75.0 million of gross proceeds from the Unit Offering, (iv) $109.5 million of gross proceeds from the Equity Contribution, (v) $38.7 million of gross proceeds from the Equity Rollover and (vi) $4.5 million of existing cash balances of the Company. See "The Transactions" and "Description of Certain Indebtedness."


                                   DIVIDENDS



    Holdings did not pay any dividends on its common stock during fiscal 1997 or 1998. Holdings does not have any plans to pay any dividends on any of its capital stock, including its Common Stock, in the foreseeable future and currently intends to retain all earnings for reinvestment in its business and repayment of indebtedness. Holdings' ability to pay any dividends on any of its capital stock, including its Common Stock, will depend on its receipt of cash dividends from MEDIQ/PRN. The timing and amount of dividends, if any, will depend, among other things, on the Company's results of operations, financial condition, cash requirements and other relevant factors. The New Credit Facility and the Indentures restrict the payment of dividends by MEDIQ/PRN and Holdings. See "Description of Certain Indebtedness."

                                 CAPITALIZATION

    The following table sets forth the historical consolidated capitalization of Holdings as of June 30, 1998. The information set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and notes thereto included elsewhere in this Prospectus.

                                                                                                  AS OF JUNE 30,
                                                                                                       1998
                                                                                                ------------------
                                                                                                  (IN THOUSANDS)
Cash and cash equivalents.....................................................................     $      9,203
                                                                                                     ----------
                                                                                                     ----------
Long-term debt, including current portion:
  New Credit Facility.........................................................................     $    200,000
  Capital lease obligations...................................................................            1,907
  Notes.......................................................................................          190,000
  Debentures..................................................................................           75,123
  Exchangeable Debentures(a)..................................................................           10,055
                                                                                                     ----------
      Total long-term debt....................................................................          477,085
Mandatorily redeemable preferred stock:
  Series A Preferred Stock....................................................................           79,127
  Series C Preferred Stock....................................................................           30,355
                                                                                                     ----------
      Total mandatorily redeemable preferred stock............................................          109,482
Stockholders' deficit(b)......................................................................         (315,401)
                                                                                                     ----------
        Total capitalization..................................................................     $    271,166
                                                                                                     ----------
                                                                                                     ----------

------------------------

(a) Approximately $500,000 in principal amount of the Exchangeable Debentures is currently outstanding. See "Description of Certain
    Indebtedness--Exchangeable Debentures."

(b) The stockholders' deficit of Holdings includes $30 of Series B Preferred Stock, $10 of Common Stock, $40,703 of capital in excess of par and $(356,144) of retained earnings. Capital in excess of par includes $0.7 million ascribed to the Warrants issued in connection with the Units. No assurance can be given that the value allocated to the Warrants is indicative of the price at which the Warrants may actually trade.

             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

    The following unaudited pro forma condensed consolidated financial statements (the "Pro Forma Financial Statements") are based on the historical consolidated financial statements of the Company, SpectraCair and CH Medical. The SpectraCair Acquisition and the CHI Acquisition were consummated on September 1, 1997 and May 29, 1998, respectively. Accordingly, the Company's historical consolidated statements of operations include the results of operations of SpectraCair and the CH Medical Business from such respective acquisition dates. The Company's historical balance sheet as of June 30, 1998 includes the assets and liabilities of SpectraCair and the CH Medical Business.

    The pro forma condensed consolidated statements of operations for the year ended September 30, 1997 and for the nine months ended June 30, 1997 give effect to the SpectraCair Acquisition, the Transactions and the CHI Acquisition as if they were consummated on October 1, 1996. The pro forma condensed consolidated statements of operations for the nine months ended June 30, 1998 give effect to the Transactions and the CHI Acquisition as if they were consummated on October 1, 1996. All the pro forma adjustments are described more fully in the accompanying notes.


    The CH Medical historical financial information reflected in the Pro Forma Financial Statements represents the accounts and operations of CH Medical with respect to the CH Medical Business. During the period covered by the consolidated financial statements of CH Medical (the "CH Medical Financial Statements"), the CH Medical Business was conducted as an integral part of CHI's overall operations, and separate financial statements were not prepared. The Company has been advised by CHI that the CH Medical Financial Statements were prepared from the historical accounting records of CHI and include various allocations for costs and expenses. Therefore, the statements of operations of CH Medical may not be indicative of the results of operations that would have resulted if CH Medical had operated on a stand-alone basis. The Company has been advised by CHI that all of the allocations and estimates reflected in the CH Medical Financial Statements are based on assumptions that CHI management believes are reasonable under the circumstances.


    The Pro Forma Financial Statements include certain cost savings related to the CHI Acquisition which the Company expects to realize in connection with such acquisition. The Pro Forma Financial Statements do not reflect certain other cost savings related to the SpectraCair Acquisition and the CHI Acquisition or the cost of achieving such other cost savings. See "Business--Recent and Potential Acquisitions."

    The Pro Forma Financial Statements are presented for informational purposes only and do not purport to be indicative of the results of operations that actually would have been achieved had such transactions been consummated on the date or for the periods indicated and do not purport to be indicative of the results of operations for any future period. The Pro Forma Financial Statements should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto of Holdings, MEDIQ/PRN and CH Medical included elsewhere in this Prospectus.

    The pro forma adjustments were applied to the respective historical statements to reflect and account for the Merger as a recapitalization. Accordingly, the historical basis of the Company's assets and liabilities has not been affected by the Merger. The SpectraCair Acquisition and the CHI Acquisition were accounted for using the purchase method of accounting. The purchase method of accounting allocates the aggregate purchase price to the assets acquired and liabilities assumed based upon their respective fair values. The allocation of the aggregate purchase price for the CH Medical Business reflected in the Pro Forma Financial Statements is preliminary. The final allocation of the aggregate purchase price is contingent upon studies and valuations which have not yet been completed. Management is unable to predict whether any adjustments as a result of the foregoing will have a material effect on the Pro Forma Financial Statements.

                      MEDIQ INCORPORATED AND SUBSIDIARIES
           PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                    YEAR ENDED SEPTEMBER 30, 1997
                                       ---------------------------------------------------------------------------------------
                                                                                                     COMPANY
                                                                                                    PRO FORMA      PRO FORMA
                                                                    PRO FORMA        PRO FORMA         FOR        ADJUSTMENTS
                                              HISTORICAL         ADJUSTMENTS FOR  ADJUSTMENTS FOR  SPECTRACAIR      FOR THE
                                       ------------------------  THE SPECTRACAIR        THE          AND THE          CHI
                                        COMPANY    SPECTRACAIR     ACQUISITION     TRANSACTIONS    TRANSACTIONS  ACQUISITION(E)
                                       ---------  -------------  ---------------  ---------------  ------------  -------------
Revenues:
  Rental.............................  $ 124,316    $   9,647       $  --            $  --          $  133,963     $  22,154
  Sale of parts, disposables and
    equipment........................     19,922          142          --               --              20,064         4,556
  Other..............................     11,722       --              (1,475)(A)       --              10,247        --
                                       ---------       ------         -------     ---------------  ------------  -------------
                                         155,960        9,789          (1,475)          --             164,274        26,710
Costs and Expenses:
  Cost of sales......................     16,334          112          --               --              16,446         1,355
  Operating..........................     46,138        2,638          (1,475)(A)       --              47,301         8,268
  Selling............................     13,353        2,804          --               --              16,157         3,233
  General and administrative.........     20,272        1,545          --                1,000(C)       22,817         6,208
  Depreciation and amortization......     30,359        2,313          --               --              32,672         4,202
                                       ---------       ------         -------     ---------------  ------------  -------------
Operating Income.....................     29,504          377          --               (1,000)         28,881         3,444

Other (charges)
 Credits:
  Interest expense...................    (19,107)        (499)         --              (28,431)(D)     (48,037)       (4,297)
  Interest income....................      2,069       --              --               --               2,069        --
  Other--net.........................     (9,573)      --                  61(A)        --              (9,512)          193
                                       ---------       ------         -------     ---------------  ------------  -------------
  Income (Loss) from Continuing
    Operations before Income Taxes...      2,893         (122)             61          (29,431)        (26,599)         (660)
  Income Taxes.......................      5,134       --                 (24)(B)      (11,759)(B)      (6,649)         (264)
                                       ---------       ------         -------     ---------------  ------------  -------------
  Income (Loss) from Continuing
    Operations.......................  $  (2,241)   $    (122)      $      85        $ (17,672)     $  (19,950)    $    (396)
                                       ---------       ------         -------     ---------------  ------------  -------------
                                       ---------       ------         -------     ---------------  ------------  -------------


                                        CONSOLIDATED
                                           COMPANY
                                          PRO FORMA
                                             FOR
                                        SPECTRACAIR,
                                             THE
                                        TRANSACTIONS
                                           AND CHI
                                       ---------------
Revenues:
  Rental.............................    $   156,117
  Sale of parts, disposables and
    equipment........................         24,620
  Other..............................         10,247
                                       ---------------
                                             190,984
Costs and Expenses:
  Cost of sales......................         17,801
  Operating..........................         55,569
  Selling............................         19,390
  General and administrative.........         29,025
  Depreciation and amortization......         36,874
                                       ---------------
Operating Income.....................         32,325
Other (charges)
 Credits:
  Interest expense...................        (52,334)
  Interest income....................          2,069
  Other--net.........................         (9,319)
                                       ---------------
  Income (Loss) from Continuing
    Operations before Income Taxes...        (27,259)
  Income Taxes.......................         (6,913)
                                       ---------------
  Income (Loss) from Continuing
    Operations.......................    $   (20,346)
                                       ---------------
                                       ---------------

     See Notes to Pro Forma Condensed Consolidated Statements of Operations

                      MEDIQ INCORPORATED AND SUBSIDIARIES
           PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                   NINE MONTHS ENDED JUNE 30, 1997
                                       ---------------------------------------------------------------------------------------
                                                                     PRO FORMA                     COMPANY
                                                                    ADJUSTMENTS    PRO FORMA    PRO FORMA FOR     PRO FORMA
                                               HISTORICAL             FOR THE     ADJUSTMENTS    SPECTRACAIR     ADJUSTMENTS
                                       --------------------------   SPECTRACAIR     FOR THE        AND THE       FOR THE CHI
                                         COMPANY     SPECTRACAIR    ACQUISITION   TRANSACTIONS  TRANSACTIONS   ACQUISITION(E)
                                       -----------  -------------  -------------  ------------  -------------  ---------------
Revenues:
  Rental.............................   $  94,341     $   8,529      $  --         $   --         $ 102,870       $  15,947
  Sale of parts, disposables and
    equipment........................      14,785           117         --             --            14,902           2,538
  Other..............................       8,548        --             (1,257)(A)      --            7,291          --
                                       -----------       ------    -------------  ------------  -------------       -------
                                          117,674         8,646         (1,257)        --           125,063          18,485
Costs and Expenses:
  Cost of sales......................      12,020            93         --             --            12,113             806
  Operating..........................      33,491         2,079         (1,257)(A)      --           34,313           6,707
  Selling............................       9,722         2,327         --             --            12,049           2,180
  General and administrative.........      15,837         1,321         --                750(C)      17,908          4,118
  Depreciation and amortization......      22,096         2,195         --             --            24,291           3,152
                                       -----------       ------    -------------  ------------  -------------       -------
Operating Income.....................      24,508           631         --               (750)       24,389           1,522

Other (charges) Credits:
  Interest expense...................     (15,205)         (421)        --            (20,320)(D)     (35,946)       (3,223)
  Interest income....................       1,567        --             --             --             1,567               6
  Other--net.........................        (799)       --               (105)(A)      --             (904)            573
                                       -----------       ------    -------------  ------------  -------------       -------
Income (Loss) from Continuing
  Operations before Income Taxes.....      10,071           210           (105)       (21,070)      (10,894)         (1,122)
Income Taxes.........................       8,644        --                 42(B)      (8,428)(B)         258          (449)
                                       -----------       ------    -------------  ------------  -------------       -------
Income (Loss) from Continuing
  Operations.........................   $   1,427     $     210      $    (147)    $  (12,642)    $ (11,152)      $    (673)
                                       -----------       ------    -------------  ------------  -------------       -------
                                       -----------       ------    -------------  ------------  -------------       -------


                                        CONSOLIDATED
                                           COMPANY
                                          PRO FORMA
                                             FOR
                                        SPECTRACAIR,
                                             THE
                                        TRANSACTIONS
                                           AND CHI
                                       ---------------
Revenues:
  Rental.............................     $ 118,817
  Sale of parts, disposables and
    equipment........................        17,440
  Other..............................         7,291
                                       ---------------
                                            143,548
Costs and Expenses:
  Cost of sales......................        12,919
  Operating..........................        41,020
  Selling............................        14,229
  General and administrative.........        22,026
  Depreciation and amortization......        27,443
                                       ---------------
Operating Income.....................        25,911
Other (charges) Credits:
  Interest expense...................       (39,169)
  Interest income....................         1,573
  Other--net.........................          (331)
                                       ---------------
Income (Loss) from Continuing
  Operations before Income Taxes.....       (12,016)
Income Taxes.........................          (191)
                                       ---------------
Income (Loss) from Continuing
  Operations.........................     $ (11,825)
                                       ---------------
                                       ---------------

     See Notes to Pro Forma Condensed Consolidated Statements of Operations

                      MEDIQ INCORPORATED AND SUBSIDIARIES

           PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                        NINE MONTHS ENDED JUNE 30, 1998
                                                           ---------------------------------------------------------
                                                                         PRO FORMA       COMPANY        PRO FORMA
                                                                        ADJUSTMENTS   PRO FORMA FOR    ADJUSTMENTS
                                                           HISTORICAL     FOR THE          THE         FOR THE CHI
                                                             COMPANY    TRANSACTIONS  TRANSACTIONS   ACQUISITION(E)
                                                           -----------  ------------  -------------  ---------------
Revenues:
  Rental.................................................   $ 103,700    $   --         $ 103,700       $  15,056
  Sales of parts, disposables and equipment..............      20,671        --            20,671           2,181
  Other..................................................       7,549        --             7,549          --
                                                           -----------  ------------  -------------       -------
                                                              131,920        --           131,920          17,237

Cost and Expenses:
  Cost of sales..........................................      16,725        --            16,725             392
  Operating..............................................      42,864        --            42,864           6,189
  Selling................................................      11,469        --            11,469           1,967
  General and administrative.............................      14,534           750(C)      15,284          3,895
  Nonrecurring--merger costs.............................      34,567        --            34,567          --
  Depreciation and amortization..........................      31,650        --            31,650           2,801
                                                           -----------  ------------  -------------       -------
Operating Income.........................................     (19,889)         (750)      (20,639)          1,993

Other (charges) Credits:
  Interest expense.......................................     (14,333)      (22,524)(D)     (36,857)       (2,857)
  Interest income........................................         702        --               702              13
  Other--net.............................................          12        --                12             252
                                                           -----------  ------------  -------------       -------
Income (Loss) from Continuing Operations before
  Income Taxes...........................................     (33,508)      (23,274)      (56,782)           (599)
Income Taxes.............................................     (11,744)       (9,310)(B)     (21,054)         (240)
                                                           -----------  ------------  -------------       -------
Income (Loss) from Continuing Operations.................   $ (21,764)   $  (13,964)    $ (35,728)      $    (359)
                                                           -----------  ------------  -------------       -------
                                                           -----------  ------------  -------------       -------


                                                            CONSOLIDATED
                                                             COMPANY PRO
                                                              FORMA FOR
                                                                 THE
                                                            TRANSACTIONS
                                                               AND CHI
                                                           ---------------
Revenues:
  Rental.................................................     $ 118,756
  Sales of parts, disposables and equipment..............        22,852
  Other..................................................         7,549
                                                           ---------------
                                                                149,157
Cost and Expenses:
  Cost of sales..........................................        17,117
  Operating..............................................        49,053
  Selling................................................        13,436
  General and administrative.............................        19,179
  Nonrecurring--merger costs.............................        34,567
  Depreciation and amortization..........................        34,451
                                                           ---------------
Operating Income.........................................       (18,646)
Other (charges) Credits:
  Interest expense.......................................       (39,714)
  Interest income........................................           715
  Other--net.............................................           264
                                                           ---------------
Income (Loss) from Continuing Operations before
  Income Taxes...........................................       (57,381)
Income Taxes.............................................       (21,294)
                                                           ---------------
Income (Loss) from Continuing Operations.................     $ (36,087)
                                                           ---------------
                                                           ---------------


     See Notes to Pro Forma Condensed Consolidated Statements of Operations

       NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)
                                 (IN THOUSANDS)

(A) Reflects the elimination of transactions between the Company and SpectraCair for logistical services, and the elimination of the Company's portion of SpectraCair's historical income (loss), which was recognized on the equity method of accounting.

(B) Reflects the effect on income tax expense of the historical income (loss) of SpectraCair and/or the pro forma adjustments described in the footnotes herein at an incremental effective tax rate of 40%. Prior to the SpectraCair Aquisition, SpectraCair was a limited liability company and, therefore, was not subject to income taxes.

(C) For the year ended September 30, 1997, reflects a $1.0 million annual management fee pursuant to the Management Agreement. For the nine months ended June 30, 1997 and 1998, reflects three quarters of such annual management fee.

(D) Reflects the increased interest cost related to the Debentures, the New Credit Facility and the Notes, as follows:

                                                     YEAR ENDED      NINE MONTHS      NINE MONTHS
                                                    SEPTEMBER 30,  ENDED JUNE 30,   ENDED JUNE 30,
                                                        1997            1997             1998
                                                    -------------  ---------------  ---------------
Debentures........................................    $  10,135       $   7,520        $   8,547
New Credit Facility:
  Revolving Credit Facility.......................          280             210              210
  Acquisition Loans...............................          375             281              281
  Term Loans......................................       12,891           9,668            9,644
Notes.............................................       20,900          15,675           15,675
Amortization of financing fees/debt issue costs
  over the period of the related financings.......        2,264           1,698            1,698
Existing borrowings to carry forward (Exchangeable
  Debentures and capital leases)..................        1,192             894              802
                                                    -------------  ---------------  ---------------
                                                      $  48,037       $  35,946        $  36,857

Historical interest costs:
  The Company.....................................      (19,107)        (15,205)         (14,333)
  SpectraCair.....................................         (499)           (421)          --
                                                    -------------  ---------------  ---------------
                                                      $  28,431       $  20,320        $  22,524
                                                    -------------  ---------------  ---------------
                                                    -------------  ---------------  ---------------

     The Debentures were issued with detachable stock purchase warrants. In accordance with generally accepted accounting principles, the cash proceeds from the Debentures were allocated to the Debentures and the Warrants based on their relative fair value. Accordingly, the Debentures bear interest at an effective rate of approximately 13.2%. Debt issue costs on the Debentures are amortized over 11 years.

     The Revolving Credit Facility is assumed to bear interest at an annual rate of LIBOR plus margins of 2.25% on amounts borrowed; bear interest at 2.25% for amounts reserved for letters of credit; and bear a fee of 0.5% for the undrawn portion of the unused commitments. Interest on the Revolving Credit Facility represents commitment fees on the undrawn portion of the commitments and the amount reserved for letters of credit. The Term Loans are assumed to bear interest at an annual rate of LIBOR plus 2.75%. The Company will pay a commitment fee of 0.5% per annum on the amount of unused commitments for Acquisition Loans. Interest on the Acquisition Loans represents commitment fees on $75.0 million of unused commitments. Under the Term Loan Facility (as defined), $150.0 million was assumed to be utilized to consummate the Transactions and an additional $50.0 million of Term Loans was assumed to be utilized to acquire the CH Medical Business (see footnote F). LIBOR is based on the Company's average LIBOR rate for fiscal 1997 of 5.84%. The Notes bear interest at 11.0%. A 0.125% change in the interest rate on the above loans would increase or decrease annual interest expense and income (loss) from continuing operations by:

                                                              ANNUAL INTEREST    LOSS FROM CONTINUING
                                                                  EXPENSE             OPERATIONS
                                                             -----------------  -----------------------
New Credit Facility........................................      $     188             $     113

                                  (UNAUDITED)
                                 (IN THOUSANDS)

     A 0.125% change in the interest rate on the above loans would increase or decrease interest expense and income (loss) from continuing operations for a nine month period by:

                                                                     INTEREST     LOSS FROM CONTINUING
                                                                      EXPENSE          OPERATIONS
                                                                    -----------  -----------------------
New Credit Facility...............................................   $     141          $      85

     Deferred financing fees on the New Credit Facility are allocated between the tranches based on each tranche's relative value to the total facility. Amortization periods for deferred financing fees related to the Revolving Credit Facility and the Acquisition Loans are six years and eight years for the Term Loans. Debt issue costs on the Notes are amortized over ten years.

(E) The following unaudited pro forma statement of operations has been based on the CH Medical Financial Statements for the year ended August 31, 1997 and the nine months ended May 31, 1997 and eight months ended April 30, 1998. The pro forma statement of operations is based on management's best estimate of the effects of the CHI Acquisition as if such acquisition and the initial financing thereof had occurred on October 1, 1996. The pro forma statement of operations may not be indicative of the results of operations that actually would have been achieved had the CHI Acquisition been consummated on October 1, 1996.

                                                               YEAR ENDED AUGUST 31, 1997
                                                         ---------------------------------------
                                                                        PRO FORMA
                                                         HISTORICAL    ADJUSTMENTS    PRO FORMA
                                                         -----------  -------------  -----------
Revenues:
  Rental...............................................   $  22,154     $  --         $  22,154
  Sales of parts, disposables and equipment............       4,556        --             4,556
                                                         -----------  -------------  -----------
                                                             26,710        --            26,710
Costs and Expenses:
  Cost of sales........................................       1,355                       1,355
  Operating............................................      10,244        (1,976)(i)      8,268
  Selling..............................................       4,005          (772)(i)      3,233
  General and administrative...........................       7,692        (1,484)(i)      6,208
  Depreciation and amortization........................       1,740         2,462 (ii      4,202
                                                         -----------  -------------  -----------

Operating Income.......................................       1,674         1,770         3,444

Other (Charges) Credits:
  Interest expense.....................................        (245)       (4,052)( ii)     (4,297)
  Other - net..........................................         193                         193
                                                         -----------  -------------  -----------
Income (Loss) from Continuing Operations before
  Income Taxes.........................................       1,622        (2,282)         (660)
Income Taxes...........................................         616          (880)(iv)       (264)
                                                         -----------  -------------  -----------
Income (Loss) from Continuing Operations...............   $   1,006     $  (1,402)    $    (396)
                                                         -----------  -------------  -----------
                                                         -----------  -------------  -----------

                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                             NINE MONTHS ENDED MAY 31, 1997
                                                         ---------------------------------------
                                                                        PRO FORMA
                                                         HISTORICAL    ADJUSTMENTS    PRO FORMA
                                                         -----------  -------------  -----------
Revenues:
  Rental...............................................   $  15,947     $  --         $  15,947
  Sales of parts, disposables and equipment............       2,538        --             2,538
                                                         -----------  -------------  -----------
                                                             18,485        --            18,485
Costs and Expenses:
  Cost of sales........................................         806        --               806
  Operating............................................       7,882        (1,175)(i)      6,707
  Selling..............................................       2,561          (381)(i)      2,180
  General and administrative...........................       4,840          (722)(i)      4,118
  Depreciation and amortization........................       1,313         1,839 (ii      3,152
                                                         -----------  -------------  -----------
Operating Income.......................................       1,083           439         1,522
Other (Charges) Credits:
  Interest expense.....................................        (113)       (3,110)( ii)     (3,223)
  Interest income......................................           6        --                 6
  Other................................................         573        --               573
                                                         -----------  -------------  -----------
Income (Loss) from Continuing Operations before Income
  Taxes................................................       1,549        (2,671)       (1,122)
Income Taxes...........................................         647        (1,096)(iv)       (449)
                                                         -----------  -------------  -----------
Income (Loss) from Continuing Operations...............   $     902     $  (1,575)    $    (673)
                                                         -----------  -------------  -----------
                                                         -----------  -------------  -----------

                                                            EIGHT MONTHS ENDED APRIL 30, 1998
                                                         ---------------------------------------
                                                                        PRO FORMA
                                                         HISTORICAL    ADJUSTMENTS    PRO FORMA
                                                         -----------  -------------  -----------
Revenues:
  Rental...............................................   $  15,056     $  --         $  15,056
  Sales of parts, disposables and equipment............       2,181        --             2,181
                                                         -----------  -------------  -----------
                                                             17,237        --            17,237
Costs and Expenses:
  Cost of sales........................................         392        --               392
  Operating............................................       7,449        (1,260)(i)      6,189
  Selling..............................................       2,367          (400)(i)      1,967
  General and administrative...........................       4,688          (793)(i)      3,895
  Depreciation and amortization........................       1,184         1,617 (ii      2,801
                                                         -----------  -------------  -----------
Operating Income.......................................       1,157           836         1,993
Other (Charges) Credits:
  Interest expense.....................................        (205)       (2,652)( ii)     (2,857)
  Interest income......................................          13        --                13
  Other................................................         252        --               252
                                                         -----------  -------------  -----------
Income (Loss) from Continuing Operations before
  Income Taxes.........................................       1,217        (1,816)         (599)
Income Taxes...........................................         463          (703)(iv)       (240)
                                                         -----------  -------------  -----------
Income (Loss) from Continuing Operations...............   $     754     $  (1,113)    $    (359)
                                                         -----------  -------------  -----------
                                                         -----------  -------------  -----------

       (i) Reflects management's estimate of cost savings related to the closing of duplicate facilities and the elimination of personnel partially offset by increases in Company personnel. There can be no assurance, however, that the Company will realize such cost savings.

                                  (UNAUDITED)
                                 (IN THOUSANDS)

       (ii) Reflects the increase in depreciation and amortization from the allocation of the purchase price to property, plant and equipment and intangible assets, including goodwill. Property, plant and equipment, which is assumed to approximate historic net book value, will be depreciated over three years. The intangible assets represent a covenant not to compete which will be amortized over five years, five patents which will be amortized over the remaining life of each respective patent (which averages approximately 11 years), and goodwill which will be amortized over 20 years. Depreciation and amortization is calculated as follows:

                                          NINE MONTHS       EIGHT MONTHS
                        YEAR ENDED           ENDED              ENDED
                      AUGUST 31, 1997    MAY 31, 1997      APRIL 30, 1998
                      ---------------  -----------------  -----------------
Property, plant and
  equipment.........     $   2,178         $   1,634          $   1,452
Covenant not to
  compete...........           100                75                 67
Patents.............           500               375                333
Goodwill............         1,424             1,068                949
                           -------           -------            -------
                             4,202             3,152              2,801
Historical..........        (1,740)           (1,313)            (1,184)
                           -------           -------            -------
                         $   2,462         $   1,839          $   1,617
                           -------           -------            -------
                           -------           -------            -------

       (iii) Reflects the increase in interest expense as a result of $50.0 million of borrowings to consummate the CHI
              Acquisition, including related costs and expenses. Funds to consummate the acquisition were assumed to have been borrowed under the Term Loan Facility at an interest rate of 8.59% (LIBOR plus 2.75%).

       (iv) Reflects the effects on income tax expense of the historical operations of the CH Medical Business and the adjustments described in the footnotes herein at an incremental effective tax rate of 40%.

             SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION

    The following table sets forth selected consolidated historical financial information of the Company for the five fiscal years ended September 30, 1997 and for the nine months ended June 30, 1997 and 1998. The statement of operations data for the three years ended September 30, 1997 and the balance sheet data as of September 30, 1996 and 1997 was derived from the audited consolidated financial statements of the Company included elsewhere in this Prospectus. The statement of operations data for the two years ended September 30, 1993 and 1994 and the balance sheet data as of September 30, 1993, 1994 and 1995 was derived from audited consolidated financial statements of the Company. The statement of operations data for the nine months ended June 30, 1997 and 1998 and the balance sheet data as of June 30, 1998 was derived from the unaudited consolidated financial statements of the Company included elsewhere in this Prospectus which, in the opinion of Management, include all adjustments necessary for a fair presentation of the financial condition and results of operations of the Company for such periods. The results of operations for interim periods are not necessarily indicative of a full year's operations. The other data presented below was prepared from Company prepared schedules. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this Prospectus.


                                                                                                       NINE MONTHS
                                                                                                          ENDED
                                                          YEAR ENDED SEPTEMBER 30,                       JUNE 30,
                                            -----------------------------------------------------  --------------------
                                              1993      1994(A)     1995       1996      1997(B)     1997       1998
                                            ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                                          (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Revenues................................    $89,994    $81,498   $132,241   $136,066   $155,960  $ 117,674  $ 131,920
  Non-recurring items(c)..................     --         --         --         (2,200)    --         --        (34,567)
  Operating income (loss).................      8,614      1,354     24,202     25,446     29,504     24,508    (19,889)
  Interest expense........................    (21,043)   (21,335)   (29,241)   (27,307)   (19,107)   (15,205)   (14,333)
  Other (charges) and credits(d)..........      1,918      7,381      1,381     (4,695)    (7,504)       768        714
  Income (Loss) from continuing operations
    before income taxes...................    (10,511)   (12,600)    (3,658)    (6,556)     2,893     10,071    (33,508)
  Income (Loss) from continuing
    operations............................     (5,145)    (8,254)    (3,346)    (6,178)    (2,241)     1,427    (21,764)
OTHER DATA:
  Rental revenues.........................  $  72,829  $  69,079  $ 117,043  $ 114,275  $ 124,316  $  94,341  $ 103,700
  Sales revenues..........................        882      1,729      7,036     11,696     19,922     14,785     20,671
  Other revenues(e).......................     16,283     10,690      8,162     10,095     11,722      8,548      7,549
  EBITDA(f)...............................     27,565     22,480     54,363     55,603     59,863     46,604     46,328
  Depreciation and amortization...........     18,951     21,126     30,161     30,157     30,359     22,096     31,650
  Capital expenditures....................     24,493     13,257     13,356     18,913     15,458     11,589     17,909
  Ratio of earnings to fixed charges(g)...        .54        .45        .88        .77       1.14       1.61      (1.28)
  Branches and distributors (at end of
    period)...............................         74         73         84         84         84         84        101
  Equipment units (at end of period)......     71,231     83,101    123,309    120,388    131,897    129,516    150,050

                                                                 AS OF SEPTEMBER 30,                       AS OF
                                                -----------------------------------------------------    JUNE 30,
                                                  1993      1994(A)     1995       1996      1997(B)       1998
                                                ---------  ---------  ---------  ---------  ---------  -------------
                                                                       (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
  Working capital (deficiency)................  $  (4,501)  $(24,569)  $(20,249) $    (511) $  29,732  $    46,847
  Property, plant and equipment, net..........    117,748    149,051    132,823    122,706    113,589      112,706
  Total assets................................    308,827    377,795    334,169    308,423    257,522      318,734
  Total debt (including current portion of
    long-term debt)...........................    220,464    289,261    256,156    242,210    145,834      477,085
  Redeemable preferred stock..................     --         --         --         --         --          109,482
  Stockholders' equity (deficiency)...........     44,574     36,280     31,517     17,445     48,603     (315,401  )


------------------------

(a) On September 30, 1994, MEDIQ/PRN acquired the critical care, life support and other movable medical rental equipment inventory of Kinetic Concepts, Inc. The purchase price, which was primarily financed with long-term debt, approximated $88.0 million, including transaction costs and the assumption of certain capital lease obligations.

(b) On September 1, 1997, the Company consummated the SpectraCair Acquisition for $1.9 million and the assumption of its former joint venture partner's portion of the outstanding debt of $4.4 million. Accordingly, the results of operations of SpectraCair for the one month ended September 30, 1997 are included in the Company's operating results.

(c) Fiscal 1996 includes restructuring charges of $2.2 million. The nine months ended June 30, 1998 includes non-recurring merger costs aggregating $34.6 million, including compensation expense of $19.0 million recorded upon the exercise of options by employees, payment of special transaction bonuses to certain current and former members of management of approximately $6.0 million and the payment of a transaction fee of $6.0 million to BRS and the Co-Investors.

(d) Fiscal 1993 includes interest income of $1.1 million partially offset by a $0.3 million net loss on the sale of assets. Fiscal 1994 includes a net gain on the sale of assets of $5.8 million and interest income of $1.4 million. Fiscal 1995 includes $1.5 million of interest income partially offset by a $0.4 million net loss on the sale of assets. Fiscal 1996 includes a $6.0 million reserve on the note receivable from MHM, interest income of $1.5 million and a net gain on the sale of assets of $0.6 million. Fiscal 1997 includes an equity participation charge related to the repurchase of MEDIQ/PRN warrants of $11.0 million, a gain on the sale of stock of $9.2 million, a reserve on amounts due from MHM of $5.5 million, the write-off of deferred acquisition costs of $4.0 million, a gain on a note receivable of $1.8 million and interest income of $2.1 million. The nine months ended June 30, 1997 includes an equity participation charge related to the repurchase of MEDIQ/PRN warrants of $11.0 million, a gain on the sale of stock of $9.2 million, a gain on a note receivable of $1.8 million and interest income of $1.6 million. The nine months ended June 30, 1998 includes interest income of approximately $0.7 million.

(e) For fiscal year 1993, other revenues include revenues from subsidiaries sold in fiscal 1994 of $5.1 million.

(f) EBITDA is defined as income from continuing operations before interest, taxes, depreciation, amortization and non-recurring merger costs. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service indebtedness. However, EBITDA should not be considered as an alternative to income from operations or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as an indication of a company's operating performance or as a measure of liquidity.

(g) In fiscal 1993 through 1996, earnings were inadequate to cover fixed charges by $10.5 million, $12.6 million, $3.7 million and $6.6 million, respectively. In the nine months ended June 30, 1998, earnings were inadequate to cover fixed charges by $35.5 million as a result of non-recurring merger costs.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

    The following discussion should be read in conjunction with the financial statements and related notes, and the other financial information, included elsewhere in this Prospectus.

GENERAL

    During fiscal 1997, the Company completed its previously announced strategy of focusing on MEDIQ/ PRN and divesting substantially all other operating assets. This strategy resulted in the following divestitures:

        (i) In October 1996, PCI Services, Inc. ("PCI") was acquired by Cardinal Health, Inc. ("Cardinal"). In that transaction, the Company received 1,449,000 shares (adjusted for a stock split) of Cardinal stock in exchange for its 46% ownership interest in PCI. In January 1997, the Company sold these shares for $88.4 million.

        (ii) In November 1996, the Company sold substantially all the assets of MEDIQ Mobile X-Ray Services, Inc. ("Mobile X-Ray") for (a) $5.3 million in cash, (b) shares of Integrated Health Services, Inc. ("IHS") common stock with an initial value of $5.2 million, which were subsequently sold at an amount which approximated carrying value and (c) the possibility of the Company receiving additional cash consideration based upon the occurrence of certain future events. In fiscal 1997, the Company received approximately $1.1 million in additional cash consideration relating to the Mobile X-Ray transaction.

       (iii) In December 1996, the Company sold all of its shares of NutraMax for $36.3 million, or $9.00 per share.

        (iv) In May 1997, the Company sold the stock of Health Examinetics, Inc. ("Health Examinetics") for $1.7 million.

    As part of the Company's strategy to focus on its core business, the Company sought to acquire two companies in the medical rental equipment business. In February 1997, the Company entered into an agreement to acquire Universal Hospital Services, Inc. ("UHS"), a provider of medical rental equipment. UHS and the Company mutually terminated the agreement in September 1997 due to Federal Trade Commission ("FTC") antitrust concerns. See "--Results of Operations--Other Charges/Credits." In September 1997, the Company consummated the SpectraCair Acquisition for approximately $1.9 million and the assumption of Huntleigh's portion of SpectraCair's then outstanding debt of $4.4 million.

    Since September 30, 1994, the Company's revenues and operating income have been driven principally by acquisitions in its core rental business and internal growth in sales of Parts and Disposables and Outsourcing Services, and to a lesser extent, its core rental business. During this period, the Company increased revenues from $81.5 million in fiscal 1994 to $156.0 million in fiscal 1997. In addition, as a result of acquisitions and management initiatives, the Company increased operating income and operating margins from $1.4 million and $29.5 million and from 2% and 19%, respectively, during the same period. See "Business--General."

    During the last two fiscal years, operating margins have decreased slightly as a result of the growth experienced by the Company in sales of Parts and Disposables revenue share activities and Outsourcing Services. These activities have lower operating margins and have experienced higher growth rates than the Company's core rental business.

    The Company's rental business is seasonal, with demand historically peaking during periods of increased hospital census, which generally occur in the winter months during the Company's second fiscal quarter. Demand is generally at its lowest point during the Company's first quarter. During the past three fiscal years, first quarter sales have represented an average of approximately 23% of annual revenues and second quarter sales have represented an average of approximately 28% of annual revenues.

RESULTS OF OPERATIONS

NINE MONTHS ENDED JUNE 30, 1998 COMPARED WITH NINE MONTHS ENDED JUNE 30, 1997

    REVENUES FROM CONTINUING OPERATIONS. Revenues were $131.9 million for the nine months ended June 30, 1998, as compared to $117.7 million in the prior year period, an increase of $14.2 million, or 12%. This revenue growth was attributable to a 10% increase in rental revenue and a 40% increase in sales partially offset by a 12% decrease in other revenue. The growth in rental revenue was achieved primarily through revenues from the rental of therapeutic support systems as a result of the SpectraCair Acquisition in September 1997 and the CHI Acquisition in May 1998. Rental revenue also increased as a result of revenue share arrangements, the most significant of which commenced in January 1997. These increases were partially offset by a 4% decrease in the core rental business primarily as a result of a shift from rental to purchase by one of the Company's significant home healthcare customers beginning in May 1997. Exclusive of revenues from such customer, revenues from the core rental business were comparable to the prior year. The increase in sales was attributable to sales of disposable products as a result of increased volume to existing customers, revenue share arrangements, and sales of medical gases which the Company initiated in the fourth quarter of fiscal 1997. The decrease in other revenue was primarily attributable to the discontinuance of logistics services provided to SpectraCair as a result of its acquisition in September 1997, partially offset by increased revenues from asset management projects.


    EBITDA. EBITDA was $46.3 million for the nine months ended June 30, 1998 and was comparable with the prior year period. EBITDA margins decreased to 35.1% in the current period from 39.6% in the comparable prior year period. The margin decrease was primarily attributable to the growth of sales of parts and disposables and the Company's revenue share activities which have lower margins than the Company's core rental business and the increase in selling and operating expenses.


    EBITDA is defined as income from continuing operations before interest, taxes, depreciation, amortization and non-recurring merger costs. The Company's definition of EBITDA may not be comparable to similarly titled measures reported by other companies. EBITDA is presented because it is a widely accepted financial indicator of a company's ability to service indebtedness in the medical equipment rental industry. However, EBITDA should not be considered as an alternative to income from operations or to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) and should not be construed as an indication of a company's operating performance or as a measure of liquidity.


    OPERATING INCOME (LOSS). The operating loss was $19.9 million for the nine months ended June 30, 1998, as compared to operating income of $24.5 million in the prior year period. The decrease in operating income was primarily attributable to the non-recurring merger costs aggregating $34.6 million (which included compensation expense of $19.0 million recorded upon the exercise of options by employees, payment of special transaction bonuses to certain current and former members of management of approximately $6.0 million and the payment of a transaction fee of $6.0 million to BRS and the Co-Investors) and a $6.0 million depreciation reserve to write-down certain rental equipment product lines to net realizable value. Exclusive of the non-recurring merger costs and the depreciation reserve, operating income decreased $4.8 million to $20.7 million as a result of increased depreciation associated with capital expenditures in the current and prior year. The aforementioned decrease in core rental revenue and increased selling and operating expenses as the Company continued to invest in sales and operational personnel to facilitate the growth of the SpectraCair division, disposable sales and outsourcing activities also contributed to the decrease in operating income.


    INTEREST EXPENSE. Interest expense decreased 6% to $14.3 million for the nine months ended June 30, 1998 primarily as a result of the substantial reduction of debt with the proceeds from the sales of discontinued operations in the second quarter of fiscal 1997 and reduced interest rates as a result of improved leverage in accordance with the terms of the Company's former credit agreement, partially offset by the substantial increase in debt incurred in connection with the Merger and the CHI Medical Acquisition.

    TAX RATE. The Company's effective tax rates were disproportionate compared to the statutory rate as a result of the nondeductibility of certain goodwill amortization.

FISCAL 1997 COMPARED WITH FISCAL 1996

    REVENUES FROM CONTINUING OPERATIONS. Revenues from continuing operations were $156.0 million as compared to $136.1 million in the prior year, an increase of $19.9 million, or 15%. The revenue growth was attributable to a 9% increase in rental revenue, a 70% increase in sales, and a 16% increase in other revenue. The growth in rental revenue was primarily attributable to new revenue share arrangements, a sustained flu season, increased volume and the acquisition of SpectraCair. The increase in sales was derived primarily from a significant distribution contract which was in place during all of 1997 as compared to five months in the comparable prior year as well as increases in sales of Parts and Disposables as a result of additional volume attributable to an expanded customer base, a wider variety of product offerings, a new revenue share arrangement and the expansion of a distribution agreement to include additional product lines. The increase in other revenue was achieved principally through Outsourcing Services as a result of an expanded customer base. The Company expects to continue to emphasize the sale of Parts and Disposables related to the types of Medical Equipment it rents, as well as the nonrental services it has introduced, and would anticipate that, if this strategy is successful, these activities would significantly contribute to the Company's revenue growth.

    The Company markets its products and services to a variety of health care and related businesses, primarily hospitals, alternate care and home care providers and nursing homes. In recent years, these industries have undergone dramatic consolidation and change. Although the Company is seeking to emphasize its ability to provide services to these health care institutions in response to a perception that such institutions are "outsourcing" increasing amounts of their operations, there can be no assurance that this strategy will be successful.

    OPERATING INCOME. Operating income increased $1.9 million or 7% to $29.5 million, as compared to $27.6 million, exclusive of a $2.2 million restructuring charge, in the prior year. The restructuring charge was incurred in connection with the downsizing of corporate functions and consolidation of certain activities with the operations of MEDIQ/PRN. The improvement in operating income was attributable to the growth in revenue share and sales activities and reductions in corporate overhead of $0.9 million related to the downsizing of corporate functions. This improvement was partially offset by an additional investment in people and information systems to facilitate the accelerated growth of sales of Parts and Disposables and revenues from Outsourcing Services, higher variable costs associated with the sustained flu season and increased volume. Operating margins remained consistent with the prior year as a result of the Company's growth in revenue share activities and sales of Parts and Disposables which provide a lower gross margin than the traditional rental of equipment but do not require any capital investment.

    INTEREST EXPENSE. Interest expense decreased 30% to $19.1 million from $27.3 million in 1996 primarily as a result of substantial reductions of debt with the proceeds from the sales of discontinued operations and lower interest rates associated with the refinancing of the 11 1/8% Senior Secured Notes due 1999 that occurred on October 1, 1996.

    OTHER CHARGES AND CREDITS. In October 1996, the Company incurred a non-recurring charge of $11.0 million for the repurchase of warrants to purchase 10% of the capital stock of MEDIQ/PRN issued in connection with financing the acquisition of Kinetic Concepts, Inc. in 1994.

    In February 1997, the Company entered into an agreement with UHS to acquire the outstanding shares of UHS for $17.50 per share. Including the assumption of debt, the total purchase price would have been $138.0 million. The transaction was structured as a cash merger and was anticipated to be funded with proceeds from the Existing Credit Facility. In January 1997, the Existing Credit Facility was amended to increase certain of its components by $50 million, subject to approval of the proposed acquisition of UHS pursuant to the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and by UHS' shareholders. In April 1997, the shareholders of UHS approved the acquisition subject to Federal regulatory approval pursuant to the HSR Act. In July 1997, the Company and UHS were informed by the FTC that it had authorized its staff to take legal action to block the proposed transaction, and subsequently the FTC filed a motion for a preliminary injunction to block the transaction. In September 1997, facing the likelihood of a protracted administrative proceeding before the FTC, the uncertainty of the outcome and the costs associated with continuing to defend against the efforts of the FTC to prevent the merger, the Company and UHS mutually terminated the proposed acquisition. Consequently, the amendment to the Existing Credit Facility was also terminated. The Company wrote-off $4.0 million ($2.4 million net of taxes, or $.09 per share) of deferred acquisition and financing costs related to the acquisition.

    In September 1997, the Company recorded additional reserves of $5.5 million on amounts due from MHM, formerly a wholly owned subsidiary of the Company that was spun-off to shareholders in August 1993, as a result of its assessment of the net realizable value of these amounts in light of continued deterioration in MHM's financial condition. See "Business--Legal Proceedings."

    TAX RATE. The Company's effective tax rate was disproportionate compared to the statutory rate as a result of the non-deductibility of the expense associated with the repurchase of the MEDIQ/PRN warrants, goodwill amortization and non-recognition of certain operating losses and non-operating gains for state income tax purposes.

    DISCONTINUED OPERATIONS. In November 1997, the Company sold to InnoServ Technologies ("InnoServ") all of the 2,026,438 shares of InnoServ common stock owned by it, together with a warrant to acquire additional shares of InnoServ common stock. Under the terms of the agreement, no cash payment was made by InnoServ. However, the parties agreed to terminate a non-compete covenant relating to maintenance and repair services. In addition, in the event of a change of control of InnoServ before September 30, 1998, the Company will be entitled to certain payments from the acquiring party as if it had continued to own the shares. At this time, the Company cannot determine whether a change of control of InnoServ will occur and if a transaction does occur, the amount of consideration it would receive. Accordingly, the Company has recorded a reserve of $5.0 million before taxes ($1.3 million after taxes) as a component of Income from Discontinued Operations in the Company's Consolidated Statements of Operations.

    On May 7, 1997, the Company sold the stock of Health Examinetics to the management of Health Examinetics for approximately $1.7 million, consisting of $0.1 million in cash and an interest-bearing promissory note in the amount of $1.6 million. The promissory note bears interest at 7% per annum and matures in April 2003. Interest only is due on the promissory note for the first eighteen months. Quarterly principal and interest payments commence on January 1, 1999. The sale resulted in an after-tax charge of $1.0 million, or $0.04 per share in addition to the estimated net loss on the disposal recorded in fiscal 1996. The charge is reflected as a component of Income from Discontinued Operations in the Company's Consolidated Statements of Operations.

    On December 31, 1996, the Company sold to NutraMax all of the 4,037,258 shares of common stock, par value $.01 per share, of NutraMax ("NutraMax Common Stock") owned by the Company at a price of $9.00 per share. The Company received from NutraMax $19.9 million in cash and an interest-bearing promissory note (the "NutraMax Note") in the amount of $16.4 million. The NutraMax Note matures in July 2003 and bears interest at 7.5% per annum for the first eighteen months with decreasing interest rates over the remaining term. The NutraMax Note is payable when shares of NutraMax Common Stock owned by the Company, which are currently held in escrow in support of the Exchangeable Debentures, are delivered to NutraMax upon release from escrow. The shares of NutraMax Common Stock are to be released from escrow upon the purchase or redemption of Exchangeable Debentures by the Company. In the event the Exchangeable Debentures are exchanged into shares of NutraMax Common Stock, the

NutraMax Note will be reduced on a pro rata basis. The NutraMax Note does not bear a market rate of interest for its full term. Accordingly, the Company discounted the NutraMax Note to $13.6 million. The Company recognized an after-tax gain of $4.8 million, or $0.18 per share, on the sale of the NutraMax Common Stock which is included in Discontinued Operations in the Company's Consolidated Statements of Operations. From January through September 1997, the Company repurchased $17.8 million of the Exchangeable Debentures in the open market which resulted in the release of 1,161,961 shares of NutraMax Common Stock from escrow. The shares were delivered to NutraMax resulting in cash payments on the NutraMax Note of $10.5 million and the realization of a $1.8 million pre-tax gain as a result of the recognition of a portion of the discount on the NutraMax Note. This gain is reflected in Other-net in the Company's Consolidated Statements of Operations. At September 30, 1997, the balance of the NutraMax Note was $4.8 million, net of a discount of $1.1 million. The Company used the cash proceeds received from these transactions to reduce debt.

    On November 6, 1996, the Company sold substantially all the assets of Mobile X-Ray to Symphony Diagnostics, Inc., a subsidiary of IHS, for $5.3 million in cash and shares of IHS common stock with a value of $5.2 million. In 1997, the Company received additional proceeds of $1.1 million, with the possibility of the Company receiving additional cash consideration based upon the occurrence of certain future events. The loss on the disposal of these assets was recorded in fiscal 1996. In July 1997, the Company sold the IHS shares at an amount which approximated carrying value. The proceeds from these transactions were used to reduce debt.

    On October 11, 1996, PCI was acquired by Cardinal. In that transaction, the Company received 1,449,000 shares (adjusted for a stock split) of Cardinal stock in exchange for its 46% ownership interest in PCI. The Company recognized an after-tax gain of $32.6 million on this transaction as a component of Income from Discontinued Operations in the Company's Consolidated Statements of Operations. The Company sold its Cardinal shares in January 1997 for $88.4 million and used the proceeds to reduce debt.

    Revenues and operating income from discontinued operations (excluding equity investees) in 1997 were $6.6 million and $0.2 million, respectively, as compared to revenues and operating income of $36.8 million and $4.3 million, respectively, in the prior year.

    EXTRAORDINARY ITEMS. As a result of the refinancing that occurred on October 1, 1996 and the repurchases of the Company's 7.25% Convertible Subordinated Debentures ("7.25% debentures") and Exchangeable Debentures, the Company recognized an extraordinary charge of $13.4 million ($8.0 million, net of taxes) resulting primarily from premiums incurred related to the tender offer to purchase the $100 million 11 1/8% Senior Secured Notes due 1999 and the write-off of related deferred charges.

FISCAL 1996 COMPARED WITH FISCAL 1995

    REVENUES FROM CONTINUING OPERATIONS. Revenues from continuing operations were $136.1 million, as compared to $132.2 million in the prior year, an increase of $3.9 million, or 3%. The revenue growth was attributable to a 66% increase in sales and a 24% increase in other revenue, partially offset by a 2% decrease in rental revenue. The growth in sales and other revenue was partially offset by lower Medical Equipment rentals as a result of the absence in fiscal 1996 of a sustained flu season, the non-renewal of a number of long-term rental contracts as a result of customer purchases and a trend in the marketplace of better utilization of equipment by customers partially offset by an increase in the number of rental customers.

    OPERATING INCOME. Operating income from continuing operations was $25.4 million, as compared to $24.2 million in 1995, an increase of $1.2 million, or 5%. The improvement in operating income was attributable to reductions in corporate overhead of $4.1 million, as compared to fiscal 1995, as a result of non-recurring expenses in fiscal 1995 associated with the activities of the Special Committee of the Board of Directors of Holdings and the reduction in corporate personnel in connection with the corporate restructuring plan adopted in the first quarter of fiscal 1996. This reduction was partially offset by a restructuring charge of $2.2 million for employee severance costs incurred in connection with a plan approved by the Board of Directors to downsize corporate functions and consolidate certain activities with the operations of MEDIQ/PRN.

    INTEREST EXPENSE. Interest expense decreased 7%, to $27.3 million, from $29.2 million in 1995. The decrease was primarily attributable to a net reduction in indebtedness and was partially offset by an increase in the interest rate of MEDIQ/PRN's $100 million Senior Secured Notes from 11 1/8% to 12 1/8% effective October 1, 1995.

    INTEREST INCOME. Interest income of $1.5 million was consistent with the prior year and was primarily derived from the Company's note receivable from MHM.

    OTHER CHARGES AND CREDITS. Other charges and credits for 1996 included the establishment of a reserve on the note receivable from MHM of $6.0 million as a result of the Company's analysis of the financial condition of MHM and a charge of $0.6 million related to the excess of the purchase price over the carrying value of a warrant issued by MEDIQ/PRN in 1992 to a lender in connection with the financing of an acquisition in 1992. The purchase price of the warrant was $1.6 million. These charges were partially offset by gains on the sales of operating assets of $0.6 million. Fiscal 1995 included a loss of $1.1 million from the sale of the Company's equity interest in New West Eyeworks, Inc. in April 1995 for $3.0 million, and income of $0.6 million representing a portion of the contingent proceeds earned in 1995 from the prior year sale of the Company's interest in a kidney stone treatment center.

    PRE-TAX LOSS. The pre-tax loss from continuing operations before extraordinary items was $6.6 million for 1996, as compared to a pre-tax loss of $3.7 million in the prior year. The increase in pre-tax loss was attributable to the reserve on the note receivable from MHM, the restructuring charge and the charge related to the repurchase of the MEDIQ/PRN warrant partially offset by net reductions in interest expense and corporate overhead. The pre-tax loss in 1995 included non-recurring expenses of $1.7 million related to the strategic activities of the Board of Directors and a loss of $1.1 million on the sale of the Company's equity interest in New West Eyeworks.

    INCOME TAX BENEFIT. The income tax benefit related to continuing operations was $0.4 million, as compared to a benefit of $0.3 million in the prior year. The Company's effective tax rates were disproportionate compared to the statutory rates as a result of goodwill amortization and the non-recognition for state income tax purposes of certain operating losses.

    DISCONTINUED OPERATIONS. Revenues from discontinued operations (excluding equity investees) were $36.8 million in 1996, as compared to $78.4 million in 1995. The net loss from discontinued operations was $10.7 million in 1996, as compared to $1.6 million in 1995, and consisted principally of revisions to the estimates of sales proceeds for the disposal of the Company's investments in discontinued operations, including reserves relating to certain investigations as discussed in Note J to the Consolidated Financial Statements of the Company for fiscal 1997.

    In September 1996, the Company sold its ownership interest in HealthQuest for $75,000, which approximated its carrying value.

    In August 1995, the Company sold the assets of MEDIQ Imaging to NMC Diagnostic Services, Inc., a division of W. R. Grace and Co., for approximately $17.0 million in cash and the assumption of $9.7 million of debt.

    In June 1995, the Company sold Medifac, Inc. ("Medifac") and certain related assets to the management of Medifac for approximately $11.0 million in cash and notes, and the assumption of $26.9 million of non-recourse debt.

    EXTRAORDINARY GAIN. In connection with repayments of debt, the Company realized an extraordinary gain of $1.7 million, or $1.1 million net of taxes, in 1996.

LIQUIDITY AND CAPITAL RESOURCES


    Cash used in operating activities was $1.9 million in the nine months ended June 30, 1998, as compared to $2.7 million in the prior year period. The increase was primarily attributable to improved cash flows from operations and decreased working capital requirements. Net cash used in investing activities was $26.0 million, and principally consisted of capital expenditures for equipment and acquisitions. Net cash provided by financing activities was $33.5 million and primarily consisted of proceeds from the issuance of $190.0 million of Notes, borrowings under the New Credit Facility of $151.5 million, the issuance of the Preferred Stock of $138.2 million and the issuance of Units for gross proceeds of $75.0 million, partially offset by the repurchase of the Company's common and preferred stock of $377.4 million, the repayment of the Company's former credit facility of $133.9 million and deferred financing fees of $20.1 million.


    MEDIQ/PRN issued the Old Notes and entered into the New Credit Facility and Holdings issued the Units to consummate the Merger and the CHI Acquisition, effect the Refinancing, pay related fees and expenses and provide for working capital requirements. As a result of the consummation of the Transactions and the CHI Acquisition, the Company has substantial consolidated indebtedness. At June 30, 1998, the Company had $477.1 million of consolidated indebtedness and a shareholders' deficit of $315.4 million. In addition, the Company expects to incur additional indebtedness in connection with its post-Merger strategy of pursuing strategic acquisitions and expanding through internal growth.


    Following the consummation of the Transactions and the CHI Acquisition, subject to certain conditions, the terms of the Revolving Credit Facility and the Acquisition Facility provide the Company with the ability to borrow up to $50.0 million for working capital and $75.0 million for future acquisitions, respectively. However, at June 30, 1998, pursuant to the terms of the New Credit Facility and/or the Indentures, the availability under the Revolving Credit Facility and the Acquisition Facility was limited to $25.9 million and $50.0 million, respectively.


    The Company's principal capital requirements are to fund working capital needs, meet required debt payments, fund capital expenditures and complete planned maintenance and expansion. Management anticipates that MEDIQ/PRN's operating cash flow, together with available borrowings under the New Credit Facility, will be sufficient to meet its working capital, capital expenditure and debt service requirements on its debt obligations for the foreseeable future.

    The New Credit Facility and the Indentures include significant operating and financial restrictions, such as limits on the Company's ability to incur indebtedness, create liens, sell assets, engage in mergers or consolidations, make investments and capital expenditures and pay dividends. Upon consummation of the Transactions, the Company had substantial consolidated indebtedness. In addition, the Company expects to incur additional indebtedness in connection with its post-Merger strategy of pursuing strategic acquisitions and expanding through internal growth. Any such high leverage may have important consequences for the Company, including the following: (a) the Company's ability to obtain additional financing for such acquisitions, working capital, capital expenditures or other purposes may be impaired or any such financing may not be on terms favorable to the Company; (b) interest expense may reduce the funds that would otherwise be available to the Company for its operations and future business opportunities; (c) a substantial decrease in net operating cash flows or an increase in expenses of the Company could make it difficult for the Company to meet its debt service requirements or pay dividends or force it to modify its operations; (d) substantial leverage may place the Company at a competitive disadvantage and may make it more vulnerable to a downturn in its business or the economy generally; (e) certain of such indebtedness of the Company will be at variable rates of interest, which would cause the Company to be vulnerable to increases in interest rates; (f) certain of such indebtedness will be secured by substantially all the assets of MEDIQ/PRN and its subsidiaries, reducing its ability to obtain additional financing; and (g) the Company may be hindered in its ability to adjust rapidly to changing market conditions.

RECENT DEVELOPMENTS

    ACCOUNTING PRONOUNCEMENTS. The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), which was adopted by the Company in fiscal 1997 as required by the statement. The Company has elected to continue to measure such compensation expense using the method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," as permitted by SFAS 123. (See Note O to the Company's Consolidated Financial Statements).

    The Financial Accounting Standards Board has issued SFAS No. 128, "Earnings Per Share," which will result in changes to the computation and presentation of earnings per share. The Company adopted this standard during its quarter ended December 31, 1997.

    The Financial Accounting Standards Board has issued SFAS No. 130, "Reporting Comprehensive Income," which will result in disclosure of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. The Company is not required to adopt this standard until fiscal 1999. At this time, the Company has not determined the impact the adoption of this standard will have on the Company's financial statements.

    The Financial Accounting Standards Board has issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for the way public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company is not required to adopt this standard until fiscal 1999. At this time, the Company has not determined the impact the adoption of this standard will have on the Company's financial statements.

    The Financial Accounting Standards Board has issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." This statement, which provides for additional disclosure regarding pensions and other post-retirement benefits, is effective for fiscal years beginning after December 15, 1997, although earlier application is permitted. The Company does not believe the adoption of this standard will have a material impact on the Company's financial statements.

    In July 1998, the FASB issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities." This statement, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities, is effective for fiscal years beginning after June 15, 1999, although earlier application is permitted. At this time, the Company has not determined the impact the adoption of this standard will have on the Company's financial statements.

    NPC ACQUISITION. On June 26, 1998, MEDIQ/PRN acquired certain assets of National Patient Care Systems, Inc. ("NPC") for $11.0 million in cash, including related costs and expenses and contingent consideration of up to $2.8 million payable over the next two years if certain revenue targets are achieved by NPC.

    YEAR 2000. The Company's internal business information systems have been analyzed for Year 2000 compliance and are Year 2000 compliant. The Company utilizes third-party network equipment and software products, which may or may not be Year 2000 complaint. While delays in the implementation of the Year 2000 solutions or failure of any critical technology components to operate properly in the Year 2000 could adversely affect the Company's operations, at this time, the Company believes that resolution of the Year 2000 issue will not require material additional costs and will not have a material adverse effect on the Company's results of operations.

                                    BUSINESS

GENERAL

    The Company operates the largest critical care, life support and other movable medical equipment rental business in the United States. Through its national distribution network, the Company serves more than 5,000 hospitals, alternate care and home care providers, nursing homes and other health care providers nationwide. The Company rents over 650 different types of Medical Equipment, including adult and infant ventilators, adult, infant, neonatal and fetal monitors, infusion and suction pumps, incubators, infant warmers, pulse oximeters, sequential compression devices and oxygen concentrators. Approximately 70% of the Company's rental revenues are generated from over 70 contracts with national health care providers and group purchasing organizations, including some of the largest hospital chains in the United States. In addition, the Company rents Support Surfaces. On a Pro Forma Basis, the Company generated $196.6 million of revenue and $68.5 million of Adjusted EBITDA during the LTM Period.

    In addition to its core rental business, the Company sells a variety of Parts and Disposables to its customers primarily for use with the types of Medical Equipment it rents. In addition, the Company provides several outsourcing services to health care providers. The Company's Outsourcing Services and sales of Parts and Disposables are natural complements to the Company's core rental business, as they enable the Company to generate incremental revenues within an existing customer relationship and leverage the Company's extensive distribution network and broad customer base.

    The Company believes that rentals of Medical Equipment and Support Surfaces and outsourcing of non-core functions of hospitals and other health care providers have benefited from certain industry trends. In recent years, hospitals have faced increasing pressure to reduce operating costs and capital expenditures, while continuing to offer state-of-the-art health care. Equipment rental programs can be more cost effective for health care providers than the purchase or lease of movable medical equipment because they enable health care providers to incur the cost for equipment only when demand for such equipment exists, thus increasing the providers' equipment utilization rates and decreasing their overall cost structure. Additionally, by shifting the management of activities such as asset management and repair and maintenance to third parties, hospitals and other health care providers can reduce operating costs, increase efficiency and/or minimize technological obsolescence of equipment.

    In fiscal 1997, rentals of Medical Equipment and Support Surfaces accounted for approximately 80% of the Company's revenues, sales of Parts and Disposables and equipment accounted for approximately 13% of the Company's revenues and the provision of Outsourcing Services and other revenues accounted for approximately 7% of the Company's revenues.

    RENTALS. In its rental business, the Company rents its approximately 150,000 unit Medical Equipment and Support Surfaces inventory to customers through 101 branch locations in major metropolitan areas nationwide. Such locations operate 24 hours a day, 365 days a year, with deliveries of patient-ready equipment typically made to customers within two hours of a request. The Company's customers receive a full range of rental and related services, including equipment delivery, inspection, maintenance, repair and documentation. In September 1997, the Company consummated the SpectraCair Acquisition in order to broaden its equipment rental product lines to include rentals of Support Surfaces. In addition, on May 29, 1998 the Company purchased certain assets and rights related to the CH Medical Business which the Company anticipates will increase its Support Surface rental business. See "--Recent and Potential Acquisitions." On a Pro Forma Basis, the Company's rental activities generated $156.1 million or 79.4% of total revenue during the LTM Period.

    In addition to standard rentals, the Company has entered into several revenue-share arrangements with OEMs pursuant to which the Company rents Medical Equipment and sells disposable products produced by the OEMs to the Company's customers. Because the OEMs own the equipment, such arrangements permit the Company to generate additional revenues without any additional capital investment. In fiscal 1997, the Company began to focus its efforts on increasing revenue sharing revenues as it believes there are significant growth opportunities in this area. On a Pro Forma Basis, revenue sharing rental revenues generated $11.0 million or 7.1% of the Company's total rental revenue during the LTM Period.

    PARTS AND DISPOSABLES. The Company sells a variety of Parts and Disposables to its customers, primarily for use with the types of Medical Equipment it rents. The sales of such Parts and Disposables are a natural complement to the Company's Medical Equipment rental business. The Company distributes products to its customers in order to enable them to fill smaller turnaround needs more quickly and to smaller health care providers which do not meet the minimum order requirements of the major medical supply distributors. The Company currently supplies 4,000 disposable products, primarily through a contracted, centralized distribution center located in Salt Lake City, Utah and through a Company operated facility in Pennsauken, New Jersey. The Company also sells repair parts to its clients for the repair of their owned equipment. On a Pro Forma Basis, the Company's sales of Parts and Disposables and Equipment generated $30.0 million or 15.3% of total revenue during the LTM Period.


    OUTSOURCING. To address the needs of hospitals and other health care providers to better manage their assets and increase profits, the Company also offers its customers the following Outsourcing Services, none of which require substantial capital investment by the Company: (i) CAMP programs, which analyze the critical care equipment activity of a customer and provides a variety of logistics and outsourcing services designed to manage, track and service the customer's movable medical equipment; (ii) a biomedical repair service which provides safety inspections, preventive maintenance and repairs for most critical care equipment through a team of more than 190 experienced biomedical technicians; (iii) a logistics and distribution service to assist equipment manufacturers in reducing their transportation costs through utilization of the Company's nationwide branch office network; (iv) a medical gas supply program designed to complement the Company's respiratory equipment rentals and provide "one-stop" service to health care providers in a fragmented market; and (v) a health care consulting and management service designed to assist the Company's customers in the management of their businesses. On a Pro Forma Basis, the Company's Outsourcing Services and other revenues generated $10.5 million or 5.3% of total revenue during the LTM Period.


COMPETITIVE STRENGTHS

    The Company believes that the following competitive strengths contribute to its position as a leader in renting Medical Equipment in the United States and serve as a foundation for the Company's growth strategy:

    - LEADING MARKET POSITION. The Company is the largest critical care, life support and other movable medical equipment rental company in the United States. The Company's Medical Equipment rental revenues during the LTM Period were approximately twice as large as those reported by its nearest rental competitor. The Company has achieved and maintained a market leadership position by making strategic acquisitions, investing in a national distribution network and providing high-quality customer service and competitive pricing. The Company believes that its leading market position provides it with significant advantages in competing with other rental companies.

    - LARGEST DISTRIBUTION NETWORK AND BROADEST PRODUCT LINE. The Company has invested significant amounts to establish a national distribution network and the broadest product line in its industry. The Company's national distribution network has the most expansive geographic coverage in its industry with 101 office locations in 40 states and the Company's product line consist of approximately 150,000 units of Medical Equipment and Support Surfaces rental inventory. Accordingly, the Company can provide Medical Equipment and Support Surfaces directly to its customers on a rapid and efficient basis, with 84% of the Company's customers located within approximately two hours of a Company office location. Moreover, because the Company has substantially completed its domestic branch network, including its gross investment in rental inventory of $246.7 million as of June 30, 1998, the Company can focus its capital expenditures on pursuing its growth strategy and purchasing Medical Equipment and Support Surfaces for which customer demand is already identified. The Company believes that it is uniquely positioned to leverage its installed base of rental equipment and distribution network to increase revenue sharing rentals, sales of Parts and Disposables and the provision of Outsourcing Services to its existing customers.

    - SOLID CUSTOMER BASE. During fiscal 1997, approximately 70% of the Company's Medical Equipment rental revenues were from national accounts and group purchasing organizations. Substantially all of the Company's national accounts have been doing business with the Company for several years. The Company believes that such national health care providers will increasingly require services on a national level, which the Company expects will increase its sales to national accounts and group purchasing organizations.

    - ADVANCED INFORMATION SYSTEMS. The Company's sophisticated information system gives it the ability to track the location of each unit of equipment, as well as the maintenance history and scheduled maintenance requirements related to such unit. Accordingly, when a customer requests a certain piece of equipment, the Company can immediately determine whether or not such equipment is available at the local office which typically services such customer. In addition, if the requested equipment is unavailable at the local office, the Company's information system automatically determines what potential substitutes are locally available as well as the approximate time of delivery for the next closest piece of requested equipment. The Company believes that its advanced information system makes it well positioned to service the needs of the increasingly larger and more complex health care providers and provides it with a competitive advantage in servicing the needs of national accounts and rapidly growing group purchasing organizations.

    - DISCIPLINED APPROACH TO CAPITAL SPENDING. The Company generally makes new Medical Equipment and Support Surfaces purchases only after customer demand is identified. As such, new equipment purchases generally have specifically identifiable cash flows associated with them. Prior to approving any new equipment purchase, the Company requires that the new equipment meets certain minimum financial criteria, such as return on investment, and certain operating criteria, such as expected utilization rates and maintenance costs. The Company estimates that its cost recovery period for most new equipment purchases is between 12 and 18 months. Additionally, the Company's Outsourcing Services and revenue sharing businesses do not require substantial capital investment.

    - STABLE BASE OF CASH FLOW. The Company's rental business has historically provided it with a stable base of cash flows. Moreover, the Company believes that its core rental business does not have significant exposure to economic downturns, because cost pressures during such downturns may lead to increased rentals and fewer purchases of medical equipment by customers.

    - STRONG AND COMMITTED MANAGEMENT TEAM. The Company is led by a seven person senior management team with over 180 years combined experience in the health care industry. In connection with the Transactions, Management reinvested approximately $4.2 million in common and preferred equity of Holdings.

GROWTH STRATEGY

    In order to take full advantage of its market leadership and national distribution network, the Company has introduced new services for its customers and is pursuing strategic acquisition candidates. The following are the primary elements of the Company's growth strategy:

    - GROW CORE RENTAL BUSINESS. The Company expects that certain regulatory and industry trends will cause an increase in overall demand for equipment rentals. The Company believes that it will be able to take advantage of these industry trends and grow its core rental revenues by (i) capitalizing on its national customer base, which the Company believes is the largest in the Medical Equipment rental industry, (ii) focusing on sub-acute and long term health care providers which are facing substantial pressure to reduce operating costs, (iii) identifying incremental rental opportunities through its CAMP programs as it increases the number of hospitals under CAMP contracts, (iv) increasing revenue sharing opportunities with rental equipment manufacturers and (v) continuing to market and grow Support Surfaces as a clinically efficient lower cost alternative to specialty beds.

    - LEVERAGE INFRASTRUCTURE TO INCREASE REVENUES IN NON-CAPITAL INTENSIVE BUSINESSES. Because the Company's national distribution network has the most expansive geographic coverage and broadest product line in its industry, the Company believes that it can increase revenues in certain non-capital intensive businesses by leveraging its infrastructure. In particular, the Company expects to expand its marketing of Outsourcing Services, revenue sharing activities and sales of Parts and Disposables to its existing rental customer base. Moreover, the Company plans to utilize its established distribution channels to develop these businesses without incurring significant incremental costs. The Company believes that leveraging its infrastructure to develop these businesses will produce an increased return on assets, as these businesses require relatively low levels of capital investment.

    - FOCUS ON DEVELOPING ASSET MANAGEMENT PROGRAMS. The Company believes that its CAMP programs will continue to grow as a result of an increase in outsourcing trends related to equipment management and equipment related services as well as an increase in competitive pressure facing health care providers. Certain health care providers that have adopted CAMP have been able to achieve cost savings through a reduction of biomedical and other hospital staff, a decrease in equipment maintenance expenses and an increase in asset utilization rates. Additionally, they have been able to increase equipment utilization and capture increased patient charges as a result of the superior information gathering capability of CAMP. Hospitals under CAMP contracts increased from three as of December 31, 1996 to 14 as of June 30, 1998.

    - ENTER INTO STRATEGIC PARTNERSHIPS. The Company has and will continue to seek new strategic partnerships to increase revenues. In biomedical repair, the Company plans to increase revenues by partnering with equipment manufacturers to provide biomedical repair services for their equipment. In December 1997, the Company entered into an agreement with Siemens, a leading provider of medical equipment, to jointly provide biomedical repair services to hospitals and other health care providers. The Company believes that strategic partnerships such as the Siemens relationship will provide continued growth opportunities. In 1997, the Company entered into a contract with NuTech to be the exclusive rental source of circulatory foot pumps manufactured by NuTech and the exclusive distributor of related disposables. The Company also entered into a contract with Siemens to be the exclusive distributor of certain Siemens accessories and parts in 1996. Principally as result of these efforts, sales related to strategic partnerships increased in fiscal 1997 to $17.4 million from $2.6 million in fiscal 1996.

    - PURSUE STRATEGIC ACQUISITIONS. The Company has historically acquired complementary Medical Equipment and Support Surfaces rental companies and integrated them effectively into its existing operations. Upon acquiring such businesses, the Company has typically been able to realize cost savings by eliminating corporate overhead, rationalizing branch locations and reducing personnel.

      Since September 30, 1994, acquisitions in its core rental business coupled with internal growth have resulted in an increase in the Company's revenues from $81.5 million in fiscal 1994 to $196.6 million on a Pro Forma Basis during the LTM Period. The Company has been able to successfully complete and integrate these acquisitions by adhering to an acquisition strategy which primarily focuses on acquisitions that (i) present a relatively low level of integration risk, (ii) allow the Company to effectively leverage its national distribution network, (iii) are complementary to the Company's lines of business and (iv) have identifiable synergies. The Company intends to continue to pursue acquisitions that it believes are consistent with this acquisition strategy as well as its overall growth strategy.

RECENT AND POTENTIAL ACQUISITIONS

    In January 1995, the Company and a subsidiary of Huntleigh entered into a 50/50 joint venture and formed SpectraCair, a provider of Support Surfaces on a rental basis to acute care, long-term care and home care providers nationwide. In January 1996, SpectraCair acquired the low air loss specialty mattress overlay business of Bio Clinic Corporation (a subsidiary of Sunrise Medical, Inc.) for $6.7 million, and, in September 1997, SpectraCair was merged with and into MEDIQ/PRN following the SpectraCair Acquisition.

    The SpectraCair Acquisition has created several opportunities to bolster SpectraCair's competitive presence. The Company's national agreements provide a wider group of customers with access to SpectraCair's product lines. Additionally, the enhanced operational support provided by the Company and the availability of the Company's complementary product lineup are generating synergistic opportunities for SpectraCair. The Company expects to achieve annualized cost savings of approximately $0.4 million as a result of the elimination of duplicative costs for functional areas and the reduction of certain expenses as a result of expected synergies resulting from the SpectraCair Acquisition. In addition, SpectraCair recognized a charge on its statement of operations for the eleven months ended August 31, 1997 of $0.6 million related to the revenue generated in fiscal 1996 from its acquisition of the rental assets of Bio Clinic Corporation. The Pro Forma Financial Statements included elsewhere in this Prospectus give effect to the SpectraCair Acquisition but do not reflect the elimination of the above noted items. However, there can be no assurance that the Company will be able to generate the expected cost savings.

    On May 29, 1998, MEDIQ/PRN purchased certain assets and rights related to the CH Medical Business (including, but not limited to, inventory, rental equipment and other tangible property, intellectual property rights, certain contract rights, customer lists, customer files, supplier information and other key records) for a purchase price of approximately $50.0 million in cash, including related costs and expenses, and the assumption of certain obligations related to the CH Medical Business. Management expects the CHI Acquisition to improve the Company's competitive position in the acute health care sector. For the year ended August 31, 1997 and the six months ended February 28, 1997 and 1998, the CH Medical Business generated $26.7 million, $12.3 million and $12.9 million, respectively, of revenue.

    Management expects the CHI Acquisition to generate certain synergies and result in a lower cost structure for the combined entity. The Pro Forma Financial Statements included elsewhere in this Prospectus give effect to the CHI Acquisition, and annualized cost savings on a LTM basis of approximately $4.5 million related to the closing of duplicate facilities and the elimination of personnel are reflected therein. Management also anticipates additional cost savings of approximately $1.8 million per year to result from the CHI Acquisition, in such areas as insurance, advertising and telephone costs, travel, meals and entertainment expenses and taxes other than income taxes although such additional cost savings are not reflected in the Pro Forma Financial Statements. There can be no assurance that the Company will be able to generate the expected cost savings. See "Risk Factors--Ability to Implement Acquisition Strategy and Ability to Manage Growth."

    CHI is a Texas-based corporation which has specialized in the development of various medical products utilized in patient care treatment and therapy for over 30 years. In addition to its development of medical products, CHI is a national sales, rental and service corporation specializing in patient beds, overlays, mattress replacement systems, pressure relieving pads and surfaces and other therapeutic support surfaces with approximately 75 business locations nationwide. CHI has, among other things, developed technology used in the manufacture of beds and frameless systems for hospitals, extended care facilities and homes to effectively treat the severe conditions and complications inherent to patients who are bed confined. CHI offers a complete line of portable pressure relieving products to provide hospitals and extended care facilities with an array of bed therapies in a cost effective manner. The assets acquired under the CHI Purchase Agreement include only those related to the manufacture, sale and rental of beds and other support surfaces and do not include the Sellers' other fabrication businesses.

    The Company believes that consummation of the SpectraCair Acquisition and the CHI Acquisition will (i) generate financial leverage, (ii) strengthen the Company's market leadership position, (iii) enable existing customers to reduce their costs by consolidating vendors, (iv) enhance the quality and selection of products offered by the Company, (v) expand the presence of the Company's national accounts and (vi) enhance the operations of the Company by providing additional dedicated and experienced employees. The Company is continually reviewing other acquisition opportunities.

INDUSTRY OVERVIEW

    The United States health care system includes approximately 5,200 acute care community hospitals and a variety of other health care providers such as nursing homes, surgicenters, sub-acute care facilities, specialty clinics and home health care providers. These hospitals and other health care providers normally spend substantial sums on obtaining capital equipment, including movable medical equipment. Hospitals have a number of options in obtaining this equipment, including purchase, lease and rental. Historically, hospitals have favored the purchase option in meeting a substantial portion of their movable medical equipment needs. However, the Company believes that a variety of trends favor rental as an alternative to purchase or lease, including the substantial cost containment pressures under which hospitals and other health care providers currently operate. See "Risk Factors--Regulation of the Health Care Industry."

    The cost containment pressures on hospitals and other health care providers have increased greatly during the past decade as a result of Federal regulations that have significantly affected the extent of reimbursement under Medicare's prospective payment system. Changes to the Medicare program adopted in 1991, which are being phased in over a 10-year period, call for medical equipment cost reimbursement at rates established by the Health Care Financing Administration that may or may not reflect the hospitals' actual equipment costs. The Company believes that the current reform effort will focus on cost containment in health care and may reduce levels of reimbursement by Medicare as well as other third-party payors and that other third-party payors of medical expenses have followed or will follow the Federal government in limiting reimbursement for medical equipment costs through measures including preferred provider arrangements, discounted fee arrangements and "capitated" (fixed patient care reimbursement) managed care arrangements. Moreover, the Company believes that various current legislative proposals will continue the momentum toward health care related consolidations, acceleration of managed care and the formation of integrated delivery systems and that the cost containment pressures on health care providers will continue to intensify. See "Risk Factors--Uncertainty of Health Care Reform; Reimbursement of Health Care Costs."

    The Company believes that as a result of these cost containment pressures, hospitals and other health care providers will increasingly seek to reduce their capital expenditures, including expenditures on movable medical equipment. Because the Medicare system is, to an increasing extent, reimbursing health care providers at fixed rates unrelated to actual capital costs, hospitals and other health care providers have an incentive to manage their capital costs more efficiently. Providers may better manage their capital costs by replacing fixed capital costs with variable operating costs. In the case of movable medical equipment, these fixed costs include equipment acquisition costs and the substantial costs associated with servicings necessary to maintain the equipment. Consequently, many entities may elect to rent equipment, rather than incur the substantial capital related costs associated with owning or leasing equipment for which they may not be reimbursed during non-use periods.

MEDICAL EQUIPMENT AND SUPPORT SURFACES RENTALS

    The Company operates the largest Medical Equipment rental business in the United States, serving more than 5,000 hospitals, alternate care and home care providers, nursing homes and other health care providers nationwide. The Company offers the broadest selection of Medical Equipment for rent in the country, and Management believes it is better positioned than any of its rental competitors to be a "single-source" supplier of Medical Equipment to its customers. The Company offers its customers a wide selection of rental programs including (i) daily, weekly or monthly rentals with fixed rate terms, (ii) longer-term rentals with pricing related to the length of the rental term and (iii) "usage" rentals on a per use, per hour or per day basis.

    NATIONAL SCOPE. The Company rents its inventory to customers through 101 office locations in major metropolitan areas nationwide. This extensive geographic presence enables the Company to service national chains as well as local and regional facilities. The Company locations operate 24 hours a day, 365 days a year, with deliveries of patient-ready equipment typically made to customers within two hours of a request. The Company's customers receive a full range of rental and related support services, including equipment delivery, inspection, maintenance, repair and documentation, from the Company's staff of more than 190 experienced biomedical technicians and more than 330 customer service representatives.

    CONVENIENT SERVICE. Medical Equipment inventories are maintained at each of the Company's locations. The Company utilizes a centralized order entry and dispatching system which processes approximately 40,000 deliveries and pickups per month. Most orders nationwide are received by telephone at the Company's Pennsauken, New Jersey headquarters, and scheduling and routing of equipment delivery is made from such office. Upon return, equipment is inspected, cleaned and tested at the branch location before being designated as available for rental. If major service or repair is necessary, the equipment is shipped to one of the Company's two repair facilities in Pennsauken, New Jersey and Santa Fe Springs, California. The Company's state-of-the-art information and inventory systems have the capacity to handle 250,000 pieces of inventory and track other essential activities, including training, repair and maintenance, delivery and pickup, pre-delivery inspections, major inspections and call backs.

    DIVERSE PRODUCT OFFERING. The Company's approximately 150,000 unit inventory includes equipment used in respiratory care, emergency, neonatal intensive care, medical and surgical intensive care, central supply and sterile processing and distribution, biomedical engineering, surgery, labor and delivery, and anesthesia/recovery. The Company rents over 650 types of equipment and offers the most complete selection of Medical Equipment for rent in the country. The following is a list of principal types of Medical Equipment available to the Company's customers:

Adult, Infant and Portable             Oxygen Concentrators
  Ventilators
Compressors/Nebulizers/Pulmonary Aids  Defibrillators
Continuous Passive Motion Machines     Cold Therapy Units
Cribs and Bassinets                    Scales
Heat Therapy Units                     Hypo/Hyperthermia Units
Incubators/Isolettes                   Infant Warmers
Monitors                               Pediatric Aerosol Tents
Nasal CPAP and BiPap Units             Pressure Reduction Units
Phototherapy and Bilirubin Lamps       Pulse Oximeters
Sequential and Uniform Compression     Infusion Pumps
  Devices                              Telemetry Units
Suction Units

    In addition to the above, the Company also provides Support Surfaces on a rental basis to acute care, long-term care and home care providers nationwide through the SpectraCair division of MEDIQ/PRN. SpectraCair purchases and supplies, on a rental basis, Support Surfaces that are installed on top of standard hospital beds. SpectraCair's products are utilized in the treatment of bedridden patients where specially designed Support Surfaces are employed to treat problems such as skin ulcers. Presently, most health care providers rent specialized beds to treat these problems, and rental of such beds can cost up to $150 per day. SpectraCair's products match the clinical efficacy of the specialized beds for prices generally ranging from $10 to $35 per day. SpectraCair has recently expanded its product line to include additional specialized products such as Support Surfaces designed for obese patients (bariatrics), specialized seating products and passive restraint Support Surfaces. As hospitals continue to face margin pressure and more revenues become capitated and fee-for-service based, Management believes SpectraCair can provide a lower cost, clinically equivalent alternative. In addition, the Company anticipates that the recent purchase of specified assets and rights of CH Medical related to the manufacture, sale and rental of specialty patient beds and Support Surfaces will increase its rental business.

    OEM PARTNERSHIPS. In addition to standard Medical Equipment rentals, the Company has entered into several revenue share arrangements with OEMs pursuant to which the Company rents Medical Equipment and sells disposable products produced by the OEMs to the Company's customers and pays the OEMs a fee based upon a percentage of the amount billed to the customer. Under such arrangements, because the OEMs own the equipment, the Company is able to generate additional revenues without any additional capital investment in new equipment.

SALES OF PARTS AND DISPOSABLES

    The Company sells a variety of Parts and Disposables to its customers primarily for use with the types of Medical Equipment it rents. The sales of such Parts and Disposables are a natural complement to the Company's Medical Equipment rental business. The Company distributes products to its existing rental customers in order to enable them to fill smaller turnaround needs more quickly and to smaller health care providers which do not meet the minimum order requirements of the major medical supply distributors. The Company currently supplies 4,000 disposable products primarily through a contracted, centralized distribution center located in Salt Lake City, Utah and through a Company operated facility in Pennsauken, New Jersey. The Company maintains a base level of disposable products inventory at each of its branch offices in order to provide immediate delivery of certain products on an emergency basis. The Company also sells repair parts to its clients for the repair of their owned equipment. This enables the Company to generate incremental revenues within an existing customer relationship. To support the growth of its Parts and Disposables business, the Company has an extensive sales and marketing operation incorporating telephone sales, direct mail and trade publication advertising.

    The Company is the exclusive distributor of accessories and supplies manufactured by the Electromedical Division of Siemens for its respiratory care, catherization lab and monitoring systems. In fiscal 1997, the Company generated $8.2 million of revenues through this arrangement with Siemens. The Company believes that this relationship with Siemens offers significant growth opportunities for the Company. The Company is also the exclusive rental source of circulating foot pumps manufactured by NuTech and the exclusive distributor of related disposables. In fiscal 1997, the Company generated $7.9 million of revenues through its arrangements with NuTech.

OUTSOURCING SERVICES

    To enable hospitals and other health care providers to better manage their assets and increase profits, the Company began to offer its customers Outsourcing Services in fiscal 1996. Each of the Company's Outsourcing Services leverages off of the Company's extensive distribution network and broad customer base. These services include: (i) CAMP, which analyzes the critical care equipment activity of a customer and provides a variety of consulting services designed to manage, track and service the customer's movable medical equipment, (ii) a biomedical repair service which provides safety inspections, preventive maintenance and repairs for most critical care equipment through a team of more than 190 experienced biomedical technicians, (iii) a logistics and distribution service to assist equipment manufacturers in reducing their transportation costs through utilization of the Company's nationwide branch office network, (iv) a medical gas supply program designed to complement the Company's respiratory equipment rentals and (v) a health care consulting and management service designed to assist the Company's customers in the management of their businesses. As a result, the Company generated revenues from Outsourcing Services of $7.8 million in fiscal 1996 and $9.7 million in fiscal 1997. The Company believes that its Outsourcing Services businesses offer significant growth opportunities.

    ASSET MANAGEMENT. The Company's CAMP programs enable clients to contract with the Company to supply all elements of their critical care equipment management needs. CAMP includes a variety of consulting services for patient care equipment, including providing on-site personnel, equipment processing, maintenance, patient billing, documentation and tracking services. CAMP contracts are typically three to five years in duration.

    While most acute care facilities can benefit from more efficient equipment management, the typical CAMP profile hospital is 200 beds or more and often part of an integrated health network. Several hospitals, with inventories linked through a network, can gain even more dramatic cost savings and efficiencies when the Company provides logistic services to move owned equipment between facilities. The growth in the number of these integrated health networks further increases the market for CAMP.

    While some competitors' asset management programs focus on the purchase and rent back to clients of hospital-owned equipment, CAMP focuses on increasing the utilization of hospital-owned assets. Under CAMP, the Company's asset management team and the client determine benchmarks and goals to be met. The Company thereafter conducts quarterly business reviews to assess progress and provide the client with detailed documentation regarding equipment utilization trends, thereby greatly aiding in capital budget planning. CAMP clients benefit through the reduction of central supply and biomedical staff (some of whom may be employed by the Company in its outsourcing programs), lower equipment maintenance expenses, the reduction of capital expenditures related to equipment, increased equipment utilization and markedly increased captured patient charges. Even with a highly capitated payer mix, a portion of this revenue is recovered by the client for other uses. Additionally, CAMP provides hospital clients with clear cost data which can assist in negotiations with managed care contracts.

    The Company also offers its CAMP Plus logistics program that provides similar management services for multi-site health care networks to manage, service and transport movable patient care equipment. A proprietary bar-code based asset management system provides customers optimum utilization of owned equipment. This system provides information used to track equipment, capture lost patient charges, control inventory and equipment migration, reduce the need for supplemental rentals and manage overall capital planning. The Company also has programs pursuant to which it acquires all or some of the customer's equipment and rents the equipment back to the customer, eliminating the customer's burdens of ownership, underutilization and seasonal usage.

    The Company currently operates 12 asset management programs covering 14 hospitals, compared to only three at the end of fiscal 1996. The programs represent substantial incremental profit for the Company with little or no capital costs.

    BIOMEDICAL REPAIR SERVICES. The Company performs safety inspections, preventative maintenance and repairs for most brands and models of Medical Equipment owned by the Company, client health care organizations and other third parties through a team of more than 190 experienced biomedical technicians. Service and repairs can be performed on-site. Pick-up and delivery is also available for servicing at any of the Company's branch locations or two major service centers. In December 1997, the Company entered into a new agreement with the Siemens Medical Systems division of Siemens to jointly provide biomedical repair services to hospitals and other health care providers. Siemens has operated in the biomedical repair market since 1952. Through this contractual arrangement with Siemens, Siemens and the Company will offer customers "one stop shopping" with Siemens providing high technology radiology services and the Company providing all other biomedical repair services. This arrangement with Siemens is expected to assist health care providers to reduce the large numbers of service agreements they enter into each year and the costs associated with managing these contracts.

    OTHER SERVICES. The Company offers a logistics and distribution service to hospitals and equipment manufacturers to reduce their transportation costs through utilization of the Company's national branch office network.

    The Company also offers a medical gas administrative management service to health care providers to enable such providers to centralize the purchasing function for bulk liquid oxygen, portable and semi-portable oxygen containers, and high pressure gas cylinders for a variety of medical gas products. Health care facilities traditionally purchase medical gases from a large number of local suppliers. The market is fragmented, and historically there has been a lack of price stability. Health care providers have been unable to purchase these gases on a cost effective basis, and often end up paying different prices for the same product in different locations. This program offers competitive pricing and price standardization for many locations, elimination of multiple local vendor contracts, reduction in the time it takes to process supplier invoices and improved purchasing efficiencies with a single-source contract.

    MEDIQ Management Services, a subsidiary of MEDIQ/PRN, provides consulting services to the acute care hospital industry and provides management services to several diagnostic imaging centers. The division primarily works with clients in the mid-Atlantic states providing consulting services ranging from logistics to corporate planning. MEDIQ Management Services also serves as an internal consultant for the Company, as Management seeks to integrate the Company's product offerings, extract synergies from complementary businesses and leverage the utilization of the Company's already established infrastructure.

QUALITY ASSURANCE

    Quality control/quality assurance and risk management procedures are conducted for all of the Company's Medical Equipment and Support Surfaces by trained biomedical technicians to ensure compliance with safety, testing and performance standards at all branch offices. All Medical Equipment and Support Surfaces are serviced and tested prior to delivery to customers in accordance with the Company's Safety and Performance Inspection Program, which is primarily derived from the Emergency Care Research Institute's programs. Most types of Medical Equipment and Support Surfaces rented by the Company require routine servicing at scheduled intervals based upon hours of usage or passage of time, including complete testing and inspection of all components that may need to be replaced or refurbished. Routine servicing is conducted by the Company's trained personnel at all of its branch locations. Major repairs are performed by its biomedical equipment technicians at the Company's Pennsauken, New Jersey or Santa Fe Springs, California maintenance facilities.

SALES AND MARKETING

    The Company markets its Medical Equipment rental programs and Outsourcing Services primarily through its field sales force, which consisted of 66 promotional sales representatives as of June 30, 1998. SpectraCair's sales and marketing efforts are conducted through a separate 58 person sales force and are augmented by the efforts of the Company's field sales force. In its marketing efforts, the Company primarily targets key operational and administrative decision makers, such as materials managers, department heads and directors of purchasing, nursing and central supply, as well as administrators, chief executive officers and chief financial officers. The Company also promotes its programs and services to hospital and health care provider groups and associations. The Company develops and provides its field sales force with a variety of materials designed to support its promotional efforts. The Company also uses direct mail advertising to supplement this activity, as well as specifically targeted trade journal advertising.

    A corporate accounts team negotiates and sells national contract agreements to group purchasing organizations ("GPOs") for acute care hospitals, alternate care and home care providers, nursing homes and other health care providers. This same team also sells to the corporate headquarters of proprietary national and regional hospital chains ("National Providers"). In addition, the Company's sales force is also active in selling individual members of these organizations on the benefits of each individual contract. For those health care providers who are not members of a National Provider or a GPO, individual rental agreements are negotiated by the Company's field sales organization.

    From time to time, the Company has developed specific marketing programs intended to address current market demands. The most significant of such programs includes the Company's CAMP programs, which present hospitals with a total management approach to equipment needs. See "--Outsourcing Services--Asset Management."

CUSTOMERS

    The Company's customer base is composed of National Providers, GPOs and acute and non-acute care facilities and organizations. In total, the Company services more than 5,000 hospitals, alternate care and home care providers, nursing homes and other health care providers. The Company's top ten national accounts and GPO's generated approximately 60% of its total rental revenues in fiscal 1997, with no single account representing more than 10% of total revenues. The following chart illustrates the Company's rental revenue breakdown by business classification.

                                                                                    YEAR ENDED SEPTEMBER 30,
                                                                               ----------------------------------
                                                                                  1995        1996        1997
                                                                               ----------  ----------  ----------

                                                                                         (IN THOUSANDS)
Acute facilities.............................................................  $   78,999  $   76,118  $   83,846
Home health care providers...................................................      20,160      18,655      17,631
Sub-acute facilities.........................................................       9,006       9,779      10,783
Other........................................................................       8,878       9,723      12,056
                                                                               ----------  ----------  ----------
    Total....................................................................  $  117,043  $  114,275  $  124,316
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

    National Provider contracts generally require that the individual hospitals associated with or owned by the National Providers fill their rental needs with the Company, although the level of compliance by local providers varies among the contracts. The Company also contracts with GPOs, which provide their members the opportunity to purchase or rent products at reduced prices. The GPOs do not require members to purchase or rent with any particular supplier that the GPO has contracted with and many health care providers are members of more than one GPO. However, under most GPO contracts, prices that the Company offers to the GPO participants decline as the aggregate rentals by such GPO increase. The Company's contracts with National Providers and GPOs are generally three to five years in duration.

    As the health care market continues to consolidate, the Company expects that its focus on marketing to National Providers and GPOs and its nationwide distribution network will give it a competitive advantage in obtaining and retaining new business from consolidated health care organizations. In addition, the Company is selling new national account agreements to increase participation and capture business in markets other than the acute care hospital market. These market segments include long term care, sub-acute care home health care and home infusion therapy.

SUPPLIERS

    The Company acquires substantially all of its Medical Equipment and Parts and Disposables from approximately 100 suppliers. The Company has entered into long-term agreements with three vendors to purchase approximately $31.0 million of products over the next two fiscal years. The Company is not dependent upon any single supplier and believes that alternative purchasing sources of Medical Equipment are available to the Company should they be needed.

EMPLOYEES

    As of June 30, 1998 the Company had approximately 1,258 employees, 496 of which are salaried, 762 of which are hourly and 124 of which are members of the Company's sales force, including the SpectraCair sales force. The Company believes that its relations with employees are satisfactory. None of the Company's employees are subject to a collective bargaining agreement.

PROPERTIES

    The Company's principal facility, containing 116,400 square feet, is owned by MEDIQ/PRN and located in Pennsauken, New Jersey, where the Company's corporate offices and a portion of its operating activities are located. Major repairs of Medical Equipment and Support Surfaces are also performed at this facility as well as at a 18,700 square foot leased maintenance facility located in Santa Fe Springs, California. The Company rents its Medical Equipment and Support Services to its customers through 101 office locations in major metropolitan areas nationwide. Eighty-eight of such sites contain office and warehouse space and are leased by the Company. The remaining 13 office locations are operated by independent distributors. None of the leases are with parties affiliated with the Company. The Company believes that the properties owned and leased by it are adequate for its operations.

COMPETITION

    The movable medical equipment rental industry is highly competitive and the Company, which operates throughout the United States, encounters competition in all locations in which it operates. Competition is generated from (i) medical equipment manufacturers which sell medical equipment directly to health care providers and which the Company believes generate the strongest competition; and
(ii) general leasing and financing companies and financial institutions, such as banks, which finance the acquisition of medical equipment by health care providers, as well as other entities discussed below.

    The Company's principal competitor in the rental business is UHS. The Company believes that its national scope and national account relationships provide it with competitive advantages over UHS. Other competition comes from regional and local medical equipment renting and leasing companies and medical equipment distributors which rent medical equipment to health care providers. Management believes that key factors influencing the decision regarding the selection of a medical equipment rental vendor include availability and quality of medical equipment, service and price. The Company faces competitive pressure in all of its markets from existing competitors and from the potential entry by new competitors. See "Risk Factors--Competition."

GOVERNMENTAL REGULATION

    The Company's businesses are subject to Federal, state and local laws, rules and regulations relating to the operation of such businesses.

    The Company's customers are subject to documentation and safety reporting standards with respect to the medical equipment they use, including standards established by the following organizations and laws: the Joint Commission on Accreditation of Healthcare Organizations, the Association for Advancement of Medical Instrumentation, and the Safe Medical Devices Act of 1990. Some states and municipalities also have similar standards and laws. The Company's CAMP programs help customers meet their documentation and reporting needs under such standards and laws. As a provider of such services, the Company may be subject to liability for violating, directly or indirectly, such standards and laws.

    Manufacturers and certain providers of the Company's Medical Equipment and Support Surfaces are subject to regulation by agencies and organizations such as the Food and Drug Administration ("FDA"),

Underwriters Laboratories, the National Fire Protection Association and the Canadian Standards Association. The FDA regulates companies which manufacture, prepare, propagate, compound or process medical devices. Device manufacturers must comply with registration and labeling regulations, submit premarket notifications or obtain premarketing approvals, comply with medical device reporting, tracking and post-market surveillance regulations and with device good manufacturing practices ("GMPs"), and are subject to FDA inspection. The GMP regulations specify the minimum standards for the manufacture, packing, storage and installation of medical devices, and impose certain record keeping requirements. The FDA currently does not regulate as device manufacturers the Company or organizations which provide similar services as the Company. However, any company which services, repairs or reconditions medical devices could be subject to regulatory action by the FDA if its activities cause the devices to become adulterated or mislabeled. In addition, no assurance can be given that in the future the FDA will not regulate as device manufacturers companies such as the Company, which acquire ownership of devices, recondition or rebuild such devices and rent them to customers or which service, repair or recondition devices owned by others. The Company is unable to predict the cost of compliance if any such regulations were to be adopted. The foregoing laws and regulations that are directly applicable to manufacturers of medical equipment became applicable to the Company upon consummation of the CHI Acquisition.

    Federal law and regulations generally prohibit the offer, payment, solicitation or receipt of any form of remuneration in return for referring or arranging for the referral of a person for the furnishing or arranging for the furnishing of items or services reimbursable under the Medicare or Medicaid programs, or in return for the purchase, lease or order or arranging or recommending purchasing, leasing or ordering of any item or service reimbursable under Medicare or Medicaid. In addition, Federal law and regulations also generally prohibit physicians from referring patients to entities with which the physicians have financial relationships, including ownership interests and compensation arrangements. Various exceptions are contained in Federal laws and regulations. Many states have similar anti-kickback and anti-referral laws and regulations, and similar laws barring or restricting referrals. Non-compliance with Federal and state anti-kickback and anti-referral laws and regulation can result in criminal and civil penalties and exclusion from participation in Medicare and Medicaid programs.


    The Company enters into various contractual and other arrangements with health care providers and other persons who are subject to the laws and regulations referred to above, and who are possibly in a position to refer or arrange for the referral of business to the Company. In addition, as a health care provider reimbursed under the Medicare and Medicaid programs, the CH Medical Business is subject to the foregoing anti-kickback and anti-referral laws and regulations. The Company believes that its operations comply in all material respects with all applicable anti-kickback, anti-referral and similar laws and regulations. A determination that the Company's business practices or the business practices of the CH Medical Business violate or have violated one or more of these laws or regulations could have a material adverse effect on the Company's revenues.


    The Company's business may be significantly affected by, and the success of its growth strategies depends on, the availability and nature of reimbursements to hospitals and other health care providers for their medical equipment costs under Federal programs such as Medicare, and by other third-party payors. Under this system of reimbursement, Medicare-related equipment costs are reimbursed in a single, fixed-rate, per-discharge reimbursement. As a result of the prospective payment system, the manner in which hospitals incur equipment costs (whether through purchase, lease or rental) does not impact the extent of hospitals' reimbursement. Because the Medicare system, to an increasing extent, reimburses health care providers at fixed rates unrelated to actual equipment costs, hospitals have an incentive to manage their capital related costs more efficiently and effectively. The Company believes that hospitals will continue to benefit from cost-containment and cost-efficiency measures, such as converting existing fixed equipment costs to variable costs through rental and equipment management programs. In addition, the CH Medical Business may be significantly affected by, and the success of the Company's growth strategies with respect to the CH Medical Business depends on, the availability and nature of reimbursement under Medicare and

Medicaid programs and by third-party payors. Changes to reimbursement methodologies or amounts may have a material adverse effect on the CH Medical Business and the business of the Company.

    In addition, the Company is subject to Federal, state and local laws, rules and regulations relating to the protection of the environment, including laws, rules and regulations governing the use, management and disposal of hazardous and non-hazardous substances. As the owner and operator of real property, the Company could become subject to liability under certain environmental laws for the cleanup of contaminated properties relating to current or historical operations. The Company is not aware of any such threatened or pending cleanup liabilities, however, and believes that it is in material compliance with all applicable environmental laws.

LEGAL PROCEEDINGS

    In February 1997, Holdings was sued in the Superior Court of New Jersey by its former wholly owned subsidiary, MHM. The suit challenged the validity of a note receivable in the original principal amount of $11.5 million (the "MHM Note") that Holdings and MHM entered into in connection with the spin-off of MHM to Holdings' shareholders in August 1993. In addition, beginning in February 1997, MHM stopped making the required monthly installments on the MHM Note and, therefore, Holdings gave notice to MHM of its default on the MHM Note and declared all sums outstanding under the MHM Note to be immediately due and payable. In September 1997, as a result of continued deterioration in MHM's financial condition, the Company recorded a reserve for the remaining balance of the MHM Note, which had been partially reserved in 1996, and accrued interest on the MHM Note. In October 1997, Holdings filed a motion for summary judgment against MHM. In November 1997, the Court granted summary judgment in favor of the Company and against MHM on all counts. Specifically, the Court ruled that the MHM Note was valid and enforceable. The Court also rejected MHM's request for a stay pending appeal. On April 17, 1998, the Court entered a Final Damages Order in favor of the Company in the approximate amount of $11.8 million. In July 1998, the Company reached a settlement with MHM which called for MHM to pay the Company $3.0 million in cash in full satisfaction of all amounts due the Company. The Company received the cash in July 1998 and will recognize the settlement in other income in the fourth quarter of fiscal 1998.

    On January 15, 1998, Crandon Capital Partners, a stockholder of Holdings, sued the Company and each of Holdings' directors in Delaware Chancery Court, alleging breaches of fiduciary duties in connection with the approval of the Merger by the directors of Holdings and the related transactions. The complaint purports to be a class action complaint and plaintiff seeks to recover compensatory damages. Based on information currently available to it, Holdings believes that this claim is without merit and that the resolution thereof will not have material adverse effect on the operations or financial condition of the Company.

    In May 1998, InnoServ Technologies, Inc. ("InnoServ") entered into a merger agreement with GE Medical Systems, Inc. ("GEMS") by which GEMS agreed to acquire InnoServ for approximately $16.0 million. No date has been scheduled for closing. Pursuant to the terms of the Company's November 1997 stock purchase agreement with InnoServ, under a change of control the Company is entitled to receive a portion of the sales proceeds. However, the calculation of the amount due to the Company is currently in dispute. Accordingly, the matter is in arbitration pursuant to the terms of the stock purchase agreement. The Company fully reserved its investment in InnoServ in fiscal 1997. The Company will recognize a gain equal to the cash proceeds when they are received.

    In July 1998, MEDIQ Mobile X-Ray Services, Inc., a subsidiary of MEDIQ/PRN whose assets were sold in November 1996, was notified that it is the subject of an investigation by the Department of Justice and the Office of the Inspector General of the Department of Health and Human Services. The Company has not yet been informed of the nature or scope of the investigation.

    Other than with respect to the foregoing matters, the Company is not a party to any material pending legal proceedings except ordinary litigation incidental to the conduct of its businesses and the ownership of its properties.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF HOLDINGS


    The following table sets forth certain information with respect to the directors and executive officers of Holdings. Directors of Holdings hold their offices for a term of one year or until their successors are elected and qualified; executive officers of Holdings serve at the discretion of the Board of Directors of Holdings. For information concerning certain arrangements with respect to the election of directors, see "Ownership of Capital Stock--Holders Agreement."


NAME                                      AGE                                    POSITION
------------------------------------      ---      ---------------------------------------------------------------------
Thomas E. Carroll...................          54   President, Chief Executive Officer and Director
Jay M. Kaplan.......................          49   Senior Vice President - Finance and Chief Financial Officer
Michael J. Rotko....................          59   Director
Bruce C. Bruckmann..................          44   Director
Stephen C. Sherrill.................          44   Director
Robert T. Thompson..................          43   Director
L. John Wilkerson...................          54   Director


    THOMAS E. CARROLL has served as President and Chief Executive Officer of Holdings and MEDIQ/ PRN since 1995 and as a Director of Holdings and MEDIQ/PRN since October 1995 and December 1994, respectively. He served as President and Chief Operating Officer of MEDIQ/PRN from 1994 to 1995 and as Executive Vice President and Chief Operating Officer of MEDIQ/PRN from 1990 to 1994.


    JAY M. KAPLAN has served as the Senior Vice President - Finance and Chief Financial Officer of Holdings since 1997 and has served as the Senior Vice President and Chief Financial Officer of MEDIQ/ PRN since 1992.


    MICHAEL J. ROTKO has been a Director of Holdings since 1965 and was Chairman of the Board of Holdings prior to the Merger. Since 1997, Mr. Rotko has served as Special Counsel to the U.S. Senate Investigation of the Persian Gulf War Syndrome. Mr. Rotko was a partner at Drinker Biddle & Reath LLP, a law firm, from 1993 to 1997. Prior to joining Drinker Biddle & Reath LLP, Mr. Rotko was the U.S. Attorney, Eastern District of Pennsylvania.



    BRUCE C. BRUCKMANN has been a Director of Holdings since the consummation of the Transactions. Mr. Bruckmann is a Managing Director of Bruckmann, Rosser, Sherrill & Co., Inc. (the "Sponsor"). He was an officer of Citicorp Venture Capital Ltd. ("CVC") from 1983 through 1994. Prior to joining CVC, Mr. Bruckmann was an associate at the New York law firm of Patterson, Belknap, Webb & Tyler. Mr. Bruckmann is a director of Mohawk Industries, Inc., AmeriSource Health Corporation, Chromcraft Revington Corporation, Cort Furniture Rental Corp., Jitney-Jungle Stores of America, Inc., Town Sports International, Inc., Anvil Knitwear, Inc. and California Pizza Kitchen, Inc.



    STEPHEN C. SHERRILL has been a Director of Holdings since the consummation of the Transactions. Mr. Sherrill is a Managing Director of the Sponsor. He was an officer of CVC from 1983 through 1994. Previously, he was an associate at the New York law firm of Paul, Weiss, Rifkind, Wharton & Garrison. Mr. Sherrill is a director of Galey & Lord, Inc., Jitney-Jungle Stores of America, Inc., Windy Hill Pet Food Holdings, Inc., Acapulco Restaurants, Inc., B&G Foods, Inc. and HealthPlus Corporation.



    ROBERT T. THOMPSON has been a Director of Holdings since the consummation of the Transactions. Mr. Thompson is a Managing Director of Ferrer Freeman Thompson & Co. LLC, the general partner of Health Care Capital Partners, L.P., and Health Care Executive Partners, L.P. From 1988 to 1995, Mr. Thompson was Managing Director and Equity Group Leader of GE Capital Corporation. Prior to joining GE Capital, Mr. Thompson was a consultant with Bain & Company from 1983 to 1988. Mr. Thompson is currently a director of Vista Hospice Care.

    L. JOHN WILKERSON has been a Director of Holdings since the consummation of the Transactions. Mr. Wilkerson has been a General Partner in Galen Associates, a risk capital partnership since 1990 ("Galen Associates"). Since 1980, Mr. Wilkerson has also held various positions with The Wilkerson Group, a dedicated health care products consulting practice, including his current position as a consultant to the Wilkerson Group. Mr. Wilkerson serves as a director of British Biotechnology PLC and Stericycle, Inc. Mr. Wilkerson holds a Ph.D from Cornell University.


MEMBERS OF SENIOR MANAGEMENT

    The following table sets forth certain information with respect to the persons who are, along with the executive officers listed above, members of senior management of MEDIQ/PRN and, where indicated, its subsidiaries.


NAME                                     AGE                                   POSITION
------------------------------------  ---------  --------------------------------------------------------------------
John Morgan.........................         39  Senior Vice President, Rental Sales
Ted Buchter.........................         43  Senior Vice President, SpectraCair
Jorge Gonzalez......................         49  Senior Vice President, Corporate Operations, Alternate Sales,
                                                 Business Development and Corporate Accounts
Jo Surpin...........................         44  President, MEDIQ Management Services, and Vice President-Marketing
Katherine Hill......................         46  Senior Vice President, Asset Management


DIRECTOR COMPENSATION AND ARRANGEMENTS

    Each non-employee director of Holdings is paid an annual retainer of $12,000 plus fees of $1,000 for each board meeting attended and $500 for each committee meeting attended. Directors who are employees of Holdings or MEDIQ/PRN do not receive additional compensation as directors.


    Holdings has a Compensation Committee of the Board of Directors which is responsible for reviewing annual salaries and bonuses paid to senior management and administering Holdings' stock option programs. The members of the Compensation Committee are Messrs. Bruckmann, Thompson and Wilkerson. Holdings also has an Audit Committee which reviews external and internal auditing matters and recommends the selection of the Company's independent auditors for approval by the Board of Directors. The members of the Audit Committee are Messrs. Rotko, Sherrill and Thompson.



EXECUTIVE COMPENSATION


    The following table summarizes the compensation paid or accrued for fiscal 1997, 1996 and 1995 to the Chief Executive Officer of Holdings and MEDIQ/PRN and to the other executive officers of Holdings and MEDIQ/PRN whose total annual salary and bonus exceeded $100,000 for services rendered to Holdings and its subsidiaries, including MEDIQ/PRN, during fiscal 1997 (each such person being referred to as a "Named Executive Officer").

                           SUMMARY COMPENSATION TABLE


                                                                                                        LONG-TERM
                                                                                                      COMPENSATION
                                                                                     ANNUAL         -----------------
                                                                                COMPENSATION (1)      COMMON STOCK
                                                                              --------------------     UNDERLYING
NAME AND PRINCIPAL POSITION                                          YEAR     SALARY $    BONUS $   STOCK OPTIONS (#)
-----------------------------------------------------------------  ---------  ---------  ---------  -----------------
Thomas E. Carroll................................................       1997    350,000    192,000         50,000
  President and Chief Executive Officer of Holdings                     1996    297,000    135,000        250,000
  and MEDIQ/PRN                                                         1995    265,000    206,000         --
Michael F. Sandler...............................................       1997    250,000     88,000         --
  Senior Vice President - Finance, Treasurer and                        1996    250,000    100,000         --
  Chief Financial Officer of Holdings(2)                                1995    250,000    100,000         --
Jay M. Kaplan....................................................       1997    187,500     94,000         25,000
  Senior Vice President - Finance and Chief Financial Officer of        1996    177,000     70,000         85,000
  Holdings and Senior Vice President and Chief Financial Officer        1995    165,000     74,000         --
  of MEDIQ/PRN

------------------------

(1) Excludes information concerning the value of perquisites and other personal benefits which, in the aggregate, do not exceed the lesser of $50,000 or 10% of the total salary and bonus reported for the Named Executive Officer.

(2) Mr. Sandler served as Senior Vice President - Finance, Treasurer and Chief Financial Officer of Holdings from 1988 until September 1997, when he resigned as an officer of Holdings.

    The following table summarizes grants of options to purchase Holdings Shares under the Company's stock option plans or similar arrangements ("Options") and stock appreciation rights ("SARs") made during fiscal 1997 to the Named Executive Officers.

                                                                  INDIVIDUAL GRANTS                       POTENTIAL REALIZABLE
                                              ----------------------------------------------------------    VALUE AT ASSUMED
                                                               PERCENT OF                                     ANNUAL RATES
                                                NUMBER OF         TOTAL                                         OF STOCK
                                               SECURITIES     OPTIONS/SARS                                 PRICE APPRECIATION
                                               UNDERLYING      GRANTED TO      EXERCISE OR                  FOR OPTION TERM
                                              OPTIONS/SARS    EMPLOYEES IN     BASE PRICE    EXPIRATION   --------------------
NAME                                           GRANTED (#)     FISCAL YEAR      ($/SHARE)       DATE       5% ($)     10% ($)
--------------------------------------------  -------------  ---------------  -------------  -----------  ---------  ---------
Thomas E. Carroll...........................       50,000            9.04%           8.06       6/23/07     254,000    642,000
Michael F. Sandler..........................       --              --              --            --          --         --
Jay M. Kaplan...............................       25,000            4.52%           8.06       6/23/07     127,000    321,000

    The following table summarizes the value of Options and SARs held by the Named Executive Officers prior to the consummation of the Transactions based on the cash portion of the Merger Consideration.

                                                                                                 CASH CONSIDERATION
                                                                          OPTIONS     OPTIONS       RECEIVED IN
NAME                                                                     (VESTED)   (UNVESTED)       THE MERGER
-----------------------------------------------------------------------  ---------  -----------  ------------------
Thomas E. Carroll......................................................    178,000     130,000      $  2,719,000
Michael F. Sandler.....................................................    165,000      --             1,755,000
Jay M. Kaplan..........................................................     52,000      71,000         1,063,000

    Upon the consummation of the Transactions, each Option to acquire Holdings Shares outstanding immediately prior to the Effective Time automatically became immediately exercisable and each holder of an Option had the right to receive from the Company in respect of each Holdings Share underlying the Option (less applicable withholding taxes) (i) a cash payment in an aggregate amount equal to the difference between the cash portion of the Merger Consideration of $13.75, less the exercise price per Holdings Share applicable to such Option as stated in the applicable stock option agreement or other agreement, plus (ii) 0.075 of a share of Series A Preferred Stock. On May 5, 1998, Messrs. Carroll, Sandler and Kaplan held 308,000, 165,000 and 123,000 Options, respectively.

EMPLOYMENT AGREEMENTS

    In April 1995, Holdings and MEDIQ/PRN entered into a two-year employment agreement with Mr. Carroll under which he agreed to serve as President and Chief Operating Officer of Holdings and MEDIQ/ PRN. Mr. Carroll was subsequently appointed as President and Chief Executive Officer of Holdings and MEDIQ/PRN. In November 1997, the term of Mr. Carroll's employment agreement was extended to November 13, 1999. Pursuant to this agreement, Mr. Carroll received a one-time special payment of $100,000 on April 28, 1995. He is also entitled to receive an annual salary of $374,500 and an incentive bonus of up to 60% of his base salary based on the achievement of performance criteria approved by the Compensation Committee. This agreement also provides that Mr. Carroll will receive a one-time "success bonus" if a "Strategic Transaction" (as defined therein) occurs before June 30, 1998. The Merger constituted a "Strategic Transaction;" accordingly, the Company paid a bonus to Mr. Carroll of approximately $4.6 million upon consummation of the Transactions. Upon receipt of such "success bonus," Mr. Carroll forfeited any stock appreciation right compensation previously granted to him pursuant to his employment agreement. Under his employment agreement, Mr. Carroll is entitled to receive an additional payment from the Company to compensate him for liabilities, if any, imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision thereto.

    In June 1995, the Company entered into a two-year employment agreement with Mr. Sandler (which replaced a prior agreement entered into in 1988). The agreement was amended in 1997 (the "Amended Agreement") to effectuate Mr. Sandler's resignation, as of September 30, 1997, as an officer of the Company and as an officer and/or director of any of the Company's subsidiaries. Mr. Sandler is entitled to continue as an employee of the Company until September 30, 1998, and has agreed to provide certain services during such period upon request. The Amended Agreement provides for a minimum annual salary of $250,000 and an incentive bonus based on the achievement of performance criteria approved by the Compensation Committee of Holdings' Board of Directors. The Amended Agreement extends the period during which Mr. Sandler is entitled to a one-time "special bonus" payable upon the occurrence of an "Event of Sale" (as therein defined) until September 30, 1998. The Merger constituted an "Event of Sale;" accordingly, the Company paid Mr. Sandler a "special bonus" equal to approximately $1.3 million upon consummation of the Transactions.

    In June 1995, the Company entered into an eighteen-month employment agreement with Mr. Kaplan providing for a minimum salary of $165,000 and an incentive bonus based on the achievement of performance criteria approved by the Compensation Committee. This agreement automatically renews from year to year unless and until either party gives prior notice of an election to terminate at the end of the then-current term. Mr. Kaplan currently receives an annual salary of $200,000. Under the terms of his employment agreement, Mr. Kaplan is entitled to receive a one-time cash bonus upon the occurrence of a "Sale Event" (as defined therein). The Merger constituted a "Sale Event;" accordingly, the Company paid Mr. Kaplan a bonus in the amount of approximately $460,000 upon consummation of the Transactions.

    These employment agreements also include other provisions relating to benefits, confidentiality and other provisions customary in agreements of this nature. In addition, Mr. Carroll has agreed not to compete with the business of the Company for two years following the termination of his employment under certain circumstances.

PENSION PLAN

    The Company maintains a noncontributory defined benefit plan (the "Pension Plan") covering all eligible employees of the Company. The Pension Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974. Employees aged 21 or older who have completed twelve months of service during which they worked a minimum of 1,000 hours and are not covered by a collective bargaining agreement are eligible to participate. Employees earn a year of service for vesting purposes in each calendar year in which they complete at least 1,000 hours of employment. Employees become fully vested in the Pension Plan after five years of service with the Company. Benefits are based upon the participant's annual compensation (including bonuses and similar special pay), as more fully defined in the Pension Plan, over the number of years of participation up to a maximum of 35 years.


    The following table shows the estimated annual pension benefits payable upon retirement to participants of the Pension Plan for various salary levels and years of service.

                                                       ESTIMATED ANNUAL BENEFITS
                                                     PAYABLE AT AGE 65 FOR VARIOUS
AVERAGE ANNUAL                                          YEARS OF PLAN MEMBERSHIP
COMPENSATION DURING                            ------------------------------------------
PLAN MEMBERSHIP                                   10         20         30         40
---------------------------------------------  ---------  ---------  ---------  ---------
$500,000.....................................  $  19,132  $  37,342  $  55,482  $  64,722
 400,000.....................................     19,132     37,342     55,482     64,722
 300,000.....................................     19,132     37,342     55,482     64,722
 200,000.....................................     19,132     37,342     55,482     64,722
 100,000.....................................     12,132     23,342     34,482     40,222


    During fiscal 1997, the maximum amount of annual compensation which may be included for Pension Plan purposes was $150,000. The figures shown above apply under the Pension Plan as of September 30, 1997. Estimated annual benefits are determined in part by the average Social Security wage base during the 35 years ending in the year of Social Security normal retirement age. The benefit amounts listed are not subject to any deduction for Social Security or other offset amounts. As a result of limitations imposed under Federal income tax law, the maximum annual benefit payable under the Pension Plan for the fiscal year ending September 30, 1997 is $120,000, although the amount will be actuarially adjusted in accordance with Federal income tax regulations if payments commence prior to or following the date that unreduced Social Security benefits become payable. As of September 30, 1997, Messrs. Carroll, Sandler and Kaplan had nine, nine and 24 years of service credited, respectively, under the Pension Plan.


401(K) PLAN

    The Company maintains a Profit Sharing Plan and Trust (the "401(k) Plan") for the benefit of its employees who have satisfied the plan's eligibility requirements. Employees aged 21 or older who have completed twelve months of service during which they worked a minimum of 1,000 hours are eligible to participate. Participants are permitted to make pre-tax salary reduction contributions up to the amount permitted under applicable tax law. The Company makes a matching contribution equal to 50% of each participant's salary reduction contribution, up to a maximum of 3% of the participant's compensation. The Company's matching contribution is made in cash to be used to purchase shares of the Holdings Common Stock for the account of the participants. The Company's contributions vest immediately. Shares of Holdings Common Stock held under the 401(k) Plan were surrendered in connection with the Merger and exchanged for cash and shares of Series A Preferred Stock.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION



    Mr. Carroll, Holdings' President and Chief Executive Officer, Michael J. Rotko, Sheldon M. Bonovitz and H. Scott Miller served on the Compensation Committee of the Board of Directors during fiscal 1998 prior to the consummation of the Transactions. Messrs. Bruckmann, Thompson and Wilkerson have served on the Compensation Committee since July 1998. Mr. Carroll, however, did not participate on the Compensation Committee as to any matter relating to his compensation.

                           OWNERSHIP OF CAPITAL STOCK


    The following table sets forth certain information with respect to (i) the beneficial ownership of the Common Stock and each series of Preferred Stock of Holdings by each person or entity who owns five percent or more thereof and (ii) the beneficial ownership of each class of equity securities of Holdings by each director of Holdings who is a stockholder, the Chief Executive Officer of Holdings and the other executive officers named in the "Summary Compensation Table" above who are stockholders and all directors and executive officers of Holdings as a group. Unless otherwise specified, all shares are directly held.



                                                                       NUMBER AND PERCENT OF SHARES
                                                        ----------------------------------------------------------
                                                                        SERIES A        SERIES B       SERIES C
                                                          COMMON        PREFERRED       PREFERRED      PREFERRED
NAME OF BENEFICIAL OWNER                                 STOCK(1)         STOCK           STOCK          STOCK
------------------------------------------------------  -----------  ---------------  -------------  -------------
Bruckmann, Rosser, Sherrill & Co., L.P.(2)............  465,259/43.3%  3,155,841/40.3%  899,057/30.0% 1,625,015/54.2%
  Two Greenwich Plaza
  Suite 100
  Greenwich, CT 06830
Health Care Capital Partners, L.P. (3)................  199,013/18.5%  1,349,896/17.3%  384,567/12.9%  695,092/23.2%
  c/o Ferrer Freeman Thompson & Co. LLC
  The Mill
  70 Glenville Street
  Greenwich, CT 06831
Galen Partners III, L.P.(4)...........................  132,675/12.4%    899,930/11.5%   256,378/8.5%  463,395/15.4%
  610 Fifth Avenue
  Rockefeller Center
  New York, New York 10020
Michael J. Rotko(5)...................................   54,891/5.1%     389,108/5.0%  475,017/15.9%      --
Bessie G. Rotko(6)....................................      --           486,506/6.2% 1,340,219/44.7%      --
Rotko 1983 Trust......................................      --           243,253/3.1%  475,017/15.9%      --
  --Michael J. Rotko Share(7)
Rotko 1983 Trust......................................      --           243,253/3.1%  475,017/15.9%      --
  --Judith M. Shipon Share(8)
Judith M. Shipon(9)...................................   54,891/5.1%     243,253/3.1%  475,017/15.9%      --
Thomas E. Carroll.....................................   56,888/5.3%      94,816/1.2%       19,724*    35,650*/1.2%
Jay M. Kaplan.........................................  10,077*              29,724*         5,149*         9,306*
Bruce C. Bruckmann(10)................................  497,531/46.3%  3,374,739/43.1%  961,418/32.0% 1,737,731/57.9%
Stephen C. Sherrill(10)...............................  497,531/46.3%  3,374,739/43.1%  961,418/32.0% 1,737,731/57.9%
Robert T. Thompson(11)................................  199,013/18.5%  1,349,896/17.3%  384,567/12.9%  695,092/23.2%
L. John Wilkerson(12).................................  132,675/12.4%    899,930/11.5%   256,378/8.5%  463,395/15.4%
All directors and executive officers as a group
  (7 persons).........................................  951,075/88.5%  6,138,213/78.5% 2,102,253/70.1% 2,941,174/98.0%


------------------------

* Less than one percent of total outstanding Common Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock.


(1) Includes 74,821 shares of Common Stock purchased by the Management Stockholders following consummation of the Transactions. In addition, Holdings expects to grant options to acquire Common Stock to certain employees. The shares of Common Stock issuable upon the exercise of such options would equal, in the aggregate, up to an additional 5.0% of the Common Stock on a fully-diluted basis. The table does not include any such shares. See "Certain Relationships and Related Transactions--Additional Purchases of Common Stock."



(2) BRS is a limited partnership, the sole general partner of which is BRS Partners, Limited Partnership ("BRS Partners") and the manager of which is the Sponsor. The sole general partner of BRS Partners is BRSE Associates, Inc. ("BRSE Associates"). Bruce C. Bruckmann, Harold O. Rosser II, Stephen
    C. Sherrill and Stephen F. Edwards are the only stockholders of the Sponsor and BRSE Associates and may be deemed to share beneficial ownership of the shares shown as beneficially owned by BRS. Such individuals disclaim beneficial ownership of any such shares.


(3) Includes 7,947 shares of Common Stock, 53,907 shares of Series A Preferred Stock, 15,357 shares of Series B Preferred Stock and 27,758 shares of Series C Preferred Stock held by Health Care Executive Partners, L.P. ("HCEP"). Health Care Capital Partners, L.P. ("HCCP" and, together with HCEP, the "FFT Entities") disclaims beneficial ownership of such shares. The FFT

    Entities are limited partnerships for which Ferrer Freeman Thompson & Co. LLC ("FFT") is the general partner. Carlos A. Ferrer, David A. Freeman and Robert T. Thompson are the only voting members of FFT and may be deemed to share beneficial ownership of the shares shown as beneficially owned by the FFT Entities. Such individuals disclaim beneficial ownership of any such shares.

(4) Includes 11,660.08 shares of Common Stock, 79,089.9 shares of Series A Preferred Stock, 22,531.65 shares of Series B Preferred Stock and 40,725.24 shares of Series C Preferred Stock held by Galen Partners International III, L.P. ("Galen International") and 527.47 shares of Common Stock, 3,577.85 shares of Series A Preferred Stock, 1,019.28 shares of Series B Preferred Stock and 1,842.32 shares of Series C Preferred Stock held by Galen Employee Fund III, L.P. ("Galen Employee Fund"). Galen Partners III, L.P. ("Galen Partners" and, together with Galen International and Galen Employee Fund, the "Galen Entities") disclaims beneficial ownership of such shares. L. John Wilkerson is a general partner of the general partner of each of Galen Partners and Galen International. Mr. Wilkerson disclaims beneficial ownership of the shares held by Galen Partners and Galen International, except to the extent of his proportionate partnership interest therein.


(5) Includes 243,253 shares of Series A Preferred Stock and 475,017 shares of Series B Preferred Stock held by the Rotko 1983 Trust--Michael J. Rotko Share, of which Mr. Rotko is a co-trustee.



(6) Includes 243,253 shares of Series A Preferred Stock and 475,017 shares of Series B Preferred Stock held by the Rotko 1983 Trust-Michael J. Rotko Share, of which Ms. Rotko is a co-trustee, and 243,253 shares of Series A Preferred Stock and 475,017 shares of Series B Preferred Stock held by the Rotko 1983 Trust--Judith M. Shipon Share, of which Ms. Rotko is a co-trustee.


(7) Michael J. Rotko, Bessie G. Rotko and PNC Bank Corp. share voting and dispositive power as co-trustees of the Rotko 1983 Trust--Michael J. Rotko Share.

(8) Judith M. Shipon, Bessie G. Rotko and PNC Bank Corp. share voting and dispositive power as co-trustees of the Rotko 1983 Trust--Judith M. Shipon Share.


(9) Includes 243,253 shares of Series A Preferred Stock and 475,017 shares of Series B Preferred Stock held by the Rotko 1983 Trust--Judith M. Shipon Share, of which Ms. Shipon is a co-trustee.


(10) Includes shares which are owned by BRS and certain other entities and individuals affiliated with BRS. Although Messrs. Bruckmann and Sherrill may be deemed to share beneficial ownership of such shares, such individuals disclaim beneficial ownership thereof. See Note 2 above.

(11) Consists of shares which are owned by the FFT Entities. Although Mr. Thompson may be deemed to share beneficial ownership of such shares, such individual disclaims beneficial ownership thereof. See Note 3 above.


(12) Consists of shares which are owned by the Galen Entities. Although Mr. Wilkerson may be deemed to share beneficial ownership of such shares, such individual disclaims beneficial ownership thereof, except to the extent of his proportionate partnership interest therein. See Note 4 above.

HOLDERS AGREEMENT


    Upon consummation of the Transactions, MQ, Holdings, the BRS Entities, the Co-Investors, the Rotko Entities and the Managment Stockholders entered into a Securities Purchase and Holders Agreement (the "Holders Agreement") which contains certain agreements among such stockholders with respect to the capital stock and corporate governance of Holdings. The following is a summary of the material terms of the Holders Agreement.


    Pursuant to the Holders Agreement, each of the parties thereto will ensure that the Board of Directors of Holdings is composed at all times of at least six persons with the exact number to be designated as follows: (a) one person designated by the Rotko 1983 Trusts, for so long as the Rotko Entities collectively own 5% of the Common Stock on a fully diluted basis; (b) one person designated by the FFT Entities for so long as they (and their respective affiliates) own at least 5% of the Common Stock on a fully diluted basis; (c) one person designated by the Galen Entities for so long as they (and their respective affiliates) own at least 5% of the Common Stock on a fully diluted basis; (d) the Chief Executive Officer of Holdings; and (e) such number of persons as the BRS Entities may determine; provided that if the number of directors designated by BRS is greater than three, such additional directors shall be independent of the Company and shall have been approved by the FFT Entities and the Galen Entities.



    The Holders Agreement contains provisions which, with certain exceptions, restrict the parties thereto from transferring any equity securities of Holdings except pursuant to the terms of the Holders Agreement. Subject to certain exceptions, in the event that certain holders of Common Stock and Preferred Stock propose to sell at least 2% of such securities then outstanding, the parties to the Holders Agreement have the right to require the proposed transferee to purchase, on the same terms and conditions as given to the proposed transferor, a pro rata portion of like securities held by such parties to the Holders Agreement. Subject to certain exceptions, if Holdings proposes to issue and sell any of its shares of Common Stock or any shares convertible into Common Stock, Holdings must first offer to each of the other parties to the Holders Agreement who hold in excess of 5% of Common Stock of Holdings (or, in the case of the Rotko Entities, such entities in the aggregate) and each Management Stockholder who was a Management Stockholder as of the date of consummation of the Transactions and who is an "accredited investor" (as defined in the Securities Act) to purchase pro rata portions of the securities to be sold in such a transaction on the same terms and conditions of the proposed issuance. If prior to the consummation of a public offering with respect to such class or series of securities, holders of a majority of shares of Common Stock held by the parties to the Holders Agreement approve the sale of Holdings (whether by merger, consolidation, sale of all or substantially all of its assets or the sale of all of its outstanding capital stock) or holders of a majority of the then outstanding shares of any class or series of the Preferred Stock held by the parties to the Holders Agreement approve the sale of all of such class or series of stock, the parties to the Holders Agreement will agree to sell and will be permitted to sell all of their shares of Common Stock or Preferred Stock, as the case may be, on the same terms and conditions as such holders holding a majority of shares of Common Stock or Preferred Stock. The Holders Agreement provides that, subject to certain exceptions, if Holdings shall redeem shares of Series A Preferred Stock or Series C Preferred Stock, BRS or a third party designated by BRS will offer to purchase from the Rotko Entities a percentage of the Series B Preferred Stock held by them equal to the aggregate liquidation preference of the Series A Preferred Stock or Series C Preferred Stock so redeemed (not including any redemption of Series A Preferred Stock issued as Merger Consideration) divided by the sum of the aggregate liquidation preference of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock then outstanding plus the original cost of the shares of Common Stock then outstanding. The BRS Entities, the Co-Investors, the Rotko Entities and the Management Stockholders have been granted the right to participate, or "piggyback," in certain registrations of Series A Preferred Stock and Series B Preferred Stock by Holdings.


    The Holders Agreement contains certain rights of Holdings to repurchase securities held by each Management Stockholder upon termination of his or her employment (other than by reason of retirement) with the Company within a specified period of time after the consummation of the Transactions at formula prices which will depend in part upon the circumstances of the termination.

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK


    Holdings is authorized to issue up to 30,000,000 shares of Common Stock. As of the date of this Prospectus, 1,074,821 shares of Common Stock were outstanding and there were approximately 45 holders of the Common Stock. The holders of Common Stock are entitled to one vote per share on all matters submitted for action by the stockholders. There is no provision for cumulative voting with respect to the election of directors. Accordingly, subject to the provisions of the Holders Agreement, the holders of more than 50% of the shares of Common Stock are able to elect all of the directors. In such event, the holders of the remaining shares of Common Stock will not be able to elect any directors.


    Subject to the rights of any holders of outstanding preferred stock of Holdings, all shares of Common Stock are entitled to share in such dividends as the Board of Directors of Holdings may from time to time declare from sources legally available therefor. Subject to the rights of any holders of outstanding preferred stock of Holdings, upon liquidation or dissolution of Holdings, whether voluntary or involuntary, all shares of Common Stock are entitled to share equally in the assets available for distribution to stockholders after payment of all prior obligations of Holdings.

SERIES A PREFERRED STOCK

    Holdings is authorized to issue up to 10,000,000 shares of Series A Preferred Stock.

    RANK. The Series A Preferred Stock, with respect to dividend rights and rights on liquidation, winding up and dissolution of Holdings, ranks senior to the Common Stock, the Series B Preferred Stock, the Series C Preferred Stock, and each other class of capital stock or class or series of preferred stock issued by Holdings the terms of which specifically provide that such class or series will rank junior to the Series A Preferred Stock as to dividend distributions or distributions upon the liquidation, winding up and dissolution of Holdings (collectively referred to as "Series A Junior Securities"). Although the Series A Preferred Stock, with respect to dividend rights and rights on liquidation, ranks senior to Series A Junior Securities issued by Holdings, it is junior in right of payment to all existing and future indebtedness and obligations of Holdings.

    DIVIDENDS. Each holder of Series A Preferred Stock is entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, cash dividends on each share of Series A Preferred Stock at a rate equal to $1.30 per share per annum. All dividends are cumulative, whether or not earned or declared, accrue on a daily basis from the date of issuance of Series A Preferred Stock and are payable semi-annually in arrears. Dividends with respect to the Series A Preferred Stock can only be paid by Holdings to the extent funds are legally available therefor under the DGCL. The New Credit Facility and the Indentures do, and any future credit agreements or indentures to which MEDIQ/PRN or Holdings becomes a party may, restrict the ability of Holdings to pay cash dividends.

    LIQUIDATION PREFERENCE. Upon any voluntary or involuntary liquidation, dissolution or winding up of Holdings, the holders of all shares of Series A Preferred Stock then outstanding will be entitled to be paid out of the assets of Holdings available for distribution to its stockholders an amount in cash equal to $10.00 per share, plus an amount equal to full cumulative dividends (whether or not earned or declared) accrued and unpaid thereon, including additional dividends accrued on such unpaid dividends ("Additional Dividends"), to the date of final distribution (the "Series A Liquidation Preference") and no more, before any distribution is made on any Series A Junior Securities. After payment in full in accordance with the preceding sentence, the holders of the Series A Preferred Stock shall not be entitled to any further participation in any distribution in the event of liquidation, dissolution or winding up of the affairs of Holdings with respect to the shares of Series A Preferred Stock.

    OPTIONAL REDEMPTION. Holdings may, at its option, redeem at any time or from time to time, from any source of funds legally available therefor, in whole or in part, any or all of the shares of Series A Preferred Stock, at the redemption prices set forth below, plus an amount equal to full cumulative dividends (whether or not earned or declared) accrued and unpaid thereon, including Additional Dividends, to the redemption date. The redemption prices for optional redemptions are as follows:

                                                                              REDEMPTION PRICE
REDEMPTION DATE                                                                   PER SHARE
----------------------------------------------------------------------------  -----------------
On or before December 31, 1999..............................................      $   11.00
On or after January 1, 2000
  but before January 1, 2002................................................      $   10.50
On or after January 1, 2002.................................................      $   10.00

    MANDATORY REDEMPTION. All outstanding shares of the Series A Preferred Stock will be redeemed from funds legally available therefor on December 31, 2011, at a price per share equal to the Series A Liquidation Preference on December 31, 2011.

    VOTING RIGHTS. The holders of Series A Preferred Stock are not entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of Holdings, except as otherwise required by Delaware law; provided, that, without the written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock or the vote of the holders of a majority of the outstanding shares of Series A Preferred Stock at a meeting of the holders of Series A Preferred Stock called for such purpose, Holdings will not (a) create, authorize or issue any other class or series of stock entitled to a preference prior to Series A Preferred Stock upon any dividend or distribution or any liquidation, distribution of assets, dissolution or winding up of Holdings or (b) amend, alter or repeal any provision of Holdings' Certificate of Incorporation so as to materially adversely affect the relative rights and preferences of the Series A Preferred Stock. In any case in which the holders will be entitled to vote, each holder of Series A Preferred Stock will be entitled to one vote for each share of Series A Preferred Stock held unless otherwise required by applicable law. Without limiting the generality of the foregoing, in no event are the holders of Series A Preferred Stock entitled to vote (individually or as a class) on any merger or consolidation involving Holdings, any sale of all or substantially all of the assets of Holdings or any similar transaction. The BRS Entities own a majority of the outstanding shares of Series A Preferred Stock.

    NO RIGHT OF CONVERSION OR EXCHANGE. The holders of Series A Preferred Stock do not have any rights to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of capital stock of Holdings.


    NO PREEMPTIVE RIGHTS. Except as provided in the Holders Agreement, no holder of Series A Preferred Stock possesses any preemptive rights to subscribe or acquire any unissued shares of capital stock of Holdings (whether now or hereafter authorized) or securities of Holdings convertible into or carrying a right to subscribe to or acquire shares of capital stock of Holdings.


SERIES B PREFERRED STOCK

    Holdings is authorized to issue up to 5,000,000 shares of Series B Preferred Stock.

    RANK. The Series B Preferred Stock, with respect to dividend rights and rights on liquidation, winding up and dissolution of Holdings, ranks junior to the Series A Preferred Stock and senior to the Series C Preferred Stock. Although the Series B Preferred Stock, with respect to dividend rights and rights on liquidation, ranks senior to Series C Preferred Stock issued by Holdings, it is junior in right of payment to all existing and future indebtedness and obligations of Holdings.

    DIVIDENDS. Each holder of Series B Preferred Stock is entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, cash dividends on each share of Series B

Preferred Stock at a rate equal to $1.325 per share per annum. All dividends are cumulative and compounding, whether or not earned or declared, accrue on a daily basis from the date of issuance of Series B Preferred Stock and are payable semi-annually in arrears. Dividends with respect to the Series B Preferred Stock can only be paid by Holdings to the extent funds are legally available therefor under the DGCL. The New Credit Facility and the Indentures do, and any future credit agreements or indentures to which MEDIQ/PRN or Holdings becomes a party may, restrict the ability of Holdings to pay cash dividends.

    LIQUIDATION PREFERENCE. Upon any voluntary or involuntary liquidation, dissolution or winding up of Holdings, the holders of all shares of Series B Preferred Stock then outstanding will be entitled to be paid out of the assets of Holdings available for distribution to its stockholders an amount in cash equal to $10.00 per share, plus an amount equal to full cumulative dividends (whether or not earned or declared) accrued and unpaid thereon, including additional dividends, to the date of final distribution, after distributions are made on the Series A Preferred Stock and before any distribution is made on any Series C Preferred Stock. After payment in full in accordance with the preceding sentence, the holders of the Series B Preferred Stock shall not be entitled to any further participation in any distribution in the event of liquidation, dissolution or winding up of the affairs of Holdings with respect to the shares of Series B Preferred Stock.

    NO MANDATORY REDEMPTION. Holdings is not required to mandatorily redeem the shares of Series B Preferred Stock.

    VOTING RIGHTS. The holders of Series B Preferred Stock are not entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of Holdings, except as otherwise required by Delaware law.

    NO RIGHT OF CONVERSION OR EXCHANGE. The holders of Series B Preferred Stock do not have any rights to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of capital stock of Holdings.


    NO PREEMPTIVE RIGHTS. Except as provided in the Holders Agreement, no holder of Series B Preferred Stock possesses any preemptive rights to subscribe or acquire any unissued shares of capital stock of Holdings (whether now or hereafter authorized) or securities of Holdings convertible into or carrying a right to subscribe to or acquire shares of capital stock of Holdings.


SERIES C PREFERRED STOCK

    Holdings is authorized to issue up to 5,000,000 shares of Series C Preferred Stock.

    RANK. The Series C Preferred Stock, with respect to dividend rights and rights on liquidation, winding up and dissolution of Holdings, ranks junior to the Series A Preferred Stock and the Series B Preferred Stock. The Series C Preferred Stock is also junior in right of payment to all existing and future indebtedness and obligations of Holdings.

    DIVIDENDS. Each holder of Series C Preferred Stock is entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, cash dividends on each share of Series C Preferred Stock at a rate equal to $1.35 per share per annum. All dividends are cumulative and compounding, whether or not earned or declared, accrue on a daily basis from the date of issuance of Series C Preferred Stock and are payable semi-annually in arrears. Dividends with respect to the Series C Preferred Stock can only be paid by Holdings to the extent funds are legally available therefor under the DGCL. The New Credit Facility and the Indentures do, and any future credit agreements or indentures to which MEDIQ/PRN or Holdings becomes a party may, restrict the ability of Holdings to pay cash dividends.

    LIQUIDATION PREFERENCE. Upon any voluntary or involuntary liquidation, dissolution or winding up of Holdings, the holders of all shares of Series C Preferred Stock then outstanding will be entitled to be paid out of the assets of Holdings available for distribution to its stockholders an amount in cash equal to $10.00 per share, plus an amount equal to full cumulative dividends (whether or not earned or declared) accrued and unpaid thereon, including additional dividends, to the date of final distribution, after distributions are made on the Series A Preferred Stock and the Series B Preferred Stock (the "Series C Liquidation Preference"). After payment in full in accordance with the preceding sentence, the holders of the Series C Preferred Stock shall not be entitled to any further participation in any distribution in the event of liquidation, dissolution or winding up of the affairs of Holdings with respect to the shares of Series C Preferred Stock.

    NO RIGHT OF CONVERSION OR EXCHANGE. The holders of Series C Preferred Stock do not have any rights to convert such shares into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of capital stock of Holdings.


    NO PREEMPTIVE RIGHTS. Except as provided in the Holders Agreement, no holder of Series C Preferred Stock possesses any preemptive rights to subscribe or acquire any unissued shares of capital stock of Holdings (whether now or hereafter authorized) or securities of Holdings convertible into or carrying a right to subscribe to or acquire shares of capital stock of Holdings.


    OPTIONAL REDEMPTION. Holdings may, at its option, redeem at any time or from time to time, from any source of funds legally available therefor, in whole or in part, any or all of the shares of Series C Preferred Stock, at $10.00 in cash per share, plus an amount equal to full cumulative dividends (whether or not earned or declared) accrued and unpaid thereon to the redemption date.

    MANDATORY REDEMPTION. All outstanding shares of the Series C Preferred Stock will be redeemed from funds legally available therefor on December 31, 2012 at a price per share equal to the Series C Liquidation Preference on December 31, 2012.

    VOTING RIGHTS. The holders of Series C Preferred Stock are not entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of Holdings, except as otherwise required by Delaware law.


OTHER PREFERRED STOCK



    In addition to the Preferred Stock, Holdings' Certificate of Incorporation authorizes the issuance of 20,000,000 shares of preferred stock, par value $.01 per share. Such shares of preferred stock may be issued by the Board of Directors of Holdings from time to time in one or more series with such preferences, terms and rights as the Board of Directors may determine without further action by the stockholders of Holdings. Accordingly, the Board of Directors has the power to fix the dividend rate and to establish the provisions, if any, relating to dividends, voting rights, redemption rates, sinking funds, liquidation preferences and conversion rights for any series of preferred stock issued in the future. The issuance of such preferred stock may have the effect of delaying, deferring or preventing a change in control of Holdings without further action by the stockholders.



ANTI-TAKEOVER STATUTE



    Section 203 of the DGCL prohibits certain transactions between a Delaware corporation whose voting stock is publicly traded or held of record by more than 2,000 stockholders and an interested stockholder (which term is defined therein as a person who, together with any affiliates and/or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation). This provision prohibits certain business combinations (defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation, and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation) between an interested stockholder and a corporation for a period of three years after the date the interested stockholder became an interested stockholder unless (i) the business combination is approved by the corporation's Board of Directors prior to the date the interested stockholder became an interested stockholder, (ii) the interested stockholder acquired at least 85% of the voting stock of the corporation in the transaction in which it becomes an interested stockholder or
(iii) the business combination is approved by a majority of the Board of Directors and by the affirmative vote of 66 2/3% of the votes entitled to be cast by disinterested stockholders at an annual or special meeting. Although Holdings is not subject to the provisions of Section 203 of the DGCL as of the date of this Prospectus, the Certificate of Incorporation and By-laws of Holdings do not exclude Holdings from the restrictions imposed under Section 203 of the DGCL and Holdings may become subject to Section 203 of the DGCL in the future.



INDEMNIFICATION OF DIRECTORS AND OFFICERS



    The Certificate of Incorporation of Holdings provides that the directors of Holdings shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the DGCL and that, without limiting the generality of the foregoing, no director shall be liable to Holdings or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Holdings or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, relating to prohibited dividends or distributions or the repurchase or redemption of stock, or (iv) for any transaction from which the director derived an improper personal benefit.



    The By-laws of Holdings provide that Holdings shall indemnify any person who was or is party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), by reason of the fact that such person is or was a director or officer of Holdings or a constituent corporation absorbed in a consolidation or merger, or is or was serving at the request of Holdings or a constituent corporation absorbed in a consolidation or merger, as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or is or was a director or officer of Holdings serving at its request as an administrator, trustee or other fiduciary of one or more of the employee benefit plans of Holdings or other enterprise, against expenses (including attorneys' fees), liability and loss actually and reasonably incurred or suffered by such person in connection with such proceeding, whether or not the indemnified liability arises or arose from any threatened, pending or completed proceeding by or in the right of Holdings, except to the extent that such indemnification is prohibited by applicable law. The By-laws of Holdings further provide that expenses incurred by a director or officer of Holdings in defending a proceeding shall be paid by Holdings in advance of the final disposition of such proceeding subject to the provisions of any applicable statute.



    The foregoing summary of the Certificate of Incorporation and By-laws of Holdings is qualified in its entirety by reference to the relevant provisions of Holdings' Certificate of Incorporation and By-laws, which are filed as exhibits to the Registration Statement.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

RELATIONSHIPS AND TRANSACTIONS WITH OFFICERS AND DIRECTORS


    H. Scott Miller and Michael F. Sandler, both directors of Holdings who resigned their positions upon consummation of the Transactions, served as directors of MHM until they resigned from such positions in January 1997. MHM is indebted to Holdings under the MHM Note. As of January 27, 1998, the outstanding principal amount of the MHM Note (plus accrued interest) was $10,477,776. The MHM Note bears interest at a rate of prime plus 1.5%. In addition, MHM is indebted to Holdings for approximately an additional $390,000 that is not represented by the MHM Note. MHM made payments to Holdings with respect to principal and interest payments as well as professional fees totaling $601,000 in 1997. The Rotko 1983 Trusts and certain other trusts established by Bernard
B. Rotko of which Bessie G. Rotko is the income beneficiary together own 907,000 shares of the common stock of MHM. Certain other trusts established by Bernard
B. Rotko for the benefit of certain grandchildren hold approximately 15,000 shares of the common stock of MHM.


    In February 1997, Holdings was sued in the Superior Court of New Jersey by MHM. The suit challenged the validity of the MHM Note. In addition, beginning in February 1997, MHM stopped making the required monthly installments on the MHM Note and, therefore, Holdings gave notice to MHM of its default on the MHM Note and declared all sums outstanding under the MHM Note to be immediately due and payable. In September 1997, as a result of continued deterioration of MHM's financial condition, the Company recorded a reserve for the remaining balance of the MHM Note, which had been partially reserved in 1996, and accrued interest on the MHM Note. In October 1997, Holdings filed a motion for summary judgment against MHM. In November 1997, the Court granted summary judgment in favor of the Company against MHM on all counts. Specifically, the Court ruled that the MHM Note was valid and enforceable. The Court also rejected MHM's request for a stay pending appeal. On April 17, 1998, the Court entered a Final Damage Order in favor of the Company in the approximate amount of $11.8 million. In July 1998, the Company reached a settlement with MHM which called for MHM to pay the Company $3.0 million in cash in full satisfaction of all amounts due the Company. The Company received the cash in July 1998. See "Business--Legal Proceedings."

    Mr. Sandler served as a director of NutraMax until he resigned from such position in December 1996. In December 1996, the Company sold to NutraMax all of the 4,037,258 shares of NutraMax Common Stock owned by the Company at a price of $9.00 per share. The Company received from NutraMax $19.9 million in cash and the NutraMax Note in the amount of $16.4 million. As of September 30, 1997, the outstanding balance of the NutraMax Note was $5.9 million. In addition, the Company received payments from NutraMax of $7,000 in 1997 for professional service fees. See "Management's Discussions and Analysis of Financial Condition and Results of Operations--Results of Operations."

    Sheldon M. Bonovitz and H. Scott Miller, both directors of Holdings who resigned their positions upon consummation of the Transactions, served as directors of PCI until they resigned from such positions in October 1996. In fiscal 1997, in connection with the acquisition of PCI by Cardinal, the Company's interest in PCI was converted into shares of common stock of Cardinal with a market value of approximately $79.2 million based on the closing price on October 11, 1996. The Company sold its Cardinal shares in January 1997 for approximately $88.4 million and used the proceeds to refinance debt.

    Until February 1997, Michael J. Rotko was a partner in the law firm of Drinker Biddle & Reath LLP, which provided legal services to the Company during fiscal 1997 and in prior years. The Company was not charged by Drinker Biddle & Reath for any of Mr. Rotko's time on Company matters.

    Mr. Bonovitz is Chairman of, and a partner in, the law firm of Duane, Morris & Heckscher LLP, which provided legal services to the Company and Mr. Rotko during fiscal 1997.

BRS MANAGEMENT AGREEMENT; CERTAIN FEES PAYABLE TO BRS AND CO-INVESTORS

    Upon consummation of the Transactions, Holdings paid the Sponsor, FFT and Galen Associates a closing fee of $6.0 million in the aggregate. In addition, MEDIQ/PRN entered into a management services agreement (the "BRS Management Agreement") with the Sponsor, FFT and Galen Associates pursuant to which the Sponsor, FFT and Galen Associates will be paid the greater of $1.0 million per year or 1.5% of EBITDA for such year, in the aggregate, for certain management, business and organizational strategy and merchant and investment banking services rendered to the Company. The amount of the annual management fee may be increased under certain circumstances based upon performance or other criteria to be established by the Board of Directors of MEDIQ/PRN.

PAYMENT OF PREVIOUSLY DEFERRED COMPENSATION

    Under the terms of the Company's deferred compensation plan, approximately $1.6 million of previously deferred employee compensation became payable upon consummation of the Merger to certain former members of senior management of the Company who have previously deferred such compensation. Deferred compensation will be paid to employees only at their election.

ADDITIONAL PURCHASES OF COMMON STOCK


    Effective September 3, 1998 the Management Stockholders purchased shares of Common Stock, representing approximately 6.1% of the outstanding Common Stock on a fully diluted basis, at the same per share price as the shares of common stock of MQ sold to the BRS Entities and the Co-Investors pursuant to the Equity Contribution. Such Common Stock so acquired by an employee of the Company is subject to repurchase by Holdings if such employee resigns or is terminated at any time during the five years after the date of such acquisition. The number of shares subject to Holdings' repurchase option and the price at which such shares may be repurchased are subject to a variety of factors, including whether the employee is terminated for cause or without cause and at what point over the five-year period a resignation or termination occurs.


    It is also expected that certain employees of the Company will be provided with an opportunity to receive non-qualified options (the "New Options") to purchase shares of Common Stock, representing approximately 5.0% of the outstanding Common Stock on a fully diluted basis, at a price per share equal to the price per share at which the shares of common stock of MQ were sold to the BRS Entities and the Co-Investors pursuant to the Equity Contribution. Such employees will have the opportunity to acquire one-fifth of the New Options during each year of the five-year period beginning with the consummation of the Merger. For each such year, the opportunity to receive any New Option will be subject to the Company's achievement of certain financial performance goals. In certain circumstances, such persons will have the right to immediately receive any unissued or unvested New Options regardless of whether such performance goals have been met.

INDEMNIFICATION RIGHTS UNDER THE MERGER AGREEMENT

    Pursuant to the Merger Agreement, Holdings is obligated, for a period of six years after the Effective Time, to indemnify directors and officers of Holdings and its subsidiaries and, subject to certain limitations, to maintain directors' and officers' liability insurance substantially similar to that currently in effect.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

    The following is a summary of certain indebtedness of the Company. To the extent such summary contains descriptions of the indentures governing the Debentures, the Exchangeable Debentures or the Notes, or the New Credit Facility and other loan documents, such descriptions do not purport to be complete and are qualified in their entirety by reference to such documents.

DEBENTURES

    On May 29, 1998, Holdings issued 140,885 Units, each consisting of one Debenture with a principal amount at maturity of $1,000 and one Warrant to purchase .6474 shares of Common Stock, pursuant to the Unit Offering for gross proceeds of approximately $75.0 million. The Debentures were issued pursuant to an indenture dated as of May 15, 1998 (the "Debenture Indenture") between Holdings and United States Trust Company of New York, as Trustee ("USTC"). The Warrants were issued pursuant to the Warrant Agreement. The net proceeds of the Unit Offering, together with the net proceeds of the Note Offering and certain other funds, were used to pay the net cash portion of the Merger Consideration, effect the Refinancing and pay related fees and expenses. See "The Transactions."

    The Debentures, limited to $140.9 million aggregate principal amount at maturity, mature on June 1, 2009. No cash interest will accrue on the Debentures prior to June 1, 2003. Thereafter, the Debentures will accrue cash interest at a rate of 13% per annum, and cash interest will be payable on June 1 and December 1 of each year commencing December 1, 2003. The Debentures bear original issue discount ("OID"), and the holders of the Debentures will be required to include such OID in gross income for U.S. Federal income tax purposes on a constant yield to maturity basis, in advance of the receipt of the cash payments to which such income is attributable. The Debentures are general unsecured obligations of Holdings, and rank PARI PASSU in right of payment with all existing and future Senior Indebtedness (as defined in the Debenture Indenture) of Holdings and senior in right of payment to all existing and future subordinated indebtedness of Holdings. The Debentures are effectively subordinated to all indebtedness and obligations of MEDIQ/PRN and its subsidiaries (including the Notes, obligations under the New Credit Facility, trade payables and other accrued liabilities).


    The Debentures are not redeemable at the option of Holdings prior to June 1, 2003, except that until June 1, 2001 Holdings may redeem, at its option, up to 25% of the Accreted Value of the Debentures at a redemption price (expressed as a percentage of Accreted Value) of 113%, plus accrued and unpaid interest, with the net proceeds of one or more Public Equity Offerings (as defined in the Debenture Indenture) following which there is a Public Market (as defined in the Debenture Indenture) if at least $105.6 million aggregate principal amount at maturity of the Debentures remains outstanding after any such redemption. On or after June 1, 2003, the Debentures may be redeemed at the option of Holdings, in whole or in part, at the following redemption prices (expressed as percentages of principal amount at maturity), plus accrued and unpaid interest, if redeemed during the 12 months beginning June 1 of the years indicated below:


YEAR                                                                PERCENTAGE
------------------------------------------------------------------  -----------
2003..............................................................     106.500%
2004..............................................................     104.333
2005..............................................................     102.167
2006 and thereafter...............................................     100.000

    Upon a Change of Control (as defined in the Debenture Indenture), each holder of Debentures may require Holdings to repurchase all or any portion of such holder's Debentures at a purchase price equal to 101% of the Accreted Value thereof plus accrued and unpaid interest.

    The Debenture Indenture contains certain covenants that, among other things, limit (i) the incurrence of additional debt by Holdings and certain of its subsidiaries, (ii) the payment of dividends on capital stock of Holdings and the purchase, redemption or retirement of capital stock or subordinated indebtedness, (iii) investments, (iv) certain transactions with affiliates, (v) sales of assets, including capital stock of subsidiaries, and
(vi) certain consolidations, mergers and transfers of assets. The Debenture Indenture also prohibits certain restrictions on distributions from certain subsidiaries, including MEDIQ/PRN. All of these limitations and prohibitions, however, are subject to a number of important qualifications.


    Pursuant to a registration rights agreement dated May 21, 1998 (the "Registration Rights Agreement") among Holdings, MEDIQ/PRN, the Subsidiary Guarantors and the Initial Purchasers, Holdings agreed to (a) file with the Commission, within 45 days after the Issue Date, a registration statement (the "Exchange Offer Registration Statement") with respect to an offer to exchange the Debentures for new debentures of Holdings with terms substantially identical to the Debentures (the "New Debentures"), except that the New Debentures generally will not contain terms with respect to restrictions on the resale or transfer thereof, and (b) use its best efforts to cause such Exchange Offer Registration Statement to become effective under the Securities Act by October 26, 1998. The Exchange Offer Registration Statement became effective under the
Securities Act on October    , 1998, and Holdings commenced its offer to
exchange the New Debentures for surrender of the Debentures on such date. Under certain circumstances, Holdings may be required under the Registration Rights Agreement to file a shelf registration statement to cover resales of the Debentures. Upon the failure by Holdings to comply with certain of its obligations under the Registration Rights Agreement, additional interest will be payable on the Debentures.


EXCHANGEABLE DEBENTURES

    In July 1993, Holdings issued an aggregate of $34.5 million principal amount of Exchangeable Debentures pursuant to an indenture dated as of July 30, 1993 (the "Exchangeable Debenture Indenture") between Holdings and First Fidelity Bank, N.A. Pennsylvania ("First Fidelity"), as trustee. The Exchangeable Debentures mature on July 15, 2003 and are exchangeable into shares of NutraMax Common Stock at any time before the close of business on such date. Interest on the Exchangeable Debentures accrues and is payable at the rate of 7 1/2% per annum and is payable semiannually. The Exchangeable Debentures are general unsecured obligations of Holdings and are subordinated to all existing and future Senior Indebtedness (as defined in the Exchangeable Debenture Indenture) of Holdings.

    Approximately $10.1 million in principal amount of the Exchangeable Debentures was outstanding at the time of the Merger. The Merger resulted in a "Change of Control" under the Exchangeable Debentures, and Holdings was required by the terms of the Exchangeable Debentures to notify holders thereof of their right to require Holdings to purchase the Exchangeable Debentures at 100% of their principal amount plus accrued interest. Holders of approximately $9.6 million in principal amount of the Exchangeable Debentures tendered their Exchangeable Debentures for purchase by Holdings. Accordingly, approximately $500,000 in principal amount of the Exchangeable Debentures is currently outstanding.

    Pursuant to an Escrow Agreement dated as of July 30, 1993 between Holdings and First Fidelity, 2,254,902 shares of NutraMax Common Stock were deposited by Holdings in escrow with First Fidelity in support of Holdings' exchange obligations under the Exchangeable Debentures. On December 31, 1996, the Company sold to NutraMax all of the shares of NutraMax Common Stock owned by the Company pursuant to an agreement under which the Company received cash and an interest bearing note secured by a $5.9 million letter of credit. In the event the Exchangeable Debentures are exchanged into shares of NutraMax Common Stock, the amount of the note, which as of December 31, 1997 was $5.9 million, will be reduced on a pro rata basis. The note is payable when the shares of NutraMax Common Stock held in escrow in support of the Exchangeable Debentures are delivered to NutraMax upon release from escrow. All but 33,595 of the shares of NutraMax Common Stock were released from escrow upon the purchase of Exchangeable Debentures by the Company following the Merger. Accordingly, Holdings received approximately $5.6 million in cash in respect of the NutraMax note in July 1998.

NEW CREDIT FACILITY

    In order to finance a portion of the cash consideration paid pursuant to the Merger, MEDIQ/PRN's existing credit facility (the "Existing Credit Facility") with a syndicate of banks led by Banque Nationale de Paris ("BNP") was replaced by the $325.0 million New Credit Facility.

    The New Credit Facility consists of three facilities: (i) an eight-year senior secured term loan facility in an aggregate principal amount equal to $200.0 million (the "Term Loan Facility"); (ii) a six-year revolving credit facility in an aggregate principal amount not to exceed $50.0 million (the "Revolving Credit Facility"); and (iii) a six-year senior secured acquisition facility in an aggregate principal amount not to exceed $75.0 million (the "Acquisition Facility"). Loans made under the Term Loan Facility are referred to herein as "Term Loans," advances made under the Revolving Credit Facility are referred to herein as "Revolving Loans" and loans made under the Acquisition Facility are referred to herein as "Acquisition Loans."

    Term Loans in an aggregate principal amount of $200.0 million were drawn on the closing date of the New Credit Facility in connection with the Transactions and the consummation of the CHI Acquisition. Subject to compliance with customary conditions precedent, Revolving Loans will be available at any time prior to the final maturity of the Revolving Credit Facility. Amounts repaid under the Revolving Credit Facility may be reborrowed prior to the final maturity of the Revolving Credit Facility, provided that availability requirements are met. Letters of credit will be available and mature at any time before the sixtieth business day prior to the final maturity of the Revolving Credit Facility. Subject to compliance with customary conditions precedent and maximum ratios, both before and after making any acquisition, of pro forma funded debt to consolidated EBITDA (as such term is defined under the New Credit Facility) and pro forma senior debt to consolidated EBITDA (as such term is defined under the New Credit Facility), Acquisition Loans will be available for up to eighteen months following the execution and delivery of the New Credit Facility, after which time (the "Conversion Date") the Acquisition Facility shall convert to an amortizing Term Loan. Amounts repaid under the Acquisition Facility may not be reborrowed.

    All obligations of MEDIQ/PRN under the New Credit Facility are unconditionally guaranteed (the "Facility Guaranties") by each existing and each subsequently acquired or organized domestic and, to the extent no adverse tax consequences would result, foreign subsidiary of MEDIQ/PRN (the "Facility Guarantors"). The New Credit Facility and the related guarantees are secured by substantially all the assets of MEDIQ/PRN and each Facility Guarantor, including but not limited to (i) a first priority pledge of all the capital stock of each Facility Guarantor and (ii) perfected first priority security interests in, and mortgages on, substantially all tangible and intangible assets of MEDIQ/PRN and each Facility Guarantor.

    Borrowings under the New Credit Facility bear interest at a floating rate based upon, at MEDIQ/ PRN's option, (i) the higher of the prime rate of BNP, or the federal funds effective rate plus 0.5%, plus, in the case of the Term Loans, a margin equal to 1.5%, and in the case of the Revolving Loans and the Acquisition Loans, a margin equal to 1.0%, or (ii) the London Interbank Offered Rate ("LIBOR") plus, in the case of the Term Loans, a margin equal to 2.75%, and in the case of the Revolving Loans and the Acquisition Loans, a margin equal to 2.25%. MEDIQ/PRN may elect interest periods of one, two, three or six months for LIBOR borrowings. Interest shall be payable at the end of each interest period and, in any event, at least every three months.

    In addition to paying interest on outstanding principal under the New Credit Facility, MEDIQ/PRN is required to pay a commitment fee to the Senior Lenders equal to 0.5% per annum of the undrawn portion of the commitments in respect of the facilities (subject to adjustment as set forth below), commencing to accrue upon the execution and delivery of the New Credit Facility and payable quarterly in arrears and upon the termination of any commitment, in each case for the actual number of days elapsed in a 360-day year. The New Credit Facility contains provisions under which commitment fees and margins on interest rates under the facilities will be adjusted in increments based on performance goals.

    The Term Loans will amortize on a quarterly basis commencing September 30, 1999 and be payable in installments under a schedule contained in the New Credit Facility. Principal amounts outstanding under the Revolving Credit Facility will be due and payable in full at maturity. Principal amounts outstanding under the Acquisition Facility at the Conversion Date will amortize on a quarterly basis and be payable in installments under a schedule contained in the New Credit Facility. The TermLoans, Revolving Loans and Acquisition Loans are subject to mandatory prepayments and reductions in the event of certain extraordinary transactions or issuances of debt and equity by MEDIQ/PRN or any Facility Guarantor. Such loans are also required to be prepaid with 75% of the Excess Cash Flow (as such term is defined in the New Credit Facility) of MEDIQ/PRN or, if the Company's ratio of funded debt to pro forma EBITDA for the preceding 12-month period is less than 5.0 to 1.0, 50% of such Excess Cash Flow.

    The New Credit Facility contains representations and warranties, covenants, events of default and other provisions customary for credit facilities of this type. MEDIQ/PRN has paid the Senior Lenders certain syndication and administration fees, reimburse certain expenses and provide certain indemnities, in each case which are customary for credit facilities of this type.

    At June 30, 1998, pursuant to the terms of the New Credit Facility and/or the Indentures, the availability under the Revolving Credit Facility and the Acquisition Facility was limited to $25.9 million and $50.0 million, respectively.

NOTES


    On May 29, 1998, MEDIQ/PRN issued $190.0 million aggregate principal amount of Notes pursuant to the Note Offering. The Notes were issued pursuant to an indenture dated as of May 15, 1998 (the "Note Indenture" and, together with the Debenture Indenture, the "Indentures") among MEDIQ/PRN, the Subsidiary Guarantors (as defined in the Note Indenture) and USTC, as Trustee. The net proceeds of the Note Offering, together with the net proceeds of the Unit Offering and certain other funds, were used to pay the net cash portion of the Merger Consideration, effect the Refinancing and pay related fees and expenses. See "The Transactions."


    The Notes mature on June 1, 2008. Interest on the Notes accrues and is payable at a rate of 11% per annum and is payable semiannually on June 1 and December 1 of each year commencing December 1, 1998. The Notes are general unsecured obligations of MEDIQ/PRN, and are subordinated in right of payment to all existing and future Senior Indebtedness (as defined in the Note Indenture) of MEDIQ/ PRN, including MEDIQ/PRN's obligations under the New Credit Facility; the Notes rank PARI PASSU to all future senior subordinated indebtedness of MEDIQ/PRN. The Notes are fully and unconditionally guaranteed, jointly and severally, on an unsecured senior subordinated basis by the Subsidiary Guarantors. Each Subsidiary Guaranty (as defined in the Note Indenture) is subordinated to all existing and future Senior Indebtedness of the respective Subsidiary Guarantor, including the guarantee by such Subsidiary Guarantor of MEDIQ/PRN's obligations under the New Credit Facility.

    The Notes are not redeemable at the option of MEDIQ/PRN prior to June 1, 2003, except that until June 1, 2001 MEDIQ/PRN may redeem, at its option, up to 25% of the original principal amount of the Notes at a redemption price (expressed as a percentage of principal amount) of 111%, plus accrued and unpaid interest, with the net proceeds of one or more Public Equity Offerings (as defined in the Note Indenture) following which there is a Public Market (as defined in the Note Indenture) if at least $142.5 million aggregate principal amount of the Notes remains outstanding after any such redemption. On or after June 1, 2003, the Notes may be redeemed at the option of MEDIQ/PRN, in whole or in part, at the following redemption prices (expressed as percentages of principal amount), plus accrued and unpaid interest, if redeemed during the 12 months beginning June 1 of the years indicated below:

YEAR                                                                PERCENTAGE
------------------------------------------------------------------  -----------
2003..............................................................     105.500%
2004..............................................................     103.667
2005..............................................................     101.834
2006 and thereafter...............................................     100.000

    Upon a Change of Control (as defined in the Note Indenture), each holder of Notes may require MEDIQ/PRN to repurchase all or any portion of such holder's Notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest The Note Indenture contains certain covenants that, among other things, limit (i) the incurrence of additional debt by MEDIQ/PRN and certain of its subsidiaries, (ii) the payment of dividends on capital stock of MEDIQ/PRN and the purchase, redemption or retirement of capital stock or subordinated indebtedness, (iii) investments, (iv) certain transactions with affiliates, (v) sales of assets, including capital stock of subsidiaries, and
(vi) certain consolidations, mergers and transfers of assets. The Note Indenture also prohibits certain restrictions on distributions from certain subsidiaries. All of these limitations and prohibitions, however, are subject to a number of important qualifications.

    Pursuant to the Registration Rights Agreement, MEDIQ/PRN agreed to (a) file with the Commission, within 45 days after the Issue Date, the Exchange Offer Registration Statement with respect to an offer to exchange the Notes for new notes of MEDIQ/PRN with terms substantially identical to the Notes (the "New Notes"), except that the New Notes generally will not contain terms with respect to restrictions on the resale or transfer thereof, and (b) use its best efforts to cause the Exchange Offer Registration Statement to become effective under the Securities Act by October 26, 1998. Upon the effectiveness of the Exchange Offer Registration Statement, MEDIQ/PRN will offer the New Notes in exchange for surrender of the Notes. Under certain circumstances, MEDIQ/PRN may be required under the Registration Rights Agreement to file a shelf registration statement to cover resales of the Notes. Upon the failure by MEDIQ/ PRN to comply with certain of its obligations under the Registration Rights Agreement, additional interest will be payable on the Notes.

                          DESCRIPTION OF THE WARRANTS

    The Warrants were issued pursuant to the Warrant Agreement. The following summary of certain provisions of the Warrant Agreement does not purport to be complete and is qualified in its entirety by reference to all of the provisions of the Warrant Agreement, including the definitions therein of certain terms. Capitalized terms in this "Description of the Warrants" not defined in this Prospectus have the meanings ascribed to them in the Warrant Agreement.

GENERAL


    Each Warrant, when exercised, entitles the holder thereof to purchase .6474 shares of Common Stock from Holdings, as the Surviving Corporation of the Merger, at a price (the "Exercise Price") of $0.01 per share. The Exercise Price was determined in connection with the offering and pricing of the Units. The Exercise Price and the number of shares of Common Stock issuable upon exercise of a Warrant are both subject to adjustment in certain cases. See "--Adjustments" below. The Warrants initially entitle the holders thereof to acquire, in the aggregate, 91,209 shares of Common Stock.



    The Warrants may be exercised at any time after the first anniversary of the Issue Date; PROVIDED, HOWEVER, that holders of Warrants will be able to exercise their Warrants only if the Common Shelf Registration Statement relating to the Common Stock underlying the Warrants is effective or the exercise of such Warrants is exempt from the registration requirements of the Securities Act, and such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states or other jurisdictions in which such holders reside. Unless earlier exercised, the Warrants will expire on June 1, 2009 (the "Expiration Date"). Holdings will give notice of expiration not less than 90 nor more than 120 days prior to the Expiration Date to the registered holders of the then outstanding Warrants. If Holdings fails to give such notice, the Warrants will nevertheless expire and become void on the Expiration Date. The Warrants became eligible to trade separately from the Debentures on the Separation Date.


    At Holdings' option, fractional shares of Common Stock may not be issued upon exercise of the Warrants. If any fraction of a share of Common Stock would, except for the foregoing provision, be issuable upon the exercise of any such Warrants (or specified portion thereof), Holdings will pay an amount in cash equal to the Current Market Value per share of Common Stock, as determined on the day immediately preceding the date the Warrant is presented for exercise, multiplied by such fraction, computed to the nearest whole cent.

    Certificates for Warrants have been and will be issued in fully registered form only. No service charge will be made for registration of transfer or exchange upon surrender of any Warrant Certificate at the office of the Warrant Agent maintained for that purpose. Holdings may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Warrant Certificates.

    In the event a bankruptcy, reorganization or similar proceeding is commenced by or against Holdings, a bankruptcy court may hold that unexercised Warrants are executory contracts which may be subject to rejection by Holdings with approval of the bankruptcy court. As a result, holders of the Warrants may, even if sufficient funds are available, not be entitled to receive any consideration or may receive an amount less than they would be entitled to if they had exercised their Warrants prior to the commencement of any such bankruptcy, reorganization or similar proceeding.

CERTAIN TERMS

    EXERCISE

    In order to exercise all or any of the Warrants, the holder thereof is required to surrender to the Warrant Agent the related Warrant Certificate and pay in full the Exercise Price for each share of Common Stock or other securities issuable upon exercise of such Warrants. The Exercise Price may be paid (i) in cash or by certified or official bank check or by wire transfer to an account designated by Holdings for such purpose or (ii) without the payment of cash, by reducing the number of shares of Common Stock that would be obtainable upon the exercise of a Warrant and payment of the Exercise Price in cash so as to yield a number of shares of Common Stock upon the exercise of such Warrant equal to the product of (a) the number of shares of Common Stock for which such Warrant is exercisable as of the date of exercise (if the Exercise Price were being paid in cash) and (b) the Cashless Exercise Ratio (the "Cashless Exercise"). The "Cashless Exercise Ratio" shall equal a fraction, the numerator of which is the excess of the Current Market Value per share of Common Stock on the Exercise Date over the Exercise Price per share as of the Exercise Date and the denominator of which is the Current Market Value per share of the Common Stock on the Exercise Date. Upon surrender of a Warrant Certificate representing more than one Warrant in connection with the holder's option to elect a Cashless Exercise, the number of shares of Common Stock deliverable upon a Cashless Exercise shall be equal to the number of shares of Common Stock issuable upon the exercise of Warrants that the holder specifies are to be exercised pursuant to a Cashless Exercise multiplied by the Cashless Exercise Ratio. All provisions of the Warrant Agreement shall be applicable with respect to a surrender of a Warrant Certificate pursuant to a Cashless Exercise for less than the full number of Warrants represented thereby.

    NO RIGHTS AS STOCKHOLDERS

    The holders of unexercised Warrants are not entitled, by virtue of being such holders, to receive dividends, to vote, to consent, to exercise any preemptive rights or to receive notice as stockholders of Holdings in respect of any stockholders meeting for the election of directors of Holdings or any other purpose, or to exercise any other rights whatsoever as stockholders of Holdings.

    MERGERS, CONSOLIDATIONS, ETC.

    In the event that Holdings consolidates with, merges with or into, or sells all or substantially all of its assets to, another Person, each Warrant thereafter shall entitle the holder thereof to receive upon exercise thereof, per share of Common Stock for which such Warrant is exercisable, the number of shares of common stock or other securities or property which the holder of a share of Common Stock is entitled to receive upon completion of such consolidation, merger or sale of assets. However, if (i) Holdings consolidates with, merges with or into, or sells all or substantially all of its assets to, another Person and, in connection therewith, the consideration payable to the holders of Common Stock in exchange for their shares is payable solely in cash or (ii) there is a dissolution, liquidation or winding-up of Holdings, then the holders of the Warrants will be entitled to receive distributions on an equal basis with the holders of Common Stock or other securities issuable upon exercise of the Warrants, as if the Warrants had been exercised immediately prior to such event, less the Exercise Price. Upon receipt of such payment, if any, the Warrants will expire and the rights of the holders thereof will cease. In the case of any such merger, consolidation or sale of assets, the surviving or acquiring person and, in the event of any dissolution, liquidation or winding-up of Holdings, Holdings must deposit promptly with the Warrant Agent the funds, if any, required to pay the holders of the Warrants. After such funds and the surrendered Warrant Certificates are received, the Warrant Agent is required to deliver a check in such amount as is appropriate (or, in the case of consideration other than cash, such other consideration as is appropriate) to such Persons as it may be directed in writing by the holders surrendering such Warrants. The Warrants were issued by Holdings as the Surviving Corporation in the Merger, and nothing set forth in this paragraph is applicable to the Merger.

ADJUSTMENTS

    The number of Warrant Shares issuable upon the exercise of the Warrants and the Exercise Price will be subject to adjustment in certain events including:
(i) the payment by Holdings of certain dividends (or other distributions) on the Common Stock of Holdings including dividends or distributions payable in shares of such Common Stock or other shares of Holdings' capital stock, (ii) subdivisions, combinations and certain reclassifications of the Common Stock,
(iii) the issuance to all holders of Common Stock of rights, options or warrants entitling them to subscribe for shares of Common Stock, or of securities convertible into or exchangeable or exercisable for shares of Common Stock, for a consideration per share which is less than the Current Market Value per share of the Common Stock, (iv) the issuance of shares of Common Stock for a consideration per share which is less than the Current Market Value per share of the Common Stock, and (v) the distribution to all holders of the Common Stock of any of Holdings' assets, debt securities or any rights or warrants to purchase securities (excluding those rights and warrants referred to in the foregoing clause (iii) and cash dividends and other cash distributions from current or retained earnings other than any Extraordinary Cash Dividend). No adjustment to the number of Warrant Shares issuable upon the exercise of the Warrants and the Exercise Price will be required in certain events including: (i) the issuance of shares of Common Stock in bona fide public offerings that are underwritten or in which a placement agent is retained by the Company, (ii) the issuance of options or shares of Common Stock in the amounts and on the terms contemplated under "Certain Relationships and Related Transactions--Additional Purchases of Common Stock" and (iii) the issuance of shares of Common Stock in connection with acquisitions of products and businesses other than to affiliates of the Company.

    In the event of a distribution to holders of Common Stock which results in an adjustment to the number of shares of Common Stock or other consideration for which a Warrant may be exercised, the holders of the Warrants may, in certain circumstances, be deemed to have received a distribution subject to United States Federal income tax as a dividend. See "Certain U.S. Federal Income Tax Considerations".

    No adjustment in the Exercise Price will be required unless such adjustment would require an increase or decrease of at least one percent in the Exercise Price; PROVIDED, HOWEVER, that any adjustment which is not made as a result of this paragraph will be carried forward and taken into account in any subsequent adjustment.

AMENDMENT

    From time to time, Holdings and the Warrant Agent, without the consent of the holders of the Warrants, may amend or supplement the Warrant Agreement for certain purposes, including curing defects or inconsistencies or making any change that does not adversely affect the rights of any holder. Any amendment or supplement to the Warrant Agreement that has an adverse effect on the interests of the holders of the Warrants shall require the written consent of the holders of a majority of the then outstanding Warrants. The consent of each holder of the Warrants affected shall be required for any amendment pursuant to which the Exercise Price would be increased or the number of shares of Common Stock issuable upon exercise of Warrants would be decreased (other than pursuant to adjustments provided in the Warrant Agreement).

REGISTRATION RIGHTS

    REGISTRATION OF WARRANTS


    Holdings is required under the Warrant Agreement to use its best efforts to cause the Registration Statement to remain effective until the earliest of (i) such time as all of the Warrants have been sold thereunder, (ii) two years after its effective date and (iii) such time as the Warrants can be sold without restriction under the Securities Act.



    Each holder of Warrants that sells such Warrants pursuant to the Registration Statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to the purchaser, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by certain provisions of the Warrant Agreement which are applicable to such holder (including certain indemnification obligations). In addition, each holder of

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Warrants will be required to deliver information to be used in connection with the Registration Statement in order to have its Warrants included in the Registration Statement.


    REGISTRATION OF UNDERLYING COMMON STOCK


    Holdings is required under the Warrant Agreement to use its best efforts to cause the Registration Statement to remain effective until the earlier of (i) such time as all Warrants have been exercised and (ii) the Expiration Date.



    During any consecutive 365-day period, Holdings shall be entitled to suspend the availability of the Registration Statement for up to two 45 consecutive-day periods (except for the 45 consecutive-day period immediately prior to the Expiration Date) if the Board of Directors determines in the exercise of its reasonable judgment that there is a valid business purpose for such suspension and provides notice that such determination was made to the holders of the Warrants; PROVIDED, HOWEVER, that in no event shall Holdings be required to disclose the business purpose for such suspension if Holdings determines in good faith that such business purpose must remain confidential. There can be no assurance that Holdings will be able to keep the Registration Statement continuously effective until all of the Warrants have been exercised or have expired.


CERTAIN DEFINITIONS

    The Warrant Agreement contains, among others, the following definitions:

    "CURRENT MARKET VALUE" per share of Common Stock or any other security at any date means (i) if the security is not registered under the Exchange Act, (a) the value of the security, determined in good faith by the Board and certified in a board resolution, based on the most recently completed arm's-length transaction between Holdings and a Person other than an Affiliate of Holdings, the closing of which shall have occurred on such date or within the six-month period preceding such date, or (b) if no such transaction shall have occurred on such date or within such six-month period, the value of the security as determined by an independent financial expert or (ii) if the security is registered under the Exchange Act, the average of the daily closing bid prices (or the equivalent in an over-the-counter market) for each Business Day during the period commencing 15 Business Days before such date and ending on the date one day prior to such date, or if the security has been registered under the Exchange Act for less than 15 consecutive Business Days before such date, then the average of the daily closing bid prices (or such equivalent) for all of the Business Days before such date for which daily closing bid prices are available; PROVIDED, HOWEVER, that if the closing bid price is not determinable for at least ten Business Days in such period, the "Current Market Value" of the security shall be determined as if the security were not registered under the Exchange Act.

    "ISSUE DATE" means May 29, 1998.

    "PERSON" means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.


    "SEPARATION DATE" means the date of the commencement of an exchange offer or the effectiveness of a shelf registration statement for the Debentures or such earlier date after July 28, 1998, as the Initial Purchasers may determine. On
October   , 1998, an exchange offer for the Debentures was commenced.


    "WARRANT CERTIFICATES" mean the registered certificates (including the Global Warrants (as defined)) issued by Holdings under the Warrant Agreement representing the Warrants.

                              PLAN OF DISTRIBUTION

    The Warrants and the Warrant Shares may be sold from time to time to purchasers directly by the Selling Holders. Alternatively, the Selling Holders may from time to time offer the Warrants or the Warrant Shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Holders or the purchasers of such securities for whom they may act as agents. The Selling Holders and any underwriters, broker-dealers or agents that participate in the distribution of Warrants or the Warrant Shares may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of such securities and any discounts, commissions, concessions or other compensation received by any such underwriter, broker-dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

    The Warrants and the Warrant Shares may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of the Warrants and the Warrant Shares may be effected in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or quotation service on which such securities may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or in the over-the-counter market or (iv) through the writing of options. At the time a particular offering of the Warrants or the Warrant Shares is made, a supplement to this Prospectus (a "Prospectus Supplement"), if required, will be distributed which will set forth the aggregate amount of Warrants or Warrant Shares being offered and the terms of the offering, including the name or names of any underwriters, broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Holders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers. Each broker-dealer that receives the Warrants or Warrant Shares for its own account pursuant to this Prospectus must acknowledge that it will deliver the Prospectus and any Prospectus Supplement in connection with any sale of such Warrants or Warrant Shares.

    To comply with the securities laws of certain jurisdictions, if applicable, the Warrants and Warrant Shares will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Warrants and Warrant Shares may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with.

    The Selling Holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Warrants or Warrant Shares by the Selling Holders. The foregoing may affect the marketability of such securities.

    Pursuant to the Warrant Agreement, certain expenses of the registration of the Warrants and Warrant Shares hereunder will be paid by Holdings, including, without limitation, filing fees of the Commission and expenses of compliance with state securities or "blue sky" laws; PROVIDED, HOWEVER, that the Selling Holders will pay all underwriting discounts, selling commissions and transfer taxes, if any, applicable to any sales pursuant to the Registration Statement. Holdings has agreed to indemnify the Selling Holders against certain civil liabilities, including certain liabilities under the Securities Act, and the Selling Holders will be entitled to contribution in connection with any such registration and any sales pursuant thereto. Holdings will be indemnified by the Selling Holders severally against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with any such registration and any sales pursuant to the Registration Statement.

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
                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

    The distribution of the Warrants and Warrant Shares in Canada is being made only on a private placement basis exempt from the requirement that Holdings prepare and file a prospectus with the securities regulatory authorities in each province where trades of Warrants and Warrant Shares are effected. Accordingly, any resale of the Warrants and Warrant Shares in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Holders are advised to seek legal advice prior to any resale of the Warrants and Warrant Shares.

REPRESENTATIONS OF PURCHASERS

    Each purchaser of Warrants and Warrant Shares in Canada who receives a purchase confirmation will be deemed to represent to Holdings and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Warrants and Warrant Shares without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

    The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by
Section 32 of the Regulation under the SECURITIES ACT (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. Federal securities laws. Following a decision of the U.S. Supreme Court, it is possible that Ontario purchasers will not be able to rely upon the remedies set out in Section 12(2) of the U.S. Securities Act where securities are being offered under a U.S. prospectus such as this document.

ENFORCEMENT OF LEGAL RIGHTS

    All of Holdings' directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon Holdings or such persons. All or a substantial portion of the assets of Holdings and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against Holdings or such persons in Canada or to enforce a judgment obtained in Canadian courts against Holdings or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

    A purchaser of Warrants and Warrant Shares to whom the SECURITIES ACT (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Warrants and Warrant Shares acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from Holdings. Only one such report must be filed in respect of Warrants and Warrant Shares acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

    Canadian purchasers of Warrants and Warrant Shares should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Warrants and Warrant Shares in their particular circumstances and with respect to the eligibility of the Warrants and Warrant Shares for investment by the purchaser under relevant Canadian legislation.

                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

    The following discussion is based upon the provisions of the Code, the applicable Treasury Regulations promulgated and proposed thereunder, judicial authority and current administrative rulings and practice, all of which are subject to change, possibly with retroactive effect. This discussion does not purport to deal with all aspects of U.S. Federal income taxation that might be relevant to particular holders in light of their personal investment circumstances or status, nor does it discuss the U.S. Federal income tax consequences to certain types of holders subject to special treatment under the U.S. Federal income tax laws (for example, financial institutions, insurance companies, dealers in securities, tax-exempt organizations, or taxpayers holding the Warrants or the Warrant Shares as part of a "straddle," "hedge" or "conversion transaction"). Moreover, the effect of any applicable state, local, foreign, gift, estate or other tax laws generally is not discussed.

    Except as otherwise indicated below, this discussion assumes that the Warrants and Warrant Shares are held as capital assets (as defined in Section 1221 of the Code) by the holders thereof. This discussion is limited to the material U.S. Federal income tax consequences to initial holders of the Warrants and Warrant Shares.

U.S. HOLDERS

    Except as specifically provided below, the immediately following discussion is limited to the U.S. Federal income tax consequences relevant to a holder of the Warrants and Warrant Shares who or which is (i) an individual who is a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized under the laws of the United States, or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. Federal income taxation regardless of its source, (iv) a trust with respect to which a court within the United States is able to exercise primary supervision of the administration of such trust and one or more United States fiduciaries have the authority to control all substantial decisions of such trust or (v) a person whose worldwide income or gain is otherwise subject to U.S. Federal income taxation on a net income basis (each a "U.S. Holder"). Potential Federal income tax consequences to persons who are not U.S. Holders are discussed in detail below under "--Non-U.S. Holders."

    Prospective holders are urged to consult their own tax advisors regarding the Federal, state, local, foreign and other tax considerations of the acquisition, ownership and disposition of the Warrants and Warrant Shares.

    TAX TREATMENT OF THE WARRANTS


    The U.S. Federal income tax consequences of the purchase and the exercise or sale of the Warrants will depend, to some extent, on whether they are viewed, for U.S. Federal income tax purposes, as equivalent to common stock. There is no authority directly dealing with that issue. Because nominal consideration is required to exercise the Warrants and the exercise of the Warrants is therefore economically compelled, Holdings believes that, if presented with the issue, it is likely that the Internal Revenue Service (the "Service") would treat the Warrants as issued and outstanding shares of common stock of Holdings for U.S. Federal income tax purposes.


    An initial holder's adjusted tax basis with respect to Warrants will be an amount equal to the portion of the issue price of the Unit (comprised of Warrants and Debentures) allocated to such Warrants. The issue price for a Unit is equal to the first price at which a substantial amount of the Units were sold for money. That issue price is then allocated among the Warrants and the Debentures based on the relative fair market values of each at the time of issuance. Moreover, Holdings' allocation among the components of the Units is binding on the holders unless the holder discloses that his, her or its allocation differs on a statement attached to the holder's U.S. federal income tax return for the year in which he, she or it acquired the Unit. Holdings intends to take the position, based on the advice of the Initial Purchasers, that

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
the portion of the issue price of a Unit allocable to a Warrant at the time of issuance was $5.32 per Warrant. This allocation, however, is not binding on the Service and, therefore, there can be no assurance that the Service will respect such allocation.

    EXERCISE. A holder may receive Warrant Shares upon a payment in cash of the Exercise Price (a "Cash Exercise") as described in "Description of the Warrants--Certain Terms--Exercise." In the case of a Cash Exercise, a holder will not recognize gain or loss as a result of such holder's receipt of Warrant Shares (except with respect to cash received in lieu of fractional shares) regardless of whether the Warrants are treated as stock or as warrants for U.S. Federal income tax purposes. Upon such a Cash Exercise, a holder's adjusted tax basis in the Warrant Shares will be an amount equal to the holder's adjusted tax basis in the Warrants plus the amount paid in cash to Holdings as the exercise price for the Warrants.

    A holder of Warrants that receives cash in lieu of fractional shares of Holdings' Common Stock upon a Cash Exercise will be treated as having received such cash in exchange for such fractional shares. Such holder generally will recognize capital gain or loss on such deemed exchange in an amount equal to the difference between the amount of cash received and such holder's adjusted tax basis in the fractional shares.

    If the Warrants lapse without exercise, the holder should recognize a loss in an amount equal to the holder's adjusted tax basis in the Warrants. If the Warrants are treated as stock of Holdings for U.S. Federal income tax purposes, it is unclear whether such loss should be an ordinary or a capital loss; if the Warrants are treated as warrants for U.S. Federal income tax purposes, such loss should be a capital loss. Any such capital loss will be long-term capital loss if the holding period for the Warrants exceeds one year.

    SALE OR REDEMPTION. In the event that a Warrant is sold or otherwise disposed of in a taxable transaction (other than a redemption or repurchase of a Warrant by Holdings), the holder will recognize capital gain or loss in an amount equal to the difference between the amount realized in the transaction and the holder's adjusted tax basis in the Warrant. If the Warrant has been held for more than one year, any capital gain or loss recognized by the holder will be long-term capital gain or loss. Long-term capital gain recognized by taxpayers who are individuals, estates or trusts on Warrants held for more than one year will generally be subject to a 20% maximum rate of tax. In general, upon redemption or repurchase by Holdings of the Warrants a holder will recognize capital gain or loss in an amount equal to the difference between the amount realized in the redemption or repurchase and the holder's adjusted tax basis in such Warrants. If the Warrants are treated as stock of Holdings for U.S. Federal income tax purposes, however, then in certain limited circumstances, upon redemption or repurchase by Holdings of Warrants, a holder will be required to treat the redemption or repurchase price (without offset by the holder's adjusted tax basis in the Warrants) as a dividend to the extent of Holdings' undistributed current and accumulated earnings and profits. In such a case, a holder will not be entitled to recognize a loss. The limited circumstances in which a redemption or repurchase will result in dividend income primarily involve holders whose proportionate interests in Holdings remain the same or increase after the redemption or repurchase and, in the case of a holder with a significant percentage equity interest in the Company, whose interest in Holdings is not materially reduced by the redemption or repurchase.

    WARRANT SHARES. If the Warrants are exercised and Warrant Shares are thereafter sold or disposed of in a taxable transaction (other than pursuant to a redemption or repurchase by Holdings), holders of Warrant Shares will recognize capital gain or loss in an amount equal to the difference between the amount realized in the transaction and the holder's adjusted tax basis in the Warrant Shares. The gain or loss recognized will be long-term capital gain or loss if the holding period with respect to the Warrant Shares is more than one year. Long-term capital gain recognized by taxpayers who are individuals, estates or trusts on Warrant Shares held for more than one year will generally be subject to a 20% maximum rate of tax. Where the Warrant Shares are redeemed or repurchased by Holdings, a holder may recognize dividend income in a manner similar to that described above with respect to a redemption or repurchase by Holdings of Warrants that are treated as stock for U.S. Federal income tax purposes.

    The holding period of Warrant Shares will depend on whether the Warrants are treated for U.S. Federal income tax purposes as warrants or as stock. If the Warrants are treated as stock of Holdings, the holding period of the Warrant Shares will include the holding period of the Warrants. On the other hand, if the Warrants are treated as warrants, the holding period for the Warrant Shares will commence on the day after the date the Warrants are exercised.

    ADJUSTMENTS. The conversion ratio of the Warrants is subject to adjustment under certain circumstances. If an adjustment increases the proportionate interest of a holder of a Warrant in the fully diluted Common Stock (e.g., an adjustment to reflect a taxable dividend paid to holders of Common Stock),
Section 305 of the Code may treat holders of the Warrants as having received a constructive dividend distribution.

    BACKUP WITHHOLDING AND INFORMATION REPORTING

    Under the Code, U.S. Holders may be subject, under certain circumstances, to information reporting and "backup withholding" at a 31% rate with respect to cash payments with respect to dividends on the Warrant Shares and the gross proceeds from dispositions of the Warrants or Warrant Shares. Backup withholding applies only if the U.S. Holder (i) fails to furnish its social security or other taxpayer identification number ("TIN") within a reasonable time after a request therefor, (ii) furnishes an incorrect TIN, (iii) fails properly to report interest or dividends or (iv) fails under certain circumstances to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is allowable as a credit (and may entitle such holder to a refund) against such U.S. Holder's U.S. Federal income tax liability, provided that the required information is furnished to the Service. Certain persons are exempt from backup withholding, including corporations and financial institutions. U.S. Holders of Warrants or Warrant Shares should consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

    Holdings will furnish annually to the Service and to record holders of the Warrants or Warrant Shares (to whom it is required to furnish such information) information relating to the amount of dividends, as applicable.

NON-U.S. HOLDERS

    The following discussion is limited to the U.S. Federal income tax consequences relevant to a holder of Warrants or Warrant Shares that is not a U.S. Holder (a "Non-U.S. Holder").

    For purposes of the following discussion, gain on the sale, exchange or other disposition of Warrants or Warrant Shares will be considered to be "U.S. trade or business income" if such income or gain is (i) effectively connected with the conduct of a U.S. trade or business or (ii) in the case of a treaty resident, attributable to a permanent establishment (or, in the case of an individual, a fixed base) in the United States.

    DIVIDENDS. Generally, any dividends on Warrant Shares to a Non-U.S. Holder will be subject to withholding of U.S. Federal income tax at a rate of 30% unless the dividend is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder, in which case the dividend will be subject to U.S. Federal income tax on a net basis at the rates applicable to U.S. persons generally (and, with respect to corporate holders under certain circumstances, may also be subject to a 30% branch profits tax). The rate of withholding may be reduced to the extent provided by a tax treaty to which the United States is a party if the recipient of the dividends is entitled to the benefits of the treaty. Non-U.S. Holders seeking a reduction in the rate of withholding under an income tax treaty and Non-U.S. Holders seeking an exemption for dividends effectively connected with a trade or business carried on by such Non-U.S. Holder in the United States will be required to comply with certain certification and other requirements.

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
    SALE, EXCHANGE OR REDEMPTION OF WARRANTS OR WARRANT SHARES. Except as described below and subject to the discussions concerning backup withholding and "FIRPTA", any gain realized by a Non-U.S. Holder on the sale, exchange, redemption or other disposition of a Warrant or Warrant Share generally will not be subject to U.S. Federal income tax, unless (i) such gain is U.S. trade or business income, (ii) subject to certain exceptions, the Non-U.S. Holder is an individual who holds the Warrant or Warrant Share as a capital asset, is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied or (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of U.S. tax law applicable to certain U.S. expatriates (including certain former citizens or residents of the United States).

    FIRPTA. Under certain rules added to the Code by the Foreign Investment in Real Property Tax Act ("FIRPTA"), Holdings would be classified as a U.S. real property holding corporation ("USRPHC") if the fair market value of its U.S. real property interests were to exceed 50% of the fair market value of its real property interests and other assets held for use in its trade or business. A Non-U.S. Holder of Warrants or Warrant Shares would be subject to U.S. Federal income tax on gain arising from a sale or other disposition of such Warrants or Warrant Shares if Holdings is or has been a USRPHC within the preceding five years or the period of such holder's ownership of such Warrants or Warrant Shares, if shorter (the "FIRPTA period"). However, if the Common Stock is regularly traded on an established securities market (within the meaning of the applicable Treasury Regulations) a Non-U.S. Holder of Warrants or Warrant Shares, other than certain 5% holders (within the meaning of applicable Treasury Regulations), would not be subject to FIRPTA tax on any gain arising from a sale or other disposition of such Warrants or Warrant Shares. If a Non-U.S. Holder is subject to FIRPTA tax on gain arising from a sale or other disposition of Warrants or Warrant Shares, a required withholding in respect of such tax will be imposed at a rate of 10% of the amount realized.

    Management believes that Holdings is not, has not been, and does not presently expect to become a USRPHC.

    FEDERAL ESTATE TAX. The Warrants or Warrant Shares owned (or treated as owned) by an individual who is not a citizen or domiciliary of the United States at the date of his death will be included in such individual's estate for U.S. Federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

    INFORMATION REPORTING AND BACKUP WITHHOLDING. MEDIQ/PRN and Holdings must report annually to the Service and to each Non-U.S. Holder any dividend income that is subject to withholding, or that is exempt from U.S. withholding tax pursuant to a tax treaty. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

    Under current law, backup withholding (at a rate of 31%) will not apply to dividends paid a Non-U.S. Holder at an address outside the United States. Under recently promulgated Treasury Regulations (the "Final Regulations"), however, dividend payments will generally be subject to information reporting and backup withholding unless applicable certification requirements are satisfied. The Final Regulations generally will be effective with respect to dividend payments made after December 31, 1999.

    The payment of the proceeds from the disposition of the Warrants or Warrant Shares to or through the United States office of any broker, U.S. or foreign, will be subject to information reporting and possibly backup withholding unless the owner certifies as its non-U.S. status under penalty of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of Warrants or Warrant Shares to or through a non-U.S. office of a non-U.S. broker that is not a U.S. related person will not be subject to information reporting or backup withholding. For this purpose, a "U.S. related person" is (i) a "controlled foreign corporation" for U.S. Federal income tax purposes or (ii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a United States trade or business.

    In the case of the payment of proceeds from the disposition of Warrants or Warrant Shares to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the Treasury Regulations require information reporting on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary. Backup withholding will not apply to payments made through foreign offices of a broker that is not a U.S. person or a U.S. related person (absent actual knowledge that the payee is a U.S. person).

    Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such Non-U.S. Holder's U.S. Federal income tax liability, provided that the requisite procedures are followed.

    THE FOREGOING DISCUSSION IS BASED ON THE PROVISIONS OF THE CODE, REGULATIONS, RULINGS AND JUDICIAL DECISIONS NOW IN EFFECT, ALL OF WHICH ARE SUBJECT TO CHANGE. ANY SUCH CHANGES MAY BE APPLIED RETROACTIVELY IN A MANNER THAT COULD ADVERSELY AFFECT HOLDERS OF WARRANTS OR WARRANT SHARES. EACH PURCHASER OF ANY OF THE WARRANTS OR WARRANT SHARES SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO IT, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS, OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE WARRANTS OR WARRANT SHARES.

                                 LEGAL MATTERS


    Certain legal matters with respect to the Warrants and the Warrant Shares will be passed upon for Holdings by Dechert Price & Rhoads, New York, New York. Certain partners of that firm are limited partners of BRS and/or stockholders of Holdings.


                                    EXPERTS

    The consolidated financial statements of MEDIQ Incorporated and subsidiaries and the related financial statement schedule as of September 30, 1997 and 1996, and for each of the three years in the period ended September 30, 1997, included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

    The consolidated financial statements of CH Medical, Inc. and subsidiaries as of August 31, 1997 and 1996, and for each of the three years in the period ended August 31, 1997, included in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, as stated in their report appearing herein, and are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS


                                                                                                               PAGE
                                                                                                             ---------
MEDIQ INCORPORATED AND SUBSIDIARIES

Independent Auditors' Report...............................................................................        F-2
Consolidated Statements of Operations--Three Years Ended September 30, 1997................................        F-3
Consolidated Balance Sheets--September 30, 1997 and 1996...................................................        F-4
Consolidated Statements of Stockholders' Equity--Three Years Ended September 30, 1997......................        F-5
Consolidated Statements of Cash Flows--Three Years Ended September 30, 1997................................        F-6
Notes to Consolidated Financial Statements.................................................................        F-7

Unaudited Condensed Consolidated Statements of Operations--Nine and Three Months Ended June 30, 1998 and
  1997.....................................................................................................       F-25
Unaudited Condensed Consolidated Balance Sheets--June 30, 1998 and
  September 30, 1997.......................................................................................       F-26
Unaudited Condensed Consolidated Statements of Cash Flows--Nine Months Ended June 30, 1998 and 1997........       F-27
Notes to Unaudited Condensed Consolidated Financial Statements.............................................       F-28

CH MEDICAL, INC. AND SUBSIDIARIES

Report of Independent Certified Public Accountants.........................................................       F-36
Consolidated Statements of Net Assets--August 31, 1997 and 1996............................................       F-37
Consolidated Statements of Income--Three Years Ended August 31, 1997.......................................       F-38
Consolidated Statements of Cash Flows--Three Years Ended August 31, 1997...................................       F-39
Summary of Accounting Policies.............................................................................       F-40
Notes to Consolidated Financial Statements.................................................................       F-42

Unaudited Consolidated Statements of Net Assets--February 28, 1998.........................................       F-45
Unaudited Consolidated Statements of Income--Six Months Ended February 28, 1998 and 1997...................       F-46
Unaudited Consolidated Statements of Cash Flows--Six Months Ended February 28, 1998 and 1997...............       F-47
Unaudited Summary of Accounting Policies...................................................................       F-48
Unaudited Notes to Consolidated Financial Statements.......................................................       F-50

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Stockholders
MEDIQ Incorporated
Pennsauken, New Jersey

    We have audited the accompanying consolidated balance sheets of MEDIQ Incorporated and subsidiaries as of September 30, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of MEDIQ Incorporated and subsidiaries as of September 30, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1997 in conformity with generally accepted accounting principles.

/s/ DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania
November 25, 1997

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                   YEAR ENDED SEPTEMBER 30,
                                                                -------------------------------
                                                                  1997       1996       1995
                                                                ---------  ---------  ---------
                                                                 (DOLLARS IN THOUSANDS, EXCEPT
                                                                        PER SHARE DATA)
Revenues:
  Rental......................................................  $ 124,316  $ 114,275  $ 117,043
  Sales.......................................................     19,922     11,696      7,036
  Other.......................................................     11,722     10,095      8,162
                                                                ---------  ---------  ---------
                                                                  155,960    136,066    132,241
Costs and Expenses:
  Cost of sales...............................................     16,334      9,534      5,686
  Operating...................................................     56,609     47,934     47,478
  Selling and administrative..................................     23,154     20,795     24,714
  Restructuring...............................................     --          2,200     --
  Depreciation and amortization...............................     30,359     30,157     30,161
                                                                ---------  ---------  ---------
                                                                  126,456    110,620    108,039
                                                                ---------  ---------  ---------
Operating Income..............................................     29,504     25,446     24,202

Other (Charges) Credits:
  Interest expense............................................    (19,107)   (27,307)   (29,241)
  Interest income.............................................      2,069      1,452      1,502
  Other--net..................................................     (9,573)    (6,147)      (121)
                                                                ---------  ---------  ---------
Income (Loss) from Continuing Operations before Income Tax
  Expense (Benefit) and Extraordinary Item....................      2,893     (6,556)    (3,658)

Income Tax Expense (Benefit)..................................      5,134       (378)      (312)
                                                                ---------  ---------  ---------
Loss from Continuing Operations before Discontinued Operations
  and Extraordinary Item......................................     (2,241)    (6,178)    (3,346)

Discontinued Operations:
  Income from operations (net of income taxes of $2,025,000 in
    1996 and $3,393,000 in 1995)..............................     --          3,929      3,132
  Gain (Loss) on disposal (net of income taxes of $20,507,000
    in 1997, ($5,406,000) in 1996 and $953,000 in 1995).......     34,941    (14,598)    (4,733)
                                                                ---------  ---------  ---------
                                                                   34,941    (10,669)    (1,601)
                                                                ---------  ---------  ---------
Income (Loss) before Extraordinary Item.......................     32,700    (16,847)    (4,947)
Extraordinary Gain (Loss), Early Retirement of Debt (net of
  income taxes of ($5,316,000) in 1997 and $587,000 in
  1996).......................................................     (8,037)     1,143     --
                                                                ---------  ---------  ---------
Net Income (Loss).............................................  $  24,663  $ (15,704) $  (4,947)
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------
Earnings Per Share:
  Income (Loss) from:
    Continuing Operations.....................................  $    (.09) $    (.25) $    (.14)
    Discontinued Operations...................................       1.35       (.43)      (.06)
                                                                ---------  ---------  ---------
  Income (Loss) before Extraordinary Item.....................       1.26       (.68)      (.20)
  Extraordinary Item..........................................       (.31)       .05     --
                                                                ---------  ---------  ---------
  Net Income (Loss)...........................................  $     .95  $    (.63) $    (.20)
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------
Weighted Average Shares Outstanding...........................     25,960     24,967     24,604
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------

                See notes to consolidated financial statements.

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                                                SEPTEMBER 30,
                                                                                            ----------------------
                                                                                               1997        1996
                                                                                            ----------  ----------

                                                                                            (DOLLARS IN THOUSANDS)
                                          ASSETS
Current Assets:

  Cash....................................................................................  $    3,639  $    3,219
  Accounts receivable (net of allowance of $4,077,000 in 1997 and
    $2,383,000 in 1996)...................................................................      39,686      30,233
  Inventories.............................................................................      13,047       6,614
  Deferred income taxes...................................................................       6,967       2,447
  Income taxes receivable.................................................................       4,917         310
  Other current assets....................................................................       1,495       2,280
                                                                                            ----------  ----------
        Total Current Assets..............................................................      69,751      45,103

Investment in discontinued operations--restricted.........................................      --          64,967
Note receivable from MHM..................................................................      --           3,967
Property, plant and equipment.............................................................     113,589     122,706
Goodwill..................................................................................      57,056      58,321
Other assets..............................................................................      17,156      13,359
                                                                                            ----------  ----------
Total Assets..............................................................................  $  257,552  $  308,423
                                                                                            ----------  ----------
                                                                                            ----------  ----------

                           LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Accounts payable........................................................................  $    8,793  $    8,907
  Accrued expenses........................................................................      22,732      27,729
  State taxes payable.....................................................................         177      --
  Other current liabilities...............................................................         669         458
  Current portion of long-term debt.......................................................       7,648       8,520
                                                                                            ----------  ----------
      Total Current Liabilities...........................................................      40,019      45,614

Senior debt...............................................................................     128,131     192,461
Subordinated debt.........................................................................      10,055      41,229
Deferred income taxes.....................................................................      28,178       7,254
Other liabilities.........................................................................       2,566       4,420

Commitments and contingencies.............................................................      --          --

Stockholders' Equity:
  Preferred stock ($.50 par value: Authorized 20,000,000 shares; issued Series A:
    6,644,000 in 1997 and 6,688,000 in 1996)..............................................       3,322       3,344
  Common stock ($1 par value: Authorized 40,000,000 shares; issued 20,068,000 in 1997 and
    19,191,000 in 1996)...................................................................      20,068      19,191
  Capital in excess of par value..........................................................      27,127      21,517
  Retained earnings (Accumulated deficit).................................................       2,892     (21,771)
  Treasury stock, at cost (preferred shares: 377,000 in 1997 and 1996; common shares:
    739,000 in 1997 and 772,000 in 1996)..................................................      (4,806)     (4,836)
                                                                                            ----------  ----------
      Total Stockholders' Equity..........................................................      48,603      17,445
                                                                                            ----------  ----------

Total Liabilities and Stockholders' Equity................................................  $  257,552  $  308,423
                                                                                            ----------  ----------
                                                                                            ----------  ----------

                See notes to consolidated financial statements.

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                     PREFERRED STOCK          COMMON STOCK                     RETAINED
                                                  ----------------------  --------------------  CAPITAL IN     EARNINGS
                                                    SHARES                 SHARES                EXCESS OF   (ACCUMULATED
                                                    ISSUED      AMOUNT     ISSUED     AMOUNT     PAR VALUE     DEFICIT)
                                                  -----------  ---------  ---------  ---------  -----------  -------------
                                                                           (DOLLARS IN THOUSANDS)
Balance October 1, 1994.........................       6,816   $   3,408     19,064  $  19,064   $  22,357     $  (1,120)
Net loss........................................                                                                  (4,947)
Conversion of preferred stock to common stock...         (64)        (32)        63         63         (31)
Stock options exercised.........................                                                      (202)
                                                       -----   ---------  ---------  ---------  -----------  -------------
Balance September 30, 1995......................       6,752       3,376     19,127     19,127      22,124        (6,067)
Net loss........................................                                                                 (15,704)
Conversion of preferred stock to common stock...         (64)        (32)        64         64         (32)
Stock options exercised.........................                                                      (575)
                                                       -----   ---------  ---------  ---------  -----------  -------------
Balance September 30, 1996......................       6,688       3,344     19,191     19,191      21,517       (21,771)
Net income......................................                                                                  24,663
Conversion of subordinated debentures to common
  stock.........................................                                833        833       5,417
Conversion of preferred stock to common stock...         (44)        (22)        44         44         (22)
Acquisition of SpectraCair......................
Stock options exercised.........................                                                       215
                                                       -----   ---------  ---------  ---------  -----------  -------------
Balance September 30, 1997......................       6,644   $   3,322     20,068  $  20,068   $  27,127     $   2,892
                                                       -----   ---------  ---------  ---------  -----------  -------------
                                                       -----   ---------  ---------  ---------  -----------  -------------


                                                  TREASURY
                                                    STOCK
                                                  ---------

Balance October 1, 1994.........................  $  (7,429)
Net loss........................................
Conversion of preferred stock to common stock...
Stock options exercised.........................        386
                                                  ---------
Balance September 30, 1995......................     (7,043)
Net loss........................................
Conversion of preferred stock to common stock...
Stock options exercised.........................      2,207
                                                  ---------
Balance September 30, 1996......................     (4,836)
Net income......................................
Conversion of subordinated debentures to common
  stock.........................................
Conversion of preferred stock to common stock...
Acquisition of SpectraCair......................       (404)
Stock options exercised.........................        434
                                                  ---------
Balance September 30, 1997......................  $  (4,806)
                                                  ---------
                                                  ---------

                See notes to consolidated financial statements.

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                         YEAR ENDED SEPTEMBER 30,
                                                                                      -------------------------------
                                                                                        1997       1996       1995
                                                                                      ---------  ---------  ---------
                                                                                          (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)...................................................................  $  24,663  $ (15,704) $  (4,947)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
    Depreciation and amortization...................................................     30,359     30,157     30,161
    Provision for doubtful accounts.................................................      3,234      1,237        993
    Provision for deferred income taxes (benefit)...................................     29,480       (650)      (434)
    Reserve on note receivable from MHM.............................................      5,523      6,000     --
    Cash provided by discontinued operations........................................        660      3,240      7,532
    (Income) loss from discontinued operations......................................    (34,941)    10,669      1,601
    Extraordinary item, early extinguishment of debt................................      2,879     (1,730)    --
    Gain on sale of Cardinal Stock..................................................     (9,213)    --         --
    Equity participation--PRN warrants..............................................     11,047        625     --
    Other...........................................................................      1,751        484      1,775
Increase (decrease), net of effects from acquisitions:
    Accounts receivable.............................................................     (8,067)    (2,428)   (11,305)
    Inventories.....................................................................     (6,397)    (2,433)     1,758
    Accounts payable................................................................     (1,577)     2,213       (108)
    Accrued expenses................................................................     (4,402)    (2,973)    (3,036)
    Federal and state taxes payable.................................................    (36,273)    --            (83)
    Deferred income taxes...........................................................     (2,559)     1,933      3,236
    Other current assets and liabilities............................................     (4,930)    (1,572)      (824)
                                                                                      ---------  ---------  ---------
Net cash provided by operating activities...........................................      1,237     29,068     26,319

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of assets........................................................     --          3,976     10,957
Proceeds from sale of discontinued operations.......................................    130,259      1,500     23,858
Purchase of equipment...............................................................    (15,458)   (18,073)   (11,548)
Acquisition of SpectraCair..........................................................     (1,915)    --         --
Note receivable from SpectraCair....................................................     --         (3,250)    --
Payment of note receivable from SpectraCair.........................................     --          3,250     --
Repurchase of MEDIQ/PRN warrants....................................................    (12,500)    (1,625)    --
Other...............................................................................        947     (2,727)    (6,636)
                                                                                      ---------  ---------  ---------
Net cash provided by (used in) investing activities.................................    101,333    (16,949)    16,631

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings..........................................................................    214,000     25,747      1,190
Debt repayments.....................................................................   (307,639)   (39,045)   (42,853)
Deferred financing fees.............................................................     (8,874)    --         --
Proceeds from exercise of options...................................................        363      1,432        184
                                                                                      ---------  ---------  ---------
Net cash used in financing activities...............................................   (102,150)   (11,866)   (41,479)
                                                                                      ---------  ---------  ---------
Increase in cash....................................................................        420        253      1,471

Cash:
  Beginning balance.................................................................      3,219      2,966      1,495
                                                                                      ---------  ---------  ---------
  Ending balance....................................................................  $   3,639  $   3,219  $   2,966
                                                                                      ---------  ---------  ---------
                                                                                      ---------  ---------  ---------
Supplemental disclosure of cash flow information:
  Interest paid.....................................................................  $  21,381  $  25,563  $  26,200
                                                                                      ---------  ---------  ---------
                                                                                      ---------  ---------  ---------
  Income taxes paid.................................................................  $   7,553  $     557  $     205
                                                                                      ---------  ---------  ---------
                                                                                      ---------  ---------  ---------
Supplemental disclosure of non-cash investing and financing activities:
Conversion of 7.25% subordinated debentures into common stock.......................  $   6,251  $  --      $  --
                                                                                      ---------  ---------  ---------
                                                                                      ---------  ---------  ---------
Equipment financed with long-term debt and capital leases...........................  $  --      $     840  $   1,808
                                                                                      ---------  ---------  ---------
                                                                                      ---------  ---------  ---------

                See notes to consolidated financial statements.

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                   YEARS ENDED SEPTEMBER 30, 1995, 1996, 1997

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    DESCRIPTION OF OPERATIONS--The Company rents movable critical care and life support medical equipment, distributes disposable products, accessories and repair parts used with the types of equipment it rents and provides other services to its customers in the health care industry.

    PRINCIPLES OF CONSOLIDATION--The consolidated financial statements include the accounts of MEDIQ Incorporated and its subsidiaries (the "Company"). Investments in companies owned 20% to 50% are accounted for under the equity method of accounting. Investments in discontinued operations are stated at the lower of cost or net realizable value. In consolidation, all significant intercompany transactions and balances have been eliminated.

    INVENTORIES--Inventories, which consist primarily of disposable products and repair parts for rental equipment, are stated at the lower of cost (first-in, first-out method) or market.

    PROPERTY, PLANT AND EQUIPMENT--Rental equipment, machinery and equipment, buildings and improvements, and land are recorded at cost. Capital leases are recorded at the lower of fair market value or the present value of future lease payments. The Company provides straight-line depreciation and amortization over the estimated useful lives (rental equipment and machinery and equipment--2 to 10 years and buildings and improvements--10 to 25 years).

    GOODWILL--The cost of acquired businesses in excess of net assets is amortized on a straight-line basis primarily over periods of 20 years. Accumulated amortization was $18.6 million and $15.3 million as of September 30, 1997 and 1996, respectively.

    CARRYING VALUE OF LONG-TERM ASSETS--The Company evaluates the carrying value of long-term assets, including rental equipment, goodwill and other intangible assets, based upon current and anticipated undiscounted cash flows, and recognizes an impairment when it is probable that such estimated cash flows will be less than the carrying value of the asset. Measurement of the amount of impairment, if any, is based upon the difference between carrying value and fair value.

    REVENUE RECOGNITION POLICY--The Company derives revenues from the following sources: RENTAL-- rental of moveable medical equipment; SALES--sales of disposable products, repair parts and equipment; and OTHER--logistical services, maintenance and reconditioning services and management consulting services.

    In fiscal 1997, the Company entered into several revenue-share arrangements with original equipment manufacturers ("OEM") whereby the Company rents moveable medical equipment and sells disposable products owned by the OEM to the Company's customers. Under such arrangements, the Company bills the customer and pays the OEM a fee based upon a percentage of the amount billed. Revenue share arrangements have allowed the Company to generate revenue without any additional capital investment. The Company bears the risk of loss relating to the equipment and collection of revenue. The revenue related to the rental of such OEM-owned equipment is included in rental revenue while the related fees are reflected in operating expenses. The revenue related to the sale of the OEM's disposable products is included in sales while the related fees are reflected in cost of goods sold.

    Rental revenue is recognized in accordance with the terms of the related rental agreement and the usage of the related rental equipment. Revenues from other operating activities are recognized as services are rendered, as income is earned or as products are shipped.

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                   YEARS ENDED SEPTEMBER 30, 1995, 1996, 1997

NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    SUBSIDIARY AND UNCONSOLIDATED AFFILIATE STOCK TRANSACTIONS--Gains (losses) resulting from the issuance or repurchase of stock by subsidiaries and unconsolidated affiliates are recognized by the Company as equity participation, a component of Other Expense-net, in the Consolidated Statements of Operations.

    EARNINGS (LOSS) PER SHARE--Primary net earnings (loss) per share are computed by dividing net earnings (loss) by the weighted average number of shares of common stock and common stock equivalents outstanding during the period. Common stock equivalents include shares issuable upon conversion of the Company's convertible preferred stock and exercise of outstanding stock options. Fully diluted earnings per share are not disclosed because the calculation results in dilution of less than 3%.

    ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates and assumptions.

    RECLASSIFICATION OF ACCOUNTS--Certain reclassifications have been made to conform prior years' balances to the current year presentation.

NOTE B--DISPOSITIONS

    During fiscal 1997 the Company completed its previously announced strategy of divesting substantially all operating assets other than MEDIQ/PRN Life Support Services, Inc. ("MEDIQ/PRN") and MEDIQ Management Services, Inc. and using the proceeds thereof to reduce indebtedness.

    In November 1997, the Company sold to InnoServ Technologies ("InnoServ") all of the 2,026,483 shares of InnoServ common stock owned by it, together with a warrant to acquire additional shares of InnoServ common stock. Under the terms of the agreement, no cash payment was made by InnoServ. However, the parties agreed to terminate a non-compete covenant relating to maintenance and repair services. In addition, in the event of a change of control of InnoServ before September 30, 1998, the Company will be entitled to certain payments from the acquiring party as if it had continued to own the shares. Accordingly, the Company has recorded a reserve of $5 million before taxes ($1.3 million after taxes) as a component of Income from Discontinued Operations in the Company's Consolidated Statement of Operations. The Company had acquired the InnoServ shares and warrant in connection with its 1994 sale of MEDIQ Equipment and Maintenance Services, Inc.

    On May 7, 1997, the Company sold the stock of Health Examinetics, Inc. to the management of Health Examinetics for approximately $1.7 million, consisting of $.1 million in cash and an interest-bearing promissory note in the amount of $1.6 million. The promissory note bears interest at 7% per annum and matures in April 2003. Interest only is due on the note for the first eighteen months. Quarterly principal and interest payments commence on January 1, 1999. The sale resulted in an after-tax charge of $1 million, or $.04 per share in addition to the estimated net loss on the disposal recorded in fiscal 1996. The charge is reflected as a component of Income from Discontinued Operations in the Company's Consolidated Statement of Operations.

    On December 31, 1996 the Company sold to NutraMax Products, Inc. ("NutraMax") all of the 4,037,258 shares of NutraMax common stock owned by the Company at a price of $9.00 per share. Under the terms of the agreement, the Company received from NutraMax $19.9 million in cash and an interest-bearing promissory note (the "note") in the amount of $16.4 million. The note is payable when NutraMax

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                   YEARS ENDED SEPTEMBER 30, 1995, 1996, 1997

NOTE B--DISPOSITIONS (CONTINUED)
shares owned by the Company, which currently are held in escrow in support of the Company's 7.50% Exchangeable Subordinated Debentures ("7.50% debentures"), are released from that escrow. The NutraMax shares are to be released from escrow upon the purchase or redemption of the 7.50% debentures. In the event the 7.50% debentures are exchanged into shares of NutraMax, the note receivable will be reduced on a pro rata basis. The note does not bear a market rate of interest for its full term. Accordingly, the Company discounted the note to $13.6 million and recognized an after-tax gain of $4.8 million.

    From January through September 1997, the Company repurchased $17.8 million of the 7.50% debentures in the open market and a private transaction (See Note
H) which resulted in the release of 1,161,961 shares of NutraMax common stock from escrow. The shares were delivered to NutraMax resulting in cash payments on the Note aggregating $10.5 million and the realization of a $1.8 million pre-tax gain as a result of the recognition of a portion of the discount on the note. The gain is reflected in Other Expense-net on the Company's Consolidated Statement of Operations. At September 30, 1997, the balance of the note receivable was $4.8 million, net of a discount of $1.1 million. The cash proceeds from these transactions were used to reduce debt.

    In November 1996, the Company sold substantially all of the assets of MEDIQ Mobile X-Ray Services, Inc. ("Mobile X-Ray") to Symphony Diagnostics, Inc., a subsidiary of Integrated Health Services, Inc. ("IHS") for $5.3 million in cash and shares of IHS common stock with a value of $5.2 million at the closing with the possibility of the Company receiving additional cash consideration based upon the occurrence of certain future events. In July 1997, the Company sold the IHS shares at an amount which approximated its carrying value. Also, in fiscal 1997 the Company received approximately $1.1 million in additional cash consideration.

    On October 11, 1996, PCI Services, Inc. ("PCI"), was acquired by Cardinal Health, Inc. ("Cardinal"). In that transaction, the Company received 1,449,000 shares (adjusted for stock split) of Cardinal stock in exchange for its 46% ownership interest in PCI. The Company recognized an after-tax gain of $32.6 million on this transaction as a component of Income from Discontinued Operations in the Company's Consolidated Statement of Operations. The Company sold its Cardinal shares in January 1997 for $88.4 million and used the proceeds to reduce debt.

    In September 1996, the Company sold its common stock investment in HealthQuest to management for approximately $75,000 which approximated its carrying value.

    In August 1995, the Company sold the assets of MEDIQ Imaging Services, Inc., to NMC Diagnostic Services Inc., a division of W.R. Grace & Co., for approximately $17.0 million in cash, and the assumption of $9.7 million of debt.

    In June 1995, the Company sold Medifac, Inc. and related assets to the management of Medifac for approximately $11.0 million, consisting of $6.0 million in cash and $5.0 million in notes, and the assumption of $26.9 million of non-recourse debt.

    Revenues from discontinued operations (excluding equity investees) were $6.6 million, $36.8 million and $78.4 million in 1997, 1996 and 1995 respectively.

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                   YEARS ENDED SEPTEMBER 30, 1995, 1996, 1997

NOTE C--RESTRUCTURING CHARGE

    In the first quarter of fiscal 1996, the Company recorded a restructuring charge of $2.2 million for employee severance costs incurred in connection with a plan approved by the Board of Directors to downsize corporate functions and consolidate certain activities with the operations of MEDIQ/PRN. The plan resulted in the termination of 29 employees in fiscal 1996. The Company paid approximately $1.5 million of severance benefits through September 30, 1997 with the balance of the restructuring obligation due over the next two fiscal years.

NOTE D--UNIVERSAL HOSPITAL SERVICES, INC.

    In February 1997, the Company entered into a definitive agreement with Universal Hospital Services, Inc. ("UHS") to acquire the outstanding shares of UHS for $17.50 per share. Including the assumption of debt, the total purchase price would have been $138.0 million. In April 1997, the shareholders of UHS approved the acquisition subject to Federal regulatory approval pursuant to the Hart-Scott-Rodino Antitrust Improvements Act. In July 1997, the Company and UHS were informed by the Federal Trade Commission ("FTC") that it had authorized its staff to take legal action to block the proposed transaction, and subsequently the FTC filed a motion for a preliminary injunction to block the transaction. In September 1997, facing the likelihood of a protracted administrative proceeding before the FTC, the uncertainty of the outcome and the costs associated with continuing to defend against the efforts of the FTC to prevent the merger, the Company and UHS mutually terminated the proposed acquisition. The Company wrote-off $4.0 million ($2.4 million net of taxes, or $.09 per share) of deferred acquisition and financing costs related to the proposed acquisition which is included in Other Expense-net in the Company's Consolidated Statement of Operations.

NOTE E--ACQUISITION

    On September 18, 1997, the Company's wholly owned subsidiary, MEDIQ/PRN, acquired the remaining 50% interest in its SpectraCair Joint Venture ("SpectraCair") from a subsidiary of Huntleigh Healthcare ("Huntleigh") for $1.9 million in cash and the assumption of Huntleigh's portion of the outstanding debt of SpectraCair. The acquisition was accounted for under the purchase method of accounting and, accordingly, the purchase price was allocated to assets acquired and liabilities assumed based on their estimated fair market values at the date of the acquisition. The excess of the purchase price over the estimated fair values of the net assets acquired was recorded as goodwill and is being amortized over twenty years.

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                   YEARS ENDED SEPTEMBER 30, 1995, 1996, 1997

NOTE F--PROPERTY, PLANT AND EQUIPMENT

                                                                            SEPTEMBER 30,
                                                                        ----------------------
                                                                           1997        1996
                                                                        ----------  ----------

                                                                            (IN THOUSANDS)
Rental equipment......................................................  $  229,095  $  211,948
Equipment and fixtures................................................      12,787      11,460
Building and improvements.............................................       7,589       7,486
Land..................................................................         149         149
                                                                        ----------  ----------
                                                                           249,620     231,043
Less accumulated depreciation and amortization........................    (136,031)   (108,337)
                                                                        ----------  ----------
                                                                        $  113,589  $  122,706
                                                                        ----------  ----------
                                                                        ----------  ----------

    Depreciation and amortization expense related to property, plant and equipment was $26.5 million, $26.3 million and $26.1 million in 1997, 1996 and 1995, respectively.

NOTE G--ACCRUED EXPENSES

                                                                             SEPTEMBER 30,
                                                                          --------------------
                                                                            1997       1996
                                                                          ---------  ---------

                                                                             (IN THOUSANDS)
Interest................................................................  $   2,135  $   5,360
Payroll and related taxes...............................................      3,588      3,756
Severance...............................................................      2,431      2,971
Government investigations...............................................      4,200      6,000
Insurance...............................................................      1,960      1,632
Pension.................................................................      1,961      2,188
Other...................................................................      6,457      5,822
                                                                          ---------  ---------
                                                                          $  22,732  $  27,729
                                                                          ---------  ---------
                                                                          ---------  ---------

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                   YEARS ENDED SEPTEMBER 30, 1995, 1996, 1997

NOTE H--LONG TERM DEBT

    Senior debt consisted of the following:

                                                                            SEPTEMBER 30,
                                                                        ----------------------
                                                                           1997        1996
                                                                        ----------  ----------

                                                                            (IN THOUSANDS)
Term loans............................................................  $  128,933  $   27,448
Revolving credit facilities...........................................       3,500      --
Capital lease obligations payable in varying installments through 1999
  at fixed rates from 9.1% to 13.6%...................................       3,346       6,204
Senior secured notes due 1999.........................................      --         100,000
Lines of credit.......................................................      --          26,030
7.25% convertible subordinated debentures due 2006....................      --          22,500
10% subordinated notes due 2004.......................................      --           8,799
10% subordinated notes due 1999.......................................      --          10,000
                                                                        ----------  ----------
                                                                           135,779     200,981
Less current portion..................................................       7,648       8,520
                                                                        ----------  ----------
                                                                        $  128,131  $  192,461
                                                                        ----------  ----------
                                                                        ----------  ----------

    Subordinated debt consisted of the following:

                                                                             SEPTEMBER 30,
                                                                          --------------------
                                                                            1997       1996
                                                                          ---------  ---------

                                                                             (IN THOUSANDS)
Corporate debt:
  7.50% exchangeable subordinated debentures due 2003...................  $  10,055  $  34,500
  7.25% convertible subordinated debentures due 2006....................     --          6,729
                                                                          ---------  ---------
                                                                          $  10,055  $  41,229
                                                                          ---------  ---------
                                                                          ---------  ---------

    On October 1, 1996, the Company, together with MEDIQ/PRN entered into a $260 million Credit Agreement with a group of lenders led by Banque Nationale de Paris as Administrative Agent and NationsBank, N.A. as the Documentation Agent. (the "Existing Credit Agreement"). The Credit Agreement provides for four separate loans, a Term A loan ($35 million), a Term B loan ($100 million), an Acquisition Revolver ($100 million) and a Working Capital Revolver ($25 million). The amounts available under the Credit Agreement allowed the Company to refinance substantially all of its existing senior debt, its outstanding lines of credit, all of MEDIQ/PRN's subordinated debt, and MEDIQ/PRN's $100 million 11 1/8% Senior Secured Notes due 1999. Accordingly, the Company reflected the outstanding balances of its lines of credit, certain subordinated debt and Senior Secured Notes as long-term senior debt on its Consolidated Balance Sheet at September 30, 1996.

    In January 1997, the Credit Agreement was amended to increase certain components of the facility by $50 million, subject to approval of the proposed acquisition of UHS pursuant to the Hart-Scott-Rodino Antitrust Improvements Act and by UHS' stockholders. This amendment was terminated in conjunction with the termination of the proposed acquisition of UHS in September 1997. In November 1997, the Acquisition Revolver was reduced to $25 million.

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                   YEARS ENDED SEPTEMBER 30, 1995, 1996, 1997

NOTE H--LONG TERM DEBT (CONTINUED)
    Borrowings under the Credit Agreement bear interest at either the prime rate plus a factor or at a Eurodollar rate plus a factor. The factor may change quarterly based upon the Company's leverage ratio, as defined in the Credit Agreement. The Company's interest rate on the Term A loan, the Acquisition Revolver and the Working Capital Revolver is prime (8.50% at September 30, 1997) plus .5% or Eurodollar (6.0625% at September 30, 1997) plus 2.0% and the interest rate on the Term B loan is prime plus 1.25% or Eurodollar plus 2.75%. During fiscal 1997, the weighted average interest rates were as follows: (i) Term A loan--8.45%, (ii) Acquisition Revolver--8.56%, (iii) Working Capital Revolver-- 9.15%, and (iv) Term B loan--9.00%. The loans are collateralized by substantially all of the assets of the Company. The proceeds from the sales of PCI, NutraMax, Mobile X-Ray and Health Examinetics were utilized to repay outstanding advances under the Acquisition Revolver upon receipt.

    The Term A loan is payable in quarterly installments of $1.2 million from December 31, 1996 through September 30, 2001 and in quarterly installments of $2.7 million from December 31, 2001 through September 30, 2002. The Term B loan is payable in quarterly installments of $250,000 from December 31, 1996 through September 30, 2002, quarterly installments of $8.5 million in fiscal 2003 and quarterly installments of $15 million in fiscal 2004. The Company can borrow and repay under the Acquisition Revolver until March 31, 1998 in accordance with the Credit Agreement. On March 31, 1998, the Acquisition Revolver converts to a term loan which will be repaid in quarterly installments beginning on June 30, 1998. The first two installments will be at 5.0% of the converted balance and all remaining quarterly payments will be at 5.625% of the converted balance. The Working Capital Revolver terminates on September 30, 2002 at which time all outstanding balances are due.

    The Credit Agreement requires the Company to maintain certain financial ratios and imposes certain other financial limitations. The terms of the Company's Credit Agreement precluded the payment of cash dividends until October 1, 1997. The Company does not intend to pay any dividends in the foreseeable future.

    As a result of the refinancing, the Company recognized an extraordinary charge of $13.0 million ($7.7 million net of taxes) resulting from the write-off of deferred charges and premiums incurred related principally to the tender offer to purchase the $100 million 11 1/8% Senior Secured Notes due 1999, and a non-recurring charge of $11.0 million for the repurchase of a warrant to purchase 10% of the capital stock of MEDIQ/PRN issued in connection with financing the Kinetic Concepts, Inc. acquisition. The non-recurring charge is reflected as equity participation, a component of Other Expense-net, in the Company's Consolidated Statement of Operations.

    The 7.50% debentures are exchangeable into shares of NutraMax common stock owned by the Company, at an equivalent of $15.30 per share, and are redeemable in whole or in part at the option of the Company. The NutraMax shares are also held in escrow under the terms of an agreement of sale, as discussed in Note B. Interest is payable semi-annually on January 15 and July 15. In fiscal 1997, the Company repurchased $24.4 million of the 7.50% debentures in the open market at a discount. The Company recognized an extraordinary loss in connection with the repurchase of the 7.50% debentures and write-offs of related deferred charges in the aggregate amount of $26,000 net of taxes.

    During fiscal 1997, the Company repurchased or redeemed $23 million of the 7.25% Subordinated Convertible Debentures due 2006 ("7.25% debentures"). The Company recognized an extraordinary loss in connection with the repurchase of the 7.25% debentures and write-offs of related deferred charges in

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                   YEARS ENDED SEPTEMBER 30, 1995, 1996, 1997

NOTE H--LONG TERM DEBT (CONTINUED)
the aggregate amount of $.3 million. The remaining balance of $6.2 million of the 7.25% debentures was converted into 833,446 shares of the Company's common stock.

    Maturities of long-term debt giving effect to the refinancing described above are as follows:

                                                                                        SUBORDINATED
                                                                                             (IN
YEAR ENDING SEPTEMBER 30,                                                     SENIOR     THOUSANDS)      TOTAL
--------------------------------------------------------------------------  ----------  -------------  ----------
1998......................................................................  $    7,648    $  --        $    7,648
1999......................................................................       7,148       --             7,148
2000......................................................................       5,914       --             5,914
2001......................................................................       5,788       --             5,788
2002......................................................................      15,475       --            15,475
Thereafter................................................................      93,806       10,055       103,861
                                                                            ----------  -------------  ----------
                                                                            $  135,779    $  10,055    $  145,834
                                                                            ----------  -------------  ----------
                                                                            ----------  -------------  ----------

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                   YEARS ENDED SEPTEMBER 30, 1995, 1996, 1997

NOTE I--FINANCIAL INSTRUMENTS

    The Company utilizes interest rate swap contracts ("swap contracts") to manage interest rate exposure. The principal objective of such contracts is to minimize the risks and/or costs associated with financial activities. The Company does not utilize swap contracts for trading or other speculative purposes. The counterparties to these contractual agreements are a diverse group of major financial institutions with which the Company also has other financial relationships. The Company is exposed to credit loss in the event of nonperformance by these counterparties. However, the Company does not anticipate nonperformance by the other parties.

    INTEREST RATE INSTRUMENTS: The Company enters into interest rate swap and interest rate collar contracts to reduce the impact of changes in interest rates on its floating rate debt. The swap contracts exchange floating rate for fixed interest payments periodically over the life of the contracts without the exchange of the underlying notional amounts. The notional amounts of swap contracts are used to measure interest to be paid or received and do not represent the amount of exposure to credit loss. For swap contracts that effectively hedge interest rate exposures, the net cash amounts paid or received on the contract are accrued and recognized as an adjustment to interest expense.

    As of September 30, 1997, the Company had the following interest rate instruments in effect (notional amounts in thousands; the swap and collar rates are based on 3-month LIBOR):

                                                                              1997
                                                              -------------------------------------
                                                              NATIONAL     STRIKE
                                                               AMOUNT       RATE         PERIOD
                                                              ---------  -----------  -------------
Interest rate swap..........................................  $  50,000        6.26%    10/97--1/98

Interest rate collar........................................     50,000        7.43%    10/97--1/98
                                                                 50,000        5.25%    10/97--1/98

NOTE J--COMMITMENTS AND CONTINGENCIES

    LEASES--The Company leases certain equipment, automobiles and office space. The future minimum lease payments under noncancelable operating leases and capital leases are as follows:

                                                                            CAPITAL    OPERATING
YEAR ENDING SEPTEMBER 30,                                                   LEASES      LEASES
-------------------------------------------------------------------------  ---------  -----------
                                                                               (IN THOUSANDS)
1998.....................................................................  $   2,104   $   4,249
1999.....................................................................      1,499       2,627
2000.....................................................................        128       1,870
2001.....................................................................     --             831
2002 and thereafter......................................................     --             342
                                                                           ---------  -----------
Total minimum lease payments.............................................      3,731   $   9,919
                                                                                      -----------
                                                                                      -----------
Amount representing interest.............................................        385
                                                                           ---------
Present value of minimum lease payments..................................  $   3,346
                                                                           ---------
                                                                           ---------

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                   YEARS ENDED SEPTEMBER 30, 1995, 1996, 1997

NOTE J--COMMITMENTS AND CONTINGENCIES (CONTINUED)
    Total rent expense under operating leases was $5.6 million, $5.2 million and $5.4 million in 1997, 1996 and 1995, respectively. Certain leases, which are for terms of up to 5 years, contain options to renew for additional periods.

    At September 30, 1997, rental equipment and machinery and equipment included assets under capitalized lease obligations of $11.5 million, less accumulated amortization of $4.3 million.

    PURCHASE COMMITMENTS--Pursuant to a Distribution Agreement and several purchase agreements with vendors, MEDIQ/PRN has agreed to purchase approximately $31.0 million of certain products in the next two fiscal years. The Company purchased $1.2 million, $5.9 million and $2.4 million under purchase commitment agreements in 1997, 1996 and 1995, respectively.

    EMPLOYMENT AGREEMENTS--The Company maintains employment agreements with two of its Executive Officers and certain officers and employees of its subsidiaries. Such agreements, which automatically renew each year unless terminated as described in the agreement, provide for minimum salary levels, adjusted annually in accordance with Company policy, as well as for incentive bonuses that are payable if specified management goals are attained. A majority of the employment agreements contain provisions for severance payments unless the individual is terminated for cause or resigns. As of September 30, 1997, the aggregate minimum commitment under these employment agreements, excluding bonuses, was approximately $6,000,000. In addition, the agreements provide for special bonuses to be paid to the Executive Officers, as well as the former Chief Financial Officer, if a Sale Transaction were to occur (as defined in the agreement). The special bonuses are based on the aggregate value of any future transaction, and accordingly cannot be determined at this time.

    INVESTIGATIONS AND LEGAL PROCEEDINGS--MEDIQ Imaging, the assets of which were sold by the Company in August 1995, was the subject of a civil investigation by the United States Attorney's Office for the District of New Jersey and the Department of Health and Human Services. The investigation focused on advice given by certain MEDIQ Imaging employees to physician customers of MEDIQ Imaging relating to the reassignment of certain Medicare claims. The Company and MEDIQ Imaging voluntarily reported the issue to the U.S. Government in January 1995 after learning that the advice given by the employees may have been inconsistent with the regulations relating to reassignment. The Company and MEDIQ Imaging cooperated in the investigation and denied any wrongdoing. In December 1997, desiring to avoid the delay, expense, and uncertainty of protracted litigation, the Company reached a settlement with the U.S. Government for $4.2 million, which was fully reserved as of September 30, 1997. The settlement represents the repayment of alleged excess Medicare reimbursements.

    In February 1997, the Company was sued in the Superior Court of New Jersey by its former wholly owned subsidiary, MHM Services, Inc. ("MHM"; formerly Mental Health Management, Inc.). The suit challenged the validity of a note receivable the Company and MHM entered into upon the spin-off of MHM to MEDIQ's shareholders in August 1993. In addition, beginning in February 1997, MHM stopped making the required monthly installments on the note, and therefore, the Company gave notice to MHM of its default on the note and declared all sums outstanding under the note to be immediately due and payable. In September 1997, as a result of continued deterioration in MHM's financial condition, the Company recorded a reserve for the remaining balance of the note receivable, which had been partially reserved in 1996, and accrued interest on the note receivable. In October 1997, the Company filed a motion for summary judgment against MHM. In November 1997, the Court granted summary judgment in

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                   YEARS ENDED SEPTEMBER 30, 1995, 1996, 1997

NOTE J--COMMITMENTS AND CONTINGENCIES (CONTINUED) favor of the Company and against MHM on all counts. Specifically, the Court ruled that the note receivable was valid and enforceable. The Court also rejected MHM's request for a stay pending appeal. MHM has filed a Motion for Reconsideration which is currently pending.

    Mobile X-Ray, the assets of which the Company sold in November 1996, was the subject of an investigation by the Wage and Hour Division of the United States Department of Labor (the "DOL"). The DOL had indicated that it believed that the practice of treating technologists as exempt professionals was incorrect. The Company maintained that the practice of treating x-ray technologists as exempt was correct and proper. In May 1997, the Company reached a settlement with the DOL which required the Company to pay certain Mobile X-Ray employees back wages aggregating $213,000 including legal fees. The back wages were paid in September 1997.

    On June 12, 1996, the Company, ATS Medical Services, Inc. ("ATS") and Mobile X-Ray were sued in the United States District Court for the Middle District of Pennsylvania by Gerard and Sharon Callie, who are both former employees of ATS. The lawsuit alleges that the Callies were wrongfully terminated and asserts claims pursuant to the whistleblower provisions of the False Claims Act and the Pennsylvania Wage Payment and Collection Law. The plaintiffs made a demand for damages totaling nearly $800,000. The Company believes it has no liability and intends to vigorously defend this case. Trial has been scheduled for February 1998.

    In addition, the Company has pending several legal claims incurred in the normal course of business, which in the opinion of management, will not have material effect on the consolidated financial statements.

NOTE K--FAIR VALUE OF FINANCIAL INSTRUMENTS

    Estimated fair value of financial instruments is provided in accordance with the requirements of SFAS No. 107, "Disclosures About Fair Value of Financial Instruments". The estimated fair value amounts have been determined by the Company using available market information and appropriate methodologies. However, considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

    The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

    The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

        ACCOUNTS RECEIVABLE AND ACCOUNTS PAYABLE--The carrying amounts of these items are an estimate of their fair values at September 30, 1997.

        LONG-TERM DEBT (EXCLUDING CAPITAL LEASE OBLIGATIONS)--The fair value of the Company's publicly-traded debt is based on quoted market prices. Interest rates that are currently available to the Company for issuance of debt with similar terms and remaining maturities are used to estimate fair value for debt issues for which quoted market prices are not available. The carrying amount and estimated fair value of long-term debt are $145.8 million and $146.2 million, respectively.

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                   YEARS ENDED SEPTEMBER 30, 1995, 1996, 1997

NOTE K--FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
        INTEREST RATE INSTRUMENTS--The fair values are the estimated amounts that the Company would receive or pay to terminate the agreements at September 30, 1997, taking into account current interest rates and the current creditworthiness of the counterparties. At September 30, 1997, the notional amounts were $100 million, the carrying value was $61,000 and the fair value was $304,000, which represents the cost to settle these instruments.

    The fair value estimates presented herein are based on information available to management as of September 30, 1997, and have not been comprehensively revalued for purposes of these financial statements since that date. Current estimates of fair value may differ significantly from the amounts presented herein.

NOTE L--COMMON AND PREFERRED STOCK

    Series A preferred stock is convertible on a one-for-one basis into shares of common stock, votes generally with the common stock as a single class, and in all such votes, has ten votes per share. The preferred stock participates in cash dividends at a rate equal to 60% of the amount paid on the common stock and has a $.50 per share preference in the event of dissolution or liquidation.

NOTE M--INCOME TAXES

    Income tax expense (benefit) relating to continuing operations consisted of the following:

                                                            YEAR ENDED SEPTEMBER 30,
                                                        --------------------------------
                                                           1997       1996       1995
                                                        ----------  ---------  ---------

                                                        (IN THOUSANDS, EXCEPT PER SHARE
                                                                     DATA)
Current:
  Federal.............................................  $  (24,397) $  --      $  --
  State...............................................          51        272        122
                                                        ----------  ---------  ---------
                                                           (24,346)       272        122
                                                        ----------  ---------  ---------

Deferred:
  Federal.............................................      29,641       (810)    (1,432)
  State...............................................        (161)       160        998
                                                        ----------  ---------  ---------
                                                            29,480       (650)      (434)
                                                        ----------  ---------  ---------
    Total income tax expense (benefit)................  $    5,134  $    (378) $    (312)
                                                        ----------  ---------  ---------
                                                        ----------  ---------  ---------

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                   YEARS ENDED SEPTEMBER 30, 1995, 1996, 1997

NOTE M--INCOME TAXES (CONTINUED)
    The differences between the Company's income tax expense (benefit) and the income tax expense (benefit) computed using the U.S. federal income tax rate were as follows:

                                                           YEAR ENDED SEPTEMBER 30,
                                                        -------------------------------
                                                          1997       1996       1995
                                                        ---------  ---------  ---------

                                                        (IN THOUSANDS, EXCEPT PER SHARE
                                                                     DATA)
Statutory federal tax expense (benefit)...............  $     984  $  (2,229) $  (1,244)
State income taxes, net of federal income taxes.......        (72)     1,201        739
Goodwill amortization.................................        350        368        344
Equity Participation--PRN warrants....................      3,756        213     --
Other items--net......................................        116         69       (151)
                                                        ---------  ---------  ---------
Income tax expense (benefit)..........................  $   5,134  $    (378) $    (312)
                                                        ---------  ---------  ---------
                                                        ---------  ---------  ---------

    Significant components of the Company's deferred tax assets and liabilities were as follows:

                                                                             SEPTEMBER 30,
                                                                          --------------------
                                                                            1997       1996
                                                                          ---------  ---------

                                                                             (IN THOUSANDS)
Liabilities:

  Depreciation..........................................................  $  28,004  $  30,105
  Intangible assets.....................................................      2,050     13,887
  Accrued Expenses......................................................      4,510      4,720
  Prepaid Expenses......................................................        117         76
  Other.................................................................        768        674
                                                                          ---------  ---------
    Gross deferred tax liabilities......................................     35,449     49,462

Assets:
  Net operating and capital loss carry forwards.........................      4,894     29,478
  Tax credit carry forwards.............................................      1,997      5,878
  Accrued expenses and reserves.........................................      6,972      8,721
  Intangible assets.....................................................        364        231
  Other.................................................................      4,905      3,504
                                                                          ---------  ---------
    Gross deferred tax assets...........................................     19,132     47,812
  Valuation allowance...................................................     (4,894)    (3,157)
                                                                          ---------  ---------
                                                                             14,238     44,655
                                                                          ---------  ---------
  Net deferred tax liability............................................  $  21,211  $   4,807
                                                                          ---------  ---------
                                                                          ---------  ---------

    During fiscal 1997, the Company utilized $49.7 million of net operating loss carry forwards and $25.5 million of capital loss carry forwards. At September 30, 1997, for income tax purposes, the Company had alternative minimum tax credit carry forwards of approximately $1.6 million. State net operating loss carry forwards were $81.6 million, expire through 2010, and are fully reserved in the valuation allowance. The

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                   YEARS ENDED SEPTEMBER 30, 1995, 1996, 1997

NOTE M--INCOME TAXES (CONTINUED)
Company also had a carry forward of Investment Tax Credit and Rehabilitation Tax Credit of $219,000 expiring through 2003.

NOTE N--RELATED PARTY TRANSACTIONS

    In connection with the spin-off of MHM in fiscal 1993, MHM was obligated to the Company pursuant to a promissory note with MHM in the original amount of $11.5 million due in August 1998. The note bears interest at the prime rate plus 1.5% with interest payments only through fiscal 1995. Principal and interest payments commenced October 1, 1996. The Company recorded interest income related to the MHM note of $1.0 million, $1.1 million and $1.2 million in 1997, 1996 and 1995, respectively. As a result of the continued deterioration in MHM's financial condition, the Company established reserves of $5.5 million and $6.0 million on amounts due from MHM, including accrued interest, in fiscal 1997 and 1996 respectively.

    In 1997, 1996 and 1995, the Company incurred legal fees of approximately $2.2 million, $657,000, and $700,000 respectively, to a law firm in which the Company's Chairman of the Board of Directors was a partner.

    In 1997 and 1996, the Company incurred consulting fees of approximately $85,000 and $126,000 respectively to a law firm of which another member of the Board of Directors is a partner.

    The Company derived revenues of $33,000, $175,000 and $340,000 in 1997, 1996 and 1995, respectively, pursuant to agreements to provide financial management, legal and risk management services to PCI, NutraMax, MHM and InnoServ.

NOTE O--STOCK OPTION PLANS

    The Company maintains stock option plans (the "Plans") for the benefit of officers and key employees of the Company and its subsidiaries. Options granted vest over periods up to five years and are exercisable for periods up to ten years from the date of grant at a price which equals fair market value at the date of grant.

    The Company accounts for the Plans in accordance with APB Opinion No. 25, under which no compensation cost has been recognized. Had compensation cost for the Plans been determined consistent with SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net income and earnings per share would have been reduced by $556,000 and $.02 per share, respectively, for fiscal 1997 and $129,000 and $.01 per share respectively, for fiscal 1996.

    Because the SFAS 123 method of accounting has not been applied to options granted prior to October 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                   YEARS ENDED SEPTEMBER 30, 1995, 1996, 1997

NOTE O--STOCK OPTION PLANS (CONTINUED)
    The following summarizes all stock option transactions for the Company under the Plans from October 1, 1994 through September 30, 1997:

                                                 FISCAL 1997               FISCAL 1996               FISCAL 1995
                                           ------------------------  ------------------------  ------------------------
                                                         WEIGHTED                  WEIGHTED                  WEIGHTED
                                                          AVERAGE                   AVERAGE                   AVERAGE
                                                         EXERCISE                  EXERCISE                  EXERCISE
                                             OPTIONS       PRICE       OPTIONS       PRICE       OPTIONS       PRICE
                                           -----------  -----------  -----------  -----------  -----------  -----------

                                             (000'S)                   (000'S)                   (000'S)
Outstanding, beginning of year...........       1,686    $    3.89        1,111    $    3.10        1,442    $    3.13
Granted..................................         553         8.06        1,153         4.49           21         4.11
Exercised................................         (37)        3.98         (575)        2.87          (60)        3.06
Canceled.................................        (160)        7.04           (3)        4.22         (292)        3.39
                                                -----        -----        -----        -----        -----        -----
Outstanding, end of year.................       2,042    $    4.97        1,686    $    3.89        1,111    $    3.10
                                                -----        -----        -----        -----        -----        -----
                                                -----        -----        -----        -----        -----        -----
Exercisable, end of year.................         893    $    4.13          617    $    3.43        1,111    $    3.10
                                                -----        -----        -----        -----        -----        -----
                                                -----        -----        -----        -----        -----        -----

    The weighted average fair value of options granted during fiscal 1997 and 1996 was $2.1 million and $2.3 million respectively. The fair value of the options granted were estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions for grants in both fiscal 1997 and 1996: risk-free interest rates ranging from 5.48% to 6.43%, expected life of 7 years, expected volatility of 36% and dividend yield of 0%.

    Information relative to stock options outstanding as of September 30, 1997:

                                                   OPTIONS OUTSTANDING
                                          --------------------------------------       OPTIONS EXERCISABLE
                                               WEIGHTED                           ------------------------------
                                                AVERAGE            WEIGHTED                        WEIGHTED
                                               REMAINING            AVERAGE                         AVERAGE
         RANGE OF                             CONTRACTUAL          EXERCISE                        EXERCISE
      EXERCISE PRICES          OPTIONS       LIFE IN YEARS           PRICE          OPTIONS          PRICE
---------------------------  -----------  -------------------  -----------------  -----------  -----------------
                               (000'S)                                              (000'S)
$2.73--$3.49...............         395             1.36           $    3.06             395       $    3.06
$4.00--$5.3125.............       1,208             7.64                4.47             410            4.33
$8.06--$8.13...............         439             9.75                8.06              88            8.06
                                  -----              ---               -----             ---           -----
                                  2,042             6.60           $    4.97             893       $    4.13
                                  -----              ---               -----             ---           -----
                                  -----              ---               -----             ---           -----

    As of September 30, 1997, approximately 461,000 additional shares were available to be issued pursuant to the Plans.

NOTE P--PENSION PLAN

    The Company maintains a noncontributory pension plan which provides retirement benefits to substantially all employees. Employees generally are eligible to participate in the plan after one year of service and become fully vested after five years of service. The plan provides defined benefits based on years of credited service and compensation. The Company makes contributions that are sufficient to fully

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                   YEARS ENDED SEPTEMBER 30, 1995, 1996, 1997

NOTE P--PENSION PLAN (CONTINUED)
fund its actuarially determined cost, generally equal to the minimum amounts required by ERISA. Assets of the plan consist primarily of stocks, bonds and annuities.

    Net periodic pension expense is comprised of the following:

                                                                   YEAR ENDED SEPTEMBER 30,
                                                                -------------------------------
                                                                  1997       1996       1995
                                                                ---------  ---------  ---------

                                                                        (IN THOUSANDS)
Service cost--benefits earned during the period...............  $     451  $     609  $     785
Interest cost on projected benefit obligation.................      1,158      1,066        929
Actual return on plan assets..................................     (3,029)    (1,463)    (1,642)
Net amortization and deferrals................................      1,952        544        851
                                                                ---------  ---------  ---------
Net periodic pension expense..................................  $     532  $     756  $     923
                                                                ---------  ---------  ---------
                                                                ---------  ---------  ---------

    The following table presents the funded status of the Company's pension plan and the amounts reflected in the Consolidated Balance Sheets:

                                                                            SEPTEMBER 30,
                                                                        ----------------------
                                                                           1997        1996
                                                                        ----------  ----------

                                                                            (IN THOUSANDS)
Actuarial present value of benefit obligations:
  Vested benefits.....................................................  $  (15,116) $  (13,141)
                                                                        ----------  ----------
                                                                        ----------  ----------
  Accumulated benefit obligation......................................  $  (15,857) $  (13,713)
                                                                        ----------  ----------
                                                                        ----------  ----------

Projected benefit obligation..........................................  $  (16,680) $  (14,539)
Plan assets at fair value.............................................      16,528      13,663
                                                                        ----------  ----------

Projected benefit obligation in excess of plan assets.................        (152)       (876)
Unrecognized net gain.................................................      (2,047)     (1,673)
Balance of unrecorded transition obligation...........................         238         361
                                                                        ----------  ----------
Accrued pension liability.............................................  $   (1,961) $   (2,188)
                                                                        ----------  ----------
                                                                        ----------  ----------

    The actuarial assumptions used in determining net periodic pension costs were:

                                                                      YEAR ENDED SEPTEMBER 30,
                                                                   -------------------------------
                                                                     1997       1996       1995
                                                                   ---------  ---------  ---------
Discount rate....................................................        7.5%         8%         8%
Expected long-term return on plan assets.........................          8%         8%         8%
Weighted average rate of increase in compensation levels.........          5%         5%       4.5%

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                   YEARS ENDED SEPTEMBER 30, 1995, 1996, 1997

NOTE Q--SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

    Selected quarterly financial data (in thousands except per share data) for 1997 and 1996 is as follows:

                                                                     FIRST     SECOND      THIRD      FOURTH
1997                                                                QUARTER    QUARTER    QUARTER    QUARTER
-----------------------------------------------------------------  ---------  ---------  ---------  ----------
Revenues (A).....................................................  $  35,483  $  42,566  $  39,625  $   38,286
Operating income (A).............................................      6,538     10,189      7,781       4,996
Income (loss) from continuing operations.........................     (7,491)     6,357      2,561      (3,668)(C)
Income (loss) from discontinued operations.......................     37,241(B)       (66)    (1,092)     (1,142)
Extraordinary item...............................................     (6,464)      (462)       (76)     (1,035)
Net income (loss)................................................     23,286      5,829      1,393      (5,845)

Earnings per share:
Income (loss) from continuing operations.........................       (.30)       .25        .10        (.14)
Income (loss) from discontinued operations.......................       1.47     --           (.04)       (.04)
Extraordinary item...............................................       (.25)      (.02)    --            (.04)
Net income (loss)................................................        .92        .23        .06        (.22)

                                                                     FIRST     SECOND      THIRD      FOURTH
1996                                                                QUARTER    QUARTER    QUARTER    QUARTER
-----------------------------------------------------------------  ---------  ---------  ---------  ----------
Revenues (A).....................................................  $  32,093  $  36,999  $  34,386  $   32,588
Operating income (A).............................................      2,912(D)    10,161     6,899      5,474
Income (loss) from continuing operations.........................     (2,370)     1,273        293      (5,374) (C)
Income (loss) from discontinued operations.......................      1,002      1,542     (1,514)    (11,699) (E)
Extraordinary item...............................................      1,001     --            153         (11)
Net income (loss)................................................       (367)     2,815     (1,068)    (17,084)

Earnings per share:
Income (loss) from continuing operations.........................       (.09)       .05        .01        (.22)
Income (loss) from discontinued operations.......................        .04        .06       (.06)       (.47)
Extraordinary item...............................................        .04     --            .01      --
Net income (loss)................................................       (.01)       .11       (.04)       (.69)

------------------------

(A) Reflects seasonal nature of MEDIQ/PRN's business.

(B) Reflects gain on sales of PCI and NutraMax, net of taxes.

(C) Includes MHM reserves of $3.6 million in 1997 and $3.9 million in 1996, respectively, and the write-off of UHS deferred acquisition costs of $2.4 million, net of tax benefits.

(D) Includes non-recurring expenses of $2.2 million related to the restructuring charge.

(E) Reflects adjustment of the Company's reserve for the disposal of discontinued operations.

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                   YEARS ENDED SEPTEMBER 30, 1995, 1996, 1997

NOTE R--BUSINESS SEGMENT DATA

    The Company operates primarily in one business segment. The Company, through MEDIQ/PRN, rents movable medical equipment on a short-term basis nationwide and distributes a variety of disposable products, accessories and repair parts used with the types of equipment it rents. This segment represents more than 90% of the consolidated revenues, operating profit and assets exclusive of corporate assets.

NOTE S--NEW ACCOUNTING PRONOUNCEMENTS

    The Financial Accounting Board has issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("SFAS 123"), which was adopted by the Company in fiscal year 1997 as required by the statement. The Company has elected to continue to measure such compensation expense using the method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," as permitted by SFAS 123. (See Note O)

    The Financial Accounting Standards Board has issued SFAS No. 128, "Earnings Per Share," which will result in changes to the computation and presentation of earnings per share. The Company will be required to adopt this standard during its quarter ended December 31, 1997 with earlier adoption not permitted. At this time, the Company has determined that the adoption of this standard will not have a material impact on the Company's earnings per share.

    The Financial Accounting Standards Board has issued SFAS No. 130, "Reporting Comprehensive Income," which will result in disclosure of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. The Company is not required to adopt this standard until fiscal 1999. At this time, the Company has not determined the impact the adoption of this standard will have on the Company's financial statements.

    The Financial Accounting Standards Board has issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for the way public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company is not required to adopt this standard until fiscal 1999. At this time, the Company has not determined the impact the adoption of this standard will have on the Company's financial statements.

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                  (UNAUDITED)

                                                                                   THREE MONTHS ENDED      NINE MONTHS ENDED
                                                                                        JUNE 30,                JUNE 30,
                                                                                  ---------------------  ----------------------
                                                                                     1998       1997        1998        1997
                                                                                  ----------  ---------  ----------  ----------
Revenue:
  Rental........................................................................  $   33,706  $  31,148  $  103,700  $   94,341
  Sales.........................................................................       6,692      5,327      20,671      14,785
  Other.........................................................................       2,543      3,150       7,549       8,548
                                                                                  ----------  ---------  ----------  ----------
                                                                                      42,941     39,625     131,920     117,674
Costs and Expenses:
  Cost of sales.................................................................       5,455      4,261      16,725      12,020
  Operating.....................................................................      14,415     11,263      42,864      33,491
  Selling.......................................................................       3,912      3,152      11,469       9,722
  General and administrative....................................................       5,186      5,803      14,534      15,837
  Non-recurring merger costs....................................................      34,204     --          34,567      --
  Depreciation and amortization.................................................      15,064      7,365      31,650      22,096
                                                                                  ----------  ---------  ----------  ----------
                                                                                      78,236     31,844     151,809      93,166
                                                                                  ----------  ---------  ----------  ----------

Operating Income (Loss).........................................................     (35,295)     7,781     (19,889)     24,508

Other (Charges) Credits:
  Interest expense..............................................................      (7,098)    (3,283)    (14,333)    (15,205)
  Equity participation--repurchase of MEDIQ/PRN warrants........................      --         --          --         (11,047)
  Gain on sale and market appreciation of Cardinal Health stock.................      --         --          --           9,213
  Gain on NutraMax note receivable..............................................      --            565      --           1,760
  Other--net....................................................................         235       (302)        714         842
                                                                                  ----------  ---------  ----------  ----------

Income (Loss) from Continuing Operations before Income Taxes and Extraordinary
  Item..........................................................................     (42,158)     4,761     (33,508)     10,071
Income Tax Expense (Benefit)....................................................     (15,632)    (2,200)    (11,744)      8,644
                                                                                  ----------  ---------  ----------  ----------

Income (Loss) before Discontinued Operations and Extraordinary Item.............     (26,526)     2,561     (21,764)      1,427

Discontinued Operations (net of taxes)..........................................      --         (1,092)     --          36,083

Extraordinary Item--Early Retirement of Debt (net of taxes).....................      (4,098)       (76)     (4,098)     (7,002)
                                                                                  ----------  ---------  ----------  ----------

Net Income (Loss)...............................................................     (30,624)     1,393     (25,862)     30,508

Dividends Preferred Stock.......................................................      (1,600)    --          (1,600)     --
                                                                                  ----------  ---------  ----------  ----------

Net Income (Loss) Available for Common Shareholders.............................    $(32,224) $   1,393    $(27,462) $   30,508
                                                                                  ----------  ---------  ----------  ----------
                                                                                  ----------  ---------  ----------  ----------

            See Notes to Condensed Consolidated Financial Statements

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                 (IN THOUSANDS)

                                                                                      JUNE 30,     SEPTEMBER 30,
                                                                                        1998            1997
                                                                                    ------------  ----------------
                                                                                    (Unaudited)      (See Note)

                                                      ASSETS
Current Assets:
  Cash............................................................................   $    9,203      $    3,639
  Accounts receivable--net........................................................       52,315          39,686
  Inventories.....................................................................       18,316          13,047
  Deferred income taxes...........................................................        3,202           6,967
  Income taxes receivable.........................................................       --               4,917
  Other current assets............................................................        1,077           1,495
                                                                                    ------------       --------
    Total Current Assets..........................................................       84,113          69,751
Property, plant and equipment--net................................................      112,706         113,589
Goodwill--net.....................................................................       89,570          57,056
Deferred financing fees...........................................................       20,095           7,344
Other Assets......................................................................       12,250           9,812
                                                                                    ------------       --------
Total assets......................................................................   $  318,734      $  257,552
                                                                                    ------------       --------
                                                                                    ------------       --------

                                LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)
Current Liabilities:
  Accounts payable................................................................   $   16,260      $    8,793
  Accrued expenses................................................................       19,395          23,578
  Current portion of long-term debt...............................................        1,611           7,648
                                                                                    ------------       --------
    Total Current Liabilities.....................................................       37,266          40,019
Senior debt.......................................................................      275,419         128,131
Subordinated debt.................................................................      200,055          10,055
Deferred income taxes and other liabilities.......................................       11,913          30,744

Mandatorily redeemable preferred stock:
  Series A preferred stock........................................................       79,127          --
  Series C preferred stock........................................................       30,355          --

Stockholders' Equity (Deficiency).................................................     (315,401)         48,603
                                                                                    ------------       --------
Total Liabilities and Stockholders' Equity (Deficiency)...........................   $  318,734      $  257,552
                                                                                    ------------       --------
                                                                                    ------------       --------

    Note: The balance sheet at September 30, 1997 has been condensed from the audited financial statements at that date.

            See Notes to Condensed Consolidated Financial Statements

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                  (UNAUDITED)

                                                                                              NINE MONTHS ENDED
                                                                                                  JUNE 30,
                                                                                           -----------------------
                                                                                              1998        1997
                                                                                           ----------  -----------
Cash Flows from Operating Activities:
Net income (loss)........................................................................  $  (25,862) $    30,508
Adjustments to reconcile net income (loss) to net cash used in operating activities:
  Income from discontinued operations....................................................      --          (36,083)
  Gain on sale of Cardinal shares........................................................      --           (9,213)
  Equity participation--repurchase of MEDIQ/PRN warrants.................................      --           11,047
  Other--net.............................................................................      23,943        1,046
                                                                                           ----------  -----------
Net cash used in operating activities....................................................      (1,919)      (2,695)
Cash Flows from Investing Activities:
  Acquisitions...........................................................................     (11,032)     --
  Proceeds from sale of discontinued operations..........................................      --          124,995
  Purchase of equipment..................................................................     (17,909)     (11,589)
  Collections on note receivable.........................................................       2,250      --
  Repurchase of MEDIQ/PRN warrant........................................................      --          (12,500)
  Other..................................................................................         654       (2,448)
                                                                                           ----------  -----------
  Net cash provided by (used in) investing activities....................................     (26,037)      98,458
Cash Flows from Financing Activities:
  Repurchase of common and preferred stock...............................................    (377,416)     --
  Issuance of subordinated notes.........................................................     190,000      --
  Borrowings.............................................................................     151,499      214,000
  Debt repayments........................................................................    (133,872)    (302,228)
  Issuance of Series A preferred stock...................................................      78,235      --
  Issuance of units......................................................................      75,000      --
  Issuance of Series B preferred stock...................................................      30,000      --
  Issuance of Series C preferred stock...................................................      30,000      --
  Issuance of common stock...............................................................      10,000      --
  Deferred financing fees................................................................     (20,056)      (8,874)
  Exercise of stock options..............................................................         130          272
                                                                                           ----------  -----------
  Net cash provided by (used in) financing activities....................................      33,520      (96,830)
                                                                                           ----------  -----------
Increase (decrease) in cash..............................................................       5,564       (1,067)
Cash:
  Beginning balance......................................................................       3,639        3,219
                                                                                           ----------  -----------
  Ending balance.........................................................................  $    9,203  $     2,152
                                                                                           ----------  -----------
                                                                                           ----------  -----------
Supplemental disclosure of cash flow information:
  Interest paid..........................................................................  $   11,005  $    16,760
                                                                                           ----------  -----------
                                                                                           ----------  -----------
  Income taxes paid (refunded)...........................................................  $   (2,788) $     5,056
                                                                                           ----------  -----------
                                                                                           ----------  -----------
Supplemental disclosure of non-cash investing and financing activities:
  Acquisition of CH Medical, Inc. with term loans........................................  $  (48,501)     --
                                                                                           ----------  -----------
                                                                                           ----------  -----------
  Conversion of 7.25% subordinated debentures into common stock..........................  $   --      $     6,251
                                                                                           ----------  -----------
                                                                                           ----------  -----------

            See Notes to Condensed Consolidated Financial Statements

                      MEDIQ INCORPORATED AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

NOTE A--CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

    The condensed consolidated balance sheet as of June 30, 1998 and the condensed consolidated statements of operations and cash flows for the nine months ended June 30, 1998 and 1997 have been prepared by the Company, without audit. In the opinion of management, all adjustments (consisting only of normal, recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows at June 30, 1998 and for all periods presented have been made.

    Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These condensed consolidated financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's September 30, 1997 Annual Report on Form 10-K. The results of operations for the period ended June 30, 1998 are not necessarily indicative of the operating results for the full year.

    RECLASSIFICATION OF ACCOUNTS--Certain reclassifications have been made to conform prior year balances to the current year presentation.

NOTE B--INVENTORIES

    Inventories, which consist primarily of disposable products and repair parts for rental equipment, are stated at the lower of cost (first-in, first-out method) or market.

NOTE C--THE MERGER

    On May 29, 1998, pursuant to the terms of an Agreement and Plan of Merger dated January 14, 1998 and amended April 27, 1998 (the "Merger Agreement") between MEDIQ Incorporated (the "Company") and MQ Acquisition Corporation ("MQ"), MQ was merged into the Company (the "Merger") with the Company continuing as the surviving corporation (the "Surviving Corporation"). MQ was a Delaware corporation organized by Bruckmann, Rosser, Sherrill & Co., L.P. ("BRS") and certain other investors solely to effect the Merger. In the Merger, holders of the Company's outstanding common stock, par value $1.00 per share, and preferred stock, par value $.50 per share, immediately prior to the Merger received, in exchange for each outstanding share of common stock or preferred stock (except for shares held directly or indirectly by the Company or MQ, the Rolled Shares (as defined below) and dissenting shares), $13.75 in cash and
0.075 of a share of a newly created Series A 13% Cumulative Compounding Preferred Stock, par value $.01 per share (the "Series A Preferred Stock"), of the Surviving Corporation. The Series A Preferred Stock has a liquidation preference of $10.00 per share.

    The aggregate consideration paid in connection with the Merger was approximately $390.7 million, which amount includes $20.0 million of Series A Preferred Stock. In addition, in connection with the Merger (i) certain controlling stockholders of the Company (the "Rotko Entities") converted a portion of their preferred equity (the "Rolled Shares") in the Company into 1,340,219 shares of Series B 13.25% Cumulative Compounding Perpetual Preferred Stock, par value $.01 per share ("Series B Preferred Stock") and 109,781 shares of Common Stock, par value $.01 per share ("Common Stock"), of the Surviving Corporation, (ii) Thomas E. Carroll, Jay M. Kaplan and certain other persons selected by the Company and BRS (the "Management Stockholders") invested approximately $4.2 million in common and preferred equity of the Company, and
(iii) BRS, certain entities and individuals affiliated with BRS (together with BRS, the "BRS Entities") and certain funds affiliated with Ferrer Freeman Thompson &

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                                  (UNAUDITED)

NOTE C--THE MERGER (CONTINUED)
Co. LLC and Galen Partners III, L.P. (the "Co-Investors") purchased $109.5 million of common and preferred equity of MQ (the "Equity Contribution"). The transaction has been accounted for as a recapitalization.

    In connection with the Merger, (i) the Company contributed certain of its assets and liabilities (including the capital stock of all of the subsidiaries of the Company other than MEDIQ/PRN Life Support Services, Inc. ("MEDIQ/PRN") to MEDIQ/PRN (the "Reorganization"), (ii) MEDIQ/PRN entered into a new Senior Secured Credit Facility (the "New Credit Facility") with a syndicate of banks ("Senior Lenders"), (iii) all indebtedness of the Company except approximately $10.1 million of the Company's 7.5% exchangeable subordinated debentures due 2003 (the "Exchangeable Debentures") and $2.0 million of MEDIQ/PRN's capital leases were repaid (the "Refinancing"), (iv) the Company sold 140,885 units ("Units"), consisting of one 13% Senior Discount Debenture due 2009 with a principal amount at maturity of $1,000 ("Debentures") and one warrant to purchase .6474 of a share of Common Stock ("Warrants"), for gross proceeds aggregating $75.0 million in a Rule 144A private offering, and (v) MEDIQ/PRN sold $190.0 million aggregate principal amount of 11% Senior Subordinated Notes due 2008 (the "Notes") in the same Rule 144A private offering.

    The authorized capital stock of the Surviving Corporation consists of (i) Common Stock, (ii) Series A Preferred Stock, (iii) Series B Preferred Stock, and
(iv) Series C 13.5% Cumulative Compounding Preferred Stock, par value $.01 per share ("Series C Preferred Stock"). The BRS Entities and Co-Investors hold 829,219 shares of the Common Stock, 5,624,565 shares of the Series A Preferred Stock, 1,602,363 shares of the Series B Preferred Stock and 2,896,218 shares of the Series C Preferred Stock; the Management Stockholders hold 61,000 shares of the Common Stock, 201,551 shares of the Series A Preferred Stock, 57,417 shares of the Series B Preferred Stock and 103,781 shares of the Series C Preferred Stock; the Rotko Entities hold 109,781 shares of the Common Stock, 632,360 shares of the Series A Preferred Stock and 1,340,219 shares of the Series B Preferred Stock; and the stockholders of the Company prior to the Merger (other than the Rotko Entities) hold 1,365,030 shares of the Series A Preferred Stock.

    On January 15, 1998, a complaint, purporting to be a class action, was filed in Delaware Chancery Court, naming the Company and each of its directors as defendants and seeking to enjoin consummation of the Merger, or, in the alternative, to recover compensatory damages. Plaintiff alleges generally that the directors have breached fiduciary duties to stockholders. The Company believes that the allegations in the complaint are completely without merit and intends to vigorously defend this case. Based on the information currently available, the Company believes that resolution of the claim will not have a material adverse effect on the operations or financial condition of the Company.

NOTE D--LONG-TERM DEBT

    In order to finance a portion of the cash consideration paid pursuant to the Merger, the Company entered into a $325.0 million New Credit Facility that replaced its former credit facility.

    The New Credit Facility consists of three facilities: (i) an eight-year senior secured $200.0 million term loan facility (the "Term Loan Facility");
(ii) a six-year revolving credit facility not to exceed $50.0 million (the "Revolving Credit Facility") and (iii) a six-year senior secured acquisition facility not to exceed $75.0 million (the "Acquisition Facility"). Loans made under the Term Loan Facility are referred to as "Term

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                                  (UNAUDITED)

NOTE D--LONG-TERM DEBT (CONTINUED)
Loans," advances made under the Revolving Credit Facility are referred to as "Revolving Loans" and loans made under the Acquisition Facility are referred to as "Acquisition Loans."

    Borrowings under the New Credit Facility bear interest at a floating rate based upon, at MEDIQ/ PRN's option, (i) the higher of the prime rate of Banque Nationale de Paris, or the federal funds effective rate plus 0.5%, plus, in the case of the Term Loans, a margin equal to 1.5%, and in the case of the Revolving Loans and the Acquisition Loans, a margin equal to 1.0%, or (ii) the London Interbank Offered Rate ("LIBOR") plus, in the case of the Term Loans, a margin equal to 2.75%, and in the case of the Revolving Loans and Acquisition Loans, a margin equal to 2.25%.

    In addition, MEDIQ/PRN is required to pay commitment fees to the Senior Lenders of 0.5% per year of the undrawn portion of the commitments in respect of the facilities (subject to adjustment as set forth below). The New Credit Facility contains provisions under which commitment fees and margins on interest rates under the facilities will be adjusted in increments based on certain performance goals.

    The Term Loans amortize on a quarterly basis commencing September 30, 1999. Principal amounts outstanding under the Revolving Credit Facility are due and payable in full at maturity. Principal amounts outstanding under the Acquisition Facility on November 30, 1999 will amortize on a quarterly basis. The Term Loans, Revolving Loans and Acquisition Loans are subject to mandatory prepayments and reductions in the event of certain extraordinary transactions or issuances of debt and equity by MEDIQ/PRN or any Facility Guarantor (as defined in the Credit Agreement). Such loans are required to be prepaid with 75% of the Excess Cash Flow (as defined in the Credit Agreement) of MEDIQ/PRN or, if the Company's ratio of funded debt to pro forma EBITDA for the preceding 12-month period is less than 5.0 to 1.0, 50% of such Excess Cash Flow.

    At June 30, 1998, pursuant to the terms of the New Credit Facility and/or the Indentures for the Subordinated Notes and the Discount Debentures ("Indentures"), the availability under the Revolving Credit Facility and the Acquisition Facility was limited to $25.9 million and $50.0 million, respectively.

    In July 1998, the Company terminated its existing interest rate hedging contracts at a cost of approximately $600,000 which will be reflected as interest expense in the Company's fourth quarter. In addition, the Company entered into new interest rate hedging contracts. On a notional amount of $100.0 million, the Company fixed its LIBOR rate at 5.35% until July 2003 as long as the three month LIBOR rate does not exceed 6.25%. The Company must pay the actual LIBOR rate when LIBOR exceeds 6.25%. In order to mitigate its interest rate exposure for LIBOR rates above 6.25%, the Company obtained zero-cost collars with notional amounts aggregating $100.0 million with ceiling rates of 7.00% and a weighted-average floor rate of 5.03%.

    The New Credit Facility contains representations and warranties, covenants, events of default and other provisions customary for credit facilities of this type. MEDIQ/PRN paid the Senior Lenders certain syndication and administration fees, reimbursed certain expenses and provided certain indemnities, in each case which are customary for credit facilities of this type.

    The Notes, in the aggregate principal amount of $190.0 million, are unsecured senior subordinated obligations of MEDIQ/PRN and mature on June 1, 2008. The Notes bear interest at the rate of 11% per year, payable semiannually to holders of record at the close of business on the May 15 or November 15

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                                  (UNAUDITED)

NOTE D--LONG-TERM DEBT (CONTINUED)
immediately preceding the interest payment date on June 1 and December 1 of each year, commencing December 1, 1998.

    Each Unit consists of a Debenture with a principal amount at maturity of $1,000 and one Warrant. Each Warrant entitles the holder thereof to purchase
 .6474 shares of Common Stock from the Company, as the Surviving Corporation of the Merger, at an exercise price of $0.01 per share, subject to adjustment. The Warrants will initially entitle the holders thereof to acquire, in the aggregate, 91,209 shares of Common Stock. The Warrants have been valued at $743,000 and are reflected as a component of Stockholders' Equity at June 30, 1998. The Debentures and the Warrants will not trade separately until the commencement of an exchange offer or the effectiveness of a shelf registration statement for the Debentures or such earlier date after July 28, 1998, as the Initial Purchasers (as defined in the Indentures) may determine (the "Separation Date").

    The Debentures are unsecured senior obligations of the Company, limited to $140.9 million aggregate principal amount at maturity, and will mature on June 1, 2009. No cash interest will accrue on the Debentures prior to June 1, 2003. Cash interest will accrue on the Debentures at the rate of 13% per year from June 1, 2003, or from the most recent date to which interest has been paid or provided for, payable on June 1 and December 1 of each year, commencing December 1, 2003 to holders of record at the close of business on the May 15 or November 15 immediately preceding the interest payment date.

    The interest rates on the Notes and Debentures are subject to increase in certain circumstances if the Company does not file a registration statement providing for a registered exchange offer for the Notes and the Debentures or if the registration statement is not declared effective on a timely basis or if certain other conditions are not satisfied. The Company filed such registration statement providing for a registered exchange offer on July 13, 1998. Such registration statement has not yet been declared effective by the Securities and Exchange Commission.

    The Warrants may be exercised at any time after the first anniversary of the Issue Date (as defined in the Indentures); provided, however, that holders of Warrants will be able to exercise their Warrants only if a shelf registration statement relating to the Common Stock underlying the Warrants is effective or the exercise of such Warrants is exempt from the registration requirements of the Securities Act of 1933, and such securities are qualified for sale or exempt from qualification under the applicable securities laws of the states or other jurisdictions in which such holders reside. Unless earlier exercised, the Warrants will expire on June 1, 2009. The Warrants will not trade separately from the Debentures until the Separation Date.

    On June 5, 1998, pursuant to the change of control provisions of the indenture for the Company's Exchangeable Debentures, the Company made a tender offer to repurchase the remaining outstanding balance of approximately $10.1 million. On July 3, 1998, the Company redeemed $9.5 million of the Exchangeable Debentures pursuant to its tender offer and received 623,595 shares of NutraMax common stock from escrow. Pursuant to the terms of the Company's stock purchase agreement with NutraMax, the Company returned the shares to NutraMax and received a $5.6 million cash payment on its note receivable from NutraMax.

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                                  (UNAUDITED)

NOTE E--ACQUISITIONS

    On May 29, 1998, the Company, through its wholly-owned subsidiary MEDIQ/PRN, purchased specified assets and rights of CH Industries, Inc., certain direct and indirect subsidiaries of CH Industries, Inc., including CH Medical, Inc. and subsidiaries ("CH Medical"), and certain other parties (the "CH Medical Business") for a purchase price of approximately $48.5 million in cash, including related costs and expenses, and the assumption of certain specified obligations related to the CH Medical Business (the "CH Medical Acquisition"). The Company financed the purchase price and related costs and expenses for the CH Medical Acquisition with the proceeds from Term Loans under the New Credit Facility (see Note D). CH Medical is a national sales, rental and service corporation specializing in patient beds, overlays, mattress replacement systems, pressure relieving pads and surfaces and other therapeutic support services.

    The acquisition has been accounted for by the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed based on the estimated fair values on May 29, 1998. The excess of the purchase price over the estimated fair values of the net assets acquired, $28.5 million, has been recorded as goodwill and is being amortized on a straight line basis over twenty years. The final allocation of the purchase price is contingent upon studies and valuations which have not yet been completed. The Company is unable to predict whether any adjustments as a result of the foregoing will have a material effect on the initial allocation of purchase price.

    On June 26, 1998, the Company, through its wholly-owned subsidiary MEDIQ/PRN, acquired certain assets of National Patient Care Systems, Inc. ("NPC") for $11.0 million in cash, including related costs and expenses and contingent consideration of up to $2.8 million payable over the next two years if certain revenue targets are achieved by NPC. NPC is a provider of air support therapy rental equipment including frameless and framed integrated bed systems.

    The acquisition has been accounted for by the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets acquired based on the estimated fair values on June 26, 1998. The excess of the purchase price over the estimated fair values of the net assets acquired, $6.8 million, has been recorded as goodwill and is being amortized on a straight-line basis over twenty years. The final allocation of the purchase price is contingent upon studies and valuations which have not yet been completed. The Company is unable to predict whether any adjustments as a result of the foregoing will have a material effect on the initial allocation of purchase price.

    The operations of CH Medical and NPC are included in the Company's Condensed Consolidated Statement of Operations from their respective effective dates of acquisition. The following pro forma financial information presents the consolidated results of operations of the Company as if the acquisitions had occurred at the beginning of the respective periods. The unaudited pro forma information is presented for comparative purposes only and does not necessarily reflect the results of operations of the Company had the acquisitions been made at the beginning of each fiscal year.

                                                                            NINE MONTHS ENDED   FISCAL YEAR ENDED
                                                                              JUNE 30, 1998     SEPTEMBER 30, 1997
                                                                            ------------------  ------------------
Revenues..................................................................   $    158,012,000    $    195,552,000
Loss before discontinued operations and extraordinary items...............        (26,106,000)         (7,817,000)
Net income (loss).........................................................        (30,204,000)         19,087,000

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                                  (UNAUDITED)

NOTE F--REDEEMABLE PREFERRED STOCK

    At June 30, 1998, redeemable preferred stock consists of 15,000,000 authorized shares, of which 10,000,000 shares have been designated as Series A Preferred Stock and 5,000,000 shares have been designated as Series C Preferred Stock as follows:

Series A, par value $.01 per share, stated value $10.00 per share, 7,823,504 shares issued and outstanding, with a liquidation value of $78.2 million and accumulated dividends of $.9 million........................................  $79,127,000

Series C, par value $.01 per share, stated value $10.00 per share, 3,000,000 shares issued and outstanding with a liquidation value of $30.0 million and
  accumulated dividends of $.4 million........................................   30,355,000
                                                                                -----------
                                                                                $109,482,000
                                                                                -----------
                                                                                -----------

    Subject to the legal availability of funds, the Company is required to redeem its Series A Preferred Stock on December 31, 2011 at a redemption price equal to $10.00 per share plus all accrued and unpaid dividends. The Company, at its option, may redeem the Series A Preferred Stock at any time at the redemption prices set forth below, plus an amount equal to full cumulative dividends:

REDEMPTION DATE                                                                         REDEMPTION PRICE PER SHARE
--------------------------------------------------------------------------------------  ---------------------------
On or before December 31, 1999........................................................           $   11.00
On or after January 1, 2000, but before January 1, 2002...............................           $   10.50
On or after January 1, 2002...........................................................           $   10.00

    Subject to the legal availability of funds, the Company is required to redeem its Series C Preferred Stock on December 31, 2012 at a redemption price equal to $10.00 per share plus all accrued and unpaid dividends. The Company, at its option, may redeem the Series C Preferred Stock at any time at an amount equal to $10.00 per share plus all accrued and unpaid dividends after distributions are made on the Series A Preferred Stock and the Series B Preferred Stock. Accordingly, these preferred stocks subject to mandatory redemption have been presented separately outside of permanent stockholders' equity in the accompanying financial statements.

    Except as required by Delaware law, the holders of the Series A Preferred Stock and Series C Preferred Stock do not have any voting rights. The holders of the Series A Preferred Stock and Series C Preferred Stock are entitled to receive dividends from the Company on each share of Series A Preferred Stock and Series C Preferred Stock at annual rates equal to $1.30 and $1.35 per share, respectively. All dividends will be cumulative and compounding, whether or not earned or declared, will accrue on a daily basis and will be payable semi-annually in arrears. Dividends with respect to the Series A Preferred Stock can only be paid to the extent funds are legally available therefor under Delaware law. Dividends with respect to the Series C Preferred Stock can only be paid to the extent funds are legally available therefor under Delaware law and all distributions have been made on the Company's Series A and Series B preferred stocks. The New Credit Facility and Indentures restrict the ability of the Company to pay cash dividends.

    Upon the voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of all shares of Series A Preferred Stock and Series C Preferred Stock then outstanding will be entitled to

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                                  (UNAUDITED)

NOTE F--REDEEMABLE PREFERRED STOCK (CONTINUED) be paid out of the assets of the Company available for distribution to its stockholders an amount equal to $10.00 per share plus all accrued and unpaid dividends.

NOTE G--COMMON STOCK AND SERIES B PREFERRED STOCK

    Common Stock--The Company has 30,000,000 authorized shares of common stock, par value $.01 per share, with 1,000,000 shares issued and outstanding as of June 30, 1998. The holders of the Common Stock are entitled to one vote per share on all matters submitted for action by the shareholders. Subject to the rights of any holders of outstanding preferred stock of the Company, all shares of Common Stock are entitled to share in dividends as the Board of Directors may declare from time to time from legally available funds.

    Series B Preferred Stock--Except as required by Delaware law, the holders of the Series B Preferred Stock do not have any voting rights. The holders of the Series B Preferred Stock are entitled to receive dividends from the Company on each share of Series B Preferred Stock at an annual rate equal to $1.325 per share. All dividends will be cumulative and compounding whether or not earned or declared, will accrue on a daily basis and will be payable semi-annually in arrears. Dividends with respect to the Series B Preferred Stock can only be paid to the extent funds are legally available therefor under Delaware law and all distributions have been made on the Company's Series A Preferred Stock. The New Credit Facility and Indentures restrict the ability of the Company to pay cash dividends.

    Upon the voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of all shares of Series B Preferred Stock then outstanding will be entitled to be paid out of the assets of the Company available for distribution to its stockholders an amount equal to $10.00 per share plus all accrued and unpaid dividends after distributions are made on the Series A Preferred Stock and before any distribution is made on any Series C Preferred Stock. The Company is not required to redeem the shares of Series B Preferred Stock. The Series B Preferred Stock has $.4 million of dividends accrued as of June 30, 1998.

NOTE H--NEW ACCOUNTING PRONOUNCEMENTS

    The Financial Accounting Standards Board has issued SFAS No. 130, "Reporting Comprehensive Income," which will result in disclosure of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. The Company is not required to adopt this standard until fiscal 1999. At this time, the Company has not determined the impact the adoption of this standard will have on the Company's financial statements.

    The Financial Accounting Standards Board has issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for the way public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company is not required to adopt this standard until fiscal 1999. At this time, the Company has not determined the impact the adoption of this standard will have on the Company's financial statements.

                      MEDIQ INCORPORATED AND SUBSIDIARIES

                                  (UNAUDITED)

NOTE H--NEW ACCOUNTING PRONOUNCEMENTS (CONTINUED)
    In February 1998, the FASB issued SFAS No. 132 "Employers' Disclosures about Pensions and Other Postretirement Benefits." This statement, which improves disclosure about pensions and other postretirement benefits, is effective for fiscal years beginning after December 15, 1997, although earlier application is permitted. The Company does not believe the adoption of this standard will have a material impact on the Company's financial statements.

    In July 1998, the FASB issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities." This statement, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities, is effective for fiscal years beginning after June 15, 1999, although earlier application is permitted. At this time, the Company has not determined the impact the adoption of this standard will have on the Company's financial statements.

NOTE I--SUBSEQUENT EVENTS

    In July 1998, the Company reached a settlement with its former wholly-owned subsidiary, MHM Services, Inc. ("MHM") which called for MHM to pay the Company $3.0 million in cash in full satisfaction of all amounts due the Company. The Company received the cash in July 1998 and will recognize the settlement in other income in the fourth quarter of fiscal 1998. The total amount due from MHM was fully reserved during fiscal years 1997 and 1996.

    In July 1998, MEDIQ Mobile X-Ray Services, Inc., a subsidiary of the Company whose assets were sold in November 1996, was notified that it is the subject of an investigation by the Department of Justice and the Office of the Inspector General of the Department of Health and Human Services. The Company has not yet been informed as to the nature or scope of the investigation.

    In May 1998, InnoServ Technologies, Inc. ("InnoServ") entered into a merger agreement with GE Medical Systems, Inc. ("GEMS") by which GEMS agreed to acquire InnoServ for approximately $16.0 million. No date has been scheduled for closing. Pursant to the terms of the Company's November 1997 stock purchase agreement with InnoServ, under a change of control the Company is entiled to receive a portion of the sales proceeds. However, the calculation of the amount due to the Company is currently in dispute. Accordingly, the matter is in arbitration pursuant to the terms of the stock purchase agreement. The Company fully reserved its investment in InnoServ in fiscal 1997. The Company will recognize a gain equal to the cash proceeds when they are received.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Shareholder and Directors
CH Medical, Inc. and Subsidiaries

    We have audited the accompanying consolidated statements of net assets of CH Medical, Inc. and Subsidiaries (the "Company") as of August 31, 1997 and 1996 and the related consolidated statements of income and cash flows for each of the three years in the period ended August 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the net assets of CH Medical, Inc. and Subsidiaries at August 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended August 31, 1997 in conformity with generally accepted accounting principles.

/s/ BDO SEIDMAN, LLP

December 12, 1997

Dallas, Texas

                       CH MEDICAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF NET ASSETS

                                                                                              AUGUST 31,
                                                                                     ----------------------------
                                                                                         1997           1996
                                                                                     -------------  -------------
ASSETS:
Current
  Cash and cash equivalents........................................................  $     307,080  $     297,473
  Accounts receivable--trade, net of allowance for doubtful accounts of $1,072,353
    and $1,373,268, in 1997 and 1996, respectively (Note 3)........................      7,149,520      5,471,764
  Accounts receivable--other.......................................................       --               91,876
  Inventories (Notes 1 and 3)......................................................      4,226,283      2,722,507
  Other............................................................................        200,427         81,515
  Intercompany income tax receivable due from CH Industries........................        576,637       --
                                                                                     -------------  -------------
Total current assets...............................................................     12,459,947      8,665,135
                                                                                     -------------  -------------
Accounts receivable--long-term.....................................................        859,660       --
Net property and equipment (Notes 2, 3 and 5)......................................      5,457,197      5,001,237
Other assets.......................................................................         62,446         58,765
                                                                                     -------------  -------------
                                                                                     $  18,839,250  $  13,725,137
                                                                                     -------------  -------------
                                                                                     -------------  -------------
LIABILITIES:
Current
  Accounts payable.................................................................  $     983,434  $      95,279
  Accrued expenses.................................................................        685,343        446,825
  Income taxes payable.............................................................        117,000       --
  Current maturities of obligations under capital lease............................       --                6,118
  Dealer deposits..................................................................         25,470         25,470
  Revolving line of credit (Note 3)................................................      4,181,663      1,934,837
  Other liabilities................................................................        458,891          1,618
                                                                                     -------------  -------------
Total current liabilities..........................................................      6,451,801      2,510,147
                                                                                     -------------  -------------
Note payable to officer............................................................        285,315        399,337
Income taxes payable (Note 7)......................................................       --              499,911
Deferred income taxes (Note 7).....................................................        338,442        264,496
Other liabilities..................................................................        127,000       --
                                                                                     -------------  -------------
Total liabilities..................................................................      7,202,558      3,673,891
                                                                                     -------------  -------------
Commitments and contingencies (Note 6)
Net assets.........................................................................  $  11,636,692  $  10,051,246
                                                                                     -------------  -------------
                                                                                     -------------  -------------

          See accompanying summary of accounting policies and notes to consolidated financial statements.

                       CH MEDICAL, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                                 YEAR ENDED AUGUST 31,
                                                                      -------------------------------------------
                                                                          1997           1996           1995
                                                                      -------------  -------------  -------------
Net Rental and Sales................................................  $  26,710,137  $  22,711,898  $  19,385,404
Rental Expenses and Cost of Goods Sold..............................     11,599,013      8,344,227      8,043,952
                                                                      -------------  -------------  -------------
Gross Profit........................................................     15,111,124     14,367,671     11,341,452
                                                                      -------------  -------------  -------------
Operating Expenses (Note 4):
  Selling expenses..................................................      4,005,107      3,857,026      2,514,278
  Depreciation......................................................      1,739,735      1,166,054        946,801
  General and administrative expenses including $348,708, $455,633
    and $401,729 to related parties (Note 5)........................      7,692,257      6,137,383      4,455,563
                                                                      -------------  -------------  -------------
Total Operating Expenses............................................     13,437,099     11,160,463      7,916,642
                                                                      -------------  -------------  -------------
Operating Income....................................................      1,674,025      3,207,208      3,424,810
                                                                      -------------  -------------  -------------
Other Income (Expense):
  Other income......................................................        442,898        526,738        125,814
  Interest..........................................................       (245,000)       (96,394)       (34,344)
  Litigation settlement.............................................       (250,000)      --             --
                                                                      -------------  -------------  -------------
Total Other Income (Expense)........................................        (52,102)       430,344         91,470
                                                                      -------------  -------------  -------------
Income Before Income Taxes..........................................      1,621,923      3,637,552      3,516,280
Income Taxes (Note 7)...............................................        616,330      1,382,270      1,336,186
                                                                      -------------  -------------  -------------
Net Income..........................................................  $   1,005,593  $   2,255,282  $   2,180,094
                                                                      -------------  -------------  -------------
                                                                      -------------  -------------  -------------

          See accompanying summary of accounting policies and notes to consolidated financial statements.

                       CH MEDICAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                  YEAR ENDED AUGUST 31,
                                                                       -------------------------------------------
                                                                           1997           1996           1995
                                                                       -------------  -------------  -------------
Operating Activities:
  Net income.........................................................  $   1,005,593  $   2,255,282  $   2,180,094
  Adjustments to reconcile net income to cash provided by operating activities:
    Depreciation.....................................................      1,739,735      1,166,054        946,801
    Loss on disposition of fixed assets..............................       --                  588         93,824
    Deferred taxes...................................................         73,946        106,123        219,178
    Provision for bad debt...........................................        170,000      1,119,384             --
  Changes in operating assets and liabilities:
    Accounts receivable--trade.......................................     (2,236,501)    (3,727,898)       207,512
      Accounts receivable--other.....................................         91,876        (91,876)        87,148
      Inventories....................................................     (1,503,776)      (318,261)      (466,436)
    Other assets.....................................................       (695,549)       128,767       (212,430)
      Accounts payable...............................................        888,155       (200,808)        80,689
      Accrued expenses...............................................        238,518       (242,215)       531,705
      Income taxes payable...........................................       (382,911)      (591,220)       169,183
    Other liabilities................................................        334,273        (13,366)         8,866
                                                                       -------------  -------------  -------------
Cash provided by (used in) operating activities......................       (276,641)      (409,446)     3,846,134
                                                                       -------------  -------------  -------------
Cash Used In Investing Activities--
  Capital expenditures...............................................     (1,840,438)    (2,144,190)    (2,226,921)
                                                                       -------------  -------------  -------------
Financing Activities:
  Net borrowing (repayments) under note payable--officer.............       (114,022)       399,337       --
  Principal payments on obligations under capital lease..............         (6,118)       (48,870)       (86,092)
  Net borrowings (repayments) under revolving line of credit.........      2,246,826      1,769,873       (846,764)
                                                                       -------------  -------------  -------------
Cash provided by (used in) financing activities......................      2,126,686      2,120,340       (932,856)
                                                                       -------------  -------------  -------------
Net increase (decrease) in cash and cash equivalents.................          9,607       (433,296)       686,357
Cash and cash equivalents at beginning of year.......................        297,473        730,769         44,412
                                                                       -------------  -------------  -------------
Cash and cash equivalents at end of year.............................  $     307,080  $     297,473  $     730,769
                                                                       -------------  -------------  -------------
                                                                       -------------  -------------  -------------

          See accompanying summary of accounting policies and notes to consolidated financial statements.

                       CH MEDICAL, INC. AND SUBSIDIARIES

                         SUMMARY OF ACCOUNTING POLICIES

    DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION--The statements of net assets, income and cash flows relate to the operations of CH Medical, Inc. and Subsidiaries (the "Company"). The Company is engaged in the manufacture, sale and rental of special care hospital beds and associated acute care air support therapy systems. These financial statements are prepared pursuant to a letter of intent between CH Industries and MEDIQ ("MEDIQ") Incorporated whereby the net operating assets of CH Medical, Inc. will be acquired by MEDIQ.

    During the period covered by the financial statements, the Company's operations were conducted as an integral part of CH Industries overall operations, and separate financial statements were not prepared for the Company. These financial statements have been prepared from CH Industries' historical accounting records. The financial statements also include various allocated costs and expenses as described herein, which are not necessarily indicative of the costs and expenses which would have resulted if the Company had been operated as a separate entity. In addition, the Company was allocated a portion of CH Industries line of credit and related interest based on the ratio of debt to certain assets. Therefore, the statements of net assets, income and cash flows may not be indicative of the financial position and the results of operation that would have resulted if the Company were operated on a stand alone basis. All of the allocations and estimates reflected in the financial statements are based on assumptions that management believes reasonable under the circumstances.

    Certain expenses, consisting primarily of costs related to certain employees, the shareholder and related parties of the Company, and other non-operating items have been excluded from the financial statements presented, as they are not indicative of the net operating assets and liabilities nor the operations to be acquired under the Letter of Intent.

    PRINCIPLES OF CONSOLIDATION--The accompanying consolidated financial statements include the accounts of CH Medical, Inc. and the following wholly--owned subsidiaries:

    Cardio Systems International, Inc.
    Cardio Systems Manufacturing, Inc.
    Cardio Systems--Austin, Ltd.
    Cardio Systems--Dallas, Ltd.
    Cardio Systems--Atlanta, Inc.
    Cardio Systems--Chattanooga, Inc.
    Cardio Systems--Chicago, Inc.
    Cardio Systems--Fort Myers, Inc.
    Cardio Systems--Kansas City, Inc.
    Cardio Systems--Memphis, Inc.
    Cardio Systems--Miami, Inc.
    Cardio Systems--Oklahoma City, Inc.
    Cardio Systems--Sacramento, Inc.
    Cardio Systems--Tampa, Inc.
    Cardio Systems North America Dealer Corporation, Inc.
    Cardio Systems Operations, Inc.
    Cardio Systems Partners, Inc.
    Cardio Systems Sales, Inc.
    Cardio Systems of Texas--Austin, Inc.
    Cardio Systems of Texas--Dallas, Inc.
    SCD Industries, Inc.
    Special Care Delivery, Inc.

                       CH MEDICAL, INC. AND SUBSIDIARIES

    All significant intercompany transactions and balances have been eliminated in consolidation.

    REVENUE RECOGNITION--Service and rental revenue are recognized as services are rendered. Sales and other revenue are recognized when products are shipped.

    CASH AND CASH EQUIVALENTS--The Company considers all highly liquid investments with an original maturity of ninety days or less to be cash equivalents.

    INVENTORIES--Inventories are stated at the lower of cost (first-in, first-out) or market (net realizable value). Costs include material, labor and manufacturing overhead costs. Inventory expected to be converted into equipment for short-term rental has been reclassified to property, plant and equipment.

    PROPERTY, PLANT AND EQUIPMENT--Property, plant and equipment are stated at cost. Betterments which extend the useful life of the equipment are capitalized.

    DEPRECIATION AND AMORTIZATION--Depreciation on property, plant and equipment is calculated on the straight-line method over the estimated useful lives (thirty to forty years for the buildings and between three and ten years for most of the Company's other property and equipment) of the assets.

    INCOME TAXES--The Company recognizes certain transactions in different time periods for financial reporting and income tax purposes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The provision for deferred income taxes represents the change in deferred income tax accounts during the year.

    USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    LONG LIVED ASSETS--In accordance with Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," management reviews long-lived assets and intangible assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be fully recoverable. As part of the assessment, management analyzes the undiscounted cash flows for each product that has significant long-lived or intangible asset values associated with it. This analysis for the asset values as of August 31, 1997 indicated there was no impairment to these assets' carrying values.

    NEW ACCOUNTING PRONOUNCEMENTS--Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130") is effective for financial statements with fiscal years beginning after December 15, 1997. Earlier application is permitted. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The Company has yet to determine the preferred format for presenting this information.

                       CH MEDICAL, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. INVENTORIES

    Inventories are summarized as follows:

                                                                            AUGUST 31,
                                                                    --------------------------
                                                                        1997          1996
                                                                    ------------  ------------
Raw materials.....................................................  $    292,878  $    139,589
Work--in--process.................................................     2,835,748     2,252,633
Finished goods....................................................     1,097,657       330,285
                                                                    ------------  ------------
Total.............................................................  $  4,226,283  $  2,722,507
                                                                    ------------  ------------
                                                                    ------------  ------------

2. PROPERTY AND EQUIPMENT

    Property and equipment consist of the following:

                                                                           AUGUST 31,
                                                                  ----------------------------
                                                                      1997           1996
                                                                  -------------  -------------
Rental medical equipment........................................  $  10,067,172  $   8,300,665
Machinery and equipment.........................................        463,336        450,381
Office equipment................................................        505,206        230,419
Building and improvements.......................................        216,933        174,790
Vehicles........................................................         89,142         89,142
Land............................................................          8,536          8,536
                                                                  -------------  -------------
Total cost......................................................     11,350,325      9,253,933
Accumulated depreciation........................................     (5,893,128)    (4,252,696)
                                                                  -------------  -------------
Net property and equipment......................................  $   5,457,197  $   5,001,237
                                                                  -------------  -------------
                                                                  -------------  -------------

3. LINE OF CREDIT

    CH Industries has a $7,000,000 revolving line of credit with a bank which expires January 5, 1998. The interest rate is at the 30-day LIBOR rate plus 2.25 percent. The Company has been allocated a portion of the line of credit based on the ratio of debt to certain assets. At August 31, 1997, the Company's interest rate was 7.9375 percent. The outstanding borrowings are secured by CH Industries' accounts receivable, inventories (including those of the Company) and the guarantee of the parent's stockholder. Certain financial covenants exist related to CH Industries total debt ratio, tangible net worth, working capital, capital expenditures and additional debt.

4. OPERATING EXPENSES AND OTHER ALLOCATED EXPENSES

    All operating expenses are allocated to the Company using procedures deemed appropriate to the nature of the expenses involved. The procedures utilize various allocation bases such as relative investment and number of employees, and direct effort expended. Interest expense is determined at the corporate level based on the consolidated indebtedness of CH Industries and allocated to the Company on the basis of its proportionate share of certain assets of CH Industries. CH Industries management believes the allocations are reasonable, but they are not necessarily indicative of the costs that would have been incurred if the Company had been a separate entity.

                       CH MEDICAL, INC. AND SUBSIDIARIES

5. RELATED PARTY TRANSACTIONS

    The Company leases certain office space, warehouse facilities and equipment from its stockholder, CH Realty and CH Leasing, Ltd., a limited partnership controlled 99 percent by the stockholder. Rental expense for operating leases to affiliates was $348,708, $455,633, and $401,729 for the years ended August 31, 1997, 1996, and 1995, respectively.

6. COMMITMENTS

    The Company leases certain facilities and automobiles under operating leases expiring at various dates through 2004. Total rent expense under these operating leases was $1,137,356, $1,433,822, and $1,086,922 for the years ended August 31,
1997, 1996, and 1995. As of August 31, 1997, future net minimum lease payments under operating leases that have initial or remaining noncancellable terms in excess of one year are as follows:

                                                         VEHICLES    FACILITIES      TOTAL
                                                        ----------  ------------  ------------
1998..................................................  $  296,661  $    565,410  $    862,071
1999..................................................     307,553       352,083       659,636
2000..................................................     108,139       246,245       354,384
2001..................................................      --           246,245       246,245
2002..................................................      --           246,245       246,245
Thereafter............................................      --           389,887       389,887
                                                        ----------  ------------  ------------
Total minimum lease payments..........................  $  712,353  $  2,046,115  $  2,758,468
                                                        ----------  ------------  ------------
                                                        ----------  ------------  ------------

    Minimum payments to affiliates total $246,245 per annum through 2002 and $389,887 thereafter.

7. INCOME TAXES

    Federal, state and local income taxes are allocated based upon an effective tax rate of 38 percent for 1997, 1996, and 1995. The allocation approximates the results that would occur if the businesses were a separate taxpayer. The components of income tax expense are as follows:

                                                                YEAR ENDED AUGUST 31,
                                                        --------------------------------------
                                                           1997         1996          1995
                                                        ----------  ------------  ------------
Current expense.......................................  $  542,384  $  1,276,147  $  1,117,008
Deferred..............................................      73,946       106,123       219,178
                                                        ----------  ------------  ------------
Total income taxes....................................  $  616,330  $  1,382,270  $  1,336,186
                                                        ----------  ------------  ------------
                                                        ----------  ------------  ------------

    Deferred taxes result from temporary differences arising from differing methods of depreciation for tax and financial reporting purposes and from allowance for doubtful accounts not deductible for tax purposes.

    During the fiscal year ending August 31, 1995 CH Industries applied with the Internal Revenue Service to change their method of accounting for tax purposes. The change is currently being reviewed by the Internal Revenue Service. As a result of the change, for tax purposes, an estimated amount of $300,000 will be subject to a four year payout.

                       CH MEDICAL, INC. AND SUBSIDIARIES

7. INCOME TAXES (CONTINUED)
    Income tax expense differs from the amounts computed by applying the federal statutory rate of 34 percent primarily due to state income taxes.

8. SUPPLEMENTAL CASH FLOW INFORMATION

    Interest and income taxes paid during the year and allocated to the Company based on average outstanding debt and net income before taxes, respectively, were as follows:

                                                                                   YEAR ENDED AUGUST 31,
                                                                          ----------------------------------------
                                                                              1997          1996          1995
                                                                          ------------  ------------  ------------
Interest................................................................  $    226,900  $     84,100  $     35,600
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------
Income taxes............................................................  $  1,500,000  $  1,921,000  $  1,040,000
                                                                          ------------  ------------  ------------
                                                                          ------------  ------------  ------------

                       CH MEDICAL, INC. AND SUBSIDIARIES

                UNAUDITED CONSOLIDATED STATEMENTS OF NET ASSETS

                                                                                                     FEBRUARY 28,
                                                                                                         1998
                                                                                                     -------------
ASSETS
Current:
  Cash and cash equivalents........................................................................  $     250,862
  Accounts receivable--trade, net of allowance for doubtful accounts of
    $1,172,837 (Note 3)............................................................................      7,047,924
  Accounts receivable--other.......................................................................        709,054
  Inventories (Note 1 and 3).......................................................................      5,023,788
                                                                                                     -------------
Total current assets...............................................................................     13,031,628
                                                                                                     -------------
  Net property and equipment (Notes 2, 3 and 5)....................................................      4,379,151
                                                                                                     -------------
Other assets.......................................................................................      1,517,539
                                                                                                     -------------
                                                                                                     $  18,928,318
                                                                                                     -------------
                                                                                                     -------------
LIABILITIES
Current
  Accounts payable.................................................................................  $   1,231,560
  Accrued expenses.................................................................................        551,918
  Dealer deposits..................................................................................         25,470
  Revolving line of credit (Note 3)................................................................      4,148,002
  Other liabilities................................................................................         84,000
                                                                                                     -------------
Total current liabilities..........................................................................      6,040,950
                                                                                                     -------------
Notes payable--other...............................................................................         88,000
Note payable officer...............................................................................         62,609
Federal income taxes payable (Note 7)..............................................................       --
Deferred income taxes (Note 7).....................................................................        338,442
                                                                                                     -------------
Total liabilities..................................................................................      6,530,001
                                                                                                     -------------
Net assets.........................................................................................  $  12,398,317
                                                                                                     -------------
                                                                                                     -------------

   The accompanying notes are an integral part of the consolidated financial statements.

                       CH MEDICAL, INC. AND SUBSIDIARIES

                  UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

                                                                                           SIX MONTHS ENDED
                                                                                             FEBRUARY 28,
                                                                                     ----------------------------
                                                                                         1998           1997
                                                                                     -------------  -------------
Net Rental and Sales...............................................................  $  12,927,435  $  12,322,897
Rental Expenses and Cost of Goods Sold.............................................      5,881,390      5,791,887
                                                                                     -------------  -------------
Gross Profit.......................................................................      7,046,045      6,531,010
                                                                                     -------------  -------------
Operating Expenses (Note 4):
  Selling expenses.................................................................      1,774,325      1,707,220
  Depreciation.....................................................................        887,951        874,783
  General and administrative expenses..............................................      3,515,483      3,226,643
                                                                                     -------------  -------------
Total Operating Expenses...........................................................      6,177,759      5,808,646
                                                                                     -------------  -------------
Operating Income...................................................................        868,286        722,364
                                                                                     -------------  -------------
Other Income (Expense):
  Interest expenses................................................................       (154,007)       (74,713)
  Interest income..................................................................          9,808          3,867
  Other income.....................................................................        189,142        381,658
                                                                                     -------------  -------------
Total Other Income (Expense).......................................................         44,943        310,812
                                                                                     -------------  -------------
Income Before Income Taxes.........................................................        913,229      1,033,176
                                                                                     -------------  -------------
Income Taxes (Note 6)..............................................................        347,028        431,456
                                                                                     -------------  -------------
Net Income.........................................................................  $     566,201  $     601,720
                                                                                     -------------  -------------
                                                                                     -------------  -------------

   The accompanying notes are an integral part of the consolidated financial statements.

                       CH MEDICAL, INC. AND SUBSIDIARIES

                UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                             SIX MONTHS ENDED
                                                                                               FEBRUARY 28,
                                                                                        --------------------------
                                                                                           1998          1997
                                                                                        -----------  -------------
Operating Activities:
  Net Income..........................................................................  $   566,201  $     601,720
  Adjustments to reconcile net income to cash provided by operating activities:
    Depreciation......................................................................      887,951        874,783
    Allowance for Bad Debts...........................................................      440,000       --
  Changes in operating assets and liabilities:
    Accounts receivable--trade........................................................      101,596     (1,929,099)
    Accounts receivable--other........................................................     (508,627)         1,000
    Inventories.......................................................................     (797,505)      (159,858)
    Other assets......................................................................      (18,796)        (7,508)
    Accounts payable..................................................................      248,126        893,132
    Accrued expenses..................................................................     (250,425)      (158,118)
  Other liabilities...................................................................     (374,891)      --
  Notes payable--other................................................................      (39,000)      --
                                                                                        -----------  -------------
Cash provided by operating activities.................................................      254,630        116,052
                                                                                        -----------  -------------
Cash Used in Investing Activities:
  Capital expenditures................................................................      (54,481)    (1,503,256)
                                                                                        -----------  -------------
Financing Activities:
  Net borrowing under notes payable--officer..........................................     (222,706)       167,037
  Net borrowings under revolving line of credit.......................................      (33,661)     1,149,437
                                                                                        -----------  -------------
Cash provided by (used in) financing activities.......................................     (256,367)     1,316,474
                                                                                        -----------  -------------
Net decrease in cash and cash equivalents.............................................      (56,218)       (70,730)
Cash and cash equivalents at beginning of year........................................      307,080        297,473
                                                                                        -----------  -------------
Cash and cash equivalent at end of period.............................................  $   250,862  $     226,743
                                                                                        -----------  -------------
                                                                                        -----------  -------------

   The accompanying notes are an integral part of the consolidated financial statements.

                       CH MEDICAL, INC. AND SUBSIDIARIES

                    UNAUDITED SUMMARY OF ACCOUNTING POLICIES

    DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION--The statements of net assets, of income and cash flows relate to the operations of CH Medical, Inc. and Subsidiaries (the "Company"). The Company is engaged in the manufacture, sale and rental of special care hospital beds and associated acute care air support therapy systems. These financial statements are prepared pursuant to a letter of intent between CH Industries and MEDIQ ("MEDIQ") Incorporated whereby the net operating assets of CH Medical, Inc. will be acquired by MEDIQ.

    The condensed consolidated statement of net assets as of February 28, 1998 and the condensed consolidated statements of operations and cash flows for the six months ended February 28, 1998 and 1997 have been prepared by the Company, without audit. In the opinion of management, all adjustments (consisting only of normal, recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows at February 28, 1998 and for all periods presented have been made.

    Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These condensed consolidated financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's August 31, 1997 audited financial statements. The results of operations for the period ended February 28, 1998 are not necessarily indicative of the operating results for the full year.

    During the period covered by the financial statements, the businesses were conducted as an integral part of CH Industries overall operations, and separate financial statements were not prepared for the businesses. These financial statements have been prepared from CH Industries' historical accounting records. The financial statements also include various allocated costs and expenses as described herein, which are not necessarily indicative of the costs and expense which would have resulted if the businesses had been operated as a separate company. Therefore, the statement of operations may not be indicative of the results of operation that would have resulted if the Company were operated on a stand alone basis. All of the allocation and estimates reflected in the financial statements are based on assumptions that management believes reasonable under the circumstances.

    Certain expenses, consisting primarily of costs related to certain employees, the shareholder and related parties of the Company, and other non-operating items have been excluded from the financial statements presented, as they are not indicative of the net operating assets and liabilities nor the operations to be acquired under the letter of intent.

    PRINCIPLES OF CONSOLIDATION--The accompanying consolidated financial statements include the accounts of CH Medical, Inc. and the following wholly-owned subsidiaries:

    Cardio Systems International, Inc.
    Cardio Systems Manufacturing, Inc.
    Cardio Systems--Austin, Ltd
    Cardio Systems--Dallas, Ltd.
    Cardio Systems--Atlanta, Inc.
    Cardio Systems--Chattanooga, Inc.
    Cardio Systems--Chicago, Inc.
    Cardio Systems--Fort Myers, Inc.
    Cardio Systems--Kansas City, Inc.
    Cardio Systems--Memphis, Inc.
    Cardio Systems--Miami, Inc.
    Cardio Systems--Oklahoma City, Inc.
    Cardio Systems--Sacramento, Inc.
    Cardio Systems--Tampa, Inc.

                       CH MEDICAL, INC. AND SUBSIDIARIES

    Cardio Systems North America Dealer Corporation, Inc.
    Cardio Systems Operations, Inc.
    Cardio Systems Partners, Inc.
    Cardio Systems Sales, Inc.
    Cardio Systems of Texas--Austin, Inc
    Cardio Systems of Texas--Dallas, Inc.
    SCD Industries, Inc.
    Special Care Delivery, Inc.

    All significant intercompany transactions and balances have been eliminated in consolidation.

    REVENUE RECOGNITION--Services and rental revenue are recognized as services are rendered. Sales and other revenue are recognized when products are shipped.

    CASH AND CASH EQUIVALENTS--The Company considers all highly liquid investments with an original maturity of ninety days or less to be cash equivalents.

    INVENTORIES--Inventories are stated at the lower of cost (first-in, first-out) or market (net realizable value). Costs include material, labor and manufacturing overhead costs. Inventory expected to be converted into equipment for short-term rental has been reclassified to property, plant and equipment.

    PROPERTY, PLANT AND EQUIPMENT--Property, plant and equipment are stated at cost. Betterment's which extend the useful life of the equipment are capitalized.

    DEPRECIATION--Depreciation on property, plant and equipment is calculated on the straight-line method over the estimated useful lives (thirty to forty years for the buildings and between three and ten years for most of the Company's other property and equipment) of the assets.

    INCOME TAXES--The Company recognizes certain transactions in different time periods for the financial reporting and income tax purposes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. The provision for deferred income taxes represents the change in deferred income tax accounts during the period.

    USE OF ESTIMATES--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    LONG LIVED ASSETS--In accordance with Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," management reviews long-lived assets and intangible assets for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be fully recoverable. As part of the assessment, management analyzes the undiscounted cash flows for each product that has significant long-lived or intangible asset values associated with it. This analysis for the asset values as of August 31, 1997 indicated there was no impairment to these assets' carrying values.

    NEW ACCOUNTING PRONOUNCEMENTS--Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130") is effective for financial statements with fiscal years beginning after December 15, 1997. Earlier application is permitted. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. The Company has yet to determine the preferred format for presenting this information.

                       CH MEDICAL, INC. AND SUBSIDIARIES

              UNAUDITED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. INVENTORIES

    Inventories are summarized as follows:

                                                                                  FEBRUARY 28,
                                                                                      1998
                                                                                  ------------
Raw materials...................................................................  $    351,665
Work-in-process.................................................................     3,365,938
Finished goods..................................................................     1,306,185
                                                                                  ------------
Total...........................................................................  $  5,023,788
                                                                                  ------------
                                                                                  ------------

2. PROPERTY AND EQUIPMENT

    Property and equipment consist of the following:

                                                                                 FEBRUARY 28,
                                                                                     1998
                                                                                 -------------
Rental medical equipment.......................................................  $   9,609,993
Machinery and equipment........................................................        463,336
Office equipment...............................................................        514,196
Building and improvements......................................................        216,933
Vehicles.......................................................................         89,142
Land...........................................................................          8,536
                                                                                 -------------
Total..........................................................................     10,902,136
Accumulated depreciation.......................................................     (6,522,985)
                                                                                 -------------
Net property and equipment.....................................................  $   4,379,151
                                                                                 -------------
                                                                                 -------------

3. LINE OF CREDIT

    CH Industries has a $7,500,000 revolving line of credit with a bank which expires, May 1, 1999. The interest rate is at the 30-day LIBOR rate plus 2.25 percent. The Company has been allocated a portion of the line of credit based on the ratio of debt to current assets. At February 28, 1998, the Company's interest rate was 7.84 percent. The outstanding borrowings are secured by CH Industries' accounts receivable, inventories (including those of the Company) and the guarantee of the parent's stockholder. Certain financial covenants exist related to CH Industries total debt ratio, tangible net worth, working capital, capital expenditures and additional debt.

4. OPERATING EXPENSES AND OTHER ALLOCATION EXPENSES

    All operating expenses are allocated to the business using procedures deemed appropriate to the nature of the expense involved. The procedures utilized various allocation bases such as relative investments and number of employees, and direct effort expended. Interest expense is determined at the corporate level based on the consolidated indebtedness of CH Industries and allocated to the business on the basis of their proportionate share of current assets of CH Industries. CH Industries management believes the allocations are reasonable, but they are not necessarily indicative of the costs that would have been incurred if the businesses had been a separate company.

                       CH MEDICAL, INC. AND SUBSIDIARIES

5. RELATED PARTY TRANSACTIONS

    The Company leases certain office space, warehouse facilities and equipment from its stockholder, CH Realty and CH Leasing, Ltd., limited partnerships controlled 99 percent by the stockholder. Rental expenses for operating leases to affiliates was $145,296 and $191,869 for the six months ended February 28, 1998 and 1997, respectively.

6. INCOME TAXES

    Federal, state and local income taxes are allocated based upon an effective tax rate of 38 and 42 percent for the six months ended February 28, 1998 and 1997, respectively. The allocation approximates the results that would occur if the business were a separate taxpayer. Income tax expense differs from the amount computed by applying the federal statutory rate of 34 percent primarily due to varying state income taxes.

    Deferred taxes result from temporary differences arising from differing methods of depreciation for tax and financial reporting purposes and from allowance for doubtful accounts not deductible for tax purposes.

7. SUPPLEMENTAL

    Interest and income taxes paid during the six months ended February 28, 1998 was $905,000 compared with interest and income taxes paid during the six months ended February 28, 1997 of $1,677,000. These amounts were allocated to the Company based on average outstanding debt and net income before taxes.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such an offer in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.
                                 --------------
                               TABLE OF CONTENTS


                                                          Page
                                                        ---------
Available Information.................................          i
Disclosure Regarding Forward-Looking Statements.......         ii
Summary...............................................          1
Risk Factors..........................................         13
The Transactions......................................         20
Use of Proceeds.......................................         22
Dividends.............................................         22
Capitalization........................................         23
Pro Forma Condensed Consolidated Financial
  Statements..........................................         24
Selected Consolidated Historical
  Financial Information...............................         32
Management's Discussion and Analysis of Financial
  Condition and Results of Operations.................         34
Business..............................................         42
Management............................................         56
Ownership of Capital Stock............................         61
Description of Capital Stock..........................         64
Certain Relationships and Related Transactions........         69
Description of Certain Indebtedness...................         71
Description of the Warrants...........................         76
Plan of Distribution..................................         80
Notice to Canadian Residents..........................         81
Certain U.S. Federal Income Tax Considerations........         82
Legal Matters.........................................         86
Experts...............................................         86
Index to Financial Statements.........................        F-1



    Until             , 1999 (90 days after the date of this Prospectus), all
dealers that effect transactions in the Securities, whether or not participating in the original distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


                                     [LOGO]

                               MEDIQ Incorporated
                          140,885 Warrants to Purchase
                                91,209 Shares of
                                  Common Stock

                                   PROSPECTUS

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following expenses (other than the SEC filing fee) are estimated:

SEC Registration Fee...............................................................  $     222
Accounting Fees....................................................................  $  17,500
Printing and Engraving Expenses....................................................  $   5,000
Legal Fees and Expenses (other than blue sky)......................................  $  25,000
Transfer Agent and Registrar Fees..................................................  $   2,000
Miscellaneous Expense..............................................................  $     278
                                                                                     ---------
      Total........................................................................  $  50,000
                                                                                     ---------
                                                                                     ---------

------------------------


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS



    The Certificate of Incorporation of Holdings provides that the directors of Holdings shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the DGCL and that, without limiting the generality of the foregoing, no director shall be liable to Holdings or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to Holdings or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, relating to prohibited dividends or distributions or the repurchase or redemption of stock, or (iv) for any transaction from which the director derived an improper personal benefit. The By-laws of Holdings provide that Holdings shall indemnify any person who was or is party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding"), by reason of the fact that such person is or was a director or officer of Holdings or a constituent corporation absorbed in a consolidation or merger, or is or was serving at the request of Holdings or a constituent corporation absorbed in a consolidation or merger, as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or is or was a director or officer of Holdings serving at its request as an administrator, trustee or other fiduciary of one or more of the employee benefit plans of Holdings or other enterprise, against expenses (including attorneys' fees), liability and loss actually and reasonably incurred or suffered by such person in connection with such proceeding, whether or not the indemnified liability arises or arose from any threatened, pending or completed proceeding by or in the right of Holdings, except to the extent that such indemnification is prohibited by applicable law. The By-laws of Holdings further provide that expenses incurred by a director or officer of Holdings in defending a proceeding shall be paid by Holdings in advance of the final disposition of such proceeding subject to the provisions of any applicable statute. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Holdings pursuant to the foregoing provisions, Holdings has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.


    The directors and officers of Holdings are insured against certain liabilities under Holdings' directors' and officers' liability insurance.


    The foregoing summary of the Certificate of Incorporation and By-laws of Holdings is qualified in its entirety by reference to the relevant provisions of Holdings' Certificate of Incorporation and By-laws, which are filed as exhibits to this Registration Statement.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES


    On May 6, 1998, Holdings commenced an offering of Senior Discount Debentures due 2009 (the "Old Debentures") to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act). That offering was consummated on May 29, 1998 with the sale of 140,885 Units (the "Units"), each Unit consisting of one 13% Senior Discount Debenture due 2009 with a principal amount at maturity of $1,000 and one Warrant (a "Warrant") to purchase .6474 shares of Holdings' Common Stock. The aggregate offering price of the Units was $75,000,129. The aggregate discount to the initial purchasers of the Units was 3%, or $2,625,004. An exchange offer registration statement was filed by Holdings on July 13, 1998 with respect to a proposed exchange of the Old Debentures for registered debentures having substantially identical terms (the "New Debentures"). This Registration Statement is filed to register the Warrants and the shares of Common Stock issuable upon exercise of the Warrants.



    On September 3, 1998, Holdings sold 74,821 shares of Common Stock to Thomas
E. Carroll, Jay M. Kaplan and certain other persons for aggregate proceeds of $748,210. Such sales were made in reliance upon exemptions available under
Section 4(2) of the Securities Act or Regulation D promulgated thereunder. There were fewer than 35 purchasers in such offering. All but one of such purchasers were members of management or employees of the Company. Holdings believes that each purchaser who was not an accredited investor, either alone or with his purchaser representative(s), had the requisite knowledge and experience in financial and business matters that rendered such purchaser capable of evaluating the merits and risks of an investment in Common Stock.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a) Exhibits:

  EXHIBIT
    NO.                                                     DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------------------
       2.1   Agreement and Plan of Merger dated as of January 14, 1998, as amended as of April 27, 1998, by and between Holdings and MQ (incorporated by reference to Annex A of the Proxy Statement/ Prospectus included in Form S-4 Registration Statement originally filed by Holdings on February 13, 1998, as amended, File
             No. 333-46233)*

       2.2   Stock Option Agreement dated January 14, 1998 between MQ and the persons signatory thereto (incorporated by reference to Annex E of the Proxy Statement/Prospectus included in Form S-4 Registration Statement originally filed by Holdings on February 13, 1998, as amended, File No. 333-46233)*

       2.3   Stockholder Agreements between BRS and the Rotko Entities (incorporated by reference to Annex F of the
             Proxy Statement/Prospectus included in Form S-4 Registration Statement originally filed by Holdings on
             February 13, 1998, as amended, File No. 333-46233)*

       2.4   Rollover Agreement dated January 14, 1998 by and among Holdings, MQ and the Rotko Entities (incorporated by reference to Annex G of the Proxy Statement/Prospectus included in Form S-4 Registration Statement originally filed by Holdings on February 13, 1998, as amended, File No. 333-46233)*

       2.5   Agreement and Plan of Merger dated July 23, 1996 among Holdings, Cardinal Health, Inc., Panther Merger
             Corp. and PCI Services, Inc. (incorporated by reference to Exhibit 2.1 to Schedule 13D filed by Cardinal
             Health, Inc. on July 29, 1996, File No. 5-42666)*

       2.6   Amended and Restated Stock Purchase Agreement dated November 20, 1996 among Holdings, MEDIQ Investment
             Services, Inc. and NutraMax Products, Inc. (incorporated by reference to Exhibit 2(a) to Annual Report on
             Form 10-K filed by NutraMax Products, Inc. for the fiscal year ended September 28, 1996, File No.
             0-18671)*

  EXHIBIT
    NO.                                                     DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------------------
       2.7   Affiliate Letter to Cardinal Health, Inc. from Holdings dated August 16, 1996 (incorporated by reference to Exhibit 4 to Current Report on Form 8-K filed by Holdings on October 21, 1996, File No. 1-08147)*

       2.8   Stock Purchase Agreement dated November 13, 1997 among Holdings, MEDIQ Investment Services, Inc. and
             InnoServ Technologies, Inc. (incorporated by reference to Exhibit 2.8 to Annual Report on Form 10-K filed by Holdings for the fiscal year ended September 30, 1997, File No. 1-08147)*

       2.9   Asset Purchase Agreement dated November 6, 1996 among Holdings, MEDIQ Mobile X-Ray Services, Inc. and
             Symphony Diagnostic Services No. 1, Inc. (incorporated by reference to Exhibit 2.5 to Annual Report on
             Form 10-K filed by Holdings for the fiscal year ended September 30, 1996, File No. 1-08147)*

       2.10  Asset Purchase Agreement dated as of April 24, 1998 among MEDIQ/PRN, CH Medical, Inc. and the other parties named therein (incorporated by reference to Exhibit 2 to Current Report on Form 8-K filed by
             Holdings on April 28, 1998, File No. 1-08147)*

       3.1   Certificate of Incorporation of Holdings*

       3.2   By-laws of Holdings*

       4.1   Credit Agreement dated as of May 29, 1998 among MEDIQ/PRN, the Lender Parties party thereto, Banque
             Nationale de Paris, as Administrative Agent, Swing Line Bank, Initial Issuing Bank and Arranger,
             NationsBank, N.A., as Syndication Agent, and Credit Suisse First Boston, as Documentation Agent
             (incorporated by reference to Exhibit 4.3 to Current Report on Form 8-K filed by Holdings on June 15,
             1998, File No. 1-08147)*

       4.2   Indenture dated as of July 1, 1993 between Holdings and First Union Bank, N.A. (formerly First Fidelity
             Bank, N.A.) for 7.5% Exchangeable Subordinated Debentures due 2003 (incorporated by reference to Exhibit
             4.1 to Form S-2 Registration Statement originally filed by Holdings on April 28, 1993, as amended, File
             No. 33-61724)*

       4.3   Form of 7.5% Exchangeable Subordinated Debentures due 2003 (incorporated by reference to Exhibit 4.2 to
             Form S-2 Registration Statement originally filed by Holdings on April 28, 1993, as amended, File No.
             33-61724)*

       4.4   Indenture dated as of May 15, 1998 among MEDIQ/PRN, the Subsidiary Guarantors and United States Trust
             Company of New York, as Trustee (incorporated by reference to Exhibit 4.2 to Current Report on Form 8-K filed by Holdings on June 15, 1998, File No. 1-08147)*

       4.5   Form of Old Note (included in Exhibit 4.4)*

       4.6   Form of New Note (included in Exhibit 4.4)*

       4.7   Indenture dated as of May 15, 1998 between Holdings and United States Trust Company of New York, as
             Trustee (incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed by Holdings on June
             15, 1998, File No. 1-08147)*

       4.8   Form of Old Debenture (included in Exhibit 4.7)*

       4.9   Form of New Debenture (included in Exhibit 4.7)*

       4.10  Warrant Agreement dated May 29, 1998 between Holdings and United States Trust Company of New York, as
             Warrant Agent (incorporated by reference to Exhibit 4.10 to Current Report on Form 8-K filed by Holdings on June 15, 1998, File No. 1-08147)*

  EXHIBIT
    NO.                                                     DESCRIPTION
-----------  ---------------------------------------------------------------------------------------------------------
       4.11  Form of Warrant (included in Exhibit 4.10)*

       4.12  Registration Rights Agreement dated May 21, 1998 among Holdings, MEDIQ/PRN, the Subsidiary Guarantors,
             Credit Suisse First Boston Corporation, NationsBanc Montgomery Securities LLC and Banque Nationale de
             Paris (incorporated by reference to Exhibit 4.5 to Current Report on Form 8-K filed by Holdings on June
             15, 1998, File No. 1-08147)*

       4.13  Registration Rights Agreement dated as of May 29, 1998 among Holdings, MEDIQ/PRN, the investors named therein and MQ Acquisition Corporation (incorporated by reference to Exhibit 4.6 to Current Report on
             Form 8-K filed by Holdings on June 15, 1998, File No. 1-08147)*

       4.14  Securities Purchase and Holders Agreement dated as of May 29, 1998 among Holdings, the investors named therein and MQ Acquisition Corporation (incorporated by reference to Exhibit 4.7 to Current Report on
             Form 8-K filed by Holdings on June 15, 1998, File No. 1-08147)*

       4.15  Asset Purchase Agreement dated as of June 26, 1998 among MEDIQ/PRN, National Patient Care Systems, Inc.
             and the other parties named therein (incorporated by reference to Exhibit 4 to Quarterly Report on Form
             10-Q filed by Holdings for the fiscal quarter ended June 30, 1998, File No. 000-15500)*

       5.1   Opinion of Dechert Price & Rhoads

      10.1   MEDIQ Executive Security Plan (incorporated by reference to Exhibit 10.6 to Annual Report on Form 10-K filed by Holdings for the fiscal year ended September 30, 1995, File No. 1-08147)*

      10.2   Employment contract dated as of April 27, 1995 with Thomas E. Carroll (incorporated by reference to
             Exhibit 10.9 to Annual Report on Form 10-K filed by Holdings for the fiscal year ended September 30,
             1995, File No. 1-08147)*

      10.3   Amendment No. 1 dated as of November 14, 1997 to employment contract with Thomas E. Carroll (incorporated by reference to Exhibit 10.9(a) to Annual Report on Form 10-K filed by Holdings for the fiscal year ended
             September 30, 1997, File No. 1-08147)*

      10.4   Employment contract dated as of June 20, 1995 with Jay M. Kaplan (incorporated by reference to Exhibit
             10.10 to Annual Report on Form 10-K filed by Holdings for the fiscal year ended September 30, 1995, File
             No. 1-08147)*

      10.5   Letter Agreement dated January 14, 1998 by and between Bruckmann, Rosser, Sherrill & Co., Inc. and
             Holdings (incorporated by reference to Exhibit 2.7 to Current Report on Form 8-K filed by Holdings on
             January 21, 1998, File No. 1-08147)*

      12.1   Statement of Ratios of Earnings to Fixed Charges*

      12.2   Statements of Ratios of Adjusted EBITDA to Interest Expense and Net Debt to Adjusted EBITDA*

      21.1   Subsidiaries of Holdings (incorporated by reference to Exhibit 2.1 to Annual Report on Form 10-K filed by
             Holdings for the fiscal year ended September 30, 1997, File No. 1-08147)*

      23.1   Consent of Deloitte & Touche LLP

      23.2   Consent of Dechert Price & Rhoads (included in Exhibit 5.1)

      23.3   Consent of BDO Seidman, LLP

      24.1   Power of Attorney (included on signature page)*

      27.1   Financial Data Schedule*


------------------------


*   Previously filed.

    (b) Financial Statement Schedules:

        Schedule II--Valuation and Qualifying Accounts and Reserves

        Schedules not listed above are omitted because of the absence of the conditions under which they are required or because the information required by such omitted schedules is set forth in the financial statements or the notes thereto.

ITEM 17. UNDERTAKINGS

    (a) The undersigned Registrant hereby undertakes:

        (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

           (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

        (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pennsauken, State of New Jersey, on the 19th day of October, 1998.


                                MEDIQ INCORPORATED

                                By:            /s/ THOMAS E. CARROLL
                                     -----------------------------------------
                                                 Thomas E. Carroll
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities indicated on October 19, 1998.


          SIGNATURE                        TITLE
------------------------------  ---------------------------
                                President, Chief Executive
    /s/ THOMAS E. CARROLL         Officer and Director
------------------------------    (Principal Executive
      Thomas E. Carroll           Officer)

                                Senior Vice
      /s/ JAY M. KAPLAN           President-Finance and
------------------------------    Chief Financial Officer
        Jay M. Kaplan             (Principal Accounting
                                  Officer)

              *                 Director
------------------------------
      Bruce C. Bruckmann

              *                 Director
------------------------------
     Stephen C. Sherrill

              *                 Director
------------------------------
      Robert T. Thompson

*By:      /s/ JAY M. KAPLAN
      -------------------------
            Jay M. Kaplan
          Attorney-in-fact

INDEPENDENT AUDITORS' REPORT ON THE SUPPLEMENTAL SCHEDULE

Board of Director and Stockholders
MEDIQ Incorporated
Pennsauken, New Jersey

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule listed in item 16(b) is presented of the purpose of additional analysis and is not a required part of the basic financial statements. This schedule is the responsibility of the Company's management. Such schedule has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/ DELOITTE & TOUCHE, LLP
November 25, 1997

                      MEDIQ INCORPORATED AND SUBSIDIARIES
                                  SCHEDULE II
                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                 YEARS ENDED SEPTEMBER 30, 1997, 1996 AND 1995
                                 (IN THOUSANDS)

                     COL A                           COL B                 COL C                  COL D        COL E
------------------------------------------------  -----------  ------------------------------  -----------  -----------
                                                                                ADDITIONS
                                                  ---------------------------------------------------------------------
                                                  BALANCE AT   CHARGED TO      CHARGED TO                   BALANCE AT
                                                   BEGINNING    COSTS AND    OTHER ACCOUNTS    DEDUCTIONS     END OF
                  DESCRIPTION                      OF PERIOD    EXPENSES           (1)             (2)        PERIOD
                                                  -----------  -----------  -----------------  -----------  -----------
Year ended September 30, 1997:
    Allowance for doubtful accounts.............   $   2,383    $   3,234       $     478       $  (2,018)   $   4,077
                                                  -----------  -----------          -----      -----------  -----------
                                                  -----------  -----------          -----      -----------  -----------
Year ended September 30, 1996:
    Allowance for doubtful accounts.............   $   2,207    $   1,237       $  --           $  (1,061)   $   2,383
                                                  -----------  -----------          -----      -----------  -----------
                                                  -----------  -----------          -----      -----------  -----------
Year ended September 30, 1995:
    Allowance for doubtful accounts.............   $   2,195    $     993       $  --           $    (981)   $   2,207
                                                  -----------  -----------          -----      -----------  -----------
                                                  -----------  -----------          -----      -----------  -----------

(1) Primarily represents allowances for doubtful accounts related to acquisitions.

(2) Represents accounts directly written-off net of recoveries.